Filed Pursuant to Rule 424(b)(4)
Registration No. 333-238960
PROSPECTUS
17,500,000 American Depositary Shares
Agora, Inc.
Representing 70,000,000 Class A Ordinary Shares

Agora, Inc. is offering 17,500,000 American depositary shares, or ADSs. This is our initial public offering and no public market currently exists for our ADSs or Class A ordinary shares. Each ADS represents four of our Class A ordinary shares, par value US$0.0001 per share.
The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “API.”
We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. Upon the completion of this offering and the concurrent private placement, we will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules because our chief executive officer will beneficially own all of our issued and outstanding Class B ordinary shares, representing more than 50% of our total voting power.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 20.

PRICE US$20.00 PER ADS

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per ADS	US$20.00	US$1.40	US$18.60
Total	US$350,000,000	US$24,500,000	US$325,500,000
________________________

(1)	See “Underwriters” beginning on page 193 of this prospectus for additional information regarding underwriting compensation.
We have granted the underwriters the right to purchase up to an additional 2,625,000 ADSs to cover over-allotments at the initial public offering price, less underwriting discounts and commissions.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about June 30, 2020.
Coatue CPP 10 LLC, which is an affiliate of one of our existing shareholders, Neumann Capital and an entity affiliated with Vitruvian Partners have agreed to purchase US$50.0 million, US$30.0 million and US$30.0 million of our Class A ordinary shares, respectively, from us in a private placement at a price per share equal to the initial public offering price adjusted for the ADS-to-Class A ordinary share ratio. This transaction is contingent upon, and is scheduled to close immediately following, the closing of this offering.
Upon the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares, par value US$0.0001 per share. Our founder, Mr. Bin (Tony) Zhao, who is also our chief executive officer and chairman, will beneficially own all of our then issued and outstanding Class B ordinary shares and will be able to exercise 83.0% of the total voting power of our issued and outstanding share capital immediately following the completion of this offering and the concurrent private placement, assuming the underwriters do not exercise their over-allotment option, or 82.5% if the underwriters exercise their over-allotment option in full. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

MORGAN STANLEY	BOFA SECURITIES

NEEDHAM & COMPANY
June 25, 2020.

agora

AGORA HOUSE
WARMING
PARTY
agora.io
Being
Agorans
Being
Incredible
Agora 2018 Battle of Glory

agora

Make Real-Time Engagement Ubiquitous

Anytime. Anywhere. Any App.

agora

>40B

Monthly Video and Voice Minutes

in March 2020

$64M/$36M

Revenues

in 2019 / 1Q 2020

64

Net Promoter Score

in May 2020

>130%

Constant Currency Dollar-Based Net Expansion Rate

in 2018 and 2019

>68%

Gross Margin

in 2018, 2019 and 1Q 2020

$(6.2)M/$3.0M

Net Income (Loss)

in 2019 / 1Q 2020

TABLE OF CONTENTS

______________________________
Neither we nor any of the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor any of the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is true, complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.
Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.
Until July 20, 2020 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. Before you make an investment decision, you should read the entire prospectus carefully, including the sections captioned “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
AGORA
Our Mission
To make real-time engagement ubiquitous, allowing everyone to interact with anyone, anytime and anywhere.
Overview
People increasingly use real-time video or voice to interact and engage with others online. Traditionally, such engagement happens as standalone experiences in dedicated communication applications. However, in more and more cases users are looking for contextual real-time video or voice engagement embedded in the application they are already using, rather than having to use another application for that functionality. For example, students in an education application want to see their classmates and work on a group assignment together; players in a poker application want to see each other’s faces to pick up on visual tells; users in a dating application want to see their potential partners as they get to know one another; and buyers in a shopping application want to talk to sellers. The potential opportunities for such contextual real-time video or voice engagement are only limited by one’s imagination.
However, for many application developers, real-time video and voice engagement functionalities are too difficult and expensive to build. Real-time video or voice engagement requires reliable multi-way transmission of large amounts of data between users at millisecond latency. The public internet, however, is an open and best effort network with no assurance of service quality. Network conditions vary across time of day, geographies and network operators, often causing significant data packet loss and high latency. Furthermore, hardware and software proliferation and fragmentation has exacerbated the challenge developers face in providing broadly compatible solutions.
We founded Agora to solve these problems.
We want to empower every developer—whether working as a solo entrepreneur or part of a larger organization—to leverage real-time engagement to create innovative products, elevate user experiences and differentiate themselves from competition.
We pioneered Real-Time Engagement Platform-as-a-Service, or RTE-PaaS, and we are the global leader by market share in this rapidly growing industry. Our platform provides developers simple-to-use, highly customizable and widely compatible application programming interfaces, or APIs, to embed real-time video and voice functionalities into their applications without the need to develop the technology or build the underlying infrastructure themselves. The real-time data transmission is handled by our Software-Defined Real-Time Network, or SD-RTN, which is a virtual network overlay on top of the public internet running on more than 200 co-located data centers worldwide. Using sophisticated algorithms, the SD-RTN continually monitors and optimizes data transmission paths through the network to minimize latency and packet loss, enabling high quality real-time engagement across millions of concurrent users.
Our business employs a freemium model, offering 10,000 free minutes of real-time engagement per month per account, to encourage adoption and innovation by developers and proliferation of real-time engagement use cases. As usage exceeds the allotted free minutes, we charge based on usage and developers become customers. In the month of March 2020 alone, we powered more than 40 billion minutes of real-time engagement for end users in more than 100 countries through more than 10,000 active applications. We define an active application as an application that uses one of our video or voice products for at least one minute in a given month. These applications cover a wide range of industries, including social, education, entertainment, gaming, e-commerce, financial services and healthcare. As of March 31, 2020, we had 1,176 active customers, which we define as customers who generate more than US$100 of revenue during the preceding 12 months. As our customers succeed, we share in their success through our usage-based revenue model. We believe a useful indicator of the increased activity from our customers is our Constant Currency

Dollar-Based Net Expansion Rate, which was 133% and 131% for 2018 and 2019, respectively. See the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics—Constant Currency Dollar-Based Net Expansion Rate.”
Our business has experienced rapid growth and is capital efficient. From our inception in 2013 through March 31, 2020, we have raised US$170.4 million of equity capital, net of share and option repurchases, and we had US$151.7 million in cash and cash equivalents as of March 31, 2020. For the three months ended March 31, 2019 and 2020, our total revenue was US$13.4 million and US$35.6 million, respectively, an increase of 165.7%. For the three months ended March 31, 2019 and 2020, our net income (loss) was US$(0.7) million and US$3.0 million, respectively, and our Adjusted EBITDA was US$0.7 million and US$5.5 million, respectively. For 2018 and 2019, our total revenue was US$43.7 million and US$64.4 million, respectively, an increase of 47.6%. For 2018 and 2019, our net income (loss) was US$0.4 million and US$(6.2) million, respectively, and our Adjusted EBITDA was US$4.0 million and US$31.0 thousand. Adjusted EBITDA is a non-GAAP measure. See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for a discussion of the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measurement, for the periods presented.
Industry Background
Rise of Platform-as-a-Service
The role of software has evolved from traditional back office functions to become a strategic driver of how digital enterprises deliver competitive differentiation. As a result, there is a heightened focus on organizations to reduce their software development cycles and release new features at a faster pace. Platform-as-a-Service, or PaaS, has emerged as a powerful way to improve the efficiencies of software development, where developers can assemble ready-made software components connected to a cloud-based service instead of developing everything from scratch.
Users Demand Real-Time and Immersive Experiences
Online experiences used to be largely asynchronous. Content was first created and later consumed. With the proliferation of smartphones and the ubiquity of the internet, users increasingly demand real-time and interactive experiences, with video as the preferred medium. Live video content is now created, consumed and interacted with at the same time, offering an immersive user experience. Moreover, users expect such real-time experiences to happen within the applications instead of switching applications or devices.
Emergence of Real-Time Engagement PaaS
Users’ demand for real-time and immersive experiences, coupled with developers’ growing acceptance of PaaS solutions, have led to the emergence of real-time engagement PaaS, or RTE-PaaS. RTE-PaaS provides the software and infrastructure needed to enable real-time engagement through video, voice or messaging over the internet within applications.
The demand for RTE-PaaS is primarily driven by the following types of use cases:

•
Social, Education, Entertainment and Gaming, which includes one-to-one and group video and voice chat, remote classroom, live interactive streaming and video or voice interactions in multi-player games.

•	Enterprise Solutions, which includes video conferencing and engagement-oriented workflows such as sales, customer support and consultation.

•	Internet of Things (IoT), which includes the use of real-time video and voice engagement across IoT devices to optimize operations, enhance public safety and increase employee productivity.
Technological Challenges to Delivering Real-Time Engagement

•
Public Internet is not Ideal for RTE. The public internet as it stands is an open and best efforts network with no assurance of service quality, which is not ideal for RTE. Network conditions vary across time of day, geographies and network operators, often causing significant data packet loss and high latency. Real-time video engagement is particularly challenging as it requires much higher data volume, bandwidth and computing power than other forms of engagement.

•
Multi-way RTE is Significantly more Complex than One-way Content Delivery. Real-time engagement is by definition at least two-way and involves transmission of data back and forth between users under varying network conditions, sometimes across distant geographies. As more users join an engagement, the amount of data transmitted and the associated technical complexity increase significantly. Even more challenging is the low latency requirement. To deliver effective real-time video or voice engagement, multiple data streams need to be created, transmitted, synchronized and consumed simultaneously with millisecond end-to-end latency.

Growth Drivers for the RTE-PaaS Industry

•
Convergence of Adoption Trends. The pace of RTE-PaaS adoption varies across regions. In the United States, enterprise applications drive the market, with digital transformation, omni-channel customer interactions and integrated platform tools being the key technology growth drivers. In China and other countries in the Asia Pacific region, consumer applications in social, education, entertainment and gaming drive adoption of RTE-PaaS solutions. Over time, it is expected that adoption across enterprise and consumer use cases will converge globally.

•
Organic Growth from Applications Built upon RTE-PaaS solutions. Applications that RTE-PaaS solutions enable have benefited from strong organic growth as end users demand a more immersive and high-quality video and voice engagement experience. As the number of applications built upon RTE proliferates and the end-user base and usage of these applications continue to increase, the demand for RTE-PaaS should continue to expand.

•
Rollout of 5G Will Likely Accelerate Innovation and Proliferation of RTE Use Cases. As 5G networks continue to be deployed, internet infrastructure will improve generally and, in particular, end users will benefit from a better connection between their devices and the internet backbone. This will allow RTE-PaaS providers to significantly improve the quality of the end-user experience, which could drive popularity and usage of existing use cases and enable new ones, particularly centered on real-time video engagement.

•
Further Conversion from In-house. In-house developers often lack the requisite expertise to develop RTE solutions, especially real-time video engagement. Even where the expertise exists, building the underlying infrastructure and maintaining compatibility with various hardware and software is time-consuming and expensive. With the rapid pace at which organizations are required to enhance their software applications to stay competitive and meet the evolving needs of their end users, RTE-PaaS solutions are expected to continue to displace in-house developed technologies.

The Agora Platform
Our cloud-native platform enables real-time engagement for millions of concurrent users worldwide. The key components of our platform are our SDK and the SD-RTN, which are the foundation of the products we offer developers such as Real-Time Video, Real-Time Voice, Real-Time Messaging and Real-Time Recording, among others. These products can be accessed through simple APIs and are fully programmable.
The Agora SDK contains all the software modules a developer needs to embed real-time engagement capabilities into an application, such as video and audio capturing, rendering, pre- and post-processing, encoding and decoding, packet loss compensation, as well as first- and last-mile transmission. The Agora SDK is customizable based on the functionalities needed by the developer and runs on end users’ devices as part of the developer’s application.
The SD-RTN is a virtual network overlay on top of the public internet that runs on more than 200 co-located data centers worldwide and handles real-time data transmission between end-user devices when using the Agora SDK. The SD-RTN uses a full-mesh architecture and continually measures the transmission performance between each of the data centers. Because we have total control over every data center within the SD-RTN, we are able to use sophisticated algorithms to plan traffic and optimize routing within the SD-RTN with the local transmission situation taken into account. Such global routing optimization is not directly available on the public internet, as it is decentralized and managed by disparate network operators. As a result, the SD-RTN is able to achieve superior performance compared to the public internet in terms of latency and packet loss, which ultimately translates into superior end-user experience.
Benefits of Our Platform

•
Quality and Reliability. The most important reason why developers choose the Agora platform is the quality and reliability of real-time engagement we power. Our platform delivers industry-leading performance around latency and media quality, and works under challenging network conditions with up to 70% packet loss. Our customers can take comfort from our service level agreements that provide assurances on availability (uptime) levels and, increasingly, experience levels such as latency.

•
Comprehensive Features. We offer a breadth of product features that go beyond just enabling the video and voice aspects of real-time engagement. We provide a spectrum of building blocks through hundreds of APIs, use case products and third-party plug-ins that improve our customers’ offerings and enhance end-user experience, such as content moderation in social applications, interactive whiteboard in education and voice masking in gaming. Developers often find that they can build a significant portion of their applications with our software modules and services.

•
Easy to Integrate. Our SDK is designed to be easy to learn, simple to embed and highly customizable. We also provide detailed documentation, programming tools and a wide range of code samples. Compared with developing real-time engagement solutions in-house, adopting the Agora platform can significantly simplify software development and shorten time to market.

•
Scalability. Our advanced architecture and global infrastructure allow applications to scale rapidly to serve millions of end users across geographies while maintaining the quality of the user experience.

•
Cost Efficiency. Our usage-based pricing model with no upfront fee allows customers to minimize initial investment and efficiently manage costs. Given our scale and the fact that peak usage of applications that use our platform usually occur at different times, we can support more usage with the same bandwidth, enabling us to offer our customers attractive pricing. We believe our ability to offer this benefit will be enhanced as we continue to scale.

•
Compatibility. Our SDK is broadly compatible with major operating systems, development frameworks and programming languages, and a wide variety of phones, PCs and other connected devices, including older and less sophisticated models. Our SDK is also designed to be compact in size and efficient in CPU usage and power consumption.

•
Transparency. Our platform is built with real-time analytics at the core, which allow customers to easily monitor and analyze the quality of each video and voice engagement session, manage billings and usage, and gain clear insights on user experience.

Competitive Strengths

•
RTE-PaaS Pioneer and Global Leader. We pioneered RTE-PaaS and we are the global leader in this rapidly growing industry. Our platform is developed by a talented engineering team led by our founder and chief executive officer with extensive expertise in real-time engagement technology. As the industry leader we power more and more minutes for a growing number of customers and end users, which enables us to further improve the quality of experience of our products and in turn attract even more customers and end users. We believe the time and resources required to replicate our level of quality will only increase as we continue to scale our business.

•
Advanced Network Architecture. The SD-RTN is designed to handle the most demanding task in real-time engagement: real-time video. It runs on commodity hardware and adopts a globally distributed and all-software architecture, instead of relying on a few physical or private transmission lines. We believe our architecture is cost-effective, scalable, resilient and allows for highly flexible routing optimization, making it particularly suitable for enabling real-time video and voice engagement at massive scale.

•
Pure-Play and Independent Platform. Our singular focus on real-time engagement means we prioritize our entire platform for minimizing latency, which is challenging for a full-service cloud provider given the competing needs of its non-real-time products. By being focused we are able to “go deeper” and offer more comprehensive features, more control and more visibility, thereby making us more developer-friendly. Our positioning as an independent platform is also attractive to developers and partners who want to avoid conflicts of interest or reliance on a single cloud provider.

•
Developer Mind Share. We have cultivated a large and engaged developer community, with more than 180,000 applications that have registered on our platform from our inception through March 31, 2020. We believe we are recognized by developers as the leading platform for real-time engagement. We set the standard for integrating and operating real-time engagement within software applications in China, and increasingly in other markets.

•
Loyal Customer Base. Once developers have integrated our SDK and experienced the quality and reliability of our platform, we believe they are less inclined to try alternatives and incur potentially high switching cost. We rarely lose customers to competitors and their loyalty is reflected in our Constant Currency Dollar-Based Net Expansion Rate, which was 133% and 131% for 2018 and 2019, respectively. Our Net Promoter Score, or NPS, was 64 in our most recent measurement period ended May 31, 2020, which likewise demonstrates a high level of customer satisfaction with our platform.

Our Market Opportunity
Our market opportunity is large and growing. The real-time engagement powered by our platform today represents a fraction of the global opportunity for real-time engagement. In the month of March 2020, we powered more than 40 billion minutes of real-time engagement for end users in more than 100 countries through more than 10,000 active applications. Although this appears to be a large number of minutes in the aggregate, it represents approximately 0.2 minutes of real-time engagement per person per day if spread across the global population of 7.7 billion. By comparison, the average adult in the United States and in China currently spends approximately 400 minutes and 230 minutes a day online, respectively, according to eMarketer. As video becomes an increasingly important part of the online experience, either as a medium for content consumption or a method of engagement, the opportunity for us is significant. If the entire global population were to spend just 10 minutes a day on in-application video or voice to engage with others online, this would represent approximately 2.4 trillion minutes of real-time engagement per month, which is more than 50 times the real-time engagement we powered in March 2020.
Our technology and products address use cases in multiple large software markets, namely the Communications Platform-as-a-Service, or CPaaS, Content Delivery Networks, or CDN, and Collaboration Applications markets.
According to International Data Corporation, or IDC, the worldwide CPaaS market is forecasted to grow from US$3.3 billion in 2018 to US$17.2 billion in 2023, at a compound annual growth rate, or CAGR, of 39.3%. Within the CPaaS market, video is forecasted to grow from US$0.6 billion in 2018 to US$3.5 billion in 2023, at a CAGR of 43.6%. Voice is forecasted to grow from US$1.5 billion in 2018 to US$8.0 billion in 2023, at a CAGR of 40.8% and data (messaging) is forecasted to grow from US$1.0 billion in 2018 to US$4.5 billion in 2023, at a CAGR of 35.4%. RTE products address the fastest growing, video portion of the CPaaS market, and voice and messaging stand to benefit from the adoption of RTE solutions as well.
Furthermore, as online experiences become more interactive, the technology backbone of many applications is expected to transition from one-way distribution enabled by traditional CDNs to multi-way engagement powered by RTE technologies. The CDN market is expected to grow from US$5.9 billion in 2018 to US$13.0 billion in 2023, at a CAGR of 17.3%, and CPaaS providers with RTE capabilities stand to capture a portion of the total CDN market as a growing number of software applications integrate RTE technologies.
Additionally, RTE technologies can be used as the backbone for building Collaborative Applications, including web, audio and video conferencing solutions. According to IDC, this Collaborative Applications market is expected to grow from US$9.7 billion in 2018 to US$17.7 billion in 2023, at a CAGR of 12.8%.
Growth Strategies
We intend to grow our business primarily through the following strategies:

•	investing in our technology;

•	growing our developer community;

•	investing in our partnership ecosystem;

•	expanding our focus on enterprises; and

•	accelerating our international expansion.
Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section of this prospectus captioned “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	If our market does not grow as we expect, or if we cannot expand our services to meet the demands of this market, our revenue may decline, or fail to grow, and we may incur operating losses.

•	Our operating results and growth prospects depend on acquiring and retaining customers and increasing usage of customers’ applications that integrate our products.

•	The COVID-19 pandemic has severely disrupted our business and operations and may continue to do so.

•	The market in which we participate is competitive, and if we do not compete effectively, our business, operating results and financial condition could be harmed.

•	We may not successfully manage growth.

•	Our limited operating history and our history of operating losses makes it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.

•
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products may become less competitive.

•
We rely on contractual arrangements with our VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and could adversely affect our business, operating results and financial condition.

•
If the PRC government deems that the contractual arrangements in relation to our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

•
Complexities of, and changes in, the political, legal, regulatory and economic policies of the PRC government could adversely affect our business, operating results and financial condition, and may result in our inability to sustain our growth and expansion strategies.

•
Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

•
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.

•
As a foreign private issuer and “emerging growth company” as defined under SEC rules, and as a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules, we are exempt from a number of rules under the U.S. securities laws and the Nasdaq Stock Market corporate governance rules, and are permitted to file less information with the SEC than U.S. domestic public companies, all of which may limit the information available to holders of the ADSs.

Corporate History and Structure
Agora, Inc., or Agora, was incorporated in November 2013 as an exempted company with limited liability in the Cayman Islands. In January and March 2014, respectively, we incorporated Agora Lab, Inc., or Agora Lab, a California corporation, and formed Shanghai Zhaoyan Network Technology Co., Ltd., or our VIE, a PRC limited liability company. We commenced operations through Agora Lab and our VIE in those same months, providing RTE-PaaS products.
In December 2014, we incorporated Agora IO, Inc, or Agora IO, a Cayman Islands exempted company with limited liability, and Agora IO Hongkong Limited, or Agora HK, a Hong Kong corporation. In the same month, Agora IO, Agora and Agora Lab and their respective shareholders entered into a share swap arrangement which resulted in Agora and Agora Lab becoming wholly owned subsidiaries of Agora IO.
In April 2015, we incorporated Dayin Network Technology Co., Ltd., or our WFOE, a PRC limited liability company. Our WFOE is a wholly-owned subsidiary of Agora HK and has entered into certain contractual arrangements with our VIE and our VIE’s shareholders. See the section of this prospectus captioned “Corporate History and Structure—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.”
In July 2019, we incorporated Agora.IO Ltd, a wholly owned subsidiary of Agora Lab, in the United Kingdom.
In January 2020, we completed a reorganization, which we refer to as the Corporate Reorganization, resulting in Agora IO becoming a wholly owned subsidiary of Agora and Agora becoming wholly owned by former Agora IO shareholders. See the section of this prospectus captioned “Corporate History and Structure.”
PRC laws and regulations place certain restrictions on foreign investment in and ownership of companies involved in the provision of internet-related services. Accordingly, we conduct our operations in the PRC mainly through our VIE. We have effective control over our VIE through a series of contractual arrangements by and among our WFOE, our VIE and our VIE’s shareholders. These contractual arrangements, as described in more detail below, collectively allow us to (1) exercise effective control over our VIE, (2) receive substantially all of the economic benefits of our VIE and (3) purchase all or part of the equity interests in our VIE pursuant to exclusive call option exercisable when so permitted under PRC laws. For more details, including risks associated with the VIE structure, see the section of this prospectus captioned “Risk Factors—Risks Related to Our Corporate Structure.”
As a result of our contractual arrangements with our VIE and its shareholders, we are the primary beneficiary of our VIE, and, therefore, have consolidated the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.
The following diagram illustrates our corporate structure as of the date of this prospectus, including our subsidiaries and VIE:

Agora, Inc.
(Cayman Islands)
100%
100%
100%
Agora IO Hongkong Limited
(Hong Kong)
Agora IO, Inc
(Cayman Islands)
Agora Lab, Inc.
(U.S.)
100%
100%
Dayin Network Technology
Co., Ltd. (PRC)
("WFOE")
Agora.IO Ltd
(U.K.)
Shanghai Zhaoyan Network
Technology Co., Ltd.(1) (PRC)
("VIE")
Inside PRC
Equity interest
Contractual arrangements

________________

(1)	Mr. Zhao, our founder, chief executive officer and chairman, holds 90% of the equity interests in our VIE, and Ms. Wenjing Ma, a nominee shareholder, holds the remaining 10%.

Our Corporate Information
Our principal executive offices are located at Floor 8, Building 12, Phase III of ChuangZhiTianDi, 333 Songhu Road, Yangpu District, Shanghai, People’s Republic of China. Our telephone number at this address is +86-400-632-6626. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices set forth above.
Our main website is www.agora.io, and the information contained on, or that can be accessed through, our website is not a part of, and is not incorporated by reference into, this prospectus. Our agent for service of process in the United States is Agora Lab, Inc., located at 2804 Mission College Blvd., Suite 110, Santa Clara, California 95054.
“Agora,” the Agora logo, and other trademarks or service marks of Agora, Inc. appearing in this prospectus are the property of Agora, Inc. This prospectus contains additional trade names, trademarks, and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.
Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company
We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that for so long as a registrant qualifies as an emerging growth company it does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to opt out of such exemptions afforded to an emerging growth company.
We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.07 billion, (2) the last day of our fiscal year following the fifth anniversary of the completion of this offering, (3) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt and (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance standards. See the sections of this prospectus captioned “Risk Factors—Risks Related to the ADSs and this Offering—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq Stock Market corporate governance standards.”
In addition, upon the completion of this offering and the concurrent private placement, we will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules because our chief executive officer, Mr. Zhao, will own more than 50% of our total voting power. Any sale, transfer, assignment or disposition of any Class B ordinary shares by their holder or a change of ultimate beneficial ownership of any Class B ordinary shares will generally result in the conversion of such Class B ordinary shares into Class A ordinary shares, except for transfers to certain permitted transferees, which include Agora Partners L.P., an exempted limited partnership to be established in the Cayman Islands (the limited partners of which shall consist primarily of members of management of our company and its affiliates, and which we refer to as the Management Partnership). If Mr. Zhao transfers Class B ordinary shares to the Management Partnership, we may remain a controlled company even if Mr. Zhao ceases to be our employee, director or shareholder. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules of the Nasdaq Stock Market. See the section of this prospectus captioned “Risk Factors—Risks Related to the ADSs and this Offering—We will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.” Even if we cease to be a controlled company we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters, as described above.
Conventions That Apply to This Prospectus
Except where the context otherwise requires and for purposes of this prospectus only:

•	“ADSs” refer to American depositary shares, each of which represents four of our Class A ordinary shares;

•	“ADRs” refer to the American depositary receipts that evidence our ADSs;

•
“Agora,” “we,” “us,” “our company” and “our” refer to Agora, Inc., a Cayman Islands exempted company and its subsidiaries and, in the context of describing our operations and consolidated financial information, also include our VIE.

•	“China” or “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“Class A ordinary shares” refer to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” refer to our Class B ordinary shares, par value US$0.0001 per share;

•
“NPS” refers to our Net Promoter Score. NPS is a customer satisfaction and service quality metric based on a single survey question that asks developers how likely they are to recommend our platform to a friend or colleague. Developers respond using a numeric scale of zero to ten. The final NPS ranges from negative 100 to positive 100, and is calculated by subtracting the percent of detractors (those who respond with a six or lower) from the percent of promoters (those who respond with a nine or ten). NPS benchmarks vary significantly by industry, but a score greater than zero represents having more promoters than detractors. Our methodology of calculating NPS reflects responses from developers who use our platform and choose to respond to our NPS survey. In particular, it reflects responses given between May 19, 2020 and May 31, 2020, which is our most recent NPS measurement period, and reflects a sample size of 174 responses received from developers over that period. NPS gives no weight to developers who decline to answer the survey question;

•	“RMB” and “Renminbi” refers to the legal currency of China; and

•	“US$,” “U.S. dollars,” or “dollars” refer to the legal currency of the United States.
Our reporting and functional currency is the U.S. dollar. The functional currency of our subsidiaries and VIE in China is the Renminbi. The functional currencies of our non-PRC subsidiaries are the respective currencies of the country in which they are domiciled, including the U.S. dollar. This prospectus contains translations between Renminbi and U.S. dollars solely for the convenience of the reader. The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB6.9618 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On June 15, 2020, the noon buying rate for Renminbi was RMB7.0887 to US$1.00.

THE OFFERING

Offering price	US$20.00 per ADS.

ADSs offered by us	17,500,000 ADSs (or 20,125,000 ADSs if the underwriters exercise their over-allotment option in full).

ADSs outstanding immediately after this offering	17,500,000 ADSs (or 20,125,000 ADSs if the underwriters exercise their over-allotment option in full).

Concurrent private placement of Class A ordinary shares
Immediately following the closing of this offering, Coatue CPP 10 LLC, which is an affiliate of one of our existing shareholders, Neumann Capital and an entity affiliated with Vitruvian Partners have agreed to purchase US$50.0 million, US$30.0 million and US$30.0 million of our Class A ordinary shares, respectively, from us in a private placement at a price per share equal to the initial public offering price adjusted for the ADS-to-Class A ordinary share ratio. Based on the initial public offering price of US$20.00 per ADS, Coatue CPP 10 LLC, Neumann Capital and an entity affiliated with Vitruvian Partners will purchase 10,000,000, 6,000,000 and 6,000,000 of our Class A ordinary shares, respectively, or 22,000,000 Class A ordinary shares in the aggregate. We will receive the full proceeds and will not pay any underwriting discounts or commissions with respect to the Class A ordinary shares that we sell in the concurrent private placement. The sale of the Class A ordinary shares in the concurrent private placement is contingent upon the completion of this offering but will not be registered in this offering. The Class A ordinary shares we sell in the concurrent private placement will be subject to lock-up agreements with the underwriters for a period of 180 days after the date of this prospectus. We refer to the private placement of these Class A ordinary shares as the concurrent private placement.

Class A ordinary shares to be outstanding immediately after this offering and the concurrent private placement	320,717,991 shares (or 331,217,991 shares if the underwriters exercise their over-allotment option in full).

Class B ordinary shares to be outstanding immediately after this offering and the concurrent private placement	76,179,938 shares.

Total Class A ordinary shares and Class B ordinary shares to be outstanding immediately after this offering and the concurrent private placement	396,897,929 shares (or 407,397,929 shares if the underwriters exercise their over-allotment option in full).

The ADSs
Each ADS represents four Class A ordinary shares.

The depositary will be the holder of the underlying Class A ordinary shares represented by the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement among us, the depositary and registered holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the underlying Class A ordinary shares represented by your ADSs. The depositary will charge you a fee for any such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, see the section of this prospectus captioned “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Over-allotment option
We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 2,625,000 additional ADSs at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds
We estimate that we will receive net proceeds of approximately US$434.8 million from this offering and the concurrent private placement (or US$483.7 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for our shares, increase our visibility in our markets and facilitate our future access to the public equity markets for us and our shareholders. We intend to use the net proceeds of this offering and the concurrent private placement for research and development, marketing and branding, investment in technology infrastructure as well as for working capital and other general corporate purposes. See the section of this prospectus captioned “Use of Proceeds” for more information.

Voting rights
Upon the completion of this offering, our issued and outstanding share capital will consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes and is convertible into one Class A ordinary share. Immediately following this offering and the concurrent private placement, the issued and outstanding Class B ordinary shares, all of which will be held by our chief executive officer, will represent approximately 82.6% of the voting power of our issued and outstanding share capital. See the section of this prospectus captioned “Description of Share Capital.”

Lock-up
We, our directors and executive officers, and all of our existing shareholders and the concurrent private placement purchasers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ADSs, ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, for a period of 180 days after the date of this prospectus. In addition, we will not authorize or permit The Bank of New York Mellon, as depositary, to accept any deposit of any Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we expressly consent to such deposit or issuance and we have agreed not to provide such consent without the prior written consent of the representatives on behalf of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class A ordinary shares. See the sections of this prospectus captioned “Shares Eligible for Future Sale” and “Underwriters.”

Risk factors
See the section of this prospectus captioned “Risk Factors” and other information included in this prospectus for a discussion of the risks related to investing in the ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

Listing
The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “API.” Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment on June 30, 2020, through the facilities of the Depository Trust Company, or DTC.

Depositary	The Bank of New York Mellon.

Directed ADS Program
At our request, the underwriters have reserved up to 5% of the ADSs offered by this prospectus, for sale at the initial public offering price to our directors, non-executive employees and customers, to the extent permitted by local securities laws and regulations. If purchased by these persons, these ADSs will not be subject to a lock-up restriction except in the case of ADSs purchased by any director, which will be subject to a 180-day lock-up restriction. See the section of this prospectus captioned “Underwriters—Directed ADS Program.”

The total number of Class A ordinary shares and Class B ordinary shares that will be issued and outstanding immediately after this offering and the concurrent private placement is based on 304,897,929 ordinary shares issued and outstanding on an as-converted basis as of May 31, 2020, and excludes:

•	43,694,845 Class A ordinary shares issuable upon the vesting of outstanding options under our 2014 Equity Incentive Plan, or the 2014 Plan, and our 2018 Equity Incentive Plan, or the 2018 Plan;

•
16,716,035 Class A ordinary shares reserved for future issuance under our Global Equity Incentive Plan, or the Global Plan, which became effective one business day prior to the date of this prospectus; and

•	3,000,000 Class A ordinary shares reserved for future issuance under our Employee Stock Purchase Plan, or the ESPP.
Our Global Plan and ESPP provide for annual automatic increases in the number of Class A ordinary shares reserved thereunder, and our Global Plan also provides for increases to the number of Class A ordinary shares that may be granted thereunder based on shares under the 2014 Plan and the 2018 Plan that expire, are forfeited or are otherwise repurchased by us. See the sections of this prospectus captioned “Management—Equity Incentive Plans—Global Equity Incentive Plan—Authorized Shares” and “—Employee Stock Purchase Plan—Authorized Shares.”
Except as otherwise indicated, all information in this prospectus assumes:

•
the re-designation of 76,179,938 ordinary shares beneficially owned by our chief executive officer into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

•
the re-designation of all of the remaining issued and outstanding ordinary shares (that are not beneficially owned by our chief executive officer) into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

•
the automatic conversion and the re-designation of all of our issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering;

•	the issuance of 22,000,000 Class A ordinary shares in the concurrent private placement immediately following the closing of this offering;

•
the completion of the Corporate Reorganization through which Agora, Agora IO and their shareholders entered into a share swap agreement and undertook mutual share repurchases, ultimately resulting in Agora IO becoming a wholly owned subsidiary of Agora and Agora becoming wholly owned by former Agora IO shareholders, as further described in the section of this prospectus captioned “Corporate History and Structure”; and

•	no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
The following summary consolidated statements of comprehensive income data and summary consolidated statements of cash flows data for the years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of comprehensive income data and summary consolidated statements of cash flows data for the three months ended March 31, 2019 and 2020, and summary consolidated balance sheet data as of March 31, 2020, have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of our future results. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes included elsewhere in this prospectus and the information in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Consolidated Statements of Comprehensive Income Data:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except for share and per share data)
Real-time engagement service revenues	$43,199	$63,925	$13,287	$35,446
Other revenues	458	503	75	114
Total revenues	43,657	64,429	13,362	35,560
Cost of revenues(1)	(12,635)	(20,417)	(4,152)	(11,082)
Gross profit	31,022	44,011	9,211	24,478
Operating expenses:
Research and development expenses(1)	(14,426)	(23,623)	(4,200)	(11,688)
Sales and marketing expenses(1)	(11,986)	(19,408)	(4,006)	(6,002)
General and administrative expenses(1)	(5,373)	(7,177)	(1,562)	(3,545)
Total operating expenses	(31,785)	(50,208)	(9,768)	(21,236)
Other operating income	1,025	108	5	23
Income (loss) from operations	263	(6,089)	(552)	3,266
Exchange gain (loss)	(21)	87	(18)	(7)
Interest income	239	626	43	97
Income (loss) before income taxes	481	(5,376)	(528)	3,356
Income taxes	(105)	(801)	(190)	(369)
Net income (loss)	376	(6,177)	(718)	2,987
Less: cumulative undeclared dividends on convertible redeemable preferred shares	(9,961)	(9,961)	(2,490)	(3,399)
Less: accretion on convertible redeemable preferred shares to redemption value	(33,235)	(50,715)	(10,179)	(35,964)
Net income (loss) attributable to ordinary shareholders	$(42,820)	$(66,854)	$(13,387)	$(36,376)
Other comprehensive income (loss):
Foreign currency translation adjustments	(749)	(358)	321	(501)
Total comprehensive income (loss) attributable to Agora, Inc.’s ordinary shareholders	(43,569)	(67,212)	(13,066)	(36,877)

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except for share and per share data)
Net loss per share attributable to Agora, Inc.’s ordinary shareholders—basic and diluted(2)	(0.39)	(0.58)	(0.12)	(0.30)
Weighted average number of ordinary shares—basic and diluted(2)	109,141,311	115,716,392	113,245,308	119,882,136
Pro forma basic earnings per ordinary share (unaudited)(3)		(0.02)		0.01
Pro forma diluted earnings per ordinary share (unaudited)(3)		(0.02)		0.01
Denominator for pro forma basic earnings per ordinary share (unaudited)(3)		283,571,873		295,848,199
Denominator for pro forma diluted earnings per ordinary share (unaudited)(3)		283,571,873		331,484,554
________________

(1)	Share-based compensation expense was allocated to cost of revenue and operating expenses as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Cost of revenues	$50	$80	$19	$31
Research and development expenses	920	1,473	327	292
Sales and marketing expenses	975	1,654	363	485
General and administrative expenses	905	1,046	221	639
Total share-based compensation expense	$2,850	$4,253	$930	$1,447

(2)
See Note 14 to our consolidated financial statements and Note 14 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculation of our net income (loss) per share attributable to ordinary shareholders—basic and diluted.

(3)
See Note 17 to our consolidated financial statements and Note 17 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculation of our pro forma net income (loss) per share attributable to ordinary shareholders—basic and diluted.

Consolidated Cash Flow Data:

	Years Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Net cash generated from (used in) operating activities	$536	$706	$3,619	$(919)
Net cash used in investing activities	(3,773)	(3,353)	(5,951)	(2,496)
Net cash provided by financing activities	65,772	—	—	49,769
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(556)	(269)	194	(303)
Net increase (decrease) in cash, cash equivalents and restricted cash	61,979	(2,915)	(2,139)	46,050
Cash, cash equivalents and restricted cash at beginning of year	46,619	108,598	108,598	105,683
Cash, cash equivalents and restricted cash at end of year	108,598	105,683	106,459	151,733

Key Operating and Financial Metrics:
We measure our business using both financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and longer-term performance of our business. The key financial and operating metrics we use are:

	Year Ended December 31,
	2018	2019
Dollar-Based Net Expansion Rate(1)	135%	127%
Constant Currency Dollar-Based Net Expansion Rate(2)	133%	131%

	As of and for the Year Ended December 31,		As of and for the Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except values)
Active customers(3)	586	1,041	678	1,176
Adjusted EBITDA(4)	$4,035	$31	$720	$5,458
Free cash flow(5)	$(1,725)	$(4,096)	$2,855	$(3,416)
________________

(1)
Our Dollar-Based Net Expansion Rate measures our ability to increase revenue generated from our existing customer base. To calculate Dollar-Based Net Expansion Rate for a given year, we first identify all customers in the prior year, then calculate the quotient from dividing the revenue generated from such customers in the given year by the revenue generated from the same group of customers in the prior year.

(2)
Our Constant Currency Dollar-Based Net Expansion Rate is calculated the same way as our Dollar-Based Net Expansion Rate but using fixed exchange rates based on the daily average exchange rates prevailing during the prior year to remove the impact of foreign currency translations. We believe Constant Currency Dollar-Based Net Expansion Rate facilitates operating performance comparisons on a period-to-period basis as we do not consider the impact of foreign currency fluctuations to be indicative of our core operating performance.

(3)
We define an active customer at the end of any particular period as an organization or individual developer from which we generated more than US$100 of revenue during the preceding 12 months. We count customers based on unique customer account identifiers. Generally, one software application uses the same customer account identifier throughout its life cycle while one account may be used for multiple applications.

(4)
To provide investors with additional information regarding our financial results, we have disclosed in the table above and elsewhere in this prospectus Adjusted EBITDA, a non-GAAP financial measure that we calculate as net income (loss) before exchange gain (loss), interest income, income taxes, depreciation and amortization, and adjusted to exclude the effects of share-based compensation expense. We have provided a reconciliation below of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure.

We have included Adjusted EBITDA in this prospectus because it is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of share-based compensation expense in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and excludes an item that we do not consider to be indicative of our core operating performance. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in exchange gain (loss);

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results.
A reconciliation of non-GAAP Adjusted EBITDA to net income (loss) is as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Net income (loss)	$376	$(6,177)	$(718)	$2,987
Excluding:
Exchange gain (loss)	(21)	87	(18)	(7)
Interest income	239	626	43	97
Income taxes	(105)	(801)	(190)	(369)
Depreciation and amortization	922	1,868	342	745
Share-based compensation expense	2,850	4,253	930	1,447
Adjusted EBITDA	$4,035	$31	$720	$5,458

(5)
To provide investors with additional information regarding our financial results, we have also disclosed in the table above and elsewhere in this prospectus free cash flow, a non-GAAP financial measure that we calculate as net cash generated from (used in) operating activities less cash used in purchases of property and equipment. We have provided a reconciliation of free cash flow to net cash generated from (used in) operating activities, the most directly comparable GAAP financial measure.

We have included free cash flow in this prospectus because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property and equipment, can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet.
Free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. There are limitations to using non-GAAP financial measures, including that other companies, including companies in our industry, may calculate free cash flow differently. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net cash generated from (used in) operating activities, purchases of property and equipment and our other GAAP results.
The following table presents a reconciliation of free cash flow to net cash generated from (used in) operating activities, as well as information regarding net cash used in investing activities and net cash provided by financing activities, for each of the periods indicated:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Net cash generated from (used in) operating activities	$536	$706	$3,619	$(919)
Purchases of property and equipment	(2,261)	(4,802)	(764)	(2,496)
Free cash flow	(1,725)	(4,096)	2,855	(3,416)
Net cash used in investing activities(6)	(3,773)	(3,353)	(5,951)	(2,496)
Net cash provided by financing activities	65,772	—	—	49,769

(6)	Net cash used in investing activities includes payments for purchases of property and equipment, which is also included in our calculation of free cash flow.

Consolidated Balance Sheet Data:

	As of March 31, 2020
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(US$ in thousands)
Cash and cash equivalents	$151,653	$151,653	$586,491
Working capital(3)	155,851	155,851	590,689
Total assets	197,154	197,154	631,992
Total liabilities	30,543	30,543	30,543
Total Mezzanine equity	325,934	—	—
Total shareholders’ equity (deficit)	(159,323)	166,611	601,449
_________________

(1)
The pro forma consolidated balance sheet data gives effect to (a) the re-designation of 76,179,938 ordinary shares (including 623,843 restricted shares unvested as of March 31, 2020) beneficially owned by our chief executive officer into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (b) the re-designation of all of the remaining ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering and (c) the automatic conversion and the re-designation of all of our issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering.

(2)
The pro forma as adjusted balance sheet data gives effect to (a) the pro forma adjustments described in footnote (1) above and (b) the issuance and sale of Class A ordinary shares in the form of ADSs by us in this offering and the issuance and sale of Class A ordinary shares by us in the concurrent private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	Working capital is defined as current assets less current liabilities.

RISK FACTORS
Investing in our ADSs involves a high degree of risk. Before making a decision to invest in our ADSs, you should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our business, operating results and financial condition could also be harmed by risks and uncertainties not currently known to us or that we do not currently believe are material. If any of the risks actually occur, our business, operating results and financial condition could be adversely affected. In that event, the market price of our ADSs could decline, and you could lose part or all of your investment.
Risks Related to Our Business and Industry
We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If our market does not grow as we expect, or if we cannot expand our services to meet the demands of this market, our revenue may decline, or fail to grow, and we may incur operating losses.
The RTE-PaaS market is in an early stage of development. There is considerable uncertainty over the size and rate at which this market will grow, as well as whether our platform will be widely adopted. Some organizations may be reluctant or unwilling to use our platform for a number of reasons, including concerns about costs, uncertainty regarding the reliability and security of cloud-based offerings or lack of awareness of the benefits of our platform. Moreover, some organizations have invested substantial personnel and financial resources to develop internal solutions, and therefore may be reluctant or unwilling to adopt our platform. Our ability to expand sales depends on several factors, including market awareness and acceptance, competition, end-user demand for the applications of our customers, technological challenges and developments, and other causes, many of which are outside of our control. If the RTE-PaaS market or demand for our products does not grow or decreases, then our business, operating results and financial condition would be adversely affected.
Our operating results and growth prospects depend on acquiring and retaining customers and increasing usage of customers’ applications that integrate our products.
To successfully grow our business, we must continue to attract new customers in a cost-effective manner. We use a variety of marketing channels to promote our products and platform, such as developer conferences and events and public relations initiatives. If the costs of the marketing channels we use increase dramatically, then we may choose to use alternative and less expensive channels, which may not be as effective as current channels. Alternatively, we may adopt or expand usage of more expensive channels, which could adversely affect margins, profitability and our financial condition. We invest in marketing before being able to assess whether they improve brand awareness, customer acquisition or increase revenue in a cost-effective manner or at all. If our marketing programs are ineffective or inefficient, then our business, operating results and growth prospects would be adversely affected.
Our success also depends on retaining customers and increasing their usage of our products and platform over time. We generate revenue from customers’ usage of our products integrated into their applications. Increasing usage of our products and platform over time will require customers to develop new use cases and those use cases to mature. The majority of our customers do not have long-term contractual commitments to us and may terminate or reduce their use of our products at any time without penalty or termination charges. End users’ demand for our customers’ applications that integrate our products are driven by many factors outside our or our customers’ control, making customers’ usage of our products and platform difficult to predict. Furthermore, if a significant number of customers cease using, or reduce their usage of our products, then we may incur greater than expected sales and marketing expenses to maintain or increase revenue from other customers, which may impact our margins. If usage levels fail to meet expectations, our business, operating results, including Constant Currency Dollar-Based Net Expansion Rate, and growth prospects would be adversely affected.

The COVID-19 pandemic has severely disrupted our business and operations and it, or any future health epidemic or other adverse public health developments, may continue to do so.
On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the novel coronavirus disease 2019, or COVID-19, outbreak a public health emergency of international concern, and on March 11, 2020 the World Health Organization declared the global COVID-19 outbreak a pandemic. The COVID-19 virus continues to spread rapidly worldwide, including where our customers are located and where we have business operations. During the COVID-19 pandemic, government authorities around the world have ordered businesses to close and people to remain at home while imposing significant restrictions on traveling and social gatherings. There continues to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the outbreak, the possibility of successive waves of outbreaks, further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact, and the scope and length of the resulting economic downturn. The COVID-19 pandemic has already made it more challenging for us to purchase bandwidth, co-location space, servers and equipment on equally cost-efficient terms due to various government-imposed restrictions and other logistical hurdles. The economic downturn due to COVID-19 may adversely affect our customers’ ability to pay and customer demand and end-user usage, which would adversely affect our operating results and financial condition. Failure to contain the further spread of COVID-19 will prolong and exacerbate the general economic downturn. In addition, the continuing pandemic may further impact our ability to maintain and expand our network infrastructure, which could severely disrupt our and our customers’ business and operations and adversely affect our operating results and financial condition. Any future health epidemic or other adverse public health developments may have similar negative effects. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also heighten other risks described in this ‘‘Risk Factors’’ section, such as our ability to raise additional capital as needed on acceptable terms. In addition, people in impacted regions, including in our largest markets, have generally spent more time online since the COVID-19 outbreak, and various offline activities such as education and social interactions have moved online, resulting in an increase in revenue-generating usage of our products. China and other countries have begun to lift stay-at-home and other similar restrictions. As such restrictions are lifted, such increased usage may decline, which would adversely affect our operating results.
The market in which we participate is competitive, and if we do not compete effectively, our business, operating results and financial condition could be harmed.
The global market for RTE-PaaS is relatively new and rapidly evolving. Currently, our competitors mainly include:

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PaaS providers, such as Tencent in China and TokBox (part of Vonage Holdings Corp.) and Twilio Inc. in the United States, as well as smaller software companies, which compete with all or portions of our platform and products;

•	open-source projects, such as WebRTC, which offer capabilities that compete with some of the functionalities in our SDK; and

•	network operators or cloud providers that offer private lines on which similar functionalities to ours can be built.
In many cases, we encounter either custom software developed in-house or by consultants, or legacy solutions repurposed by in-house developers of our potential customers to meet specific use cases. As we look to sell our products to potential customers with existing internal solutions, we must convince internal stakeholders that our real-time engagement products are superior to the legacy solutions that the organization has previously adopted. If we are unable to effectively convince internal stakeholders at our prospective customers to abandon their legacy solutions, our business, results of operations and financial condition could be adversely affected.
We expect competition to intensify in the future. It is possible that the large software vendors or cloud providers who currently do not have an offering in the RTE-PaaS category, some of which operate in adjacent product categories today, may in the future bring such a solution to market through product development, acquisitions or other means. In addition, several of our competitors have greater name recognition, longer operating histories, more and better-established customer relationships, larger sales forces, larger marketing and software development budgets and significantly greater resources than we do. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In extreme cases, these large vendors may be willing to provide competing software for free as part of enterprise-wide agreements that include other products or services. These combinations may make it more difficult for us to compete effectively. We expect these trends to continue as competitors attempt to strengthen or maintain their market positions.
Some competitors may offer products or services that address one or a limited number of functions at lower prices, with greater depth than our products or geographies where we do not operate or are less established. Furthermore, some of our customers may choose to use our products and our competitors’ products at the same time. Pricing pressures and increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of our products to achieve or maintain widespread market acceptance, any of which could harm our business, operating results and financial condition.
If our platform does not achieve sufficient market acceptance, our financial results and competitive position will suffer.
To meet our customers’ rapidly evolving demands, we invest substantial resources in research and development of enhanced products to incorporate additional functionality, improve our SD-RTN or expand the use cases that our platform enables. Maintaining adequate research and development resources, such as the appropriate personnel and development technology to meet the demands of the market is essential. If we are unable to develop products internally due to inadequate research and development resources, we may not be able to address our customers’ needs on a timely basis or at all. In addition, if we seek to supplement our research and development capabilities or the breadth of our products through acquisitions, such acquisitions could be expensive and we may not successfully integrate acquired technologies or businesses into our business. When we develop or acquire new or enhanced products, we typically incur expenses and expend resources upfront to develop, market, promote and sell the new offering. Therefore, when we develop or acquire and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing or acquiring and bringing them to market. Our new products or enhancements and changes to our existing products could fail to attain sufficient market acceptance for many reasons, including:

•	failure to predict market demand accurately in terms of functionality and a failure to supply products that meet this demand in a timely fashion;

•	defects, errors, or failures;

•	negative publicity about our platform’s performance or effectiveness;

•	changes in the legal or regulatory requirements, or increased legal or regulatory scrutiny, adversely affecting our platform;

•	emergence of a competitor that achieves market acceptance before we do;

•	delays in releasing enhancements to our platform to the market; and

•	introduction or anticipated introduction of competing products by our competitors.
If our platform and any future enhancements do not achieve adequate acceptance in the market, or if products and technologies developed by others achieve greater acceptance in the market, our business could be harmed.
Beyond overall acceptance of our platform by our customers, it is important that we maintain and grow acceptance of our platform among the developers that work for our customers. We rely on developers to choose our platform over other options they may have, and to continue to use and promote our platform as they move between companies. These developers often make design decisions and influence the product and vendor processes within our customers. If we fail to gain or maintain their acceptance of our platform, our business would be harmed.

We may not successfully manage growth.
We have experienced rapid growth. Our headcount has grown from 167 full-time employees as of December 31, 2017 to 498 as of March 31, 2020. We intend to continue to grow our business and make investments to support operational scale, including increasing numbers of customers and third-party relationships, and to refine information technology systems and internal controls and procedures. Although our business has experienced significant growth in the past, we cannot provide any assurance that our business will continue to grow at any particular rate, or at all. For example, while we may continue to observe increases in usage and developer adoption of our products to meet end user demand for real-time engagement spurred by COVID-19, we do not anticipate that we will continue to experience the same revenue growth we did in the first quarter of 2020. As a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for future growth. In particular, we cannot accurately predict customers’ usage of our products given the diversity of our customer base and our customers’ end users across industries, geographies, use cases and other factors. In future periods, our profitability may be lower than it would be if our strategy were to maximize short-term profitability and we may operate at a loss. Significant expenditures on sales and marketing efforts, and expenditures on growing our platform and expanding our research and development and portfolio of products, each of which we intend to continue to invest in, may not ultimately grow our business or cause long-term profitability. If we are unable to maintain or improve profitability at a level or during a time frame anticipated by industry or securities analysts and holders of our ADSs, the trading price of our ADSs may decline.
In addition, we will increasingly face challenges in integrating, developing and motivating a rapidly growing employee base in various countries around the world. This challenge has been, and likely will continue to be, heightened due to the COVID-19 pandemic and the related stay-at-home, travel and other restrictions. Certain members of our management have not previously worked together for an extended period of time, and some do not have experience managing a public company, which may affect how they manage our growth. This growth will make it difficult to evaluate our prospects and place a continuous, significant strain on our management, operational and financial resources.
Our limited operating history and our history of operating and net losses make it difficult to evaluate our current business and prospects and may increase the risks associated with your investment.
We were founded in 2013 and our limited operating history makes it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in constantly evolving industries, including the risks described in this prospectus. If we do not address these risks successfully, our business may be harmed.
We generated an operating loss of US$6.1 million and a net loss of US$6.2 million in 2019. We will need to generate and sustain increased revenue levels and manage costs in future periods in order to be profitable. Even if we achieve profitability as we did in the first quarter of 2020, we may not be able to maintain or increase our level of profitability. We intend to continue to expend significant funds to support further growth and further develop our platform, including expanding the functionality of our platform, expanding our technology infrastructure and business systems to meet the needs of our customers, expanding our sales force and developer and partner ecosystems, increasing our marketing activities, and growing our international operations. We will also face increased compliance costs associated with growth, expansion of our customer base and the costs of being a public company. Our efforts to grow our business may be costlier than we expect, and we may not be able to increase our revenue enough to offset our increased operating expenses. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and unforeseen expenses, difficulties, complications and delays, and other unknown events. If we are unable to achieve and sustain profitability, our business may be harmed.
If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, our products may become less competitive.
The market for RTE-PaaS is subject to rapid technological change, evolving industry standards, regulations and customer needs, requirements and preferences. For example, the rollout of 5G networks could significantly impact the RTE-PaaS market. Although 5G networks are designed to provide higher data transmission quality and user experience which may increase demand for real-time engagement, it may also reduce the technical challenge of delivering real-

time engagement and the value proposition of RTE-PaaS. The success of our business will depend, in part, on our ability to adapt and respond to these changes on an effective and timely basis. If we fail to develop new products that satisfy customers and end users and provide enhancements and new features for existing products that keep pace with rapid technological and industry change, our business, operating results and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact our ability to compete effectively.
Our platform must integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and platform to adapt to changes and innovation in these technologies. If customers or their end users adopt new software platforms or infrastructure, we may be required to develop new versions of our products to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect our business, operating results and financial condition. Any failure of our products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for our products. If we are unable to respond to these changes in a cost-effective manner, our products may become less marketable and less competitive or obsolete, and our business, operating results and financial condition could be adversely affected.
Our results will fluctuate from period to period, and if we fail to meet securities analysts’ and investors’ expectations, then the trading price of our ADSs and the value of your investment could decline substantially.
Our operating results have fluctuated from period to period and will continue to vary in the future as a result of a variety of factors, many of which are outside of our control and are unpredictable. For example, our revenue model is based in large part on end user adoption and usage of our customers’ applications, which can constrain our ability to forecast revenue. If operating results for any particular period fall below securities analysts’ and investors’ expectations, then the trading price of our ADSs could decline substantially. Some factors that may cause our operating results to fluctuate from period to period include:

•	our ability to attract, retain and increase revenue from customers;

•	fluctuations in the amount of revenue from our customers;

•	market acceptance of our products and our ability to introduce new products and enhance existing products;

•	end-user demand for applications with real-time engagement features;

•	competition and the actions of our competitors, including pricing changes and the introduction of new products, services and geographies;

•	our ability to control costs and operating expenses, including the fees that we pay network- and cloud-service providers for data delivery;

•	changes in our pricing as a result of our optimization efforts or otherwise;

•	reductions in pricing as a result of negotiations with our larger customers;

•	the rate of expansion and productivity of our sales force;

•	change in the mix of products that our customers use;

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changes in end-user and customer demand as end-users increase and decrease their time online due to the imposition or easing of stay-at-home, travel and other government mandates or changes in end-user or customer demand for our products in response to the COVID-19 pandemic;

•	the expansion of our business, particularly in international markets;

•	changes in foreign currency exchange rates;

•	changes in laws, regulations or regulatory enforcement, in China, the United States or other countries, that impact our ability to market, sell or deliver our products;

•	the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business, including investments in international expansion;

•	significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our products on our platform;

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general economic and political conditions that may adversely affect a prospective customer’s ability or willingness to adopt our products, delay a prospective customer’s adoption decision, reduce the revenue that we generate from the use of our products or impact customer retention;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;

•	the impact of new accounting pronouncements;

•	expenses incurred in connection with mergers, acquisitions or other strategic transactions and integrating acquired business, technologies, services, products and other assets; and

•	fluctuations in share-based compensation expense.
The occurrence of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. For example, while we may continue to observe increases in usage and developer adoption of our products to meet end-user demand for real-time engagement spurred by COVID-19, we do not anticipate that we will continue to experience the same level of revenue growth we did in the first quarter of 2020. In addition, a significant percentage of our operating expenses is fixed in nature and is based on forecasted revenue trends. Accordingly, in the event of a revenue shortfall, we may not be able to mitigate the negative impact on margins and profitability in the short term. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our ADSs could fall substantially, and we could face costly lawsuits, including securities class action suits.
We receive a substantial portion of our revenue from a limited number of customers and use cases, and the loss of, or a significant reduction in usage by, one or more of our major customers or a decline in popularity of certain use cases, would result in lower revenue and could harm our business.
Our future success is dependent on establishing and maintaining successful relationships with a diverse set of customers. We currently receive a substantial portion of our revenue from a limited number of customers. For 2018 and 2019 our top ten customers (after aggregating customers with multiple accounts) accounted for approximately 50.8% and 38.4% of our revenue, respectively. Although the identity of the customers may vary from period to period, it is likely that we will continue to be dependent upon a limited number of customers for a significant portion of our revenue for the foreseeable future and, in some cases, the portion of our revenue attributable to individual customers may increase in the future. The loss of one or more key customers or a reduction in usage by any major customers would reduce our revenue. If we fail to maintain existing customers or develop relationships with new customers, our business would be harmed
Moreover, we generated the majority of our revenue from customers that use our platform and products for social, education, entertainment and gaming applications. The popularity of particular use cases and end users’ use of specific applications, as well as the development of new use cases and applications, depend on many factors beyond our control, and a decline in end users’ use of social, education, entertainment and gaming applications that integrate our products could harm our business, operating results and financial condition.

We are in the process of expanding our international operations, which exposes us to significant risks.
A component of our growth strategy involves the further expansion of our operations and customer base worldwide. We generated a majority of our revenue from customers operating primarily in the PRC in each of the periods presented in this prospectus. We currently have offices in the PRC and the United States, as well as employees located in Europe. We are continuing to adapt to and develop strategies to address international markets but there is no guarantee that such efforts will have the desired effect.
We expect that our international activities will continue to grow over the foreseeable future as we continue to pursue opportunities in existing and new markets, which will require significant management attention and financial resources worldwide. In connection with such expansion, we may face difficulties including costs associated with varying seasonality patterns, potential adverse movement of currency exchange rates, longer payment cycle difficulties in collecting accounts receivable in some countries, tariffs and trade barriers, a variety of regulatory or contractual limitations on our ability to operate, adverse tax events, reduced protection of intellectual property rights in some countries, political risks and a geographically and culturally diverse workforce and customer base. Failure to overcome any of these difficulties could harm our business.
In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with numerous international locations;

•	challenges to our corporate culture resulting from a dispersed workforce;

•	our ability to effectively price our products in competitive international markets;

•	new and different sources of competition;

•	our ability to comply with the General Data Protection Regulation 2016/679, or GDPR;

•	potentially greater difficulty collecting accounts receivable and longer payment cycles;

•	the need to adapt and localize our products for specific countries;

•	the effect of differing governmental responses to the COVID-19 pandemic and the continuing impact of the pandemic on individuals, businesses and economies in various foreign jurisdictions;

•	the need to offer customer support in various languages;

•	difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions;

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difficulties with differing technical and environmental standards, privacy, cybersecurity, data protection and telecommunications regulations and certification requirements outside China and the United States, which could prevent customers from deploying our products or limit their usage;

•	export controls and economic sanctions administered by the Department of Commerce Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control;

•	compliance with various anti-bribery and anti-corruption laws such as the Foreign Corrupt Practices Act of 1977, or FCPA, and the United Kingdom Bribery Act of 2010;

•	tariffs and other non-tariff trade barriers, such as quotas and local content rules;

•	more limited protection for intellectual property rights in some countries;

•	adverse tax consequences;

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fluctuations in currency exchange rates, which could increase the price of our products in certain markets, increase the expenses of our international operations and expose us to foreign currency exchange rate risk or the cost and risk of hedging transaction if we choose to enter into such transactions in the future;

•	currency control regulations, which might restrict or prohibit our conversion of other currencies into U.S. dollars;

•	restrictions on the transfer of funds;

•	deterioration of political relations between China, the United States and other countries;

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exposure to political developments in the United Kingdom, or the U.K., including the departure of the U.K. from the European Union, or the EU, which has created an uncertain political and economic environment, instability for businesses and volatility in global financial markets; and

•	political or social unrest or economic instability in a specific country or region in which we operate, which could have an adverse impact on our operations in that location.
Our failure to manage any of these risks successfully could harm our international operations, and adversely affect our business, operating results and financial condition. In some cases, compliance with the laws and regulations of one country could violate the laws and regulations of another country. As our global operations evolves, we cannot assure you that we are able to fully comply with the legal requirements of each foreign jurisdiction and successfully adapt our business models to local market conditions. Due to the complexity involved in our international business expansion, we cannot assure you that we are or will be in compliance with all local laws.
If we are unable to maintain and enhance our brand and increase market awareness of our company and products, then our business, operating results and financial condition may be adversely affected.
We must maintain and enhance the “Agora” brand identity and increase market awareness of RTE-PaaS solutions generally and our products particularly to be successful. Our efforts to achieve widespread acceptance of our platform, attract and retain customers and increase usage of our products and platform depend on our marketing efforts, RTE-PaaS market thought leadership and ability to successfully differentiate our products and platform from alternatives. These efforts require substantial expenditures, and we anticipate that they will increase as our market becomes more competitive and as we expand into new markets. These investments in brand promotion and thought leadership may not yield increased revenue. To the extent they do, the resulting revenue still may not be enough to offset the increased expenses we incur.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.
Historically, we have relied on the adoption of our products by developers through our self-service model as well as more targeted sales efforts. Our ability to further increase our customer base and achieve broader market acceptance of our platform will significantly depend on our ability to expand our marketing and sales operations. We plan to continue expanding our sales force and channel partners, both domestically and internationally. We also plan to dedicate significant resources to sales and marketing programs. All of these efforts will require us to invest significant financial and other resources and if they fail to attract additional customers our business will be harmed.
As we increase our target sales efforts to larger organizations, we expect to incur higher costs and longer sales cycles. The decision to adopt our products by such customers may require the approval of multiple technical and business decision makers, including security, compliance, procurement, operations and IT. In addition, while certain customers may quickly deploy our products on a limited basis before they will commit to deploying our products at scale, they often require extensive education and customer support, engage in protracted pricing negotiations and seek dedicated product development resources. In addition, sales cycles for efforts targeted at larger organizations are inherently more complex and less predictable than the sales through our self-service model, and some customers may not use our products enough to generate revenue that justifies the cost of customer acquisition. In addition, complex and resource-intensive sales efforts could place additional strain on our product and engineering resources.

We believe that there is significant competition for sales personnel, including sales representatives, sales managers, and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our new hires may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our platform, and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.
We believe that continued growth in our business is also dependent upon identifying, developing and maintaining strategic relationships with additional channel partners that can drive substantial revenue. If we fail to identify additional channel partners in a timely and cost-effective manner, or at all, or are unable to assist our current and future channel partners in independently selling and deploying our products, then our business, operating results, and financial condition could be adversely affected.
We provide service level commitments under our customer agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service, or face contract termination with refunds of prepaid amounts, which could harm our business.
Most of our customer agreements contain service level commitments. If we are unable to meet the stated service level commitments, including failure to meet the uptime and other requirements under our customer agreements, we may be contractually obligated to provide the affected customers with service credits which could significantly affect revenue in the periods in which the uptime or delivery failure occurs and the credits are applied. We could also face customer terminations, which could significantly affect both our current and future revenue. Any service level failures could harm our business.
Any failure to offer high-quality customer support may adversely affect our relationships with our customers and prospective customers, and adversely affect our business, operating results and financial condition.
Many of our large customers depend on our customer support team to assist them in deploying our products effectively to help them to resolve post-deployment issues quickly and to provide ongoing support. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers from adopting our products. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our customer support to compete with changes in the support services provided by our competitors. Increased demand for customer support, without corresponding revenue, could increase costs and adversely affect our business, operating results and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from developers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could adversely affect our reputation, business, operating results and financial condition.
We could incur substantial costs in protecting or defending our intellectual property rights, and any failure to protect our intellectual property could adversely affect our business, operating results and financial condition.
Our success depends, in part, on our ability to protect our brand, trade secrets, trademarks, patents, domain names, copyrights and proprietary methods and technologies, whether registered or not, that we develop under patent and other intellectual property laws of China, the United States and other jurisdictions, so that we can prevent others from using our inventions and proprietary information. We currently rely on patents, trademarks, copyrights and trade secret law to protect our intellectual property rights. However, we cannot assure you that any of our intellectual property rights will not be challenged, invalidated or circumvented, or that our intellectual property will be sufficient to provide us with competitive advantages. In addition, may be subject to allegation of infringement of other parties’ proprietary rights, and other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, we cannot assure you that all of our proprietary technologies and similar intellectual property rights can be patented in a timely or cost-effective manner, or at all.
We also rely, in part, on confidentiality agreements with our business partners, employees, consultants, advisors, customers and others in our efforts to protect our proprietary technology, processes and methods. These agreements may not effectively prevent disclosure of our confidential information, and it may be possible for unauthorized parties to copy our software or other proprietary technology or information, or to develop similar software independently without our having an adequate remedy for unauthorized use or disclosure of our confidential information.
In addition, the laws of some countries do not protect intellectual property and other proprietary rights to the same extent as the laws of the United States. It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. To the extent we expand our international activities outside of China and the United States, our exposure to unauthorized copying, transfer and use of our proprietary technology or information may increase.
Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. Litigation may be necessary in the future to enforce our intellectual property rights, determine the validity and scope of our proprietary rights or those of others, or defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of significant resources, the narrowing or invalidation of portions of our intellectual property and have an adverse effect on our business, operating results and financial condition. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights or alleging that we infringe the counterclaimant’s own intellectual property. Any of our patents, trade secrets, copyrights, trademarks or other intellectual property rights could be challenged by others or invalidated through administrative process or litigation. We can provide no assurance that we will prevail in such litigation. In addition, our proprietary methods and technologies that are regarded as trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions.
There can be no assurance that our particular ways and means of protecting our intellectual property and proprietary rights, including business decisions about when to file patent applications and trademark applications, will be adequate to protect our business or that our competitors will not independently develop similar technology. We could be required to spend significant resources to monitor and protect our intellectual property rights. If we fail to protect and enforce our intellectual property and proprietary rights adequately, our competitors might gain access to our technology and our business, operating results and financial condition could be adversely affected.
We depend largely on the continued services of our senior management, the loss of any of whom could adversely affect our business, operating results and financial condition.
Our future performance depends on the continued services and contributions of our senior management to execute on our business plan, develop our products and platform, deliver our products to customers, attract and retain customers and identify and pursue business opportunities. The loss of services of senior management could significantly delay or prevent the achievement of our development and strategic objectives. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our founder and chief executive officer, Mr. Zhao. The replacement of any of our senior management personnel would likely involve significant time and costs, and such loss could significantly delay or prevent the achievement of our business objectives. The loss of the services of any of our senior management for any reason could adversely affect our business, operating results and financial condition.

If we are unable to hire, retain and motivate qualified personnel, our business will suffer.
Our future success depends, in part, on our ability to continue to attract and retain highly skilled personnel. We believe that there is, and will continue to be, intense competition for highly skilled management, technical, sales and other personnel with experience in our industry in the cities where our headquarters are located. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill important positions, we may be unable to manage our business effectively, including the development, marketing and sale of our products, which could adversely affect our business, operating results and financial condition. To the extent we hire personnel from competitors, we also may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.
We may acquire or invest in business, technologies, services, products and other assets, which may divert our management’s attention and result in the incurrence of debt or dilution to our shareholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.
We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products and other assets in the future. We also may enter into relationships with other businesses to expand our products and platform, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing or investments in other companies.
Any acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, their products or services are not easily adapted to work with our platform, or we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise. Acquisitions also may disrupt our business, divert our resources or require significant management attention that would otherwise be available for development of our existing business. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown risks or liabilities.
Negotiating these transactions can be time consuming, difficult and expensive, and our ability to complete these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if announced, may not be completed. For one or more of those transactions, we may:

•	issue additional equity securities that would dilute our existing shareholders;

•	use cash that we may need in the future to operate our business;

•	incur large charges or substantial liabilities;

•	incur debt on terms unfavorable to us or that we are unable to repay;

•	encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; or

•
become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. The occurrence of any of these foregoing could adversely affect our business, operating results and financial condition.

We may have insufficient transmission bandwidth and co-location space, which could result in disruptions to our platform and loss of revenue.
Our operations are dependent in part upon transmission bandwidth provided by third-party network or cloud providers and leasing co-location facilities for our servers and equipment. There can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. In the first quarter of 2020 we experienced a spike in usage as a result of demand for online real-time engagement spurred by COVID-19. Although we were able to scale our network infrastructure in response, the general increase in demand for bandwidth and servers increased prices which in turn adversely impacted our gross margin. Failure to contain the further spread, or any resurgence, of COVID-19 may affect our ability to cost-effectively maintain and expand our network infrastructure, which could severely disrupt our business and operations and adversely affect our operating results and financial condition.
The bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including service outages, payment disputes, network providers going out of business, natural disasters, pandemics, networks imposing traffic limits, or governments adopting regulations that impact network operations. We also may be unable to move quickly enough to augment capacity to reflect growing traffic or security demands. Failure to put in place the capacity we require could result in a reduction in, or disruption of, service to our customers, require us to issue credits and ultimately a loss of those customers. Such a failure could result in our inability to acquire new customers demanding capacity not available on our platform. If we are unable to provide sufficient bandwidth, we may also become contractually obligated to provide affected customers with service credits under service level commitments in our customer agreements.
Seasonality may cause fluctuations in our sales and operating results.
Although we have not historically experienced significant seasonality with respect to our revenue throughout the year given the growth in the adoption and usage of our platform, we have seen moderate seasonality in some use cases such as education and gaming. We have experienced lower growth in usage in the first quarter of prior years as Chinese end users reduce online activity due to the Lunar New Year and have experienced higher growth in usage in the third quarter as end users increase online activity due to fewer school days, which gives more opportunity to engage in gaming or take online education classes. The rapid growth in our business has offset this seasonal trend to date, particularly in the first quarter of 2020 due to the impact of COVID-19, but its impact on revenue may be more pronounced in future periods.
Defects or errors in our products could diminish demand for our products, harm our business and operating results and subject us to liability.
Our customers use our products for important aspects of their businesses, and any errors, defects or disruptions to our products and any other performance problems with our products could damage our customers’ businesses and, in turn, hurt our brand and reputation. We provide regular updates to our products, which have in the past contained, and may in the future contain, undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our platform, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, we have very limited insurance coverage for our operations in the PRC, the United States and other jurisdictions to compensate us for any losses that may result from claims arising from defects or disruptions in our products. As a result, our reputation and our brand could be harmed, and our business, operating results and financial condition may be adversely affected.
The estimates of market opportunity, forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies or end users covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

If relations between China and the United States deteriorate, our business, operating results and financial condition could be adversely affected.
At various times during recent years, the United States and China have had significant disagreements over monetary, economic, political and social issues, including currently in relation to the COVID-19 pandemic, and future relations between these two countries may deteriorate. Changes in political conditions and changes in the state of China-U.S. relations are difficult to predict and could adversely affect our business, operating results and financial condition. In addition, because of our extensive operations in the Chinese market, any deterioration in political or trade relations might cause a public perception in the United States or elsewhere that might cause our products to become less attractive. We cannot predict what effect any changes in China-U.S. relations may have on our ability to access capital or effectively do business in China or the United States. Moreover, any political or trade controversies between the United States and China, whether or not directly related to our business, could cause investors to be unwilling to hold or buy our ADSs and consequently cause the trading price of our ADSs to decline.
Breaches of our networks or systems, or those of our service providers, could degrade our ability to conduct our business, compromise the integrity of our products, platform and data, result in significant data losses and the theft of our intellectual property, damage our reputation, expose us to liability to third parties and require us to incur significant additional costs to maintain the security of our networks and data.
We depend on our IT systems to conduct virtually all of our business operations, ranging from our internal operations and research and development activities to our marketing and sales efforts and communications with our customers, service providers and business partners. Individuals or entities may attempt to penetrate our network security, or that of our platform, and to cause harm to our business operations, including by misappropriating our proprietary information or that of our customers, employees, service providers and business partners or to cause interruptions of our products and platform. Because the vulnerabilities and techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques, and we may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience. Additionally, we depend on our employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy our IT resources in a safe and secure manner that does not expose our network systems to security breaches or the loss of data. Any data security incidents, including internal malfeasance by our employees, unauthorized access or usage, virus or similar breach or disruption of us or our service providers could result in loss of confidential information, damage to our reputation, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Accordingly, if our cybersecurity measures or those of our service providers fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), compromise or the mishandling of data by our employees, service providers and business partners, then our reputation, business, operating results and financial condition could be adversely affected.
Our reliance on third-party SaaS technologies may adversely affect our business, operating results and financial condition.
We rely on hosted SaaS technologies from third parties to operate critical internal functions of our business, including enterprise collaboration and customer relations management services. If one or more of these services become unavailable due to extended outages or interruptions, or because they are no longer operated in a reasonably secure manner or available on commercially reasonable terms or prices, our expenses could increase as we consider appropriate alternatives. As a result, our ability to manage our operations could be interrupted and our processes for managing our sales process and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business, operating results and financial condition.
We may in the future become involved in disputes relating to alleged infringement of intellectual property rights, which could adversely affect our business, operating results and financial condition.
There is considerable patent and other intellectual property development activity in our industry. Our future success depends, in part, on not infringing the intellectual property rights of others. Our competitors or other third parties may in the future claim that our products or platform and underlying technology infringe on their intellectual property rights, and we may be found to be infringing on such rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products, require us to develop alternative non-infringing technology or require that we comply with other unfavorable terms, any of which could significantly increase our operating expenses. We may also be obligated to indemnify our customers or business partners in connection with any such litigation and to obtain licenses or modify our products or platform, which could further exhaust our resources. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could harm our brand, business, operating results and financial condition.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers and other third parties typically include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons or other liabilities relating to or arising from our products or platform or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, operating results and financial condition. Although typically we contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, demand for our products and adversely affect our business, operating results and financial condition.
Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.
Our products and platform incorporate open source software, and we expect to continue to incorporate open source software in our products and platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products and platform. Moreover, although we have implemented policies to regulate the use and incorporation of open source software into our products and platform, we cannot be certain that we have not incorporated open source software in our products or platform in a manner that is inconsistent with such policies. When we utilize open source software in our products in certain ways, the applicable open source licenses may subject us and our customers to certain requirements, including requirements that we and our customers offer the products that incorporate the open source software for no cost, make available source code for modifications or derivative works that are based on, incorporate or use the open source software, and license such modifications or derivative works under the terms of applicable open source licenses. In some cases, open source software is also offered under commercial terms which do not include such requirements and obligations, in exchange for the payment of fees to be negotiated with the author or licensors. We are currently in discussions with a third-party licensor that has offered such a commercial license to certain open source software incorporated in certain of our and our customers’ products. In the future we may receive notices alleging that our usage of open source software does not comply with the applicable license, or such usage requires us to obtain a commercial license. If it were determined that we had not complied with the conditions of one or more of these open source licenses, or if we are unable to successfully negotiate an acceptable commercial license (including with the third party referenced above), we and our customers could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined or otherwise prohibited from distributing our products that contained the open source software, and be required to comply with onerous conditions or restrictions on these products. In any of these events, we and our customers could be required to seek licenses from third parties in order to continue offering our respective products and platforms, and to re-engineer our products or platforms or discontinue offering our products in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require us and our customers to devote additional research and development resources to re-engineer our products or platforms, harm our reputation, or result in customer dissatisfaction, and may adversely affect our business, operating results and financial condition.

We face certain risks relating to the real properties that we lease.
We lease office spaces from third parties for our operations in China and the United States. Any limitations on the leased properties, or lessors’ title to such properties, may impact our use of the offices, or in extreme cases, result in relocation, which may in turn adversely affect our business operations. For example, some of our lessors in China failed to provide us with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties, and some of our leased properties have been mortgaged by the owners to third parties such as banks. In addition, certain lease agreements of our leased properties in China may not have been registered with the relevant PRC government authorities as required by PRC law, and although failure to do so does not in itself invalidate the leases, we may be exposed to potential fines if we fail to rectify within the prescribed time period after receiving notices from the relevant PRC government authorities.
As of the date of this prospectus, we are not aware of any actions or claims raised by any third parties challenging our use of these properties we currently lease, nor have we received any notices from the PRC government authorities. Despite that, if any third parties who purport to be property owners or mortgagees challenge our right to use the leased properties, it could result in a diversion of management attention and cause us to incur costs associated with defending such actions or claims.
Our business is subject to a variety of PRC, U.S. and international laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, operating results and financial condition.
We and our customers that use our products may be subject to privacy, cybersecurity and data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health or other similar data and general cybersecurity. The U.S. federal and various state governments as well as the PRC government and governments in other countries have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of information, including personally identifiable information of individuals. In the United States, the U.S. Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data, and to the security measures applied to such data. In the PRC, the Cybersecurity Law and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and to provide assistance and support in accordance with the law for public security and national security authorities to protect national security or assist with criminal investigations. PRC regulators, including the Ministry of Industry and Information Technology, or the MIIT and the Cyberspace Administration of China, have been increasingly focused on regulation in the areas of cybersecurity and data protection.
Similarly, many other countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of personal data obtained from individuals located in the EU or by businesses operating within their jurisdiction, which are often more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal data that identifies or may be used to identify an individual, such as names, telephone numbers, email addresses and, in certain circumstances, IP addresses and other online identifiers.
For example, the EU has adopted the General Data Protection Regulation, or the GDPR, which took full effect on May 25, 2018. The GDPR enhances data protection obligations for businesses and requires service providers (data processors) processing personal data on behalf of customers to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to or greater of €20 million or 4% of global annual revenues. Given the breadth and depth of its obligations, working to meet the requirements of the GDPR has required significant time and resources, including a review of our technology and systems currently in use against the requirements of the GDPR. There are also additional EU laws and regulations (and member states implementations thereof) which govern the protection of consumers and of electronic communications. We have taken measures to address certain obligations under the GDPR and to make us GDPR compliant, but we may be required to take additional steps in order to comply with the GDPR. If our efforts to comply with GDPR or other applicable EU laws and regulations are not successful, we may be subject to penalties and fines that would adversely impact our business and operating results, and our ability to conduct business in the EU could be significantly impaired.
Outside of the EU, we continue to see increased regulation of privacy cybersecurity and data protection, including the adoption of more strict laws with a broader scope in the PRC and more stringent subject matter specific state laws in the United States. For example, in 2018, California enacted the CCPA, which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The California Attorney General has proposed regulations under the CCPA, but those regulations have yet to be finalized. Aspects of the CCPA and its interpretation remain uncertain. The CCPA may increase our compliance costs and potential liability, and we may be required to modify our practices and take additional steps in an effort to comply with the CCPA. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the United States, which could increase our potential liability and adversely affect our business. In the PRC, governmental authorities have enacted a series of laws and regulations to enhance the protection of privacy and data, which require certain authorization or consent from users prior to collection, use or disclosure of their personal data and also protection of the security of the personal data of such users. Such regulations, including the Decision to Enhance the Protection of Network Information, require the internet service providers to expressly inform their users of the purpose, manner and scope of the internet services providers’ collection and use of user personal information, publish the internet services providers’ standards for their collection and use of user personal information, and collect and use user personal information only with the consent of the users and only within the scope of such consent. The MIIT issued the Order for the Protection of Telecommunication and Internet User Personal Information on July 16, 2013, further requiring internet service providers to establish and publish protocols relating to the collection or use of personal information, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Institutions and their employees are prohibited from selling or otherwise illegally disclosing a person's personal information obtained during the course of performing duties or providing services.
We also continue to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit our ability to expand into those markets or prohibit us from continuing to offer services in those markets without significant additional costs.
The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for our services, restrict our ability to offer services in certain locations, impact our customers’ ability to deploy our solutions in certain jurisdictions, or subject us to claims and litigation from private actors and investigations, proceedings, and sanctions by data protection regulators, all of which could harm our business, financial condition and operating results.
Additionally, although we endeavor to have our products and platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or our practices.
We also may be bound by contractual obligations relating to our collection, use and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy, cybersecurity or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.
We expect that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the PRC, United States, the EU and other jurisdictions, and we cannot yet determine the impact such future laws, rules, regulations and standards may have on our business. Moreover, existing PRC, U.S. federal and various state and foreign privacy, cybersecurity and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy, cybersecurity and data protection-related matters. Because global laws, regulations and industry standards concerning privacy, cybersecurity and data protection have continued to develop and evolve rapidly, it is possible that we or our products or platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact our business and practices, require us to expend significant resources to adapt to these changes, or to stop offering our products in certain countries. These developments could adversely affect our business, operating results and financial condition.
Further, in many cases we rely on the data processing, privacy, data protection and cybersecurity practices of our suppliers and contractors, including with regard to maintaining the confidentiality, security and integrity of data. If we fail to manage our suppliers or contractors or their relevant practices, or if our suppliers or contractors fail to meet any requirements with regard to data processing, privacy, data protection or cybersecurity required by applicable legal or contractual obligations that we face (including any applicable requirements of our clients), we may be liable in certain cases. Legal obligations such as the GDPR, CCPA, the Health Insurance Portability and Accountability Act, or HIPAA, and other laws and regulations relating to privacy, cybersecurity and data protection may require us to manage our suppliers and their practices and to enter into agreements with them in certain cases. We may face difficulties in binding our suppliers and contractors to these agreements and otherwise managing their relevant practices, which may subject us to claims, proceedings, and liabilities.
Any failure or perceived failure by us, our products or our platform to comply with new or existing PRC, U.S., EU or other foreign privacy, cybersecurity or data protection laws, regulations, policies, industry standards or legal obligations, any failure to bind our suppliers and contractors to appropriate agreements or to manage their practices or any systems failure or security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other data relating to customers or individuals may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, fines and penalties, adverse publicity or potential loss of business.
Changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our products, and could adversely affect our business, operating results and financial condition.
The future success of our business depends on the continued use of the internet as a primary medium for commerce, communications and business applications, as well as continued growth in online real-time engagement. The PRC government and the U.S. federal and various state governments as well as foreign governments have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. See the section of this prospectus captioned “—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulation, particularly of internet businesses.”
Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the MIIT. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside of China. We may face similar or other limitations in other countries in which we operate. We may not have access to alternative networks in the event of disruptions, failures or other problems with the internet infrastructure in China or elsewhere. In addition, the internet infrastructure in the countries in which we operate may not support the demands associated with continued growth in internet usage.
Changes in these laws or regulations could require us to modify our platform and products in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, or result in reductions in the demand for internet-based products and services such as our products and platform. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs. If the use of the internet is reduced as a result of these or other issues, then demand for our products could decline, which could adversely affect our business, operating results and financial condition.
Certain of our products are subject to telecommunications-related regulations, and future legislative or regulatory actions could adversely affect our business, operating results and financial condition.
As a provider of products used in communications applications, we may be indirectly or directly subject to existing or potential Federal Communications Commission, or FCC, regulations relating to the Twenty-First Century Communications and Video Accessibility Act, Telecommunications Relay Service fund contributions and other requirements. These laws require providers of certain advanced communications services to make those services accessible to parties with disabilities, including the hardware or software applications they provide, and to keep records of their compliance obligations. These laws may also require service providers to pay certain fees to support FCC accessibility initiatives. If requirements under these laws were imposed on us indirectly by our customers or directly upon us by the FCC, we would be subject to certain product design, record keeping or fee contribution obligations. FCC classification of our internet voice communications products as telecommunications services could result in additional federal and state regulatory obligations. If we do not comply with FCC rules and regulations, we could be subject to FCC enforcement actions, fines, and possibly restrictions on our ability to operate or offer certain of our products. Any enforcement action by the FCC, which may be a public process, could hurt our reputation in the industry, possibly impair our ability to sell our products to customers and could adversely affect our business, operating results and financial condition.
We may also be subject to a number of rules and regulations in China that apply to internet businesses. See the section of this prospectus captioned “—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulation, particularly of internet businesses.” As we continue to expand internationally, we may become subject to telecommunications laws and regulations in the foreign countries where we offer our products. Internationally, we currently offer our products in more than 100 countries.
Our international operations are subject to country-specific governmental regulation and related actions that may continue to increase our costs or impact our products and platform or prevent us from offering or providing our products in certain countries. Certain of our products may be used by customers located in countries where voice and other forms of IP communications may be illegal or require special licensing or in countries on a U.S. embargo list. Even where our products are reportedly illegal or become illegal or where users are located in an embargoed country, users in those countries may be able to continue to use our products in those countries notwithstanding the illegality or embargo. We may be subject to penalties or governmental action if end users continue to use our products in countries where it is illegal to do so, and any such penalties or governmental action may be costly and may harm our business and damage our brand and reputation. We may be required to incur additional expenses to meet applicable international regulatory requirements or be required to discontinue those services if required by law or if we cannot or will not meet those requirements.
We may be subject to governmental export controls and economic sanctions regulations that could impair our ability to compete in international markets due to licensing requirements and could subject us to liability if we are not in compliance with applicable laws.
Certain of our products and services may be subject to export control and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of our products and the provision of our services must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular deployment may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our products or services, or changes in applicable export or economic sanctions regulations may create delays in the introduction and deployment of our products and services in international markets, or, in some cases, prevent the export of our products or provision of our services to certain countries or end users. Any change in export or economic sanctions regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our products and services, or in our decreased ability to export our products or provide our services to existing or prospective customers with international operations. Any decreased use of our products and services or limitation on our ability to export our products and provide our services could adversely affect our business, operating results and financial condition.
Further, we incorporate encryption technology into certain of our products. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our customers’ ability to import our products into those countries. Encryption products and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of exports of encryption products, or our failure to obtain required approval for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products and provision of our services, including with respect to new releases of our products and services, may create delays in the introduction of our products and services in international markets, prevent our customers with international operations from deploying our products and using our services throughout their globally-distributed systems or, in some cases, prevent the export of our products or provision of our services to some countries altogether.
Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws, and any allegation or determination that we have violated these laws could have a material adverse effect on our business or our reputation.
Our business activities are subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of the countries in which we operate. These laws generally prohibit companies and their employees and third party business partners, representatives and agents from engaging in corruption and bribery, including offering, promising, giving, or authorizing the provision of anything of value, either directly or indirectly, to a government official or commercial party in order to influence official action, direct business to any person, gain any improper advantage, or obtain or retain business. We are also subject to the Chinese anti-corruption and anti-unfair competition laws, which strictly prohibits commercial bribery and bribes to government officials. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.
Our operations are dependent in part upon transmission bandwidth provided by third-party network providers and access to co-location facilities to house our servers, which in some countries may be state-owned, and some of our customers may also be state-owned, in each case exposing us to potential risks. As we continue our international expansion, we may face further challenges related to compliance with global anti-corruption laws. In addition to our own employees, we use third parties to assist us in the process of obtaining government licenses and approvals, including patent and trademark rights. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies, or state-owned or affiliated entities, and we may be held liable for inaccurate or incomplete accounting records, internal accounting controls deemed inadequate by applicable regulatory authorities and corrupt or other illegal activities of our employees, affiliates, third-party business partners, representatives and agents, even if we do not explicitly authorize such activities.
There can be no assurances that our employees or the employees of our third-party business partners, representatives and agents will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, debarment from U.S. government contracts, substantial diversion of management’s attention, significant legal fees and fines, severe criminal or civil sanctions against us, our officers, or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results, financial condition and the trading price of our ADSs.

The audit report included in this prospectus is prepared by an auditor that is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.
Our auditor, the independent registered public accounting firm that issued the audit reports included elsewhere in this prospectus filed with the U.S. Securities and Exchange Commission, or SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with applicable professional standards. Our auditor is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities.
On May 24, 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, the Chairman of the SEC, the Chairman of the PCAOB and certain other SEC divisional heads jointly issued a public statement highlighting the significant disclosure, financial reporting and other risks associated with emerging market investments, including the PCAOB’s continued inability to inspect audit work papers in China. The 2018 joint statement and the 2020 public statement reflect a heightened regulatory interest in this issue. However, it remains unclear what further actions, if any, the SEC and the PCAOB will take to address the issue.
This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our ADSs to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.
As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress in June 2019, which if passed, would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate approved the Holding Foreign Companies Accountable Act, or the HFCA Act, which includes requirements similar to those in the EQUITABLE Act for the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities. If passed, the HFCA Act would also require public companies on this SEC list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their SEC filings. In addition, for issuers that remain on the SEC list for three consecutive years, the SEC would be required to prohibit the securities of these companies from being traded on a U.S. national securities exchange or in U.S. over-the-counter markets. Enactment of these proposed legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, adversely affect the market price of our ADSs and result in prohibitions on the trading of our ADSs on U.S. national securities exchanges if the PCAOB is unable to inspect our auditors for three consecutive years. It is unclear if these proposed legislations will be enacted.
Furthermore, on June 4, 2020, President Trump issued a memorandum directing the President’s Working Group on Financial Markets, or PWG, which is chaired by the Secretary of the Treasury and includes the Chairman of the

Board of Governors of the Federal Reserve System, the Chairman of the SEC and the Chairman of the Commodity Futures Trading Commission, to convene to discuss the risks faced by U.S. investors in Chinese companies and companies with significant operations in China that are listed on U.S. stock exchanges related to the Chinese government’s position on the inability of the PCAOB to conduct inspections of auditors in China. The memorandum also directs the PWG to submit to the President a report within 60 days with recommendations for actions (1) the U.S. executive branch may take to protect investors in U.S. financial markets from the failure of the Chinese government to allow PCAOB-registered audit firms to comply with U.S. securities laws and investor protections; (2) the SEC or PCAOB should take, including inspection or enforcement actions, with respect to PCAOB-registered audit firms that fail to provide requested audit working papers or otherwise fail to comply with U.S. securities laws; and (3) the SEC or any other U.S. federal agency or department should take as a means to protect U.S. investors in Chinese companies, or companies from other countries that do not comply with U.S. securities laws and investor protections, including initiating a notice of proposed rulemaking that would set new listing rules or governance safeguards. It is uncertain what recommendations the PWG may ultimately make; however, as with the proposed legislation described above, such recommendations could cause investor uncertainty for affected issuers, including us, adversely affect the market price of our ADSs and result in prohibitions on the trading of our ADSs on U.S. national securities, among other things.
Proceedings instituted by the SEC against certain PRC-based accounting firms, including the affiliate of our independent registered public accounting firm, or any related adverse regulatory development in the PRC, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.
In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States.
On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit papers and other documents to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months.
On February 6, 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019. While we cannot predict if the SEC will further challenge the four China-based accounting firms’ compliance with U.S. law in connection with U.S. regulatory requests for audit work papers or if the results of such a challenge would result in the SEC imposing penalties such as suspensions, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs or the termination of the registration of our ADSs under the Exchange Act, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.
We may have additional tax liabilities, which could harm our business, operating results and financial condition.
We are subject to income taxes and other taxes in the United States, the PRC and other foreign jurisdictions. Significant judgments and estimates are required in determining our provision for income taxes and other tax liabilities. Our tax expense may be impacted, for example, if tax laws change or are clarified to our detriment or if tax authorities successfully challenge the tax positions that we take, such as, for example, positions relating to the arms-length pricing standards for our intercompany transactions and our state sales and use tax positions. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the State Administration of Taxation, or SAT, the Internal Revenue Service, or IRS, and other tax authorities. Should the SAT, the IRS or other tax authorities assess additional taxes as a result of audits or examinations, we may be required to record charges to operations that could adversely affect our business, operating results and financial condition.
Our global operations and structure subject us to potentially adverse tax consequences.
We generally conduct our global operations through subsidiaries and report our taxable income in various jurisdictions worldwide based on our business operations in those jurisdictions. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Also, our tax expense could be affected depending on the applicability of withholding and other taxes (including withholding and indirect taxes on software licenses and related intercompany transactions) under the tax laws of certain jurisdictions in which we have business operations. The relevant revenue and taxing authorities may disagree with positions we have taken generally, or our determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. The tax laws of certain countries in which we do business could also change on a prospective or retroactive basis, and any such changes could increase our liabilities for taxes, interest and penalties, and therefore could harm our business, cash flows, operating results and financial position.
We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors owning the ADSs or Class A ordinary shares.
A non-U.S. corporation, such as our company, will be considered a passive foreign investment company, or PFIC, for any fiscal year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a fiscal year) is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each fiscal year as to whether a non-U.S. corporation is a PFIC for that year. Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with it. As a result, we consolidate its operating results in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not deemed the owner of our VIE for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current fiscal year and any subsequent fiscal year.
For purposes of the PFIC asset test, the value of our assets will generally be determined by reference to our market capitalization. However, if we are considered to be a “controlled foreign corporation,” or CFC, that is not “publicly traded” for purposes of the PFIC rules during the tested period, the value of our assets will generally be determined by reference to our adjusted bases in our assets. We do not believe that we are or will be a CFC following the offering. Therefore, assuming that we are deemed the owner of our VIE for U.S. federal income tax purposes and based on our current and projected income and assets, including the proceeds from this offering and the concurrent private placement, we do not expect to be a PFIC for the current fiscal year. However, the rules to determine CFC status are complex, and a tax authority may disagree with our determination. If we are considered to be a CFC following the offering, we expect to be a PFIC for the current fiscal year. In addition, we expect to be “publicly traded” for future fiscal years (as long as our ADSs are traded on the Nasdaq Stock Market). Accordingly, assuming that we are deemed the owner of our VIE for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering and the concurrent private placement, and projections as to the value of our assets, we do not expect to be a PFIC for the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the ADSs may cause us to be a PFIC for the current or future fiscal years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current fiscal year or future fiscal years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering and the concurrent private placement. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.
If we are a PFIC for any fiscal year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations—General”) holds an ADS or a Class A ordinary share, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See the section of this prospectus captioned “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”
If a United States person is treated as owning at least 10% of our share capital, such person may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our share capital, such person may be treated as a ‘‘United States shareholder’’ with respect to each CFC in our group (if any). While we do not believe that we will be a CFC after the offering, the rules to determine CFC status are complex, and a tax authority may disagree with our determination. Because our group includes one or more U.S. subsidiaries, certain of our non-U.S. subsidiaries could be treated as CFCs. A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of ‘‘Subpart F income,’’ ‘‘global intangible low-taxed income’’ and investments in U.S. property by CFCs, regardless of whether we make any distributions. Failure to comply with such reporting requirements could result in adverse tax effects for United States shareholders and potentially significant monetary penalties. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries is treated as a CFC or furnish to any United States shareholders information that may be necessary to comply with the aforementioned obligations. A United States investor should consult its advisors regarding the potential application of these rules to an investment in our ADSs.
Negative publicity about us, our services, operations and our management may adversely affect our reputation and business.
We may, from time to time, receive negative publicity, including negative internet and blog postings about our company, our business, our management or our services. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our brand and reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, customers and other third parties with which we conduct business.
We may require additional capital to support our business, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business and may require additional funds. In particular, we may seek additional funds to develop new products and enhance our platform and existing products, expand our operations, including our sales and marketing organizations and our presence outside of China and the United States, improve our infrastructure or acquire complementary businesses, technologies, services, products and other assets. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to holders of our Class A and Class B ordinary shares. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth, scale our infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired, and our business, operating results and financial condition may be adversely affected.

We face exposure to foreign currency exchange rate fluctuations, and such fluctuations could adversely affect our business, operating results and financial condition.
We have operations primarily in China and the United States but sell to customers worldwide. As we continue to expand our international operations, we will become increasingly exposed to the effects of fluctuations in currency exchange rates. Although the majority of our cash generated from revenue is denominated in U.S. dollars and Renminbi, a small amount is denominated in other currencies, and our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations. Because we conduct business in currencies other than U.S. dollars but report our operating results in U.S. dollars, we also face translation exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially impact our operating results. We do not currently maintain a program to hedge exposures to foreign currencies.
The value of the Renminbi against the U.S. dollar and other currencies has in the past fluctuated significantly, and may in the future continue to do so, affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.
We are a holding company and we rely on dividends paid by our WFOE in China for our cash needs. Any significant fluctuation of Renminbi against the U.S. dollar could adversely affect our business, operating results and financial condition, and the value of any dividends payable in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this offering and the concurrent private placement into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
As of December 31, 2019, Agora Lab, our subsidiary located in Santa Clara, California, had federal and state net operating loss carryforwards, or NOLs, of US$25.5 million and US$25.4 million, respectively, due to prior period losses. The Tax Cuts and Jobs Act, or the Tax Act, made broad and complex changes to the U.S. tax code, including changes to the uses and limitations of NOLs. For example, while the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act of 2020, allows for federal NOLs incurred in tax years beginning after December 31, 2017 to be carried forward indefinitely, the Tax Act also imposes an 80% limitation on the use of NOLs that are generated in tax years beginning after December 31, 2017 and carried forward to tax years beginning on or after January 1, 2021. However, NOLs generated prior to December 31, 2017 will still have a 20-year carryforward period, but are not subject to the 80% limitation. Furthermore, our ability to use Agora Lab’s NOLs is conditioned on Agora Lab maintaining profitability in the future and generating U.S. federal taxable income. Since we do not know whether or when Agora Lab will generate the U.S. federal taxable income necessary to use its remaining NOLs, its NOLs generated prior to December 31, 2017 could expire unused.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing and corporate governance standards of the Nasdaq Stock Market. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures and we were never required to evaluate our internal control within a specified period, and, as a result, we have experienced and may experience difficulty in meeting these reporting requirements in a timely manner. In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified a material weakness and a significant deficiency in our internal control over financial reporting as of December 31, 2019. According to the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The material weakness identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and the SEC reporting requirements to address complex U.S. GAAP technical accounting issues, to prepare consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, and to formalize our existing period-end financial reporting policies and procedures to address the aforementioned complex US GAAP accounting issues. The significant deficiency identified relates to the sufficiency of our overall information technology control environment and related policies and procedures. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weaknesses and other control deficiencies in our internal control over financial reporting. We and they are required to do so only after we became a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
To remedy our identified material weakness subsequent to December 31, 2019, we plan to undertake steps to strengthen our internal control over financial reporting, including: (1) hiring more qualified resources including financial controller, equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements, and (4) enhancing an internal audit function as well as engaging an external consulting firm to help us assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. If government authorities were to re-impose shelter-in-place mandates due to the COVID-19 pandemic or another public health crisis, it may challenge our ability to maintain effective disclosure controls and procedures and internal control over financial reporting while such mandates remain in place. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our ADSs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Global Select Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 20-F.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, operating results and financial condition and could cause a decline in the trading price of our ADSs.
Our business is subject to the risks of earthquakes, fire, floods, pandemics and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.
A significant natural disaster, such as an earthquake, fire, flood or pandemic, occurring at one of our headquarters, at one of our other facilities or where a business partner is located could adversely affect our business, operating results and financial condition. Further, if a natural disaster or man-made problem were to affect our service providers, this could adversely affect the ability of our customers to use our products and platform. In addition, natural disasters and acts of terrorism could cause disruptions in our or our customers’ businesses, national economies or the world economy as a whole, as is the case currently due to the COVID-19 pandemic. We also rely on our network and third-party infrastructure and enterprise applications and internal technology systems for our engineering, sales and marketing, and operations activities. Although we maintain incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our development activities, lengthy interruptions in service, breaches of data security and loss of critical data, any of which could adversely affect our business, operating results and financial condition.
In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in our industry, have occurred on our platform and have impacted some of our services providers in the past and may occur on our platform in the future. Any failure to maintain performance, reliability, security, integrity and availability of our products and technical infrastructure, including third-party infrastructure and services upon which we rely, may give rise to litigation, consumer protection actions, or harm to our reputation, and as a result, may hinder our ability to retain existing users and attract new users.
Legal or administrative proceedings or allegations of impropriety against us or our management could have a material adverse impact on our business, operating results and financial condition.
We and members of our management may be subject to allegations, lawsuits or legal or administrative proceedings brought by our competitors, individuals, government and regulatory authorities or other persons in the future. Any such lawsuit, allegation or proceeding, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by us or perceived wrong-doing by any key member of our management team could harm our reputation and cause our user base to decline and distract our management from day-to-day operations of our company. We cannot assure you that we or key members of our management team will not be subject to lawsuits, allegations or proceedings of a similar nature in the future. For example, while we have been continually making efforts and devoting our resources to comply with labor-related laws and regulations in China, and as of the date of this prospectus we are not aware of any pending claims raised by our employees or any notice of proceedings from regulatory authorities in this regard, there can be no assurance that our employment practices will at all times be in full compliance, which may subject us to labor disputes or other legal or administrative proceedings.
Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we will record a related contingent liability. In 2018 and 2019, we did not record any contingent liabilities relating to pending litigation. However, when we record or revise our estimates of contingent liabilities in the future, the amount of our estimates may be inaccurate due to the inherent uncertainties relating to litigation. In addition, the outcomes of actions we institute against third parties may not be successful or favorable to us. Litigation and allegations against us or any of our management members, irrespective of their veracity, may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and our ability to attract content providers and advertising customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management and the board of directors’ attention from operating our business. We may also need to pay additional compensation or damages, or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on our business, operating results and financial condition.
Risks Related to Our Corporate Structure
If the PRC government deems that the contractual arrangements in relation to our VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.
The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications businesses, except for those in a few categories, such as e-commerce, domestic multiparty communication, storage-and-forward, and call center services according to the Special Administrative Measures (Negative List) for Foreign Investment Access effective on July 30, 2019, which may be amended, supplemented or otherwise modified from time to time, or the Negative List. The primary foreign investor must also have experience and a good track record in providing value-added telecommunications services, or VATS, overseas. See the section of this prospectus captioned “Regulation—PRC Regulation—Foreign Investment Law.”
Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprise in the PRC is a foreign-invested enterprise, or FIE. As our business operations may be regarded as a kind of VATS, while our WFOE is not eligible to operate VATS business in China according to above mentioned restrictions, we conduct our business in China through our VIE. Our WFOE has entered into a series of contractual arrangements with our VIE and our VIE’s shareholders, which enable us to (1) exercise effective control over our VIE, (2) receive all of the economic benefits of our VIE and (3) have an exclusive option to purchase all or part of the equity interests and assets in our VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of our VIE and hence consolidate its financial results as our VIE under U.S. GAAP. See the section of this prospectus captioned “Corporate History and Structure—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.”
We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, King & Wood Mallesons, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among our WFOE, our VIE and our VIE’s shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Foreign Investment Law, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the Telecommunications

Regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, or the MIIT or other authorities that regulate internet content providers and other participants in the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.
If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our VIE and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	restricting our right to collect revenue;

•	shutting down our services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our VIE’s business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.
Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See the section of this prospectus captioned “—Substantial uncertainties exist with respect to the interpretation and implementation of the newly promulgated PRC Foreign Investment Law, and its enactment could adversely affect our business, operating results and financial condition.” Occurrence of any of these events could adversely affect our business, operating results and financial condition. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our VIE or our right to receive its economic benefits, we would no longer be able to consolidate the financial results of such VIE in our consolidated financial statements. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiary in China or our VIE. See the section of this prospectus captioned “Corporate History and Structure—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.”
We rely on contractual arrangements with our VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and could adversely affect our business, operating results and financial condition.
We rely on contractual arrangements with our VIE and its shareholders to operate our business in the PRC. See the section of this prospectus captioned “Corporate History and Structure—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. If our VIE or its shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our VIE is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our VIE, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest. In addition, though we have entered into equity pledge agreements with VIE’s shareholders, our remedies under the equity pledge agreements are primarily intended to help us collect debts owed to us by our VIE or the VIE’s shareholders under the contractual arrangements and may not help us in acquiring the assets or equity of our VIE.
All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC laws. Significant uncertainties exist regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our VIE and relevant rights and licenses held by it which we require in order to operate our business, and our ability to conduct our business may be adversely affected. See the section of this prospectus captioned “—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulation, particularly of internet businesses.”
The arbitration provisions under these contractual arrangements have no effect on the rights of our shareholders to pursue claims against us under U.S. federal securities laws.
The shareholders of our VIE may have potential conflicts of interest with us, which could adversely affect our business, operating results and financial condition.
The interests of the shareholders of our VIE in their capacities as such shareholders may differ from the interests of our company as a whole, as what is in the best interests of our VIE, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause our VIE to breach or refuse to renew the existing contractual arrangements with us.
Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our VIE may encounter, on the one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in our VIE to our WFOE or an entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our VIE as provided under the power of attorney agreements, directly appoint new directors of our VIE. We rely on the shareholders of our VIE to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our VIE, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.
Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that our VIE owes additional taxes, which could adversely affect our business, operating results and financial condition.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our WFOE, our VIE and our VIE’s shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment, which could increase their PRC tax liabilities and our overall tax liabilities. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by our WFOE or our VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. In addition, if our WFOE requests the shareholders of our VIE to transfer their equity interests in our VIE at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject the relevant subsidiary to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our WFOE and VIE for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of our WFOE and VIE increase, or if they are required to pay late payment fees and other penalties.
We may lose the ability to use and enjoy assets held by our VIE that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.
Our VIE hold substantially all of our assets in China. Under the contractual arrangements, our VIE may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of our VIE breach these contractual arrangements and voluntarily liquidate our VIE, or our VIE declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities or otherwise benefit from the assets held by our VIE, which could adversely affect our business, operating results and financial condition. If any of our VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could adversely affect our business, operating results and financial condition.
If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.
Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAMR. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.
We have three major types of chops — corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial contracts. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiary and VIE are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiary and VIE and their subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.
In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and VIE and their subsidiaries, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and VIE and their subsidiaries with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.
Substantial uncertainties exist with respect to the interpretation and implementation of the newly promulgated PRC Foreign Investment Law, and its enactment could adversely affect our business, operating results and financial condition.
The MOFCOM published a discussion draft of the proposed Foreign Investment Law (2015), or the 2015 Draft, in January 2015 aiming to, upon its enactment, replace the major existing laws and regulations governing foreign investment in China. In December 2018, the Standing Committee of the National People’s Congress, or the SCNPC published the draft Foreign Investment Law (2018), which was further amended and published in January 2019, as a second draft for comment. In March 2019, a new draft of Foreign Investment Law was submitted to the National People’s Congress for review and was approved on March 15, 2019, which came into effect recently on January 1, 2020. The Foreign Investment Law replaces the three laws on foreign investment, i.e., the Wholly Foreign-owned Enterprise Law, the Cooperative Joint Venture Law of the PRC and the Equity Joint Venture Law of the PRC.
The 2015 Draft introduced certain concepts for the regulation of “variable interest entity” structure, or the VIE structures, such as “actual control” and “controlling PRC companies by contracts or trusts.” However, the enacted Foreign Investment Law, as well as its implementation rules promulgated on December 26, 2019 and took effect on January 1, 2020, no longer mention the relevant concepts for the regulation of these variable interest entity structures. Instead, the newly promulgated Foreign Investment Law contains a catch-all provision, stating that investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council shall also be deemed as foreign investments. In consideration of the above, there are significant uncertainties as to the interpretation and implementation of such new legislation and how the control status of our VIE would be determined under the enacted Foreign Investment Law. In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our VIE would be on the “negative list” updated by the governmental authority from time to time and therefore be subject to any foreign investment restrictions or prohibitions. If any of the businesses that we operate were in the “restricted” category on the to-be-issued “negative list”, such determination would materially and adversely affect the value of our ADSs. We also face uncertainties as to whether the interpretation and implementation of such new legislation or regulations promulgated in the future would mandate further actions, such as MOFCOM market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure and whether these actions can be timely completed, or at all, and our business and financial condition may be materially and adversely affected. If we are not able to obtain any approval when required, our VIE structure may be regarded as invalid and illegal, which could adversely affect our business, operating results and financial condition, for instance, we may not be able to (1) continue our business in China through our contractual arrangements with our VIE, (2) exert effective control over our VIE or (3) consolidate the financial results of, and receive economic benefits from our VIE under existing contractual arrangements.

In addition, our corporate governance practice may be impacted and our compliance costs could increase if our FIE was considered as a FIE under the Foreign Investment Law. For instance, the Foreign Investment Law purports to impose ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines or administrative liabilities.
Risks Related to Doing Business in China
Changes in the political and economic policies of the PRC government could adversely affect our business, operating results and financial condition, and may result in our inability to sustain our growth and expansion strategies.
A substantial part of our operations are conducted in the PRC and a significant portion of our revenue is sourced from the PRC. Accordingly, our business, operating results and financial condition are affected to a significant extent by economic, political and legal developments in the PRC.
The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.
While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our business, operating results and financial condition could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently adversely affect our business, operating results and financial condition.
We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulation, particularly of internet businesses.
A significant portion of our operations are conducted in the PRC and are governed by PRC laws, rules and regulations. Our WFOE and VIE are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.
In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Moreover, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could adversely affect our business, operating results and financial condition.
The Chinese government heavily regulates the internet industry, including relevant market access restrictions and limitations on foreign investment, license and permit requirements for service providers in the internet industry. Since some of the laws, regulations and legal requirements with respect to the internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties. Because the Chinese legal system is based on written statutes, such that prior court decisions can only be cited for reference and have little precedential value, it is in many cases difficult to determine what actions or omissions may result in liabilities. Issues, risks and uncertainties relating to China’s government regulation of the Chinese internet sector include the following:

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We operate our business in China through businesses controlled via contractual arrangements versus direct ownership due to restrictions on foreign investment in businesses related to value-added telecommunication services.

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Uncertainties relating to the regulation of the internet business in China, including evolving licensing practices, give rise to the risk that some of our permits, licenses or operations may be subject to challenge, which may be disruptive to our business, subject us to sanctions or require us to increase capital, compromise the enforceability of relevant contractual arrangements, or have other adverse effects on us. The numerous and often vague restrictions on acceptable content in China subject us to potential civil and criminal liability, temporary blockage or complete shut-down of our products. For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any website or mobile applications it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. In addition, the newly amended Law on Preservation of State Secrets which became effective on October 1, 2010 provides that whenever an internet service provider detects any leakage of state secrets in the distribution of online information, it should stop the distribution of such information and report to the authorities of state security and public security. As per request of the authorities of state security, public security or state secrecy, the internet service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the service provider to liability and certain penalties imposed by the State Security Bureau, Ministry of Public Security or MIIT, or their respective local counterparts.

Due to the increasing popularity and use of the internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, cybersecurity, data protection, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The adoption of additional laws or regulations may impede the growth of the internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. The interpretation and application of existing PRC laws, regulations and policies, the stated positions of relevant PRC government authorities and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business.
We may be required to obtain and maintain permits and licenses to operate our business in China.
Our business activities mainly include offering real-time engagement products that enable interactions through audio, video or message within mobile applications, which may be regarded as value-added telecommunications services under the Catalogue of Telecommunications Business, or the Catalogue, which was recently revised and promulgated on June 6, 2019. Considering the products we offer and the way our services are provided to our customers, we understand that our business activities do not clearly fit into any current category under the Catalogue, and there is no specific license that is expressly and completely applicable to our business under the Catalogue. However, the RTE-PaaS industry is still in a nascent stage of development and the laws and regulations regarding licenses for value added telecommunication services in the PRC are continuously evolving. It is possible that the businesses described in the

Catalogue, along with other relevant rules and regulatory requirements for the licenses, may be interpreted and applied in a manner that is inconsistent with our understanding above, which means there can be no assurance that the PRC regulators would take a view that our operations are not required to obtain a license or a series of licenses under the current Catalogue, or under future laws, rules and regulations applicable to our business as promulgated and amended from time to time.
To minimize the risk arising from the PRC regulator’s different interpretation and enforcement on relevant laws, rules and regulations, our VIE has applied for and been granted Internet Data Center and CDN licenses covering certain areas in the PRC, as well as a license for providing multiparty communication services with national coverage. We will continually assess the need to obtain and renew permits and licenses to operate our business, including expanding the geographic coverage of our current Internet Data Center and CDN licenses, and ongoing and closely consult the supervisory authority having jurisdiction over us, and follow their guidance in a timely manner to ensure we run our business legitimately. However, we may fail, on acceptable terms and on a timely basis, or at all, to obtain and maintain the permits and licenses we may need to operate and expand our business from time to time and as required by the supervisory authorities. Business operations without proper permits and licenses may subject us to administrative penalties by relevant PRC regulators with measures including fines, and in very extreme cases, confiscation of the gains derived from the operations, being required to discontinue or restrict our operation and being placed in the credit blacklist made by the PRC regulator, and our business, operating results and financial condition could be materially adversely affected.
The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.
On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the SAT, the State Administration for Industry and Commerce, or the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.
While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC legal counsel, King & Wood Mallesons, that the CSRC approval is not required in the context of this offering because (1) our WFOE was incorporated as a foreign-invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules and (2) there is no statutory provision that clearly classifies the contractual arrangement among our WFOE, our VIE and our VIE’s shareholders as transactions regulated by the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into the PRC or take other actions that could adversely affect our business, operating results and financial condition, as well as our ability to complete this offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered by this prospectus. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this offering, we may be unable to obtain waivers of such approval requirements. Any uncertainties or negative publicity regarding such approval requirements could materially and adversely affect the trading price of the ADSs.
These regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (1) any important industry is concerned, (2) such transaction involves factors that have or may have impact on the national economic security or (3) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council in August 2008 (as amended in September 2018) is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM or other relevant governmental authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See the section of this prospectus captioned “Regulation—PRC Regulation—Regulations Related to Mergers and Acquisitions and Overseas Listings.”
PRC laws and regulations mandate complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to make acquisitions in China.
PRC laws and regulations, such as the M&A Rules, and other relevant rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to a merger control security review. In August 2011, the MOFCOM promulgated the Rules on Implementation of Security Review System, or MOFCOM Security Review Rules, effective from September 1, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to a security review by the MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements of offshore transaction. Factors that the MOFCOM considers in its review are whether (1) an important industry is involved, (2) such transaction involves factors that have had or may have an impact on national economic security and (3) such transaction will lead to a change in control of a domestic enterprise that holds a well-known PRC trademark or a time-honored PRC brand. If a business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company. Complying with the requirements of the relevant regulations to complete any such transaction could be time-consuming, and any required approval process, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners, our WFOE or our VIE to liability or penalties, limit our ability to inject capital into our WFOE and our VIE or limit our WFOE’s and our VIE’s ability to increase their registered capital or distribute profits.
The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as change of shareholders of the special purpose vehicle, increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.
Mr. Zhao has completed the SAFE registration pursuant to SAFE Circular 37 in 2014, with Soundscape Limited and VoiceCrew Limited being registered as the “special purpose vehicle.” We have notified substantial beneficial owners of ordinary shares who we know are PRC residents of their filing obligation, including the obligation to complete the SAFE registration and to make updates under SAFE Circular 37. Nevertheless, we may not be continuously aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners, our WFOE or our VIE to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our WFOE and our VIE and limit our WFOE’s ability to distribute dividends to our company. These risks could adversely affect our business, operating results and financial condition.
Any failure to comply with PRC regulations regarding employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.
Pursuant to SAFE Circular 37, PRC residents who participate in equity incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. As an overseas listed company, we and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any equity incentive plans of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We are making, and will make efforts to comply with these requirements, but there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject relevant participants in our share incentive plans to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprise in China and limit our wholly-foreign owned enterprise’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.
We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiary to make payments to us could adversely affect our ability to conduct our business.
We are a holding company and may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries and on remittances from our VIE for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our WFOE or our VIE incurs additional debt, the instruments governing the debt may restrict their ability to pay dividends, make loans or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our WFOE and our VIE permit payments of dividends only out of its retained earnings, if any, determined in accordance with applicable accounting standards and regulations.
Under PRC laws, rules and regulations, our WFOE and our VIE are required to set aside at least 10% of their net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of their registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our WFOE and our VIE are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.
Limitations on the ability of our VIE to make remittance to the wholly-foreign owned enterprise and on the ability of our subsidiary to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.
The discontinuation of the preferential tax treatment available to us in China could adversely affect our business, operating results and financial condition.
Under PRC tax laws and regulations, our WFOE is qualified to enjoy a certain preferential income tax benefit. The modified Enterprise Income Tax Law, effective on December 29, 2018, or the EIT Law, and its implementation rules generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatment to “high and new technology enterprises strongly supported by the state,” or HNTEs, to enjoy a reduced enterprise tax rate of 15%. According to the relevant administrative measures, to qualify as a HNTE, our WFOE must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. Continued qualification as a HNTE is subject to a three-year review by the relevant government authorities in China, and in practice certain local tax authorities also require annual evaluation of the qualification. In addition to the foregoing tax benefit, we also obtained the certificate of Qualified Software Enterprise, based on which our WFOE is now qualified to enjoy certain preferential enterprise income tax and value-added tax benefits, according to relevant rules including the Notice on Value-added Tax Policies for Software Products issued by the Ministry of Finance, or the MOF, and the SAT, on October 13, 2011, the Notice on Enterprise Income Tax Policies for Further Encouraging the Development of Software and Integrated Circuit Industries issued by the MOF and the SAT on April 20, 2012 and the Notice on Issues Concerning Preferential Enterprise Income Tax Policies for the Software and Integrated Circuit Industries issued by the MOF, the SAT, the National Development and Reform Commission, or the NDRC, and the MIIT. In the event the preferential tax treatment for our WFOE is discontinued or is not verified by the local tax authorities, and the affected entity fails to obtain preferential tax treatments based on other qualifications such as Advanced Technology Service Enterprise, it will become subject to the standard tax rates and policies, including the PRC enterprise income tax rate of 25%. We cannot assure you that the tax authorities will not, in the future, discontinue our preferential tax treatment, potentially with retroactive effect.
We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.
Under the modified Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”
Dividends payable to our foreign investors and gains on the sale of ADSs or our ordinary shares by our foreign investors may become subject to PRC tax.
Under the modified Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares or the ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of ADSs or our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of ADSs or our ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in ADSs or our ordinary shares may decline significantly.
We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.
On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which was amended and became effective on June 15, 2018, and SAT Circular 698 then was repealed with effect from December 1, 2017. SAT Circular 37 also amends certain provisions in Bulletin 7, but does not touch upon other provisions of Bulletin 7, which remain in full force. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.
There is uncertainty as to the application of Bulletin 7 and SAT Circular 37. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our WFOE may be requested to assist in the filing under Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with Bulletin 7 and SAT Circular 37, or to establish that our company should not be taxed under Bulletin 7 and SAT Circular 37, which could adversely affect our business, operating results and financial condition.
We are subject to restrictions on currency exchange.
A substantial portion of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our WFOE or VIE. Currently, our WFOE may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, and may limit our ability to obtain foreign currency through debt or equity financing for our WFOE and our VIE.
PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our WFOE and our VIE, or to make additional capital contributions to our WFOE.
In using the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our WFOE, which is treated as a foreign-invested enterprise under PRC laws, through loans or capital contributions. However, loans by us to our WFOE to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our WFOE is subject to the requirement of making necessary filings or registrations through enterprise registration system with relevant governmental authorities in China.
SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, or Circular 59, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45. According to Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for the issuance of Renminbi entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue Renminbi entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this offering, to our WFOE and our VIE, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.
Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our VIE, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of our VIE by means of capital contributions given the potential restrictions on foreign investment in the businesses that are currently conducted by our VIE.
In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our WFOE or our VIE or future capital contributions by us to our WFOE. As a result, uncertainties exist as to our ability to provide prompt financial support to our WFOE or our VIE when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to the ADSs and this Offering
An active trading market for our ordinary shares or the ADSs may not develop and the trading price of the ADSs may fluctuate significantly.
The ADSs have been approved for listing on the Nasdaq Global Select Market. We have no current intention to seek a listing for our ordinary shares on any stock exchange. Prior to the completion of this offering, there has been no public market for the ADSs or our ordinary shares, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price for the ADSs will be determined by negotiation between us and the underwriters based on several factors, and the trading price of the ADSs after this offering could decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.
Further, our directors, non-executive employees and customers have the opportunity to purchase up to 5% of the ADSs offered by this prospectus, at the initial public offering price, through a directed ADS program. To the extent any of our directors purchase ADSs in this offering, fewer ADSs may be actively traded in the public market because these individuals will be subject to a 180-day lock-up restriction, which would reduce the liquidity of the market for our ADSs.
The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.
The trading price of our ADSs is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenue, earnings and cash flows;

•	regulatory developments affecting us, our customers, or our industry;

•	announcements of new products or service offerings and expansions by us or our competitors;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	changes in financial estimates by securities analysts;

•
changes in end-user and customer demand as end-users increase and decrease their time online due to the imposition or easing of stay-at-home, travel and other government mandates or changes in end-user or customer demand for our products in response to the COVID-19 pandemic;

•	detrimental adverse publicity about us, our products or services or our industry;

•	additions or departures of key personnel;

•	detrimental negative publicity about us, our management or our industry;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	actual or potential litigation or regulatory investigations.
Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.
In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our operating results. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, operating results and financial condition.
The dual class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in indices that exclude companies with multiple classes of shares, and may also cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs, and any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the trading price of our ADSs.
Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.
Immediately prior to the completion of this offering, we expect to create a dual-class structure such that our ordinary shares will consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class B ordinary shares will be entitled to 20 votes per share, while holders of Class A ordinary shares will be entitled to one vote per share. We will sell Class A ordinary shares represented by the ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by its holder, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
Immediately prior to the completion of this offering, our chief executive officer will beneficially own all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately 19.2% of our total issued and outstanding share capital immediately after the completion of this offering and the concurrent private placement, and 82.6% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering and the concurrent private placement due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their over-allotment option. See the section of this prospectus captioned “Principal Shareholders.”
Any sale, transfer, assignment or disposition of any Class B ordinary shares by their holder or a change of ultimate beneficial ownership of any Class B ordinary shares will generally result in the conversion of such Class B ordinary shares into Class A ordinary shares, except for transfers to certain permitted transferees, which include Agora Partners L.P., an exempted limited partnership to be established in the Cayman Islands (the limited partners of which shall consist primarily of members of management of our company and its affiliates, and which we refer to as the Management Partnership), and affiliates controlled by our chief executive officer, Mr. Zhao. Because of the 20-to-one voting ratio between our Class B ordinary shares and Class A ordinary shares, Mr. Zhao and any permitted transferees holding Class B ordinary shares, including potentially the Management Partnership, will continue to control a majority of the combined voting power of our ordinary shares and therefore be able to control all matters submitted to our shareholders for approval.
Although we have no current plan to issue additional Class B ordinary shares after the completion of this offering, our board of directors will have the authority without further action by our shareholders to issue additional Class B ordinary shares, which will further dilute the voting power of our Class A ordinary shareholders. As a result of the dual-class share structure and the concentration of ownership, our chief executive officer and any future holder of Class B ordinary shares, including potentially the Management Partnership, will have considerable influence over matters such as mergers, consolidations and the sale of all or substantially all of our assets, election of directors, amendments to organizational documents and other significant corporate actions.
Our chief executive officer and any future holder of Class B ordinary shares, including potentially the Management Partnership, may take actions that are not in the best interest of our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.
The voting rights of our chief executive officer and, if Class B ordinary shares are transferred to it, the Management Partnership, will limit your ability to influence corporate matters, including any matters to be determined by our board of directors. The interests of our chief executive officer and, if Class B ordinary shares are transferred to it, the Management Partnership, may not coincide with your interests, and the Management Partnership may make decisions with which you disagree, including decisions on important topics such as compensation, management succession, acquisition strategy and our business and financial strategy. As of the date of this prospectus, the partners of the Management Partnership have not been determined, and in the future the partners may change from time to time. Because the Management Partnership will primarily consist of members of our management team, our chief executive officer, the Management Partnership and any directors the election of which he, or it, controls, may focus on the long-term interests of our customers at the expense of our short-term financial results, which may differ from the expectations and desires of shareholders unaffiliated with our chief executive officer, or if Class B ordinary shares are transferred to it, the Management Partnership. To the extent that these interests differ from your interests, you may be disadvantaged by any action that our chief executive officer or the Management Partnership may seek to pursue.
In addition, our chief executive officer and any future holder of Class B ordinary shares, including potentially the Management Partnership, will continue to be able to control all matters submitted to our shareholders for approval even if their shareholdings represent substantially less than a majority of our issued and outstanding ordinary shares. This concentrated control will limit your ability to influence corporate matters for the foreseeable future, and, as a result, the trading price of our ADSs could be adversely affected.
We will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.
Upon the completion of this offering and the concurrent private placement, we will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules because our chief executive officer, Mr. Zhao, will own more than 50% of our total voting power. If Mr. Zhao transfers shares to the Management Partnership, we may remain a controlled company even if Mr. Zhao ceases to be our employee, director or shareholder. For so long as we remain a controlled company, we may rely on certain exemptions from the corporate governance rules, including the rule that we have to establish a nominating and corporate governance committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Even if we cease to be a controlled company we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters. See the sections of this prospectus captioned “Risk Factors—Risks Related to the ADSs and this Offering—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq Stock Market corporate governance standards.”
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.
The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the ADSs to decline.
The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.
Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 17,500,000 ADSs (equivalent to 70,000,000 Class A ordinary shares) outstanding immediately after this offering, or 20,125,000 ADSs (equivalent to 80,500,000 Class A ordinary shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, we, our directors and executive officers, and all of our existing shareholders and the concurrent private placement purchasers have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See the sections of this prospectus captioned “Underwriters” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.
We have not determined a specific use for a portion of the net proceeds from this offering and the concurrent private placement and we may use these proceeds in ways with which you may not agree.
We have not determined a specific use for a portion of the net proceeds of this offering and the concurrent private placement, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering and the concurrent private placement. We cannot assure you that the net proceeds will be used in a manner that would improve our operating results or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.
Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.
We have adopted a post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association will contain provisions which could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders and ADS holders of an opportunity to sell their shares or ADSs at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transactions. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.
We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands (2020 Revision), and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.
Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association or to obtain copies of our register of mortgages and charges). Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see the section of this prospectus captioned “Description of Share Capital—Differences in Corporate Law.”
Certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and the majority of our assets are located outside of the United States. All of our current operations are conducted in China and the United States. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, there are significant legal and other obstacles to obtaining information needed for such actions. For example, in China, according to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “—Risks Related to the ADSs and this Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company. Furthermore, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see the section of this prospectus captioned “Enforceability of Civil Liabilities.”
The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct how the Class A ordinary shares which are represented by your ADSs are voted.
Holders of ADSs do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote only by giving voting instructions to the depositary. If we instruct the depositary to ask for your instructions, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares which are represented by your ADSs in accordance with your instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You will not be able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you cancel and withdraw such shares and become the registered holder of such shares prior to the record date for the general meeting.

Under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, the minimum notice period required to be given by our company to our registered shareholders to convene a general meeting will be ten calendar days. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the underlying Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering articles of association that will become effective prior to the completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We have agreed to give the depositary at least 45 days’ prior notice of shareholder meetings. Nevertheless, we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested.
The depositary for the ADSs will give us a discretionary proxy to vote our Class A ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, which could adversely affect your interests.
Under the deposit agreement for the ADSs, if you do not vote, the depositary may give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs at shareholders’ meetings if:

•	we have timely provided the depositary with notice of meeting and related voting materials;

•	we have instructed the depositary that we wish a discretionary proxy to be given;

•	we have informed the depositary that there is no substantial opposition as to a matter to be voted on at the meeting; and

•	a matter to be voted on at the meeting would not have a material adverse impact on shareholders.
The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent the Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.
You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.
The depositary of the ADSs has agreed to distribute, subject to the terms of the deposit agreement, the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property. Additionally, the value of certain distributions may be less than the cost of distribution. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.
You may experience dilution of your holdings due to inability to participate in rights offerings.
We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.
You may be subject to limitations on the transfer of your ADSs.
Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events, such as a rights offering, or “for record date or processing purposes” in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiffs in any such action.
The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.
If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.
If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and the depositary. If a lawsuit is brought against either or both of us and the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiffs in any such action.
Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or

ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.
Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.
We will, however, be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information which would be made available to you were you investing in a U.S. domestic issuer.
We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.
The JOBS Act also provides that for so long as a registrant qualifies as an emerging growth company it does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.
We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”
We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company prior to this offering. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. We qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We will rely on such exemption provided by the JOBS Act.

As a result, our financial statements may not be comparable to companies that comply with public company effective dates.
We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we cease to be an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq Stock Market corporate governance standards.
As a Cayman Islands exempted company that will be listed on the Nasdaq Global Select Market, we are subject to the Nasdaq Stock Market corporate governance rules. However, Nasdaq Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market corporate governance standards. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq Stock Market corporate governance standards applicable to U.S. domestic issuers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements are contained principally in the sections of this prospectus captioned “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is likely to” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.
These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our ability to effectively manage our growth and expand our operations;

•	our ability to attract new developers to our platform and convert them into customers;

•	our ability to retain existing customers and expand their usage of our platform and products;

•	our ability to drive popularity and usage of existing use cases and enable new ones, particularly centered on real-time video engagement;

•	the impact of the COVID-19 pandemic on global markets and our business, operations and customers;

•	our ability to continue to introduce new products, features and functionalities;

•	our ability to continue to enhance the quality of the end-user experience and drive demand for RTE through our research and development efforts;

•	our ability to maintain and enhance our brand;

•	the growth of the RTE-PaaS market;

•	the effect of broader technological and market trends, such as the deployment of 5G networks and proliferation of IoT devices, on our business and prospects;

•	our ability to hire and retain experienced and talented employees as we grow our business;

•	our ability to remain competitive as we continue to scale our business;

•	general economic conditions and their impact on customer and end-user demand; and

•	our anticipated uses of the net proceeds from this offering and the concurrent private placement.
You should refer to the section of this prospectus captioned “Risk Factors” for a discussion of other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should read this prospectus and the documents that we have referred to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from our expectations.
This prospectus also contains market data relating to the RTE-PaaS industry, including market position, market size and growth rates of the markets in which we operate, that are based on industry publications and reports. This prospectus contains statistical data and estimates published by International Data Corporation. This information involves a number of assumptions, estimates and limitations. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Nothing in such data should be construed as advice. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The RTE-PaaS industry may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may materially and adversely affect our business and the market price of our ADSs. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately US$434.8 million from this offering and the concurrent private placement (or US$483.7 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of this offering are to create a public market for our ADSs, increase our visibility in our markets and facilitate our future access to the public equity markets for us and our shareholders. We intend to use the net proceeds of this offering and the concurrent private placement for research and development, marketing and branding, investment in technology infrastructure as well as for working capital and other general corporate purposes.
The foregoing represents our intentions as of the date of this prospectus with respect of the use and allocation of the net proceeds of this offering and the concurrent private placement based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of this offering and the concurrent private placement. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering and the concurrent private placement in a manner other than as described in this prospectus.
To the extent that the net proceeds we receive from this offering and the concurrent private placement are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing, debt instruments or bank deposits.
In using the proceeds of this offering and the concurrent private placement, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our WFOE only through loans or capital contributions and to our VIE only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our WFOE or make additional capital contributions to our WFOE to fund its capital expenditures or working capital. Any failure will delay or prevent us from applying the net proceeds from this offering and the concurrent private placement to our WFOE and consolidated affiliated entities. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. For further information, see the section of this prospectus captioned “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our WFOE and our VIE, or to make additional capital contributions to our WFOE.”

DIVIDEND POLICY
Since our inception, we have not declared or paid any dividends on our shares. We do not have any present plan to pay any dividends on our Class A or Class B ordinary shares or ADSs in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.
Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends on our ordinary shares, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.
If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the underlying Class A ordinary shares represented by the ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See the section of this prospectus captioned “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.
We are an exempted company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends distributed by our WFOE and our VIE. Certain payments from our WFOE and our VIE to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Our WFOE and our VIE are required to set aside at least 10% of their after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020:

•	on an actual basis;

•
on a pro forma basis to reflect (1) the re-designation of 76,179,938 ordinary shares (including 623,843 restricted shares unvested as of March 31, 2020) beneficially owned by our chief executive officer into Class B ordinary shares on a one-for-one basis immediately prior to the completion of this offering, (2) the re-designation of all of the remaining ordinary shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering and (3) the automatic conversion and the re-designation of all of our issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering; and

•
on a pro forma as adjusted basis to reflect (1) the pro forma adjustments set forth above and (2) the issuance and sale of Class A ordinary shares in the form of ADSs by us in this offering and the issuance and sale of Class A ordinary shares by us in the concurrent private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
	(US$ in thousands)
Cash and cash equivalents	$151,653	$151,653	$586,491
Mezzanine equity:
Series A convertible redeemable preferred shares ($0.0001 par value, 55,626,960 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	$123,629	$—	$—
Series B convertible redeemable preferred shares ($0.0001 par value, 50,783,698 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	30,069	—	—
Series B+ convertible redeemable preferred shares ($0.0001 par value, 26,651,410 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	46,375	—	—
Series C convertible redeemable preferred shares ($0.0001 par value, 36,533,085 shares authorized, 34,793,413 issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	75,114	—	—
Series C+ convertible redeemable preferred shares ($0.0001 par value, 15,062,510 shares authorized, issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	50,748	—	—
Total Mezzanine equity	$325,934	$—	$—
Shareholders’ deficit:
Ordinary shares, US$0.0001 par value per share, 330,404,847 shares authorized, 120,757,715 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	12	—	—
Class A ordinary shares, US$0.0001 par value per share, no shares authorized, issued or outstanding, actual; 800,000,000 shares authorized and 228,119,611 shares issued and outstanding, pro forma; 800,000,000 shares authorized and 320,119,609 shares issued and outstanding, pro forma as adjusted	—	22	32
Class B ordinary shares, US$0.0001 par value per share, no shares authorized, issued or outstanding, actual; 76,179,938 shares authorized and 75,556,095 shares, issued and outstanding, pro forma, and pro forma as adjusted	—	8	8
Additional paid-in capital	—	325,916	760,744
Accumulated other comprehensive loss	(1,490)	(1,490)	(1,490)
Accumulated deficit	(157,845)	(157,845)	(157,845)
Total shareholders’ equity (deficit)	(159,323)	166,611	601,449
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	197,154	197,154	631,992
The total number of Class A ordinary shares and Class B ordinary shares that will be issued and outstanding immediately after this offering and the concurrent private placement is based on 304,897,929 ordinary shares issued and outstanding on an as-converted basis as of May 31, 2020, and excludes:

•	43,694,845 ordinary shares issuable upon the vesting of outstanding options under the 2014 Plan and the 2018 Plan;

•	16,716,035 Class A ordinary shares reserved for future issuance under the Global Plan, which became effective one business day prior to the date of this prospectus; and

•	3,000,000 Class A ordinary shares reserved for future issuance under the ESPP.
Our Global Plan and ESPP provide for annual automatic increases in the number of Class A ordinary shares reserved thereunder, and our Global Plan also provides for increases to the number of Class A ordinary shares that may be granted thereunder based on shares under the 2014 Plan and the 2018 Plan that expire, are forfeited or are otherwise repurchased by us. See the sections of this prospectus captioned “Management—Equity Incentive Plans—Global Equity Incentive Plan—Authorized Shares” and “—Employee Stock Purchase Plan—Authorized Shares.”

DILUTION
If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the pro forma as adjusted net tangible book value per ADS after this offering and the concurrent private placement. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.
Our historical net tangible book value as of March 31, 2020 was approximately US$165.4 million, or US$1.37 per ordinary share and US$5.48 per ADS. Each ADS represents four Class A ordinary shares. Our historical net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of ordinary shares outstanding as of March 31, 2020. Our pro forma net tangible book value as of March 31, 2020 was US$165.4 million, or US$0.54 per ordinary share and US$2.16 per ADS. Pro forma net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of ordinary shares outstanding after giving effect to the automatic conversion and the re-designation of all of our issued and outstanding preferred shares on a one-for-one basis into Class A ordinary shares immediately prior to the completion of this offering. After giving further effect to the issuance and sale of the ADSs offered in this offering and the issuance and sale of Class A ordinary shares in the concurrent private placement, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been US$600.3 million, or US$1.52 per ordinary share and US$6.08 per ADS. This represents an immediate increase in net tangible book value of US$0.98 per ordinary share and US$3.92 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$3.48 per ordinary share and US$13.92 per ADS to investors purchasing ADSs in this offering. Because holders of the Class A ordinary shares and Class B ordinary shares have the same dividend rights and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.
The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Initial public offering price	US$	5.00	US$	20.00
Pro forma net tangible book value before this offering	0.54		2.16
Increase in pro forma net tangible book value attributable to investors participating in this offering and the concurrent private placement	0.98		3.92
Pro forma as adjusted net tangible book value as adjusted for this offering and the concurrent private placement	1.52		6.08
Amount of dilution in net tangible book value to new investors in this offering and the concurrent private placement	3.48		13.92
If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value immediately upon the completion of this offering would be US$1.60 per ordinary share and US$6.40 per ADS, and the dilution in pro forma as adjusted net tangible book value to new investors in this offering would be US$3.40 per ordinary share and US$13.60 per ADS.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2020, the differences between existing shareholders and the new investors in this offering and the concurrent private placement with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration			Average Price Per Ordinary Share		Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	303,675,706	76%	US$	174,361,114	28%	US$	0.57	US$	2.28
New investors	70,000,000	18	350,000,000		55	5.00		20.00
Concurrent private placement investors	22,000,000	6	110,000,000		17	5.00		20.00
Total	395,675,706	100%	US$	634,361,114	100%	US$	1.60	US$	6.40
If the underwriters exercise their over-allotment option in full:

•	the percentage of ordinary shares held by existing shareholders will decrease to 75% of the total number of ordinary shares outstanding after this offering; and

•
the number of ordinary shares (including in the form of ADSs) held by new investors and the concurrent private placement investors will increase to 102,500,000 shares, or 25% of the total number of ordinary shares outstanding after this offering.

The total number of Class A ordinary shares and Class B ordinary shares that will be issued and outstanding immediately after this offering and the concurrent private placement is based on 304,897,929 ordinary shares issued and outstanding on an as-converted basis as of May 31, 2020, and excludes:

•	43,694,845 ordinary shares issuable upon the vesting of outstanding options under the 2014 Plan and the 2018 Plan;

•	16,716,035 Class A ordinary shares reserved for future issuance under the Global Plan, which became effective one business day prior to the date of this prospectus; and

•	3,000,000 Class A ordinary shares reserved for future issuance under the ESPP.
Our Global Plan and ESPP provide for annual automatic increases in the number of Class A ordinary shares reserved thereunder, and our Global Plan also provides for increases to the number of Class A ordinary shares that may be granted thereunder based on shares under the 2014 Plan and the 2018 Plan that expire, are forfeited or are otherwise repurchased by us. See the sections of this prospectus captioned “Management—Equity Incentive Plans—Global Equity Incentive Plan—Authorized Shares” and “—Employee Stock Purchase Plan—Authorized Shares.”

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.
A substantial portion of our operations are conducted in the PRC, and substantially all of our assets are located in the PRC. In addition, most of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in United States courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.
We have appointed Agora Lab, Inc. as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and King & Wood Mallesons, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
In addition, Maples and Calder (Hong Kong) LLP has advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), although the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principal that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (1) is final and conclusive, (2) is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules, (3) is for a liquidated sum and (4) was neither obtained in a manner, nor is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
King & Wood Mallesons has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties or similar arrangements between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. King & Wood Mallesons has advised us further that under PRC law, a foreign judgment violating basic legal principles of PRC law, state sovereignty, safety or social public interest will not be recognized and enforced by a PRC court. As there existed no treaty and limited form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

CORPORATE HISTORY AND STRUCTURE
Agora, Inc., or Agora, was incorporated in November 2013 as an exempted company with limited liability in the Cayman Islands. In January and March 2014, respectively, we incorporated Agora Lab, Inc., or Agora Lab, a California corporation, and formed Shanghai Zhaoyan Network Technology Co., Ltd., or our VIE, a PRC limited liability company. We commenced operations through Agora Lab and our VIE in those same months, providing RTE-PaaS products.
In December 2014, we incorporated Agora IO, Inc, or Agora IO, a Cayman Islands exempted company with limited liability, and Agora IO Hongkong Limited, or Agora HK, a Hong Kong corporation. In the same month, Agora IO, Agora and Agora Lab and their respective shareholders entered into a share swap arrangement which resulted in Agora and Agora Lab becoming wholly owned subsidiaries of Agora IO.
In April 2015, we incorporated Dayin Network Technology Co., Ltd., or our WFOE, a PRC limited liability company. Our WFOE is a wholly-owned subsidiary of Agora HK and has entered into certain contractual arrangements with our VIE and our VIE’s shareholders. See the section of this prospectus captioned “—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.”
In July 2019, we incorporated Agora.IO Ltd, a wholly owned subsidiary of Agora Lab. in the United Kingdom.
In January 2020, we completed the following transactions, which we collectively refer to as the Corporate Reorganization:

•	Agora IO contributed all of its shares of Agora HK to Agora in exchange for Agora’s issuance of ordinary shares to Agora IO, resulting in Agora HK becoming a wholly owned subsidiary of Agora.

•
Each shareholder of Agora IO exchanged all of their ordinary and preferred shares of Agora IO for an equivalent number of ordinary and preferred shares of Agora issued via a share swap agreement, resulting in Agora becoming the sole shareholder of Agora IO, and Agora IO and its former shareholders becoming the shareholders of Agora.

•
Immediately after the share swap, (1) Agora IO reclassified and re-designated all of the preferred shares of Agora IO held by Agora into ordinary shares of Agora IO, (2) Agora repurchased all ordinary shares of Agora held by Agora IO and (3) Agora IO repurchased an equivalent number of ordinary shares of Agora IO held by Agora, collectively resulting in the former Agora IO shareholders remaining shareholders of Agora and Agora IO becoming a wholly owned subsidiary of Agora and no longer a shareholder of Agora.

•
Agora assumed all options granted by Agora IO under the 2018 Equity Incentive Plan, or the 2018 Plan, resulting in the shares subject to the options becoming the same number of shares of Agora instead of shares of Agora IO, but without otherwise affecting the number of options granted, the shares subject to the options, the exercise price of each award, the vesting commencement date or schedule, or the other terms and conditions in the respective award agreements. Agora IO then terminated the 2018 Plan without affecting the then-outstanding awards under the 2018 Plan.

PRC laws and regulations place certain restrictions on foreign investment in and ownership of companies involved in the provision of internet-related services. Accordingly, we conduct our operations in the PRC mainly through our VIE. We have effective control over our VIE through a series of contractual arrangements by and among our WFOE, our VIE and our VIE’s shareholders. These contractual arrangements, as described in more detail below, collectively allow us to (1) exercise effective control over our VIE, (2) receive substantially all of the economic benefits of our VIE and (3) purchase all or part of the equity interests in our VIE pursuant to exclusive call option exercisable when so permitted under PRC laws. For more details, including risks associated with the VIE structure, see the section of this prospectus captioned “Risk Factors—Risks Related to Our Corporate Structure.”
As a result of our contractual arrangements with our VIE and its shareholders, we are the primary beneficiary of our VIE, and, therefore, have consolidated the financial results of our VIE in our consolidated financial statements in accordance with U.S. GAAP.

The following diagram illustrates our corporate structure as of the date of this prospectus, including our subsidiaries and VIE:
________________

(1)	Mr. Zhao, our founder, chief executive officer and chairman, holds 90% of the equity interests in our VIE, and Ms. Wenjing Ma, a nominee shareholder, holds the remaining 10%.
Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders
Below is a summary of the currently effective contractual arrangements by and among our WFOE, our VIE and our VIE’s shareholders.
Agreements that Provide us with Effective Control over our VIE
Share Pledge Agreement. Pursuant to the Share Pledge Agreement, dated June 18, 2015, by and among our WFOE, our VIE and our VIE’s shareholders, each of our VIE’s shareholders pledged all of their equity interests in our VIE to our WFOE to guarantee their and our VIE’s performance of their obligations under the contractual arrangements. In the event of a breach by our VIE or our VIE’s shareholders of contractual obligations under these agreements, our WFOE, as pledgee, will be entitled to dispose of the pledged equity interests in our VIE. The shareholders of our VIE also undertake that, during the term of the share pledge agreement, without the prior written consent of our WFOE, they shall not dispose of the pledged equity interests, create or allow any encumbrance on the pledged equity interests or increase the registered capital of our VIE. If there is any increased registered capital pursuant to the terms of this agreement, such increased registered capital would also be deemed as pledged equity interest. Following the terms of the Share Pledge Agreement, the shareholders of our VIE have registered the pledge at the State Administration for Market Regulation on July 29, 2015.
Voting Rights Proxy Agreement and Irrevocable Powers of Attorney. Under the Voting Rights Proxy Agreement, dated as of June 18, 2015, by and among our WFOE, our VIE and our VIE’s shareholders, and the related irrevocable powers of attorney executed by our VIE’s shareholders on the same date pursuant to the Voting Rights Proxy Agreement, each of our VIE’s shareholders irrevocably granted our WFOE’s designated representative full power of attorney to exercise his or her rights as a shareholder of our VIE, including rights to convene and attend shareholders’ meetings, nominate and elect directors, and appoint and dismiss the senior management of our VIE. Unless otherwise agreed pursuant to the Voting Rights Proxy Agreement, it will remain effective until the earlier of: (1) the end of a ten-year term, which will automatically extend annually unless our WFOE provides 30 days’ prior written notice to our VIE and our VIE’s shareholders; and (2) the termination of the term of operation of our VIE. The related irrevocable powers of attorney will remain effective until the expiration or early termination of the Voting Rights Proxy Agreement.
Agreement that Allows us to Receive Economic Benefits from our VIE
Exclusive Technology Consulting and Services Agreement. Under the Exclusive Technology Consulting and Services Agreement, dated as of June 18, 2015, by and between our WFOE and our VIE, our WFOE has the exclusive right to provide to our VIE consulting and services related to, among other things, information consulting, assisting in information collection and market research, and providing training to personnel. Our WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. Our VIE shall pay our WFOE an annual service fee, which may only be adjusted with the approval of our WFOE and Agora HK. Unless otherwise agreed pursuant to the agreement, this agreement will remain effective until the earlier of: (1) the end of a ten-year term, which will automatically extend annually unless our WFOE provides 30 days’ prior written notice to our VIE; (2) our WFOE terminates the agreement because of our VIE’s breach of the agreement; and (3) the termination of the term of operation of our VIE.
Agreement that Provides us with the Option to Purchase the Equity Interest in our VIE
Exclusive Option Agreement. Pursuant to the Exclusive Option Agreement, dated as of June 18, 2015, by and among our WFOE, our VIE and our VIE’s shareholders, each of our VIE’s shareholders irrevocably granted our WFOE an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in our VIE, and the purchase price shall be the registered capital of our VIE pro rata to our VIE’s shareholders’ shareholdings or the lowest price permitted by applicable PRC law, as applicable. The shareholders of our VIE undertake that, without the prior written consent of our WFOE or us, they shall not, among other things, increase or decrease the registered capital of our VIE, dispose of its assets, incur any debts or guarantee any liabilities, terminate any material agreements or enter into any agreements that are in conflict with any of the existing material agreements, distribute or vote to distribute any profits, interests or dividends, amend its articles of association or provide any loans to third parties. Unless otherwise agreed pursuant to the agreement, the Exclusive Option Agreement will remain effective until the earliest of: (1) the end of a ten-year term that is automatically extended annually unless our WFOE gives our VIE a termination notice 30 days before the term ends; (2) all equity interests in our VIE held by our VIE’s shareholders are transferred or assigned to our WFOE or its designated representatives; and (3) the termination of the term of operation of our VIE.
In the opinion of King & Wood Mallesons, our PRC legal counsel:

•
the ownership structures of our WFOE and our VIE in China, both currently and immediately after giving effect to this offering, do not and will not violate any applicable PRC law, regulation or rule currently in effect; and

•
the contractual arrangements among our WFOE, our VIE and our VIE’s shareholders governed by PRC laws are valid, binding and enforceable in accordance with their terms and applicable PRC laws, rules and regulations currently in effect, and will not violate any applicable PRC law, regulation or rule currently in effect.

However, we have been further advised by King & Wood Mallesons that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. In particular, in January 2015, the Ministry of Commerce of the PRC published a discussion draft of the proposed Foreign Investment Law (2015), or the 2015 Draft, for public review and comments. The 2015 Draft was replaced by the draft Foreign Investment Law (2018), which was published by the SCNPC in December 2018 and further amended in January 2019. The new Foreign Investment Law was approved by the National People’s Congress on March 15, 2019 and came into effect recently on January 1, 2020. Among other things, the 2015 Draft expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or FIE. Under the 2015 Draft, VIEs would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the relevant terms with regard to the VIE structure in the 2015 Draft have been removed in their entirety in the newly effective Foreign Investment Law and there are significant uncertainties as to how the control status of our VIE would be determined under the Foreign Investment Law, and furthermore, whether any of the businesses that we currently operate or plan to operate in the future through our VIE would be subject to any foreign investment restrictions or prohibitions under the “negative list” then effective.
Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by King & Wood Mallesons that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in the aforesaid business we engage in, we could be subject to severe penalties including being prohibited from continuing operations. See the section of this prospectus captioned “Risk Factors—Risks Related to Our Corporate Structure.”
All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. See the section of this prospectus captioned “Risk Factors—Risks Related to Our Corporate Structure—We rely on contractual arrangements with our VIE and its shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and could adversely affect our business, operating results and financial condition.” Such arbitration provisions have no effect on the rights of our shareholders to pursue claims against us under United States federal securities laws.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
The following selected consolidated statements of comprehensive income data and selected consolidated statements of cash flows data for the years ended December 31, 2018 and 2019, and selected consolidated balance sheet data as of December 31, 2018 and 2019, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of comprehensive income data and selected consolidated statements of cash flows data for the three months ended March 31, 2019 and 2020, and selected consolidated balance sheet data as of March 31, 2020, have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our future results. The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes included elsewhere in this prospectus and the information in the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Consolidated Statements of Comprehensive Income Data:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except for share and per share data)
Real-time engagement service revenues	$43,199	$63,925	$13,287	$35,446
Other revenues	458	503	75	114
Total revenues	43,657	64,429	13,362	35,560
Cost of revenues(1)	(12,635)	(20,417)	(4,152)	(11,082)
Gross profit	31,022	44,011	9,211	24,478
Operating expenses:
Research and development expenses(1)	(14,426)	(23,623)	(4,200)	(11,688)
Sales and marketing expenses(1)	(11,986)	(19,408)	(4,006)	(6,002)
General and administrative expenses(1)	(5,373)	(7,177)	(1,562)	(3,545)
Total operating expenses	(31,785)	(50,208)	(9,768)	(21,236)
Other operating income	1,025	108	5	23
Income (loss) from operations	263	(6,089)	(552)	3,266
Exchange gain (loss)	(21)	87	(18)	(7)
Interest income	239	626	43	97
Income (loss) before income taxes	481	(5,376)	(528)	3,356
Income taxes	(105)	(801)	(190)	(369)
Net income (loss)	376	(6,177)	(718)	2,987
Less: cumulative undeclared dividends on convertible redeemable preferred shares	(9,961)	(9,961)	(2,490)	(3,399)
Less: accretion on convertible redeemable preferred shares to redemption value	(33,235)	(50,715)	(10,179)	(35,964)
Net income (loss) attributable to ordinary shareholders	$(42,820)	$(66,854)	$(13,387)	$(36,376)
Other comprehensive income (loss):
Foreign currency translation adjustments	(749)	(358)	321	(501)
Total comprehensive income (loss) attributable to Agora, Inc.’s ordinary shareholders	$(43,569)	$(67,212)	$(13,066)	$(36,877)

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except for share and per share data)
Net loss per share attributable to Agora, Inc.’s ordinary shareholders—basic and diluted(2)	(0.39)	(0.58)	(0.12)	(0.30)
Weighted average number of ordinary shares—basic and diluted(2)	109,141,311	115,716,392	113,245,308	119,882,136
Pro forma basic earnings per ordinary share (unaudited)(3)		(0.02)		0.01
Pro forma diluted earnings per ordinary share (unaudited)(3)		(0.02)		0.01
Denominator for pro forma basic earnings per ordinary share (unaudited)(3)		283,571,873		295,848,199
Denominator for pro forma diluted earnings per ordinary share (unaudited)(3)		283,571,873		331,484,554
________________

(1)	Share-based compensation expense was allocated to cost of revenue and operating expenses as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Cost of revenues	$50	80	$19	$31
Research and development expenses	920	1,473	327	292
Sales and marketing expenses	975	1,654	363	485
General and administrative expenses	905	1,046	221	639
Total share-based compensation expense	$2,850	$4,253	$930	$1,447

(2)
See Note 14 to our consolidated financial statements and Note 14 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculation of our net income (loss) per share attributable to ordinary shareholders—basic and diluted.

(3)
See Note 17 to our consolidated financial statements and Note 17 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for an explanation of the calculation of our pro forma net loss per share attributable to ordinary shareholders—basic and diluted.

Consolidated Cash Flow Data:

	Years Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Net cash generated from (used in) operating activities	$536	$706	$3,619	$(919)
Net cash used in investing activities	(3,773)	(3,353)	(5,951)	(2,496)
Net cash provided by financing activities	65,772	—	—	49,769
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(556)	(269)	194	(303)
Net increase (decrease) in cash, cash equivalents and restricted cash	61,979	(2,915)	(2,139)	46,050
Cash, cash equivalents and restricted cash at beginning of year	46,619	108,598	108,598	105,683
Cash, cash equivalents and restricted cash at end of year	108,598	105,683	106,459	151,733

Key Operating and Financial Metrics:

	Year Ended December 31,
	2018	2019
Dollar-Based Net Expansion Rate(1)	135%	127%
Constant Currency Dollar-Based Net Expansion Rate(1)	133%	131%

	As of and for the Year Ended December 31,		As of and for the Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except values)
Active customers(1)	586	1,041	678	1,176
Adjusted EBITDA(1)	$4,035	$31	$720	$5,458
Free cash flow(1)	$(1,725)	$(4,096)	$2,855	$(3,416)
________________

(1)
See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for information on how we define and calculate these measures.

Consolidated Balance Sheet Data:

	As of December 31,		As of March 31,
	2018	2019	2020
	(US$ in thousands)
Cash and cash equivalents	$108,518	$105,603	$151,653
Short-term investments	1,457	—	—
Working capital(1)	111,948	104,750	155,851
Total assets	127,308	131,159	197,154
Total liabilities	11,295	18,481	30,543
Total Mezzanine equity	189,255	239,970	325,934
Total shareholders’ equity (deficit)	(73,242)	(127,293)	(159,323)
________________

(1)	Working capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. See the section of this prospectus captioned “Special Note Regarding Forward-Looking Statements and Industry Data.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the section of this prospectus captioned “Risk Factors” and in other parts of this prospectus. Our fiscal year ends on December 31.
Overview
We pioneered Real-Time Engagement Platform-as-a-Service, or RTE-PaaS, and we are the global leader by market share in this rapidly growing industry. Our platform provides developers simple-to-use, highly customizable and widely compatible Application Programming Interfaces, or APIs, to embed real-time video, voice and messaging functionalities into their applications without the need to develop the technology or build the underlying infrastructure themselves. The real-time data transmission is handled by our Software-Defined Real-Time Network, or SD-RTN, which is a virtual network overlay on top of the public internet running on more than 200 co-located data centers worldwide. Using sophisticated algorithms, the SD-RTN continually monitors and optimizes data transmission paths through the network to minimize latency and packet loss, enabling high quality real-time engagement across millions of concurrent users.
Since inception, we have achieved the following significant milestones:

•	In 2013, our chief executive officer, Mr. Zhao, founded our company in Silicon Valley.

•	In 2014, we launched our Real-Time Voice product and established our Shanghai office.

•
In 2015, we launched our Real-Time Video product, signed our first customers and organized the inaugural RTC Conference in Beijing, which was the first conference in Asia focused on real-time engagement technology and which we have hosted every year since.

•	In 2016, we powered more than 600 million minutes of real-time video and voice engagement through more than 1,000 applications in December alone.

•	In 2017, our products helped developers revolutionize live interactive streaming and social-based gaming by adding real-time video and voice engagement features.

•
In 2018, the SD-RTN expanded to more than 100 co-located data centers worldwide and we launched Agora Analytics, a suite of tools that help developers monitor and diagnose quality issues to improve the end-user experience. In the same year, adoption of our products for education use cases accelerated.

•
In 2019, we expanded the SD-RTN to more than 200 co-located data centers worldwide. Additionally, we launched our Real-Time Messaging product, high-definition video capabilities and the Agora Partner Gallery, our marketplace for third-party solutions and services. We also hosted the inaugural AllThingsRTC conference in San Francisco.

•	In the month of March 2020 alone we powered more than 40 billion minutes of real-time video and voice engagement for end users in more than 100 countries through more than 10,000 active applications.
Our business employs a freemium model, offering 10,000 free minutes of real-time engagement per month per account, to encourage adoption and innovation by developers and proliferation of real-time engagement use cases. As usage exceeds the allotted free minutes, we charge based on usage and developers become paying customers. In each of the periods presented, the vast majority of the minutes of real-time engagement on our platform were attributable to paid usage. Our platform is designed for developers to self-serve, and they typically require minimal individual customer support to deploy our products. Once customers reach a certain spending level with us, we support them with a dedicated account manager who coordinates internal resources to drive customer success. For certain large customers, who are developing promising but complex use cases, we deploy our own engineers to assist with the integration of our products into their applications. This is a key element of our strategy to enable new use cases and accelerate usage of our platform and we do not usually charge customers for such services. When a use case becomes sufficiently well-established, such as online education using our Real-Time Video product, we deploy our sales team to identify and actively approach similar companies that could also benefit from our products. We also generate a slight portion of our sales through our revenue-sharing relationships with channel partners, such as referral partners, resellers and integration partners. Revenue generated through our channel partners may become a more meaningful contributor over time.
We generate substantially all of our revenue from usage of our platform. Generally, customers enter into 12-month contracts and are invoiced monthly in arrears based on usage. In some cases, we offer tiered, volume-based discounts to our largest customers in return for minimum revenue commitments. Most customers with a minimum revenue commitment contract generate a significant amount of revenue in excess of their minimum revenue commitment in any period. Historically, the aggregate minimum commitment revenue from customers with which we have contracts has constituted a small portion of our revenue in any period, and we expect this to continue in the future.
In the month of March 2020 alone, we powered more than 40 billion minutes of RTE for end users in more than 100 countries through more than 10,000 active applications. This was up from 20 billion minutes of RTE in the month of December 2019 as end users, particularly in China, spent more time interacting online due to work, school, travel and other restrictions as a result of the COVID-19 outbreak. We define an active application as an application that uses one of our video or voice products for at least one minute in a given month. These applications cover a wide range of industries, including social, education, entertainment, gaming, e-commerce, financial services and healthcare. As of March 31, 2020, we had 1,176 active customers, which we define as customers who generate more than US$100 of revenue during the preceding 12 months. As our customers succeed, we share in their success through our usage-based revenue model. As the popularity of individual use cases and applications has varied over time, we believe a useful indicator of the increased activity from our customers is our Constant Currency Dollar-Based Net Expansion Rate, which was 133% and 131% for 2018 and 2019, respectively. See the section of this prospectus captioned “—Key Operating and Financial Metrics—Constant Currency Dollar-Based Net Expansion Rate.”
In 2019 and the three months ended March 31, 2020, the majority of the minutes used by our customers were for our voice products, but we generate a majority of our revenue from usage of our video products, for which we charge our customers more, given the higher bandwidth and technical sophistication required. For each of the periods presented, a majority of our total revenue was generated from customers operating primarily in the PRC, although we expect the percentage of our total revenue derived from customers operating primarily outside of the PRC, to grow as RTE solutions are incorporated into software applications by developers globally. In the three months ended March 31, 2020, we had one customer that accounted for 14% of our total revenue and a second customer that accounted for 10% of our total revenue. In the three months ended March 31, 2019 and the year ended December 31, 2019, no single customer accounted for more than 10% of our total revenue, even after aggregating customers with multiple accounts. In 2018, one customer accounted for 16% of our total revenue.
We use our SD-RTN, a virtual network overlay on top of the public internet, to handle the real-time data transmission for our products. We own the majority of our servers and network equipment that we host at the more than 200 co-located data centers on which the SD-RTN runs. Our network architecture design allows us to quickly add server capacity at the local data center, connect more data centers at the continent level or purchase additional bandwidth to manage customer growth. We have arrangements with network operators and cloud providers around the world from which we purchase bandwidth. These arrangements are typically one-year renewable agreements with monthly payments due at a fixed unit price based on periodically sampled peak bandwidth usage, and a smaller number of the agreements contain minimum usage commitments or maximum limits on available bandwidth, or both. Historically, a majority of our cost of revenue has been bandwidth, co-location space and cost of our customer solutions and services teams. We seek to optimize our network coverage and connectivity through continuous improvements in routing and sourcing. In the past, as usage volume has increased, we have been able to achieve lower pricing for bandwidth and co-location services. Additionally, as our customer base has diversified, we have improved bandwidth and server utilization as peak usage of customers usually occur at different times. To date, we have chosen to pass on the cost savings from lower pricing and higher utilization to our customers in the form of lower prices to drive increased usage of our platform while maintaining gross margin. We intend to continue this pricing strategy in the near term. This strategy may not result in increased revenue or the growth of our business and may delay or otherwise impair our ability to achieve profitability. Over the longer term, we may leverage these costs savings to expand gross margin.
Our business has experienced rapid growth and is capital efficient. From our inception in 2013 through March 31, 2020, we have raised US$170.4 million of equity capital, net of share and option repurchases, and we had US$151.7 million in cash and cash equivalents as of March 31, 2020. For the three months ended March 31, 2019 and 2020, our total revenue was US$13.4 million and US$35.6 million, respectively, an increase of 165.7%. For the three months ended March 31, 2019 and 2020, our net income (loss) was US$(0.7) million and US$3.0 million, respectively, and our Adjusted EBITDA was US$0.7 million and US$5.5 million, respectively. For 2018 and 2019, our total revenue was US$43.7 million and US $64.4 million, respectively, an increase of 47.6%. For 2018 and 2019, our net income (loss) was US$0.4 million and US$(6.2) million, respectively, and our Adjusted EBITDA was US$4.0 million and US$31.0 thousand. Adjusted EBITDA is a non-GAAP measure. See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for a discussion of the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measurement, for the periods presented.
Impact of COVID-19
On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the COVID-19 outbreak a public health emergency of international concern, and on March 11, 2020 the World Health Organization declared the global COVID-19 outbreak a pandemic. The COVID-19 virus continues to impact countries worldwide, including where our end users and customers are located and Shanghai, China and Santa Clara, California where we have business operations. During the COVID-19 pandemic, government authorities around the world have ordered schools and businesses to close, imposed restrictions on non-essential activities and required people to remain at home while imposing significant restrictions on traveling and social gatherings.
While the long-term impact of the COVID-19 outbreak is uncertain, during the first quarter of 2020 we experienced significant usage and revenue growth, as people spent more time learning, gaming and otherwise interacting online due to work, school, travel and other restrictions. This dynamic was particularly pronounced in China, our largest market and one that was impacted by government-imposed restrictions designed to slow the outbreak for a significant portion of the quarter. In the second quarter of 2020, we have continued to observe higher usage than the same period in the prior year; however, the pace of usage growth has moderated sequentially, as restrictions in China have been eased. We also observed increases in numbers of developers and active applications. While we may continue to observe increases in usage and developer adoption of our products to meet end-user demand for RTE, we do not anticipate that we will experience the same level of revenue growth we did in the first quarter of 2020.
During the first quarter of 2020, we benefited from increase in the number of minutes our video products were used, as well as a trend of shifting towards higher resolution video products. On the other hand, the increased online activity generated higher demand for bandwidth and servers in general, which led to increases in their prices, which offset the mix shift towards higher priced products and resulted in relatively flat gross margin. Although we were able to scale our network infrastructure despite the COVID-19 related headwinds, failure to contain the further spread, or any resurgence, of COVID-19 may affect our ability to cost-effectively maintain and expand our network infrastructure, which could severely disrupt our business and operations and adversely affect our operating results and financial condition.
Stay-at-home restrictions were imposed on our Shanghai headquarters beginning in February 2020 (which have subsequently been removed) and Santa Clara, California headquarters beginning in March 2020 (which remain in place). Even prior to the imposition of such restrictions, we conducted significant portion of our sales and customer support activities remotely, although certain marketing activities that have historically occurred offline, such as our AllThingsRTC Conference in the United States, have been canceled, postponed or moved online. In addition, our research and development personnel remained productive despite requirements to work from home. While COVID-19 has not materially adversely impacted our operations through the date of this prospectus, the impact of COVID-19 on our ability to attract, serve, retain or upsell customers is inherently uncertain and depends on the duration, severity or potential resurgence of the outbreak and its impact on end users, customers and the macroeconomic environment as a whole. Existing and potential customers may choose to reduce or delay technology investments in response to the

COVID-19 pandemic, or attempt to renegotiate contracts and obtain concessions, which may materially and negatively impact our operating results, financial condition and prospects.
We believe the COVID-19 pandemic will accelerate end users’ shift towards RTE applications. To capture the market opportunity, we intend to continue to invest in the development of market-leading products, maintaining and expanding our grassroots developer outreach and targeted sales efforts to larger organizations, customer support, our platform and international expansion. However, there continues to be significant uncertainties associated with the COVID-19 pandemic, including with respect to the ultimate spread of the virus, the severity of the disease, the duration of the pandemic and further actions that may be taken by governmental authorities around the world to contain the virus or to treat its impact, and these investments may not generate the expected results.
Key Operating and Financial Metrics
We measure our business using both financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and technology investments and assess the near-term and long-term performance of our business. The key financial and operating metrics we use are:

	Year Ended December 31,
	2018	2019
Dollar-Based Net Expansion Rate	135%	127%
Constant Currency Dollar-Based Net Expansion Rate	133%	131%

	As of and for the Year Ended December 31,		As of and for the Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands, except values)
Active customers	586	1,041	678	1,176
Adjusted EBITDA	$4,035	$31	$720	$5,458
Free cash flow	$(1,725)	$(4,096)	$2,855	$(3,416)
Dollar-Based Net Expansion Rate
Our ability to drive growth and generate incremental revenue depends, in part, on our ability to maintain and grow our relationships with customers and to increase their usage of our platform. An important way in which we track our performance in this area is by measuring the Dollar-Based Net Expansion Rate for our customers. Our Dollar-Based Net Expansion Rate increases when our customers increase usage of a product, extend usage of a product to new applications or adopt a new product. Our Dollar-Based Net Expansion Rate decreases when our customers cease or reduce usage of a product or when we lower prices.
Our Dollar-Based Net Expansion Rate measures our ability to increase revenue generated from our existing customer base. To calculate Dollar-Based Net Expansion Rate for a given year, we first identify all customers in the prior year, then calculate the quotient from dividing the revenue generated from such customers in the given year by the revenue generated from the same group of customers in the prior year.
We calculate our Dollar-Based Net Expansion Rate on a year-over-year basis because our revenue is subject to fluctuations from quarter to quarter, such as in the first quarter of 2020 when we experienced a spike in the usage of our products as a result of demand for online real-time engagement spurred by the COVID-19 pandemic.
Constant Currency Dollar-Based Net Expansion Rate
We generate the majority of our revenue in Renminbi and for financial-reporting purposes translate our Renminbi and other non U.S.-dollar denominated revenue into U.S. dollars at average exchange rates prevailing during the fiscal year. As a result, as the Renminbi depreciates or appreciates against the U.S. dollar, our revenue presented in U.S. dollars, as well as our Dollar-Based Net Expansion Rate, will be negatively or positively affected. See the section of this prospectus captioned “—Factors Affecting Our Performance—Effect of Currency Translations” for additional information. Constant Currency Dollar-Based Net Expansion Rate is calculated the same way as our Dollar-Based Net Expansion Rate but using fixed exchange rates based on the daily average exchange rates prevailing during the prior year to remove the impact of foreign currency translations. We believe Constant Currency Dollar-Based Net Expansion Rate facilitates operating performance comparisons on a period-to-period basis as we do not consider the impact of foreign currency fluctuations to be indicative of our core operating performance.
Active Customers
We believe that our ability to expand our customer base is an important indicator of market acceptance of our platform, the growth of our business, and future business opportunities. We define an active customer at the end of any particular period as an organization or individual developer from which we generated more than US$100 of revenue during the preceding 12 months. We count customers based on unique customer account identifiers. Generally, one software application uses the same customer account identifier throughout its life cycle while one account may be used for multiple applications. In each of the periods presented, revenue from active customers represented substantially all of our revenue.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income (loss) before exchange gain (loss), interest income, income taxes, depreciation and amortization, and adjusted to exclude the effects of share-based compensation expense. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of share-based compensation expense in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and excludes an item that we do not consider to be indicative of our core operating performance. Adjusted EBITDA is not a measure calculated in accordance with GAAP. See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for a discussion of the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measurement, for the periods presented.
Free Cash Flow
Free cash flow is a non-GAAP financial measure that we calculate as net cash generated from (used in) operating activities less purchases of property and equipment. We believe this is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property and equipment, can be used for strategic initiatives, including investing in our business and strengthening our balance sheet. We expect our free cash flow to fluctuate in future periods as we invest in our business to support our plans for growth. Free cash flow is not a measure calculated in accordance with GAAP. See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for a discussion of the limitations of free cash flow and a reconciliation of free cash flow to as net cash generated from (used in) operating activities, the most comparable GAAP measurement, for the periods presented.
Factors Affecting Our Performance
Product and Market Leadership
We are committed to delivering market-leading products to continue to build and maintain credibility with the global software developer community. We believe we must maintain our technology, product and market leadership position and the strength of our brand to drive further revenue growth. We intend to continue to invest in our engineering capabilities and marketing activities to maintain our strong position in the developer community. Our results of operations may reflect sustained high levels of investments to drive increased customer adoption and usage.
Acquiring New Customers
We are focused on continuing to grow the number of customers that use our platform. Our operating results and growth prospects will depend in part on our ability to attract new developers and convert them into active customers.

Our self-service model allows us to more efficiently leverage our investments in sales and marketing activities. In order to maintain our efficient customer acquisition, we must maintain and expand our grassroots developer outreach and targeted sales efforts to larger organizations that could potentially benefit from our products, both of which will require significant investments in advance of realizing revenue growth resulting from such investments.
Expanding Usage of Existing Customers
We believe that there is a significant opportunity for growth with many of our existing customers. Many customers adopt our products through self-managed deployments and often materially expand their usage over time. In order for us to continue to expand usage within our customer base we will need to maintain engineering-level customer support and continue to introduce new products and features as well as innovative new use cases that are tailored to our customers’ needs. Given our usage-based model, we depend on the success of our customers and their applications.
We quantify our expansion across existing customers through our Constant Currency Dollar-Based Net Expansion Rate. Our Constant Currency Dollar-Based Net Expansion Rate reflects adoption and usage within our customers, as our revenue is primarily driven by the customers’ usage of our video and voice products, while removing the impact of currency translations which we do not believe reflect our core operating performance. Constant Currency Dollar-Based Net Expansion Rate may fluctuate as a result of several factors, including the level of penetration within our customer base, expansion of products and features, the mix of use cases and products adopted by customers, fluctuations in the usage of our customers’ applications by their end users and our ability to retain our customers.
Innovation and Enhancement of Our Platform
We continue to invest resources to enhance the capabilities of our platform and release product updates. For example, in 2019 we introduced our Real-Time Recording, Real-Time Messaging and Real-Time Streaming Acceleration products. In 2019, we also announced the Agora Partner Gallery, our marketplace for third-party solutions and services, to provide our customers with incremental functionalities. We believe that the more developers and other third parties use our platform and integrate it with third-party applications, the more we become the ubiquitous platform for real-time engagement. We will need to expend additional resources to continue introducing new products, features and functionality, and to continue supporting the integration efforts of third parties that enhance the value of our platform.
International Growth
Our products serve end users in over 100 countries. A majority of our revenue was generated from customers operating primarily in the PRC in each of the periods presented. Although we believe that adoption of real-time engagement solutions in China is still in the early stages, it is further advanced there than in other countries, especially for consumer-oriented applications. Currently, we maintain dual headquarters in the PRC and the United States as well as a small presence in other countries. We expect to continue to expand our international go-to-market efforts in the future. The expansion of the reach of our platform and our global sales efforts will add increased complexity and cost to our business.
Effect of Currency Translations
As a result of our international operations, primarily in the PRC and the United States, we are exposed to currency translation impacts. Our reporting and functional currency is the U.S. dollar. The functional currency of our WFOE and VIE in the PRC, which generate the majority of our revenue, is the Renminbi. The financial statements of our entities using functional currencies other than the U.S. dollar are translated to the U.S. dollar. Revenue and expense items are translated at average exchange rates prevailing during the fiscal year. As a result, as the Renminbi depreciates or appreciates against the U.S. dollar, our revenue presented in U.S. dollars, as well as our Dollar-Based Net Expansion Rate, will be negatively or positively affected. Constant Currency Dollar-Based Net Expansion Rate is calculated using fixed exchange rates to remove the impact of foreign currency translations.

Components of Our Results of Operations
Revenue
We derive substantially all of our revenue from usage-based fees earned from customers using video, voice, and other products. A majority of the minutes used by our customers are for voice products, but we generate a majority of our revenue from usage of video products, which we sell for a higher price given the higher bandwidth cost and technical sophistication required. Our product mix is impacted by the relative contribution of various use cases. In 2018, 2019 and the three months ended March 31, 2020, we have seen increasing revenue contribution from our video products, mainly driven by the emergence of education use cases, where the majority of usage is video and in certain cases high definition video, for which we charge a higher price. We expect that product and use case mix and their impact on revenue will vary from period to period.
Generally, customers enter into 12-month contracts and are invoiced monthly in arrears based on usage. Historically, we have not experienced any significant recoverability issues with respect to our accounts receivable. We offer tiered, volume-based discounts to our largest customers, in some cases in return for some level of minimum revenue commitment.
Cost of Revenue and Gross Margin
Cost of revenue consists primarily of costs of bandwidth purchased from network operators and cloud providers, data center co-location costs, depreciation of servers and network equipment and personnel costs for customer solutions and services employees.
Gross profit is equal to our total revenues less cost of revenues. Gross profit as a percentage of our total revenues is referred to as gross margin. Our gross margin has been and will continue to be affected by a number of factors, including the timing and extent of our investments in our operations, our ability to manage our bandwidth, co-location and server costs, the mix of video and voice usage and the extent to which we periodically choose to pass on the cost savings from lower pricing and higher utilization to our customers in the form of lower prices as well as our efforts to drive greater usage of our products through attractive pricing.
Operating Expenses
The most significant components of operating expenses are personnel costs, which consist of salaries, benefits, bonuses, and share-based compensation. We also incur other non-personnel costs related to our general overhead expenses.
Research and Development
Research and development expenses consist primarily of personnel costs for research and development personnel, cloud infrastructure fees for staging and development, third-party software testing services, and an allocation of general overhead expenses. Because the amount of research and development expenses qualifying for capitalization has been immaterial, all development costs have been expensed as incurred.
We believe that continued investment in our products is important for our future growth, and we expect to continue to focus our research and development efforts on improving the quality of the end-user experience, adding new features and functionalities to our products and introducing new products. We expect our research and development expenses to continue to increase in absolute dollars for the foreseeable future. Although these expenses may fluctuate as a percentage of total revenue from period to period, over the longer term, we expect research and development expenses to decline as a percentage of revenue as we scale our business.
Sales and Marketing
Sales and marketing expenses consist primarily of advertising-related expenditures, marketing costs related to our developer conferences and event, personnel costs of our sales and marketing team and an allocation of our general overhead expenses.

Our go-to market strategy is focused on building developer community and enthusiasm for our products. We also employ more targeted sales efforts focused on large potential customers with proven use cases that could benefit from our products. We plan to continue investing in sales and marketing by increasing our sales and marketing headcount, expanding our sales channels, building our brand awareness and sponsoring additional marketing events. We expect our sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future as we expand our sales and marketing efforts and continue to build our brand, although these expenses may fluctuate as a percentage of our total revenue from period to period depending on the timing of these expenses and, over the longer term, we expect them to decline as a percentage of revenue as we scale our business.
General and Administrative
General and administrative expenses consist primarily of personnel costs for our accounting, finance, legal, human resources and administrative support personnel and executives. General and administrative expenses also include costs related to legal and other professional services fees, sales and other taxes, depreciation and amortization of property and equipment and an allocation of our general overhead expenses.
Following the completion of this offering, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations, and professional services. We expect our general and administrative expenses to continue to increase in absolute dollars for the foreseeable future. Although these expenses may fluctuate as a percentage of our total revenue from period to period, over the long term, we expect general and administrative expense to gradually decline as a percentage of revenue as we scale our business.
Results of Operations
The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of total revenue for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Real-time engagement service revenues	$43,199	$63,925	$13,287	$35,446
Other revenues	458	503	75	114
Total revenues	43,657	64,429	13,362	35,560
Cost of revenues(1)	(12,635)	(20,417)	(4,152)	(11,082)
Gross profit	31,022	44,011	9,211	24,478
Operating expenses:
Research and development expenses(1)	(14,426)	(23,623)	(4,200)	(11,688)
Sales and marketing expenses(1)	(11,986)	(19,408)	(4,006)	(6,002)
General and administrative expenses(1)	(5,373)	(7,177)	(1,562)	(3,545)
Total operating expenses	(31,785)	(50,208)	(9,768)	(21,236)
Other operating income	1,025	108	5	23
Income (loss) from operations	263	(6,089)	(552)	3,266
Exchange gain (loss)	(21)	87	(18)	(7)
Interest income	239	626	43	97
Income (loss) before income taxes	481	(5,376)	(528)	3,356
Income taxes	(105)	(801)	(190)	(369)
Net income (loss)	376	(6,177)	(718)	2,987

________________

(1)	Share-based compensation expense was allocated to cost of revenue and operating expenses as follows:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Cost of revenues	$50	$80	$19	$31
Research and development expenses	920	1,473	327	292
Sales and marketing expenses	975	1,654	363	485
General and administrative expenses	905	1,046	221	639
Total share-based compensation expense	$2,850	$4,253	$930	$1,447

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
Real-time engagement service revenues	99.0%	99.2%	99.4%	99.7%
Other revenues	1.0	0.8	0.6	0.3
Total revenues	100.0	100.0	100.0	100.0
Cost of revenues	(28.9)	(31.7)	(31.1)	(31.2)
Gross profit	71.1	68.3	68.9	68.8
Operating expenses:
Research and development expenses	(33.0)	(36.7)	(31.4)	(32.9)
Sales and marketing expenses	(27.5)	(30.1)	(30.0)	(16.9)
General and administrative expenses	(12.3)	(11.1)	(11.7)	(10.0)
Total operating expenses	(72.8)	(77.9)	(73.1)	(59.7)
Other operating income	2.3	0.2	—	0.1
Income (loss) from operations	0.6	(9.5)	(4.1)	9.2
Exchange gain (loss)	—	0.1	(0.1)	—
Interest income	0.5	1.0	0.3	0.3
Income (loss) before income taxes	1.1	(8.3)	(4.0)	9.4
Income taxes	(0.2)	(1.2)	(1.4)	(1.0)
Net income (loss)	0.9%	(9.6)%	(5.4)%	8.4%
Comparison of Three Months Ended March 31, 2019 and 2020
Revenue

	Three Months Ended March 31,		Change
	2019	2020	$	%
	(US$ in thousands)
Total revenues	$13,362	$35,560	$22,198	166.1%
The increase in total revenues was primarily due to a 161.8% increase in the number of minutes our video products were used, as well as a trend of shifting towards higher resolution video products, in the three months ended March 31, 2020 compared to the prior year period.

Cost of Revenue; Gross Margin

	Three Months Ended March 31,		Change
	2019	2020	$	%
	(US$ in thousands)
Cost of revenues	$(4,152)	$(11,082)	$(6,930)	166.9%
Gross margin	68.9%	68.8%
Of the increase in cost of revenues, US$5.6 million was attributable to the increase in bandwidth and co-location costs as we continued to scale our business and to meet COVID-19-generated demand for usage of applications that integrate our products. Cost of revenue was also impacted by a US$0.4 million increase in depreciation.
Gross margin was relatively flat at 68.8% in the three months ended March 31, 2020, compared to 68.9% in the prior year period, as the increase in the video usage and shift towards higher resolution video products was offset by the increased prices for bandwidth and servers in response to COVID-19 driven demand for online activity.
Research and Development Expense

	Three Months Ended March 31,		Change
	2019	2020	$	%
	(US$ in thousands)
Research and development expenses	$(4,200)	$(11,688)	$(7,488)	178.3%
Percentage of total revenues	31.4%	32.9%
Of the increase in research and development expenses, US$7.2 million was due to increased employee wages and benefits expense as we continued to build our team.
Selling and Marketing Expenses

	Three Months Ended March 31,		Change
	2019	2020	$	%
	(US$ in thousands)
Sales and marketing expenses	$(4,006)	$(6,002)	$(1,996)	49.8%
Percentage of total revenues	30.0%	16.9%
Of the increase in sales and marketing expenses, US$1.8 million was due to increased employee wages and benefits expense as we continued to build our team and a US$0.1 million increase in share-based compensation. Sales and marketing expenses as a percentage of total revenue decreased as we scaled our business as result of COVID-19 demand for online engagement and, to a lesser degree, as a result of reduced costs for in-person marketing.
General and Administrative Expenses

	Three Months Ended March 31,		Change
	2019	2020	$	%
	(US$ in thousands)
General and administrative expenses	$(1,562)	$(3,545)	$(1,983)	127.0%
Percentage of total revenues	11.7%	10.0%

Of the increase in general and administrative expenses, US$1.0 million was due to an increase in employee wages and benefits expense, US$0.4 million due to share-based compensation and US$0.5 million due to an increase in professional fees as we prepared to become a public company. General and administrative expenses decreased as a percentage of revenue as the benefit of scale were partially offset by increased costs related to becoming a public company.
Other Operating Income
Other operating income was not material in either the three months ended March 31, 2019 or 2020.
Interest Income
The US$54 thousand increase in interest income was primarily due to an increase in the average balance of cash and cash equivalents and short-term investments in the three months ended March 31, 2020 compared to the prior year period, due to proceeds received from the issuance of Series C+ preferred shares in January 2020.
Income Taxes; Effective Tax Rate
The US$0.2 million increase in income taxes was primarily due to the increase in operating income.
Our effective tax rate was (36.1)% for the three months ended March 31, 2019 and 11.0% for the three months ended March 31, 2020. The change in our effective tax rate was primarily due to an increase in operating income.
Comparison of Years Ended December 31, 2018 and 2019
Revenue

	Year Ended December 31,		Change
	2018	2019	$	%
	(US$ in thousands)
Total revenues	$43,657	$64,429	$20,772	47.6%
The increase in total revenues was primarily due to a 68.4% increase in the number of minutes our products were used in 2019 compared to 2018. This increase in usage was partially offset by a 9.1% decrease in the average price per minute as we passed on the marginal cost savings from our higher bandwidth and server utilization due to a more diversified customer base and lower procurement prices due to our increased scale and sought to drive greater usage of our products. Our total revenues also suffered from a 3.7% foreign exchange translation loss resulting from the depreciation of the Renminbi, in which we receive the majority of our revenue, compared to the U.S. dollar from 2018 to 2019. In 2018, the average Renminbi to U.S. dollar exchange rate was 6.6146 and in 2019 the average Renminbi to U.S. dollar exchange rate was 6.8985, according to the mid-price published by the State Administration of Foreign Exchange of China.
Cost of Revenue; Gross Margin

	Year Ended December 31,		Change
	2018	2019	$	%
	(US$ in thousands)
Cost of revenues	$12,635	$20,417	$7,782	61.6%
Gross margin	71.1%	68.3%
Of the increase in cost of revenues, US$5.9 million was attributable to the increase in bandwidth and co-location costs as we continued to scale our business. Cost of revenue was also impacted by a US$0.7 million increase in depreciation. On a percentage basis, cost of revenues increased by 61.6%, compared to the 68.4% increase in number of minutes, due to our greater bandwidth and server utilization and lower procurement prices. Cost of revenues increased at a faster pace than revenue because of the increase in depreciation as we purchased servers ahead of expected customer demand, and because we offered attractive pricing to drive greater adoption and usage of our products.
Gross margin declined by 2.8 percentage points as a result of the pricing strategy and increase in depreciation discussed above.
Research and Development Expense

	Year Ended December 31,		Change
	2018	2019	$	%
	(US$ in thousands)
Research and development expenses	$14,426	$23,623	$9,197	63.8%
Percentage of total revenues	33.0%	36.7%
Of the increase in research and development expenses, US$7.3 million was due to increased employee wages and benefits expense as we continued to build our team and US$0.6 million was due to an increase in share-based compensation.
Selling and Marketing Expenses

	Year Ended December 31,		Change
	2018	2019	$	%
	(US$ in thousands)
Sales and marketing expenses	$11,986	$19,408	$7,422	61.9%
Percentage of total revenues	27.5%	30.1%
Of the increase in sales and marketing expenses, US$4.9 million was due to increased employee wages and benefits expense as we continued to build our team, a US$0.9 million increase in marketing expenses, mainly related to hosting and sponsoring conferences and developer events, a US$0.7 million increase in share-based compensation, and a US$0.6 million increase in advertising expenses.
General and Administrative Expenses

	Year Ended December 31,		Change
	2018	2019	$	%
	(US$ in thousands)
General and administrative expenses	$5,373	$7,177	$1,804	33.6%
Percentage of total revenues	12.3%	11.1%
Of the increase in general and administrative expenses, US$0.7 million was due to an increase in employee wages and benefits expense, US$0.1 million due to share-based compensation and US$0.6 million due to an increase in professional fees as we prepared to become a public company.
Other Operating Income
The US$917 thousand decrease in other operating income was primarily attributable to a US$1.0 million refund we received in 2018 from the Chinese tax bureau for value-added taxes previously paid at a higher rate as our WFOE qualified for and obtained its software enterprise certificate in 2018.

Interest Income
The US$387 thousand increase in interest income was primarily due to an increase in the average balance of cash and cash equivalents and short-term investments in 2019 compared to 2018, due to proceeds received from the issuance of Series C preferred shares in October 2018.
Income Taxes; Effective Tax Rate
The US$696 thousand increase in income taxes was primarily due to a US$2.0 million increase in pre-tax income generated by our PRC entities.
Our effective tax rate was 21.8% for 2018 and (14.9)% for 2019. The change in our effective tax rate was primarily due to an increase in non-deductible share-based compensation expense and an increase in valuation allowance primarily attributable to fully provisioning for net operating loss carry-forwards of Agora Lab.
Selected Quarterly Results of Operations and Other Financial Data
The following tables set forth selected unaudited quarterly results of operations and other financial and operations data for the nine quarters ended March 31, 2020, as well as the percentage that each line item represents of total revenues. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and in the opinion of management, includes all adjustments, which include only normal recurring adjustments, necessary for the fair statement of our consolidated results of operations for these periods. This data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Our quarterly results of operations will vary in the future. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited, US$ in thousands)
Real-time engagement service revenues	$8,069	$10,377	$12,492	$12,261	$13,287	$14,863	$16,935	$18,840	$35,446
Other revenues	6	132	161	160	75	38	125	265	114
Total revenues	8,074	10,509	12,652	12,421	13,362	14,901	17,061	19,105	35,560
Cost of revenues(1)	(2,355)	(2,888)	(3,482)	(3,909)	(4,152)	(4,584)	(5,248)	(6,434)	(11,082)
Gross profit	5,719	7,621	9,170	8,512	9,211	10,317	11,813	12,671	24,478
Operating expenses:
Research and development expenses(1)	(3,259)	(3,625)	(3,511)	(4,030)	(4,200)	(5,708)	(6,587)	(7,128)	(11,688)
Sales and marketing expenses(1)	(2,152)	(2,450)	(3,595)	(3,789)	(4,006)	(5,067)	(4,778)	(5,558)	(6,002)
General and administrative expenses(1)	(943)	(1,226)	(1,429)	(1,774)	(1,562)	(1,535)	(1,658)	(2,421)	(3,545)
Total operating expenses	(6,354)	(7,302)	(8,535)	(9,594)	(9,768)	(12,310)	(13,024)	(15,106)	(21,236)
Other operating income	(16)	—	1,012	29	5	14	58	30	23
Income (loss) from operations	(652)	320	1,647	(1,052)	(552)	(1,980)	(1,153)	(2,404)	3,266
Exchange gain (loss)	6	11	—	(37)	(18)	31	40	34	(7)
Interest income	53	92	71	23	43	81	262	240	97
Income (loss) before income taxes	(593)	423	1,718	(1,066)	(528)	(1,868)	(850)	(2,131)	3,356
Income taxes	(10)	(25)	(57)	(13)	(190)	(136)	(264)	(212)	(369)
Net income (loss)	(603)	398	1,660	(1,079)	(718)	(2,004)	(1,113)	(2,342)	2,987

________________

(1)	Share-based compensation expense was allocated to cost of revenue and operating expenses as follows:

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited, US$ in thousands)
Cost of revenues	$13	$13	$12	$12	$19	$19	$21	$20	$31
Research and development expenses	161	232	288	238	327	793	169	183	292
Sales and marketing expenses	115	207	329	325	363	549	369	373	485
General and administrative expenses	158	216	284	248	221	295	260	271	639
Total share-based compensation expense	$447	$667	$914	$822	$930	$1,656	$820	$847	$1,447

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited)
Real-time engagement service revenues	99.9%	98.7%	98.7%	98.7%	99.4%	99.7%	99.3%	98.6%	99.7%
Other revenues	0.1	1.3	1.3	1.3	0.6	0.3	0.7	1.4	0.3
Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of revenues	(29.2)	(27.5)	(27.5)	(31.5)	(31.1)	(30.8)	(30.8)	(33.7)	(31.2)
Gross profit	70.8	72.5	72.5	68.5	68.9	69.2	69.2	66.3	68.8
Operating expenses:
Research and development expenses	(40.4)	(34.5)	(27.7)	(32.4)	(31.4)	(38.3)	(38.6)	(37.3)	(32.9)
Sales and marketing expenses	(26.7)	(23.3)	(28.4)	(30.5)	(30.0)	(34.0)	(28.0)	(29.1)	(16.9)
General and administrative expenses	(11.7)	(11.7)	(11.3)	(14.3)	(11.7)	(10.3)	(9.7)	(12.7)	(10.0)
Total operating expenses	(78.7)	(69.5)	(67.5)	(77.2)	(73.1)	(82.6)	(76.3)	(79.1)	(59.7)
Other operating income	(0.2)	—	8.0	0.2	—	0.1	0.3	0.2	0.1
Income (loss) from operations	(8.1)	3.0	13.0	(8.5)	(4.1)	(13.3)	(6.8)	(12.6)	9.2
Exchange gain (loss)	0.1	0.1	—	(0.3)	(0.1)	0.2	0.2	0.2	—
Interest income	0.7	0.9	0.6	0.2	0.3	0.5	1.5	1.3	0.3
Income (loss) before income taxes	(7.3)	4.0	13.6	(8.6)	(3.9)	(12.5)	(5.0)	(11.2)	9.4
Income taxes	(0.1)	(0.2)	(0.5)	(0.1)	(1.4)	(0.9)	(1.5)	(1.1)	(1.0)
Net income (loss)	(7.5)%	3.8%	13.1%	(8.7)%	(5.4)%	(13.4)%	(6.5)%	(12.3)%	8.4%

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited, US$ in thousands)
Other Financial Data
Adjusted EBITDA(1)	$(45)	$1,177	$2,815	$88	$720	$105	$187	$(981)	$5,458
Free cash flow(1)	$(1,220)	$(3,033)	$225	$2,303	$2,855	$(6,581)	$(1,267)	$897	$(3,416)
________________

(1)
See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for information on how we define and calculate these measures.

The following table reflects the reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited, US$ in thousands)
Net income (loss)	$(603)	$398	$1,660	$(1,079)	$(718)	$(2,004)	$(1,113)	$(2,342)	$2,987
Excluding:
Exchange gain (loss)	6	11	—	(37)	(18)	31	40	34	(7)
Interest income	53	92	71	23	43	81	262	240	97
Income taxes	(10)	(25)	(57)	(13)	(190)	(136)	(264)	(212)	(369)
Depreciation and amortization	160	190	254	318	342	429	520	577	745
Share-based compensation expense	447	667	914	822	930	1,656	820	847	1,447
Adjusted EBITDA	$(45)	$1,177	$2,815	$88	$720	$105	$187	$(981)	$5,458
The following table presents a reconciliation of free cash flow to net cash generated from (used in) operating activities, as well as information regarding net cash generated from (used in) investing activities and net cash provided by (used in) financing activities, for each of the periods indicated:

	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
	(Unaudited, US$ in thousands)
Net cash generated from (used in) operating activities	$(1,091)	$(2,404)	$1,300	$2,731	$3,619	$(4,935)	$(54)	$2,077	$(919)
Purchases of property and equipment	(129)	(629)	(1,075)	(429)	(764)	(1,645)	(1,213)	(1,180)	(2,496)
Free cash flow	(1,220)	(3,033)	225	2,303	2,855	(6,581)	(1,267)	897	(3,416)
Net cash generated from (used in) investing activities(1)	(129)	(629)	(1,075)	(1,941)	(5,951)	2,024	(2,644)	3,219	(2,496)
Net cash provided by (used in) financing activities	(785)	—	—	66,557	—	—	—	—	49,769
________________

(1)	Net cash used in investing activities includes payments for purchases of property and equipment, which is also included in our calculation of free cash flow.
Seasonality and Quarterly Trends
Although we have not historically experienced significant seasonality with respect to our revenue throughout the year given the growth in the adoption and usage of our platform, we have seen moderate seasonality in some use cases such as education and gaming. We have experienced lower growth in usage in the first quarter as Chinese end users reduce online activity due to the Lunar New Year and have experienced higher growth in usage in the third quarter as end users increase online activity due to fewer school days, which gives more opportunity to engage in gaming or take online education classes. The rapid growth in our business has offset this seasonal trend to date, particularly in the first quarter of 2020 due to the impact of COVID-19, but its impact on revenue may be more pronounced in future periods.
During the first quarter of 2020 we experienced significant usage and revenue growth, as people spent more time learning, gaming and otherwise interacting online due to work, school, travel and other restrictions as a result of the COVID-19 pandemic. This dynamic was particularly pronounced in China, our largest market and one that was impacted by government-imposed restrictions designed to slow the outbreak for a significant portion of the quarter. In the second quarter of 2020, we have continued to observe higher usage than the same period in the prior year; however, the pace of usage growth has moderated sequentially, as restrictions in China have been eased. We also observed increases in numbers of developers and active applications. While we may continue to observe increases in usage and developer adoption of our products to meet end-user demand for RTE, we do not anticipate that we will experience the same level of revenue growth we did in the first quarter of 2020.
During the fourth quarter of 2019 gross margin declined 3.0 percentage points on a sequential basis because of the increase in depreciation as we purchased servers and other hardware ahead of expected customer demand, and because we offered attractive pricing to drive greater adoption and usage of our products. In the first quarter of 2020, our gross margin benefited from a trend of shifting towards higher resolution video products. On the other hand, the increased online activity generated higher demand for bandwidth and servers in general, which led to increases in their prices, which offset the shift towards higher priced products and resulted in gross margin that was more in line with the recent historical trends.
Operating expenses have increased in absolute dollars as we have grown our business, while varying as a percentage of total revenue. We intend to continue to make investments to support future growth, particularly in research and development; however, over the longer term we expect operating expenses to decline as a percentage of revenue as we benefit from scale.
Our research and development expenses increased sequentially in each quarter in absolute dollars, as we continued to build our team and invest in technology.
In the first quarter of 2020, sales and marketing expenses as a percentage of total revenue decreased as our revenue increased significantly due to the higher demand for online engagement resulting from the COVID-19 outbreak and, to a lesser degree, as a result of reduced expenses for offline marketing.
In the fourth quarter of 2019, general and administrative expenses increased as a percentage of total revenue as we prepared to become a public company. In the first quarter of 2020, general and administrative expenses decreased as a percentage of revenue as the benefit of scale more than offset increased costs related to becoming a public company.
Liquidity and Capital Resources
The following tables show our cash and short-term investments, accounts receivable and working capital as of the dates indicated:

	As of December 31,		As of March 31,
	2018	2019	2020
	(US$ in thousands)
Cash and cash equivalents	$108,518	$105,603	$151,653
Short-term investments	1,457	—	—
Accounts receivable, net	11,659	16,248	31,240
Working capital(1)	$111,948	$104,750	155,851
________________

(1)	Working capital is defined as current assets less current liabilities.
As of March 31, 2020, our cash include cash and time deposits which have original maturities of three months or less at the time of purchase and which were held for working capital purposes. We intend to increase our capital expenditures to support the growth in our business and operations. We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section of this prospectus captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.

Sources of Liquidity
Since our inception, we have financed our operations and capital expenditures primarily through cash flows generated by operations and private sales of equity securities. From our inception in 2013 through March 31, 2020, we have raised US$170.4 million of equity capital, net of share and option repurchases, in connection with such financings.
Historical Cash Flows

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
	(US$ in thousands)
Net cash generated from (used in) operating activities	$536	$706	$3,619	$(919)
Net cash used in investing activities	(3,773)	(3,353)	(5,951)	(2,496)
Net cash provided by financing activities	65,772	—	—	49,769
Net increase (decrease) in cash, cash equivalents and restricted cash	$61,979	$(2,915)	$(2,139)	$46,050
Net Cash Generated from (Used in) Operating Activities
Net cash used in operating activities was US$0.9 million in the three months ended March 31, 2020, as a result of net income of US$3.0 million, US$6.6 million increase in accrued expenses and other current liabilities, mainly due to an increase in accrued employee wages and benefits expense, a US$4.8 million increase in accounts payable, US$1.4 million in share-based compensation expense, and US$0.7 million in depreciation and amortization, which was more than offset by a US$15.4 million increase in accounts receivable that primarily resulted from the significant increase in total revenues in February and March 2020 due to the impact of the COVID-19 outbreak, and per our standard credit policy the majority of such revenues were not due for payment as of March 31, 2020. Net cash used in operating activities was also impacted by a US$2.2 million increase in prepayments and other current assets.
Net cash generated from operating activities was US$3.7 million in the three months ended March 31, 2019, as a result of net loss of US$0.7 million, which was offset by a US$1.2 million increase in accounts payable, a US$1.1 million decrease in accounts receivable, US$0.9 million in share-based compensation expense, a US$0.5 million increase in accrued expenses and other current liabilities and US$0.3 million in depreciation and amortization.
Net cash generated from operating activities was US$0.7 million in 2019, as a result of net loss of US$6.2 million and a US$4.8 million increase in accounts receivable, which primarily resulted from the growth of our business and the timing of cash receipts from customers. This was partially offset by a US$4.0 million increase in accrued expenses and other current liabilities, mainly due to an increase in accrued employee wages and benefits expense, US$3.4 million in share-based compensation expense, US$1.9 million in depreciation and amortization, a US$1.2 million increase in taxes payable and a US$1.1 million increase in accounts payable.
Net cash generated from operating activities was US$0.5 million in 2018, as a result of net income of US$0.4 million, a US$5.6 million increase in accounts receivable, which primarily resulted from the growth of our business and the timing of cash receipts from customers, and a US$1.1 million decrease in taxes payable. This was partially offset by a US$2.7 million increase in accrued expenses and other current liabilities, mainly due to an increase in accrued employee wages and benefits expense, US$2.9 million in share-based compensation expense, US$0.9 million in depreciation and amortization and a US$0.8 million increase in accounts payable.
Net Cash Used in Investing Activities
Our primary investing activities have consisted of purchases of property and equipment to support our overall business growth. Purchases of servers, network equipment and other hardware may vary from period-to-period due to timing of our expansion of our operations.

Net cash used in investing activities was US$2.5 million in the three months ended March 31, 2020, due to capital expenditures relating to purchase of servers, network equipment and other hardware.
Net cash used in investing activities was US$6.0 million in the three months ended March 31, 2019. This was attributable to US$5.2 million used to purchase short-term investments net of sales and US$0.8 million of capital expenditures relating to purchase of servers, network equipment and other hardware.
Net cash used in investing activities was US$3.4 million in 2019. This was attributable to US$4.8 million capital expenditures relating to purchase of servers, network equipment and other hardware, offset in part by US$1.4 million in proceeds from the sale and maturity from short-term investments net of purchases.
Net cash used in investing activities was US$3.8 million in 2018, primarily attributable to US$2.3 million in capital expenditures relating to purchases of servers, network equipment and other hardware and the remainder from purchases of short-term investments.
Net Cash Provided by Financing Activities
Net cash provided by financing activities was US$49.8 million in the three months ended March 31, 2020, primarily due to the issuance of Series C+ preferred shares.
We did not have any cash flows from financing activities in 2019.
Net cash provided by financing activities was US$65.8 million in 2018, mainly due to the sale of Series C preferred shares.
Off-Balance Sheet Arrangements
We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Contractual Obligations
Our future minimum payments under non-cancelable contracts were as follows as of March 31, 2020:

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(US$ in thousands)
Operating lease obligations	$3,834	$1,746	$1,990	$98	$—
Purchase obligations	$4,239	4,239	—	—	—
Total	$8,073	$5,985	$1,990	$98	$—
________________

(1)	Operating leases represent total future minimum rent payments under non-cancelable operating lease agreements.

(2)	Purchase obligations represent total future minimum payments under contracts with our cloud infrastructure provider, network service providers and other vendors.
We lease various offices, including our dual corporate headquarters in Shanghai, China and Santa Clara, California, under operating lease agreements that expire from July 31, 2021 to June 16, 2024. The terms of the lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease periods. We do not have any debt or material capital lease obligations and all of our property, equipment and software have been purchased with cash.

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.
Holding Company Structure
Agora, Inc. is a holding company with no material operations of its own. We conduct our operations through our WFOE and our VIE in China and our other international subsidiaries. As a result, our ability to pay dividends depends on dividends paid by our WFOE and our international subsidiaries. If our WFOE or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our WFOE in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our VIE and our WFOE are required to set aside at least 10% of their respective after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their respective registered capital. In addition, each of our WFOE and our VIE may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our WFOE has not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.
Internal Control Over Financial Reporting
Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal control and procedures and we were never required to evaluate our internal control within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified a material weakness and a significant deficiency in our internal control over financial reporting as of December 31, 2019. According to the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. A “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting. The material weakness identified relates to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and the SEC reporting requirements to address complex U.S. GAAP technical accounting issues, to prepare consolidated financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, and to formalize our existing period-end financial reporting policies and procedures to address the aforementioned complex US GAAP accounting issues. The significant deficiency identified relates to the sufficiency of our overall information technology control environment and related policies and procedures. The material weakness, if not remediated timely, may lead to material misstatements in our consolidated financial statements in the future. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weaknesses and other control deficiencies in our internal control over financial reporting. We and they are required to do so only after we became a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.
To remedy our identified material weakness subsequent to December 31, 2019, we plan to undertake steps to strengthen our internal control over financial reporting, including: (1) hiring more qualified resources including financial controller, equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with SEC reporting requirements, and (4) enhancing an internal audit function as well as engaging an external consulting firm to help us assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control. However, the implementation of these measures may not fully address these deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remediated. Our failure to correct these deficiencies or our failure to discover and address any other deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.
See the section of this prospectus captioned “Risk Factors—Risks Related to Our Business and Industry—If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”
As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, related to the assessment of the effectiveness of the emerging growth company’s internal control over financial reporting.
Critical Accounting Policies
Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the assumptions and estimates associated with revenue recognition, income taxes and share-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, please see Note 2 to our audited consolidated financial statements and Note 2 to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
We early adopted ASC Topic 606, Revenue from Contracts with Customers for all periods presented. According to ASC 606, revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. We determine revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.
Our revenue is primarily derived from real-time engagement services, which are usage-based fees earned from customers accessing our enterprise cloud computing platform. The performance obligation associated with the platform access is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.
Our other revenues are comprised primarily of project revenues, which are arrangements with specific customers where we will customize a software development kit to be integrated with our customer’s system based on the customer’s specific requirements. The progress of the project is defined by the readiness of the system integration as specified in the contract. To date, our projects are considered a single performance obligation, as the individual components of the project are not sold on a standalone basis and does not provide benefit to the customer on its own. Revenue is recognized over time as our performance enhances an asset controlled by our customer. Revenue is recognized based on the measurement of progress toward complete satisfaction of the performance obligation, for which we utilize the output method.
Timing of revenue recognition may differ from the timing of invoicing to customers. We record a contract asset when we have a right to consideration in exchange for goods or services that we have transferred to a customer and when that right is conditioned on something other than the passage of time (for example, the entity’s future performance). Accounts receivables represent amounts invoiced and revenue recognized prior to invoicing, when we have satisfied our performance obligations and have the unconditional right to payment. As of December 31, 2018 and 2019, contract assets recorded in our consolidated balance sheets were immaterial.
If a customer pays consideration, or we have a right to an amount of consideration that is unconditional (that is, a receivable), before we transfer a good or service to the customer, we present the contract as a contract liability when the payment is made or the payment is due (whichever is earlier). A contract liability is our obligation to transfer goods or services to a customer for which we have received consideration (or an amount of consideration is due) from the customer. Due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. As of December 31, 2018 and 2019 and March 31, 2020, contract liabilities recorded as advances from customers are US$0.6 million, US$0.9 million and US$0.8 million as of December 31, 2018 and 2019 and March 31, 2020, respectively, in our consolidated balance sheets. Revenue recognized for the three months ended March 31, 2019 and 2020 that was included in the contract liabilities balance at the beginning of the period was US$0.3 million and US$0.4 million, respectively, and revenue recognized for the years ended December 31, 2018 and 2019 that was included in the contract liabilities balance at the beginning of the period was US$0.4 million and US$0.6 million, respectively.
Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the years ended December 31, 2018 and 2019, no incremental contract obtaining cost was capitalized as assets due to short term of the amortization period.
Redeemable Preferred Shares
We record all redeemable convertible preferred shares at their respective fair values on the dates of issuance, net of issuance costs. In the event of the voluntary or involuntary liquidation, dissolution or winding up of our company, or a liquidation event such as a merger, acquisition and sale of all or substantially all of our assets, each of which we refer to as a deemed liquidation event, proceeds will be distributed in accordance with the liquidation preferences set forth in the articles and memorandum of association unless the holders of redeemable convertible preferred shares have converted their redeemable convertible preferred shares into ordinary shares. Therefore, the redeemable convertible preferred shares are recorded in mezzanine equity on the consolidated balance sheet as events triggering the liquidation preferences are not solely within our control. For each reporting period, we recorded accretions on the Series C, B+ and B preferred shares to the respective redemption value by using the effective interest rate method from the issuance dates to the earliest redemption dates as set forth in the original issuance. For the Series A preferred shares, the redemption price is recorded at higher of (1) issuance price with 15% compounding annually and (2) fair value of Series A preferred shares on each reporting date.
Share-based Compensation
Share-based awards are measured at the grant date fair value of the awards. We granted various types of share-based awards including share options and restricted shares to eligible employees.
We granted service-condition only options to employees without a repurchase feature. The compensation expense is recognized using the straight-line method over the requisite service period. We early adopted Accounting Standards Update (“ASU”) 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting from the earliest period presented to recognize the effect of forfeiture in compensation cost when they occur. In determining the fair value of our share options, the binomial option pricing model has been applied with the assistance from an independent appraiser.

We also granted service-condition only awards with the repurchase feature that are liability classified. The compensation cost for those awards is recognized using straight-line method over the requisite service period, using the grant date fair value of the award and begin to recognize compensation expense. The fair value of the award will be remeasured each reporting period until the award is settled, and we will true-up the compensation cost each reporting period for changes in fair value prorated for the portion of the requisite service period rendered. Once vested (that is, the requisite-service period is complete), we will immediately recognize compensation cost for any changes in fair value until settlement.
In addition, we granted restricted shares with service conditions. These awards are measured at fair value on the grant date. Share-based compensation expense is recognized using the straight-line method over the requisite service period. The fair value of the restricted shares was assessed using the income approaches, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment required complex and subjective judgments regarding our projected financial and operating results, our unique business risks, the liquidity of our ordinary shares and our operating history and prospects at the time the grants were made. Similar to options above, we recognize the effect of forfeitures in compensation costs when they occur. For the restricted shares that we are obligated to repurchase at grantee’s election, they are classified as liability awards and are applied the accounting policy of liability classified awards as above mentioned. For the restricted shares granted by Mr. Zhao to our employees, the compensation expense of these awards is pushed down to us and recorded by us based on grant-date fair value with total compensation expense recognized over the grantee’s own requisite service period.
The binomial option pricing model is used to determine the fair value of the share options granted to employees. The determination of the fair value is affected by the share price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility, risk-free interest rates, exercise multiple, expected dividend yield and expected term. The fair values of share options granted during the years ended December 31, 2018 and 2019 and the three months ended March 31, 2019 and 2020 were estimated using the following assumptions:

	Year Ended December 31,		Three Months Ended March 31,
	2018	2019	2019	2020
Exercise price	US$0.10-US$1.00	US$0.10-US$0.50	US$0.1-US$0.37	US$0.1-US$1.74
Fair value of the ordinary shares on the date of option grant	US$0.3493-US$0.6989	US$0.6989-US$1.4751	US$0.6989-US$0.8444	1.7358
Risk-free interest rate(1)	2.54%-3.18%	1.80%-2.83%	2.62%-2.83%	1.76%
Expected term (in years)	10	10	10	10
Expected dividend yield(2)	0%	0%	0%	0%
Expected volatility(3)	49.18%-50.36%	47.54%-50.01%	49.31%-50.01%	47.29%
Expected forfeiture rate (post-vesting)	3%	3%	3%	0%-3%
________________

(1)
The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of the U.S. treasury bonds with a maturity life equal to the expected life to expiration.

(2)	We have no history or expectation of paying dividends on our ordinary shares.

(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.
Quantitative and Qualitative Disclosures about Market Risk
Substantially all of our operations are within the PRC and the United States, and we are exposed to market risks in the ordinary course of our business, including the effects of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Foreign Exchange Risk
Foreign currency risk arises from future commercial transactions and recognized assets and liabilities. A substantial majority of our revenue-generating transactions and expense-related transactions are denominated in Renminbi, which is the functional currency of our WFOE and VIE in the PRC. Our commercial transactions outside the PRC are primarily denominated in U.S. dollars. We do not hedge against currency risk.
The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the Renminbi to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. On August 11, 2015, the People’s Bank of China, or the PBOC, announced plans to improve the central parity rate of the RMB against the U.S. dollar by authorizing market-makers to provide parity to the China Foreign Exchange Trading Center operated by the PBOC with reference to the interbank foreign exchange market closing rate of the previous day, the supply and demand for foreign currencies as well as changes in exchange rates of major international currencies. Effective from October 1, 2016, the International Monetary Fund added Renminbi to its Special Drawing Rights currency basket. Such change and additional future changes may increase the volatility in the trading value of the Renminbi against foreign currencies. The PRC government may adopt further reforms of its exchange rate system, including making the Renminbi freely convertible in the future. Accordingly, it is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.
To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of Renminbi against the U.S. dollar would reduce the Renminbi amount we receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, servicing our outstanding debts, or for other business purposes, appreciation of the U.S. dollar against the Renminbi would reduce the U.S. dollar amounts available to us.
As of March 31, 2020, we had Renminbi-denominated cash and cash equivalents of RMB 136.9 million. We estimate that a 10% depreciation of Renminbi against the U.S. dollar based on the foreign exchange rate on March 31, 2020 would result in a change of our holding U.S. dollar equivalents of US$ 1.8 million for cash and cash equivalents.
Interest Rate Sensitivity
Cash and short-term investments were held primarily in bank and time deposits. The fair value of our cash and short-term investments would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments.
Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
Emerging Growth Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Recent Accounting Pronouncements
See Note 2(ee) to our audited consolidated financial statements and Note 2(q) to our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus for additional information regarding recent accounting pronouncements.

A LETTER FROM OUR FOUNDER, CHAIRMAN AND CEO
Dear Investors,
Thank you for reading this letter and considering an investment in Agora. My name is Tony Zhao and I’m the founder, chairman and CEO of Agora. It is my privilege to share with you where we come from, who we are and the future we’re striving for.
Complex Problem, Simple Solution
I have been a software developer for more than 30 years. I was a founding engineer at Webex and later CTO of YY Inc, and I helped both companies build technology that enables real-time video and voice engagement.
Enabling real-time video engagement via the internet presents complex technical challenges. I still remember how frustrated I was when my video sessions ran into problems due to network or device issues despite my seemingly perfect code.
In late 2013, when I saw more and more people holding a smartphone, which is an ideal device for video engagement, I knew that many developers would want to build video-engagement features into their mobile apps. I thought they shouldn’t have to go through the same suffering I did. If we could pack all the sophisticated technology and hard-learned lessons into a cloud service accessible through simple APIs, we would make future developers’ lives easier.
Agora was born with this simple idea.
Video Engagement is Moving Contextual
Since we released our first APIs in 2014, developers around the world have used our APIs to create use cases and experiences that far exceed our imagination: thousands of people watching a live concert and interacting with the performer through video; people playing a poker or werewolf game while seeing each other; students solving a puzzle together through video and animation … the list just goes on and on.
Experiences like these can hardly be called communication in the traditional sense. Communication is about exchanging information. In the examples above, the video link happens in a context, such as a concert, game or classroom, and then it is less about exchanging information, and more about creating a shared environment and living the “now” moment together. Essentially, contextual video engagement is moving people’s lives online.
Engagement Anytime, Anywhere, in Any App
But the world is still in the early stages of embracing contextual video engagement.
People are social creatures. Almost everything we do involves interacting and engaging with others. We see a future where most things we do offline today through face-to-face engagement, we will be able to do online through contextual video engagement, with near real-life or even better-than-real-life experiences.
So where will Agora be in this future?
The word “Agora” is Greek for an open gathering space. It also means “now” in Portuguese. These meanings perfectly represent who we are. The future of real-time engagement will be built by app developers, and we want to empower them with our technology and community to ultimately allow everyone to engage with anyone, anytime, anywhere and in any app.
A Company Built for Innovation
At Agora, we create value for customers and generate revenue and profit through innovation. We win on the quality of experience we deliver for our customers. It is therefore crucial for us to create and maintain a culture that fosters innovation. Without it, we simply can’t survive.

We want Agora to be like a university: open, transparent, equal and free. We provide everyone on our team with as much information and context as possible. We encourage everyone to raise questions and offer a different perspective. Decisions are not made by rank, but through collective thinking and weighing of options based on fact. Everyone gets the same desk and shares the same open office space, including the CEO.
We hire people who are ambitious yet humble, curious, have a point of view, love a challenge, and seek perfection. We love geeks. We expect everyone to uphold our values: Customer Centric, Results Driven, Teamwork, Mindful Communication, Excellence and Create with Joy.
This is our secret sauce.
We invite you to join our journey. We can’t promise you the road won’t be bumpy. But we know this is a future worth striving for and we will give it our very best.

Tony Zhao
Founder, Chairman and CEO of Agora

INDUSTRY
Rise of Platform-as-a-Service
Cloud computing services broadly fall under three categories, Software-as-a-Service, or SaaS, Infrastructure-as-a-Service, or IaaS, and Platform-as-a-Service, or PaaS.
SaaS provides software applications that are hosted remotely and delivered as a subscription service, thereby minimizing the expense of maintaining and upgrading software over its life span. Some of the earliest examples of SaaS applications include customer relationship management software from salesforce.com and human capital management software from Workday. Zoom and Slack are more recent examples of SaaS applications.
The inherent benefits of the ‘as-a-Service’ model have over time extended to how compute, storage and networking resources were made available to organizations as a metered, on-demand and scalable service so companies can adjust their usage of these resources according to their needs. This gave birth to the market for IaaS, with providers such as Amazon Web Services, Microsoft Azure, Google Compute Platform, Alibaba Cloud and Tencent Cloud.
With the proliferation of SaaS and IaaS, companies of all sizes are utilizing the cloud to increase their cost efficiency, flexibility and competitiveness. The role of software has evolved from traditional back office functions to become a strategic driver of how digital enterprises deliver competitive differentiation. As a result, there is a heightened focus on organizations to reduce their software development cycles and release new features at a faster pace. PaaS has emerged as a powerful way to improve the efficiencies of software development, where developers can assemble ready-made software components connected to a cloud-based service instead of developing everything from scratch.
Over the past decade, many innovative categories of PaaS solutions such as payments platforms like Square and Stripe and communication platforms like Twilio have emerged. Software development kits, or SDKs, supplied by PaaS vendors provide developers with software modules, documentation, development tools and various application programming interfaces, or APIs. These APIs allow developers to easily access and integrate various services from PaaS providers. Organizations continue to leverage the simplicity, modularity, flexibility and cost effectiveness of PaaS solutions to embed differentiated features into their software applications and accelerate their time to market.
Users Demand Real-Time and Immersive Experiences
Online experiences used to be largely asynchronous. Content was first created and later consumed. Colleagues would wait minutes if not hours for the reply to an email, or buyers would wait for the reply to a question regarding merchandise from a seller. With the proliferation of smartphones and the ubiquity of the internet, users increasingly demand real-time and interactive experiences. Content is now created, consumed and interacted with at the same time. Colleagues can collaborate by maintaining a constant voice or chat connection, or buyers are able to receive instant responses from sellers through chat or calls inside the application before placing an order. Moreover, users expect such real-time experiences to happen within the applications instead of switching applications or devices.
Video is increasingly the preferred medium for real-time and interactive experiences. According to SensorTower, in the fourth quarter of 2019, the top five most downloaded applications worldwide were WhatsApp, TikTok, Facebook, Facebook Messenger and Instagram-all of which have built-in video capabilities that allow users to create, share, watch and engage with one another. Social network applications such as WeChat and WhatsApp have also popularized real-time video engagement between friends and family. Video engagement allows users to see facial expressions, emotions, body language and the surrounding environment, resulting in a natural and immersive experience.

Emergence of Real-Time Engagement PaaS
Users’ demand for real-time and immersive experiences, coupled with developers’ growing acceptance of PaaS solutions, have led to the emergence of real-time engagement PaaS, or RTE-PaaS. RTE-PaaS provides the software and infrastructure needed to enable real-time engagement through video, voice or messaging over the internet within applications.
The demand for RTE-PaaS is primarily driven by the following types of use cases:

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Social, Education, Entertainment and Gaming. Real-time and immersive experiences promote application usage which leads to higher user retention and increased willingness to pay. Common use cases include one-to-one and group video and voice chat, remote classroom, live interactive streaming and video or voice interactions in multi-player games.

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Enterprise Solutions. Increased user engagement and closer collaboration is catalyzing innovation and driving agility across enterprises. Common use cases include video conferencing and engagement-oriented workflows such as sales, customer support and consultation. These workflows span a diversified mix of industries including healthcare, financial services, e-commerce, professional services, field services and utilities.

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Internet of Things (IoT). Real-time video and voice engagement across IoT devices is driving operational optimization, enhancing public safety and increasing employee productivity. As 5G deployment accelerates and the commercial and consumer usage of the network expands, real-time video is expected to become mainstream across several emerging IoT use cases.

RTE-PaaS primarily addresses a growing number of use cases within the broader Communications PaaS, or CPaaS, industry. CPaaS enables developers to integrate communications capabilities into applications, such as programmable voice calls, application-to-peer, or A2P, SMS and programmable video, among others. Unlike traditional programmable voice and A2P SMS, which are application to phone, RTE technologies are purely application-to-application. This has resulted in compelling advantages for RTE solutions:

•	Video Offerings. Unlike legacy A2P offerings that are unable to provide video solutions, RTE is well positioned to deliver real-time video engagement.

•	Cost Efficiency. RTE technologies consume bandwidth which is much cheaper than voice minutes and SMS messages purchased from telecom operators.

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Immersive and Convenient Application Experiences. Since RTE technologies enable video, voice and chat engagement to occur natively within applications, end users are able to enjoy smoother, more immersive and more convenient experiences.

•	Privacy. With RTE technologies, end users are able to prevent disclosing their phone numbers through the use of proper in-application masking.
These technological advantages have allowed CPaaS vendors that have RTE capabilities to grow faster than the overall CPaaS market, as they continue to enable new use cases while also converting use cases that leaned on traditional programmable voice and A2P SMS solutions.
RTE-PaaS also addresses use cases in Content Delivery Networks, or CDNs, and Collaborative Applications market adjacencies. CDNs suffer from a number of technical limitations that make them particularly ill-equipped in addressing changing end user, developer and enterprise requirements, including multi-way interactive engagement. For instance, while CDNs can be effective in streaming an online class to students, its architecture optimized for one-way content distribution is unable to handle real-time multi-way engagement between students and teacher through video. As online experiences become more interactive, the technology backbone of many applications is expected to transition from one-way distribution enabled by traditional CDNs to multi-way engagement powered by RTE-PaaS. RTE-PaaS can also be used as the backbone for building Collaborative Applications, including web, audio and video conferencing solutions.

Technological Challenges to Delivering Real-Time Engagement
The following represent significant technological challenges in developing solutions that deliver real-time engagement capabilities:

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The Public Internet is not Ideal for RTE. The public internet as it stands is an open and best efforts network with no assurance of service quality, which is not ideal for RTE. Network conditions vary across time of day, geographies and network operators, often causing significant data packet loss and high latency. Real-time video engagement is particularly challenging as it requires much higher data volume, bandwidth and computing power than other forms of engagement.

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Multi-way RTE is Significantly more Complex than One-way Content Delivery. The majority of public internet traffic flows downstream from content providers to users. One-way content delivery can be addressed by building widely distributed data warehouses and caching data near end users. However, real-time engagement is by definition at least two-way and involves transmission of data back and forth between users under varying network conditions, sometimes across distant geographies. As more users join an engagement, the amount of data transmitted and the associated technical complexity increase significantly. Even more challenging is the low latency requirement. To deliver effective real-time video or voice engagement, multiple data streams need to be created, transmitted, synchronized and consumed simultaneously with millisecond end-to-end latency. A problem at any step would be immediately noticed by end users.

Growth Drivers for the RTE-PaaS Industry
The following trends are expected to be the key growth drivers of the RTE-PaaS industry:

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Convergence of Adoption Trends. The pace of RTE-PaaS adoption varies across regions. In the United States, enterprise applications drive the market, with digital transformation, omni-channel customer interactions and integrated platform tools being the key technology growth drivers. In China and other countries in the Asia Pacific region, consumer applications in social, education, entertainment and gaming drive adoption of RTE-PaaS solutions. Over time, it is expected that adoption across enterprise and consumer use cases will converge globally.

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Organic Growth from Applications Built upon RTE-PaaS solutions. Applications that RTE-PaaS solutions enable have benefited from strong organic growth as end users demand a more immersive and high-quality video and voice engagement experience. As the number of applications built upon RTE proliferates and the end-user base and usage of these applications continue to increase, the demand for RTE-PaaS should continue to expand.

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Rollout of 5G Will Likely Accelerate Innovation and Proliferation of RTE Use Cases. As 5G networks continue to be deployed, internet infrastructure will improve generally and, in particular, end users will benefit from a better connection between their devices and the internet backbone. This will allow RTE-PaaS providers to significantly improve the quality of the end-user experience, which could drive popularity and usage of existing use cases and enable new ones, particularly centered on real-time video engagement.

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Further Conversion from In-house. In-house developers often lack the requisite expertise to develop RTE solutions, especially real-time video engagement. Even where the expertise exists, building and maintaining the underlying infrastructure is time-consuming and expensive. In addition, developers must continually customize their applications to address the continuous evolution and innovation of phones, PCs and other connected devices with a myriad of combinations of microphones, speakers, cameras and other components. With the rapid pace at which organizations are required to enhance their software applications to stay competitive and meet the evolving needs of their end users, RTE-PaaS solutions are expected to continue to displace in-house developed technologies.

BUSINESS
Our Mission
To make real-time engagement ubiquitous, allowing everyone to interact with anyone, anytime and anywhere.
Overview
People increasingly use real-time video or voice to interact and engage with others online. Traditionally, such engagement happens as standalone experiences in dedicated communication applications. However, in more and more cases users are looking for contextual real-time video or voice engagement embedded in the application they are already using, rather than having to use another application for that functionality. For example, students in an education application want to see their classmates and work on a group assignment together; players in a poker application want to see each other’s faces to pick up on visual tells; users in a dating application want to see their potential partners as they get to know one another; and buyers in a shopping application want to talk to sellers. The potential opportunities for such contextual real-time video or voice engagement are only limited by one’s imagination.
However, for many application developers, real-time video and voice engagement functionalities are too difficult and expensive to build. Real-time video or voice engagement requires reliable multi-way transmission of large amounts of data between users at millisecond latency. The public internet, however, is an open and best effort network with no assurance of service quality. Network conditions vary across time of day, geographies and network operators, often causing significant data packet loss and high latency. Furthermore, hardware and software proliferation and fragmentation has exacerbated the challenge developers face in providing broadly compatible solutions.
We founded Agora to solve these problems.
We want to empower every developer—whether working as a solo entrepreneur or part of a larger organization—to leverage real-time engagement to create innovative products, elevate user experiences and differentiate themselves from competition.
We pioneered Real-Time Engagement Platform-as-a-Service, or RTE-PaaS, and we are the global leader by market share in this rapidly growing industry. Our platform provides developers simple-to-use, highly customizable and widely compatible application programming interfaces, or APIs, to embed real-time video and voice functionalities into their applications without the need to develop the technology or build the underlying infrastructure themselves. The real-time data transmission is handled by our Software-Defined Real-Time Network, or SD-RTN, which is a virtual network overlay on top of the public internet running on more than 200 co-located data centers worldwide. Using sophisticated algorithms, the SD-RTN continually monitors and optimizes data transmission paths through the network to minimize latency and packet loss, enabling high quality real-time engagement across millions of concurrent users.
Our business employs a freemium model, offering 10,000 free minutes of real-time engagement per month per account, to encourage adoption and innovation by developers and proliferation of real-time engagement use cases. As usage exceeds the allotted free minutes, we charge based on usage and developers become customers. In the month of March 2020 alone, we powered more than 40 billion minutes of real-time engagement for end users in more than 100 countries through more than 10,000 active applications. We define an active application as an application that uses one of our video or voice products for at least one minute in a given month. These applications cover a wide range of industries, including social, education, entertainment, gaming, e-commerce, financial services and healthcare. As of March 31, 2020, we had 1,176 active customers, which we define as customers who generate more than US$100 of revenue during the preceding 12 months. As our customers succeed, we share in their success through our usage-based revenue model. We believe a useful indicator of the increased activity from our customers is our Constant Currency Dollar-Based Net Expansion Rate, which was 133% and 131% for 2018 and 2019, respectively. See the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating and Financial Metrics—Constant Currency Dollar-Based Net Expansion Rate.”
Our business has experienced rapid growth and is capital efficient. From our inception in 2013 through March 31, 2020, we have raised US$170.4 million of equity capital, net of share and option repurchases, and we had US$151.7 million in cash and cash equivalents as of March 31, 2020. For the three months ended March 31, 2019 and 2020, our total revenue was US$13.4 million and US$35.6 million, respectively, an increase of 165.7%. For the three months ended March 31, 2019 and 2020, our net income (loss) was US$(0.7) million and US$3.0 million, respectively, and our Adjusted EBITDA was US$0.7 million and US$5.5 million, respectively. For 2018 and 2019, our total revenue was US$43.7 million and US$64.4 million, respectively, an increase of 47.6%. For 2018 and 2019, our net income (loss) was US$0.4 million and US$(6.2) million, respectively, and our Adjusted EBITDA was US$4.0 million and US$31.0 thousand. Adjusted EBITDA is a non-GAAP measure. See the section of this prospectus captioned “Prospectus Summary—Summary Consolidated Financial and Operating Data—Key Operating and Financial Metrics” for a discussion of the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measurement, for the periods presented.
The Agora Platform
Our cloud-native platform enables real-time engagement for millions of concurrent users worldwide. The key components of our platform are our SDK and the SD-RTN, which are the foundation of the products we offer developers such as Real-Time Video, Real-Time Voice, Real-Time Messaging and Real-Time Recording, among others. These products can be accessed through simple APIs and are fully programmable.
The Agora SDK contains all the software modules a developer needs to embed real-time engagement capabilities into an application, such as video and audio capturing, rendering, pre- and post-processing, encoding and decoding, packet loss compensation, as well as first- and last-mile transmission. The Agora SDK is customizable based on the functionalities needed by the developer and runs on end users’ devices as part of the developer’s application.

The SD-RTN is a virtual network overlay on top of the public internet that runs on more than 200 co-located data centers worldwide and handles real-time data transmission between end-user devices when using the Agora SDK. The SD-RTN uses a full-mesh architecture and continually measures the transmission performance between each of the data centers. Because we have total control over every data center within the SD-RTN, we are able to use sophisticated algorithms to plan traffic and optimize routing within the SD-RTN with the local transmission situation taken into account. Such global routing optimization is not directly available on the public internet, as it is decentralized and managed by disparate network operators. As a result, the SD-RTN is able to achieve superior performance compared to the public internet in terms of latency and packet loss, which ultimately translates into superior end-user experience.
Benefits of Our Platform

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Quality and Reliability. The most important reason why developers choose the Agora platform is the quality and reliability of real-time engagement we power. Our platform delivers industry-leading performance around latency and media quality, and works under challenging network conditions with up to 70% packet loss. Our customers can take comfort from our service level agreements that provide assurances on availability (uptime) levels and, increasingly, experience levels such as latency.

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Comprehensive Features. We offer a breadth of product features that go beyond just enabling the video and voice aspects of real-time engagement. We provide a spectrum of building blocks through hundreds of APIs, use case products and third-party plug-ins that improve our customers’ offerings and enhance end-user experience, such as content moderation in social applications, interactive whiteboard in education and voice masking in gaming. Developers often find that they can build a significant portion of their applications with our software modules and services.

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Easy to Integrate. Our SDK is designed to be easy to learn, simple to embed and highly customizable. We also provide detailed documentation, programming tools and a wide range of code samples. Compared with developing real-time engagement solutions in-house, adopting the Agora platform can significantly simplify software development and shorten time to market.

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Scalability. Our advanced architecture and global infrastructure allow applications to scale rapidly to serve millions of end users across geographies while maintaining the quality of the user experience.

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Cost Efficiency. Our usage-based pricing model with no upfront fee allows customers to minimize initial investment and efficiently manage costs. Given our scale and the fact that peak usage of applications that use our platform usually occur at different times, we can support more usage with the same bandwidth, enabling us to offer our customers attractive pricing. We believe our ability to offer this benefit will be enhanced as we continue to scale.

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Compatibility. Our SDK is broadly compatible with major operating systems, development frameworks and programming languages, and a wide variety of phones, PCs and other connected devices, including older and less sophisticated models. Our SDK is also designed to be compact in size and efficient in CPU usage and power consumption.

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Transparency. Our platform is built with real-time analytics at the core, which allow customers to easily monitor and analyze the quality of each video and voice engagement session, manage billings and usage, and gain clear insights on user experience.

Competitive Strengths

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RTE-PaaS Pioneer and Global Leader. We pioneered RTE-PaaS and we are the global leader in this rapidly growing industry. Our platform is developed by a talented engineering team led by our founder and chief executive officer with extensive expertise in real-time engagement technology. As the industry leader we power more and more minutes for a growing number of customers and end users, which enables us to further improve the quality of experience of our products and in turn attract even more customers and end users. We believe the time and resources required to replicate our level of quality will only increase as we continue to scale our business.

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Advanced Network Architecture. The SD-RTN is designed to handle the most demanding task in real-time engagement: real-time video. It runs on commodity hardware and adopts a globally distributed and all-software architecture, instead of relying on a few physical or private transmission lines. We believe our architecture is cost-effective, scalable, resilient and allows for highly flexible routing optimization, making it particularly suitable for enabling real-time video and voice engagement at massive scale.

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Pure-Play and Independent Platform. Our singular focus on real-time engagement means we prioritize our entire platform for minimizing latency, which is challenging for a full-service cloud provider given the competing needs of its non-real-time products. By being focused we are able to “go deeper” and offer more comprehensive features, more control and more visibility, thereby making us more developer-friendly. Our positioning as an independent platform is also attractive to developers and partners who want to avoid conflicts of interest or reliance on a single cloud provider.

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Developer Mind Share. We have cultivated a large and engaged developer community, with more than 180,000 applications that have registered on our platform from our inception through March 31, 2020. We believe we are recognized by developers as the leading platform for real-time engagement. We set the standard for integrating and operating real-time engagement within software applications in China, and increasingly in other markets.

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Loyal Customer Base. Once developers have integrated our SDK and experienced the quality and reliability of our platform, we believe they are less inclined to try alternatives and incur potentially high switching cost. We rarely lose customers to competitors and their loyalty is reflected in our Constant Currency Dollar-Based Net Expansion Rate, which was 133% and 131% for 2018 and 2019, respectively. Our Net Promoter Score, or NPS, was 64 in our most recent measurement period ended May 31, 2020, which likewise demonstrates a high level of customer satisfaction with our platform.

Our Market Opportunity
Our market opportunity is large and growing. The real-time engagement powered by our platform today represents a fraction of the global opportunity for real-time engagement. In the month of March 2020, we powered more than 40 billion minutes of real-time engagement for end users in more than 100 countries through more than 10,000 active applications. Although this appears to be a large number of minutes in the aggregate, it represents approximately 0.2 minutes of real-time engagement per person per day if spread across the global population of 7.7 billion. By comparison, the average adult in the United States and in China currently spends approximately 400 minutes and 230 minutes a day online, respectively, according to eMarketer. As video becomes an increasingly important part of the online experience, either as a medium for content consumption or a method of engagement, the opportunity for us is significant. If the entire global population were to spend just 10 minutes a day on in-application video or voice to engage with others online, this would represent approximately 2.4 trillion minutes of real-time engagement per month, which is more than 50 times the real-time engagement we powered in March 2020.
Our technology and products address use cases in multiple large software markets, namely the Communications Platform-as-a-Service, or CPaaS, Content Delivery Networks, or CDN, and Collaboration Applications markets.
According to International Data Corporation, or IDC, the worldwide CPaaS market is forecasted to grow from US$3.3 billion in 2018 to US$17.2 billion in 2023, at a compound annual growth rate, or CAGR, of 39.3%. Within the CPaaS market, video is forecasted to grow from US$0.6 billion in 2018 to US$3.5 billion in 2023, at a CAGR of 43.6%. Voice is forecasted to grow from US$1.5 billion in 2018 to US$8.0 billion in 2023, at a CAGR of 40.8% and data (messaging) is forecasted to grow from US$1.0 billion in 2018 to US$4.5 billion in 2023, at a CAGR of 35.4%. RTE products address the fastest growing, video portion of the CPaaS market, and voice and messaging stand to benefit from the adoption of RTE solutions as well.
Furthermore, as online experiences become more interactive, the technology backbone of many applications is expected to transition from one-way distribution enabled by traditional CDNs to multi-way engagement powered by RTE technologies. The CDN market is expected to grow from US$5.9 billion in 2018 to US$13.0 billion in 2023, at a CAGR of 17.3%, and CPaaS providers with RTE capabilities stand to capture a portion of the total CDN market as a growing number of software applications integrate RTE technologies.
Additionally, RTE technologies can be used as the backbone for building Collaborative Applications, including web, audio and video conferencing solutions. According to IDC, this Collaborative Applications market is expected to grow from US$9.7 billion in 2018 to US$17.7 billion in 2023, at a CAGR of 12.8%.
Growth Strategies
Our mission is to make real-time engagement ubiquitous, allowing everyone to interact with anyone, anytime and anywhere. We intend to pursue this goal primarily through the following strategies:

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Invest in Technology. We will continue to focus on improving the quality of the end-user experience to drive overall demand for real-time engagement. We also plan to introduce products that complement our current offerings, and in particular, use-case products that support key customer industries such as education and entertainment as well as emerging technologies such as IoT and AR/VR. We have a substantial research and development team, comprising 57% of our headcount as of March 31, 2020. In 2018 and 2019 and the first three months of 2020, we invested US$13.5 million, US$22.2 million and US$11.4 million in research and development, excluding share-based compensation, representing 30.9%, 34.5% and 32.0% of our revenue, respectively.

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Grow our Developer Community. We actively work with developers to brainstorm and test innovative ideas. For example, we worked with the developers of Werewolf, a mafia-type party game that requires constant dialogue among players, to develop an online version that was not possible in the absence of our Real-Time Voice product. We will continue to invest our resources to help developers innovate. We will also invest in brand marketing and developer relationships to drive awareness of our platform and attract more developers to our platform.

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Invest in Partnership Ecosystem. We believe that in today’s technology landscape, it is imperative that we work with partners to extend our platform’s capabilities. In 2019, we introduced the Agora Partner Gallery, our marketplace for third-party solutions and services, to allow partners to develop specific use case functionalities that work as plugins on our core products. We have relationships with a variety of technology vendors, channel partners, independent software vendors and service integrators, and intend to grow and broaden these relationships. We will continue to invest in this ecosystem to drive adoption of our platform.

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Expand Focus on Enterprises. Currently, our customers mainly come from social, education, entertainment and gaming sectors and there is significant room for increased customer penetration in e-commerce, financial services, healthcare, professional services and IoT. We plan to increase our sales effort into these industries and use cases to drive greater adoption.

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Accelerate International Expansion. Although we believe that adoption of real-time engagement in China is still in the early stages, it is further advanced there than in other countries, especially for consumer-oriented applications. By expanding our developer engagement efforts and direct sales force in the United States and other markets and collaborating with ecosystem partners, we plan to grow our revenue globally.

Our Products
Our enterprise-grade products include Real-Time Video, Real-Time Voice, Live Interactive Video and Audio Streaming, Real-Time Messaging, Real-Time Recording, Real-Time Streaming Acceleration and various use case products, which serve as building blocks for developers to embed the respective functions in their applications.
Video Products

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Real-Time Video. Our Real-Time Video product enables real-time video interactions at up to full high-definition resolution among multiple users. Our Real-Time Video product offers features such as adaptive compression according to network conditions, perceptual video coding and resolution enhancement. The SDK allows for seamless integration with third-party plugins and functions as well as deep customization of video resolution and layout.

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Live Interactive Video Streaming. Our Live Interactive Video Streaming product enables real-time video interactions that are simultaneously streamed to up to millions of users, offering immersive video streaming experiences.

Audio Products

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Real-Time Voice. Our Real-Time Voice product enables real-time voice interactions among multiple users. Our Real-Time Voice product offers features such as 3D spatial audio, active speaker detection, audio mixing, noise reduction, echo cancellation, surge control and voice effects.

•	Live Interactive Audio Streaming. Our Live Interactive Audio Streaming product enables real-time audio interactions that are streamed to up to millions of users.
Other Products

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Real-Time Messaging. Our Real-Time Messaging product provides a highly reliable and low latency messaging service through the SD-RTN, including peer-to-peer messaging as well as channel messaging that can send messages to millions of recipients simultaneously.

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Real-Time Recording. Real-Time Recording is an add-on service to our Video and Audio products to record and save video and voice interactions and live interactive streaming, either on our platform or on servers designated by our customers. Our Real-Time Recording product enables a wide range of use cases such as course recording, regulatory compliance, record keeping and customer service quality evaluations.

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Real-Time Streaming Acceleration. Our Real-Time Streaming Acceleration product facilitates ultra-low latency transmission of streaming content over the internet. It is intended to be used by developers who have developed their own media processing modules that can otherwise be provided by our SDK but would benefit from access to the SD-RTN to accelerate their streaming transmissions.

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Use Case Products. Our use case products provide value-added functionalities for common use cases, such as content moderation to remove inappropriate content in a video stream, interactive whiteboard for education applications and transcription services. In 2019, we introduced the Agora Partner Gallery, our marketplace for third-party solutions and services, to allow partners to develop specific use case functionalities that work as plugins on our core products, which we believe will extend the value and adoption of our platform.

We do not record or store any of the real-time interactions that are facilitated by our platform other than transmission quality data that enables us to continue to improve our platform and in select cases where developers choose to integrate our Real-Time Recording product, for example to enable content replay or ensure customer service levels.

Use Cases We Empower
We are amazed by what developers have been able to achieve with the help of our platform. In some cases, they have built entirely new products around real-time engagement and in others they have elevated end-user experience by incorporating real-time engagement features. Some of the use cases we empower include the following:

•	Social. We enable a variety of real-time social interactions online, such as:

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Group Engagements. We enable real-time group video and voice chats that allow users to meet new people, connect with likeminded individuals and build intimate personal relationships. Users can see and talk to each other with low latency and high clarity while picking up non-verbal clues normally absent in online interactions.

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Matchmaking and Dating. For one customer, we enable online sessions in which a matchmaker introduces two potential partners to each other through three-way real-time video engagement. The matchmaker helps make introductions, breaks the ice and guides the conversation, facilitating deeper interactions between the potential partners and an overall more natural dating experience that is similar to traditional offline matchmaking. In other cases, we enable social exploration and dating via 1-on-1 real-time video engagement.

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Online Karaoke. Our technology enables individuals from different locations to sing songs together in a virtual karaoke room. The musical accompaniment, vocal tracks and physical cues of the singers are all important components of the experience and must be in sync throughout.

◦	The Meet Group, a leading provider of dating applications, is a representative customer in social use cases.

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Education. We enable interactive online classes where students and teacher can interact via real-time video or voice, thereby promoting student engagement and enriching learning experiences. For educational service providers, latency and media quality are mission critical to their success, as any noticeable issues with the video or voice can be distracting to the students and negatively impact their ability to interact with teacher and other students. Below are some of the use cases we enable:

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1-on-1 Classes. We enable 1-on-1 online classes that provide exclusive and immersive learning experiences that closely replicate in-person tutoring. For one customer, we support 1-on-1 language classes where teacher and student are located in different countries or even continents. For another customer, we use high definition video for art classes to ensure effective observation and teaching.

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Small Classes. Online education platforms utilize our technology to offer interactive online small classes. Students can see and participate in discussions with other students in the same session in real-time, in addition to the teacher, thus closely replicating an in-person, small-group learning experience.

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Interactive large classes. We have enabled large interactive online classes that can support thousands of participants in one session. Traditionally, large classes utilize one-way video streaming technology which has limited ability for students to interact with the teacher given the high latency in the video. Additionally, class material or whiteboard content are often out of sync with the video given the unstable latency of traditional streaming technology. With our real-time engagement technology, students are able to raise their hand and interact with teachers via video or voice in real-time, and teachers can use an interactive virtual whiteboard that is delivered in real-time and highly synchronized with the main video stream, resulting in a rich learning experience.

◦	New Oriental Education & Technology Group, a provider of private educational services, is a representative customer in education use cases.

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Entertainment (Live Interactive Streaming). Traditional live streaming, such as those involving live performances of a host dancing or singing, offers limited ability for the audience to engage with the host. With our technology, audiences are able to interact with hosts via real-time video or voice as they are performing.

More recently, our technology has been applied to enable “Host PK,” a type of live streaming performance popular in China in which multiple live streams are combined and hosts compete with one another in real-time “battles.” These involve performances where the real-time nature of engagements is critical to the experience, such as in singing competitions or live duets or heated debates between hosts. Our technology allows users to assess and even take part in these battles when noticeable latency would otherwise interrupt user immersion and the broader experience.

•	Gaming. Our platform has empowered game developers to enhance multiplayer gaming experiences and create new gaming formats that were not previously possible.

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In-game Collaboration. Competitive online multiplayer games, such as multiplayer online battle arenas, or MOBAs, require close, real-time coordination among teams of players as they face off against each other. Our technologies allow players to seamlessly interact with one another during the heat of battle, execute well-timed strategies on the fly, and share moments of excitement with their teammates in real-time.

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Interaction-dependent Games. Real-time engagement technology allows for online gaming formats that would not have been possible in the past. Players can now view body language and reactions of teammates and competitors in real time to make gameplay decisions. For example, online poker players can now incorporate the critically important aspect of deciphering visual “tells” into their gameplay. Similarly, Werewolf, a popular social deduction game that was previously only playable offline as it requires constant dialogue between players and live deduction based on players’ social and language clues, can now be made playable online through our technology.

•	Enterprise Solutions. We offer the following enterprise solutions that can be used across industries.

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Customer Service. Businesses rely on our platform to improve the quality and efficiency of their services and increase customer satisfaction. Traditionally, remote customer service has typically been conducted over the phone, which not only lacks video capability but also can be costly and with potential privacy concerns since customers’ actual phone numbers are used. We enable cost effective real-time video and voice solutions that allow companies to provide a differentiated experience for the customers in order to drive sales, answer customer inquiries, and resolve any disputes, among many other uses. For example, an online food delivery customer has their delivery crew use our technology to call their customers through an application-to-application voice call when the delivery arrives, instead of using a traditional phone call. For an online travel agency customer, their customer service representatives use our technology to engage with their customers over application-to-application video or voice instead of traditional phone call.

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Collaboration. Enterprise customers use our technology to enable video and voice conferencing in their internal collaboration software. SaaS providers also adopt our technology to enable collaboration through real-time video and voice in their products.

•	Financial Services. Our platform also powers use cases within the financial services industry, such as:

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Banking. A leading commercial bank in China leverages our technology to enable video banking. Customers can remotely open accounts or complete transactions with a customer service representative, in a way that closely replicates an in-person bank branch visit. Furthermore, video interactions between customers and service representatives are recorded using our Real-Time Recording product to comply with regulatory requirements.

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Insurance. A leading online-only insurance company in China uses our technology for its automotive insurance claims process. Following a car accident, insurance adjustors can engage with claimants through real-time video without being at the actual accident site, to assess damage and confirm coverage remotely.

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Healthcare. Our platform enables medical service providers to offer remote consultation to patients in real-time. Patients benefit from increased flexibility and convenience, and in emergency situations the improved access to medical advice could even potentially save lives.

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Consultation. An online medical aesthetics platform uses our technology to enable real-time video consultation for its patients who might not be able to make in-person appointments. Patients can consult with doctors on their treatment options and conduct follow-up appointments remotely after surgery.

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Emergency. A medical emergency service uses our technology to allow patients to receive first aid directions from a doctor through real-time video while waiting for an ambulance. Once the patient calls the emergency hotline, the service will send the patient the web link for the video connection and the patient does not need to install additional software. This allows the doctors to make critical assessments and give instructions that could save patient lives.

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Internet of Things. The number of connected devices globally is expected to grow rapidly. Many of them can benefit from our technology. Our technology has been integrated into various IoT devices and use cases and we believe there is still enormous potential in the future.

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Smart Watches. Our technology has been embedded in smart watches to enable users to conduct video calls directly from their wrists. This is often used as an emergency call for children or elderly people. For example, if they get lost in a shopping mall, they can simply press a button on their smart watch to initiate a video call with their parents or guardians and show them the surroundings.

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Smart Home Appliances. We have partnered with customers to integrate real-time video and voice functionalities into their smart home appliances and devices. For example, smart speakers and smart TVs can use our technology to conduct real-time video and voice calls with family and friends. Home security cameras and smart doorbells can establish real-time video connections with smart TVs, mobile phones and other smart home devices.

Technology and Infrastructure
We built our cloud-native platform to enable worldwide, real-time video and voice engagement and messaging for up to millions of concurrent users. The key components of our platform are the Agora SDK and the SD-RTN.

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Agora SDK. The Agora SDK contains all the software a developer needs to integrate our real-time engagement products into an application, is customizable by the developer and runs on end users’ devices as part of the developer’s application. The main software modules of the Agora SDK include:

◦	Capturing modules that capture audio and video streams, and rendering modules that combine and synchronize multiple video or audio streams.

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Pre-processing modules that modify the raw streams to reduce background noise, cancel echo, enable users to “beautify” their video appearance and add a variety of video special effects in real time, among other things, as well as post-processing modules that enhance the received streams, including resolution enhancement, noise reduction, image sharpening, concealment of audio or video defects such as jitter and color blocks, and video frame interpolation.

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Encoding and decoding modules that compress and decompress the streams before and after transmission. Our video and audio codecs dynamically adapt the size of video and audio streams based on network transmission environment and end-user device capabilities.

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“First-mile” and “last-mile” transmission modules that transmit data between end-user devices and an edge node of the SD-RTN. Our transmission modules dynamically select the optimal edge nodes based on changes in the network environment, for example, when the end-user device switches from a WiFi to a cellular network connection. Our transmission modules also use adaptive channel coding based on predicted packet-loss rate, as well as other strategies, to compensate for packet loss.

We have developed our SDK to overcome hardware and software compatibility issues and to be as compact as possible once embedded within an application. Our SDK is widely compatible with major operating systems, development frameworks and programming languages, and a wide variety of phones, PCs and other connected devices, including relatively older and less sophisticated models.

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SD-RTN. The SD-RTN is a virtual network overlay on top of the public internet that runs on more than 200 co-located data centers worldwide and handles real-time data transmission between end-user devices when using our SDK. A key distinguishing feature of the SD-RTN is its all-software architecture; we do not own or lease physical or private data transmission lines. We believe our all-software approach is cost-effective, enables highly flexible routing optimization and will continue to improve through iterative development.

The public internet is an open and best effort network with no assurance of service quality. As data is transmitted, data packets pass through various segments managed by disparate network operators with their own routing protocols that do not always take into account the conditions of the other segments. The SD-RTN compensates for this absence of centralization with its virtual, software overlay. Because we have total control over every data center within the SD-RTN, we are able to optimize routing and plan traffic holistically.
Using sophisticated proprietary algorithms, the SD-RTN constantly probes the transmission quality across the public internet to determine optimal routes between data centers within the SD-RTN in terms of latency, bandwidth and packet loss. The SD-RTN maintains a real-time routing map to direct data transmission, taking into consideration transmission needs from up to several million concurrent end users, available bandwidth at each data center and other potential constraints such as network operator and infrastructure provider restrictions on data outflow from particular data centers and load balancing among edge nodes and between different routes. We also send redundant data packets through multiple optimized paths and the data packet that arrives to the destination first is used while any lost or subsequently received redundant data packets are ignored. The SD-RTN is based on the User Datagram Protocol, or UDP, for sending data packets, rather than the Transmission Control Protocol, or TCP, because UDP prioritizes lower latency and is more suitable for real-time engagement.
Our platform uses artificial intelligence, or AI, during encoding, transmission, processing and rendering, among other processes. For example, our AI algorithms predict focal points in a video, such as a person speaking compared to a background detail, to encode and render the video using more or less data, and predict packet loss rate to dynamically compensate for packet loss. They also enable a variety of transmission enhancements, such as identifying and eliminating echoes, distinguishing spoken language from other sounds to prioritize transmission of spoken language, filtering and suppressing noises that end users are more likely to be sensitive to, and enhancing video resolution by predicting and filling in details that have been lost or distorted during transmission due to packet loss.
We own and operate a substantial majority of our servers and network equipment that we host at the co-located data centers on which the SD-RTN runs. While we procure and operate our equipment, the premises are maintained by third parties. At each data center in the SD-RTN, the routing and other functions such as recording and data analytics are performed by commodity servers. Because each node and server are independent, self-sufficient and not reliant on other nodes or servers to function, we can quickly expand the SD-RTN’s capacity by adding servers at a local data center, connecting more data centers at the continent level or purchase additional bandwidth to manage customer growth across geographies. If one server goes down, the SD-RTN is able to automatically reroute and re-establish all users in an active session to a different server with little perceptible interruption. In addition, we continually monitor our systems for any signs of problems, and we strive to take preemptive action when necessary. We have not encountered significant service interruptions since our inception and we achieved over 99.995% network availability in 2019. We maintain a formal and comprehensive security program designed to protect against security threats and data breaches.
Sales and Marketing
Our go-to market strategy is focused on building developer community and enthusiasm for our products. We also employ more targeted sales efforts focused on large potential customers with proven use cases that could benefit from our products.

We reach developers through brand marketing, developer portals such as GitHub and developer conferences and events including our own RTC Conference in China, one of the largest conferences in the world for real-time engagement technology, and the AllThingsRTC Conference in the United States. Once developers are introduced to our platform, we provide them with a low-friction trial experience consisting of 10,000 free minutes per month per account. Developers whose needs grow beyond the free minutes pay based on usage. Our team works directly with developers to help generate ideas and share best practices to ultimately promote new use cases for our technology. As developers innovate with our platform and share their experience with peers, awareness of our platform spreads in the developer community by word of mouth and attracts additional developers, creating a positive flywheel effect. We have built a large and engaged developer community, as evidenced by the more than 180,000 applications that have registered on our platform from our inception through March 31, 2020.
When a use case becomes sufficiently well-established, such as online education using our Real-Time Video product, we deploy our sales team to identify and actively approach similarly situated companies that could benefit from our products. For certain large customers who are developing promising but complex use cases, we deploy our own engineers to assist with the integration of our products into their applications. This is a key element of our strategy to enable new use cases and accelerate usage of our platform and we do not usually charge customers for such services.
As of March 31, 2020, we had 92 employees in our global sales and marketing organization.
Customer Support
Our platform is designed to allow developers to self-serve and they typically require minimal individual customer support from us. We provide helper libraries, comprehensive user guides and a wide range of code samples and demos. To supplement our extensive self-help resources, we also engage directly with our developer community in online forums such as Stack Overflow and provide individual customer support by e-mail and phone. We provide developers with a suite of Agora Analytics tools that help them independently monitor and diagnose quality concerns, identify root causes and address issues related to our products to improve their end users’ experience. As customers grow, we assign them to a dedicated service team to ensure their continued satisfaction and for our largest customers we provide ongoing support from our own engineers.
Competition
The global market for RTE-PaaS is relatively new and rapidly evolving. Currently, our competitors mainly include:

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PaaS providers, such as Tencent in China and TokBox (part of Vonage Holdings Corp.) and Twilio Inc. in the United States, as well as smaller software companies, which compete with all or portions of our platform and products;

•	open-source projects, such as WebRTC, which offer capabilities that compete with some of the functionalities in our SDK; and

•	network operators or cloud providers that offer private lines on which similar functionalities to ours can be built.
In many cases, we encounter either custom software developed in-house or by consultants, or legacy solutions repurposed by in-house developers of our potential customers to meet specific use cases.
We believe that the principal competitive factors in our market are:

•	quality of data transmission and user experience;

•	credibility with developers;

•	global reach;

•	ease of integration and programmability;

•	product features;

•	platform scalability, reliability, compatibility, security and performance;

•	brand awareness and reputation;

•	the strength of sales and marketing efforts;

•	customer support; and

•	the cost of deploying and using our products.
We believe that we compete effectively on each of the factors listed above; however, we expect competition to intensify in the future. It is possible that the large software vendors or cloud providers who currently do not have an offering in the RTE-PaaS category, some of which operate in adjacent product categories today, may in the future bring such a solution to market through product development, acquisitions or other means. In addition, several of our competitors have greater name recognition, longer operating histories, more and better-established customer relationships, larger sales forces, larger marketing and software development budgets and significantly greater resources than we do. As a result, certain of our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer products or services that address one or a limited number of functions at lower prices or with greater depth than our products.
Research and Development
Innovation is the lifeblood of everything we do at Agora and we intend to continue to invest significant resources in our research and development capabilities. Our ability to deliver leading products in our markets depends on our rapid development of new technologies, features and functionality, and ensuring that our platform continues to deliver a high quality of service at all times. We actively respond to developers’ needs to drive positive user experiences and our engineers aim to stay on the cutting edge of real-time engagement technologies. Our value proposition lies in helping developers bring innovative use cases to reality using our products because we ultimately share in their success.
As of March 31, 2020, we had 282 employees in our global research and development organization, representing 57% of our total employee base.
Intellectual Property
Intellectual property is an important aspect of our business and we seek protection for our intellectual property as appropriate. To establish and protect our proprietary rights and our brand, we rely on a combination of patent, copyright, trade secret and trademark laws as well as contractual restrictions such as confidentiality agreements, licenses and intellectual property assignment agreements. We also maintain a policy requiring our employees, contractors, consultants and other third parties to enter into confidentiality and proprietary rights agreements to control access to our proprietary information. As of the date of this prospectus, we had 17 issued patents, two allowed patent applications and seven pending patent applications in the United States, and one issued patent and 11 pending patent applications in China. We also had six pending patent applications in Europe. We own one and nine trademarks in the United States and China, respectively.
Intellectual property laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Moreover, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and we may therefore be unable to protect our proprietary technology in certain jurisdictions. In addition, our products incorporate software components licensed to the general public under open source software licenses, which grant recipients broad permissions to use, copy, modify and redistribute the licensed software components, but which generally do not offer warranties, support, or other similar protections often provided with commercial software. Some open source software licenses include requirements that, under certain circumstances, require the distribution of software based on or derived from the open source software to be made available in source code form under the terms of an open source software license. As a result, inclusion of open source software in our products could limit the value of our intellectual property assets, or expose us to liability. For additional information see the section of this prospectus captioned “Risk Factors

—Our use of open source software could negatively affect our ability to sell our products and subject us to possible litigation.”
Employees
We had 167, 278, 447 and 498 employees as of December 31, 2017, 2018 and 2019 and March 31, 2020, respectively. As of March 31, 2020, 448 of our employees were located in China and 50 were located in other countries, primarily the United States. The following table sets forth the number of our employees categorized by function as of March 31, 2020:

Function	Number of Employees
Research and development	282
Sales and marketing	92
Customer solutions and services	79
General and administrative (including executives)	45
Total	498
We believe we offer our employees competitive compensation packages and a dynamic work environment. We have generally been able to attract and retain qualified employees and maintain a stable core management team. We plan to hire additional experienced and talented employees in areas such as research and development and sales and marketing as we grow our business.
We enter into standard employment, confidentiality and non-compete agreements with our employees. As required by PRC regulations, we participate in various government statutory employee benefit plans, including social insurance funds, a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan and a housing provident fund.
We believe that we maintain a good working relationship with our employees, and we have not experienced any major labor disputes.
Properties
We maintain dual headquarters in Shanghai, China and Santa Clara, California, where we lease office space with an area of approximately 4,100 and 525 square meters, respectively.
We lease all of our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
From time to time, we may be subject to various claims and legal actions that arise in the ordinary course of our business. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

REGULATION
This section sets forth a summary of the principal PRC and U.S. laws and regulations relevant to our business and operations in the PRC and the United States, respectively.
PRC Regulation
China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could adversely affect our business, operating results and financial condition. In particular, the Chinese government heavily regulates the internet industry, including relevant market access restrictions and limitations on foreign investment, license and permit requirements for service providers in the internet industry. Since some of the laws, regulations and legal requirements with respect to the internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties.
Foreign Investment Law
On March 15, 2019, the National People’s Congress reviewed the submitted draft and approved the Foreign Investment Law, which came into effect on January 1, 2020. The newly promulgated Foreign Investment Law replaces the three laws on foreign investment (the Wholly Foreign-owned Enterprise Law, the Cooperative Joint Venture Law of the PRC and the Equity Joint Venture Law of the PRC) and the Foreign Investment Law provides a five-year transition period for the existing foreign invested enterprises, or the FIEs, to adjust their business structures. On December 26, 2019, the State Council issued the Implementation Rules of the Foreign Investment Law, which came into effect on January 1, 2020, to clarify and elaborate relevant provisions of the Foreign Investment Law. While silent on specific issues including the discussion on the contractual arrangement with variable interest entities, the Foreign Investment Law and its implementation regulations emphasize the principle of applying “national treatment” to foreign investors. Industries that are not listed in the negative list issued by, amended or released upon approval by the State Council from time to time are permitted areas for foreign investments, and are generally open to foreign investment unless specifically restricted by other PRC regulations. The current effective negative list is the Foreign Investment Catalog or the Special Administrative Measures (Negative List) for Foreign Investment Access, or the 2019 Negative List, which became effective on July 2019. Foreign investment and domestic investment in industries outside the scope of the negative list would be treated equally.
Regulations on Value-added Telecommunications Services
The Telecommunications Regulations of the PRC, or the Telecom Regulations, implemented on September 25, 2000 and amended on July 29, 2014 and February 6, 2016, are the primary PRC law governing telecommunication services and set out the general framework for the provision of both “basic telecommunication services” and “value-added telecommunication services” by domestic PRC companies. “Value-added telecommunication services” is defined as telecommunications and information services provided through public networks, and, according to the Telecom Regulations, operators of value-added telecommunications services shall obtain operating licenses prior to commencing operations from the MIIT or its provincial level counterparts.
The Catalogue, which was issued as an attachment to the Telecom Regulations and recently revised and promulgated on June 6, 2019, further categorizes telecommunications services as “basic” or “value-added.”

On March 5, 2009, the MIIT issued the Measures on the Administration of Telecommunications Business Operating Permits, or the Telecom License Measures, which initially became effective on April 10, 2009 and was amended on July 3, 2017, effective on September 1, 2017, to supplement the Telecom Regulations. The Telecom License Measures provide that there are two types of telecommunications operating licenses in China, one for basic telecommunications services and one for value-added telecommunications services. A distinction is also made to licenses for value-added telecommunications services, or the VAT Licenses as to whether a license is granted for “intra-provincial” or “trans-regional” (inter-provincial) activities. An appendix to each license granted will detail the permitted activities of the enterprise to which it was granted. An approved telecommunication services operator must conduct its business (whether basic or value-added) in accordance with the specifications recorded in its telecommunication license.
Regulations on Foreign Direct Investment in Value-added Telecommunications Companies
Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which were issued by the State Council on December 11, 2001, became effective on January 1, 2002 and recently amended and issued on February 6, 2016, and the Industry Guidelines on Encouraged Foreign Investment (Year 2019), or the 2019 Encouraged Guidelines and the 2019 Negative List, which were jointly issued by the National Development and Reform Commission, or the NDRC, and the MOFCOM, on June 30, 2019, replacing the Catalogue of Industries for Guiding Foreign Investment (Year 2017), or the Foreign Investment Catalogue, which was revised and promulgated by the NDRC and the MOFCOM on June 28, 2017. Under the aforesaid regulations, foreign invested telecommunications enterprises in the PRC, or FITEs, are generally required to be established as Sino-foreign equity joint ventures with limited exceptions. In general, the foreign party to a FITE engaging in value-added telecommunications services may hold up to 50% of the equity of the FITE, of which the geographical area it may conduct telecommunications services is provided by the MIIT in accordance with relevant provisions as mentioned above. In addition, the major foreign investor in a value-added telecommunications business in China must satisfy a number of stringent performance and operational experience requirements, including demonstrating a good track record and experience in operating a value-added telecommunications business overseas.
On June 30, 2016, the MIIT issued an Announcement of the Ministry of Industry and Information Technology on Issues concerning the Provision of Telecommunication Services in Mainland China by Service Providers from Hong Kong and Macau, or the MIIT Announcement, which provides that investors from Hong Kong and Macau may hold no more than 50% of the equity in FITEs engaging in certain specified categories of value-added telecommunications services.
On July 13, 2006, the MIIT issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecommunications Services, or the MIIT Notice, which reiterates certain provisions of the FITE Regulations. In addition to the provisions stated in FITE Regulations, the MIIT Notice further provide that a domestic company that holds a value-added telecommunication license, is prohibited from leasing, transferring or selling the value-added telecommunication license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors to conduct value-added telecommunications businesses illegally in China. The MIIT Notice also requires each value-added telecommunication license holder to have appropriate facilities for its approved business operations and to maintain such facilities in the regions covered by its license, and specifically, with regard to the domain names and trademarks, the MIIT Notice required that trademarks and domain names that are used in the provision of internet content services must be owned by the VAT License holder or its shareholders.
Due to a lack of interpretative materials from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider our corporate structure and contractual arrangements to constitute foreign ownership of a value-added telecommunications business. See the section of this prospectus captioned “Risk Factors—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC laws, rules and regulation, particularly of internet businesses.” In order to comply with PRC regulatory requirements, we operate a portion of our business through our VIE, with which we have contractual relationships but in which we do not have an actual ownership interest. If our current ownership structure is found to be in violation of current or future PRC laws, rules or regulations regarding the legality of foreign investment in the PRC internet sector, we could be subject to severe penalties.

Regulation on Internet Information Services
The Administrative Measures on Internet Information Services, or the Internet Content Measures, which was promulgated by the State Council on September 25, 2000 and amended on January 8, 2011, set out guidelines on the provision of internet information services. The Internet Content Measures classifies internet information services into commercial internet information services and non-commercial internet information services, and commercial internet information services refer to services that provide information or services to internet users with charge. A provider of commercial internet information services must obtain an internet content provider license, or the ICP License, and, prior to the application for such ICP License from the MIIT or its local branch at the provincial or municipal level, entities providing online information services regarding news, publishing, education, medicine, health, pharmaceuticals and medical equipment must procure the consent of the national authorities responsible for such areas. As a provider of non-commercial internet information services, there is no need for our VIE to obtain an ICP License as mentioned above, which authorize relevant companies’ provision of information services via the internet without charge the internet users.
In addition to the approval and license requirements, various ministries and agencies in the PRC, including the MIIT, the News Office of the State Council, the Ministry of Culture and Tourism and the General Administration of Press and Publication, have promulgated multiple measures relating to internet content, all of which specifically prohibit internet activities that result in the dissemination of any content that infringes the legal rights of others, is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC, or compromise State security or secrets. For example, the Internet Content Measures specifies a list of prohibited content. Internet information providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the legal rights of others. Internet information providers that violate these measures may face criminal charges or administrative sanctions, such as fines, revoking any relevant business operation licenses. Internet information providers must monitor and control the information posted on their websites. If any prohibited content is found, they must remove the content immediately, keep a record of such content and report to the relevant authorities. On December 15, 2019, Cyberspace Administration of China, or the CAOC, promulgated the Provisions on Ecological Governance of Network Information Content, which became effective on March 1, 2020, to further regulate the network information and content.
Regulation on Information Security and Censorship
The SCNPC enacted the Decisions on the Maintenance of Internet Security on December 28, 2000, which was amended in August 27, 2009. Such decision makes it unlawful to: (1) gain improper entry into a computer or system of strategic importance; (2) disseminate politically disruptive information; (3) leak State secrets; (4) spread false commercial information; or (5) infringe intellectual property rights. The Ministry of Public Security has promulgated measures as below that prohibit the use of the internet in ways which, among other things, result in a leakage of State secrets or distribution of socially destabilizing content. The Ministry of Public Security has supervision and inspection rights in this regard.
On December 16, 1997, the Ministry of Public Security issued the Administration Measures on the Security Protection of Computer Information Network with International Connections which was amended on January 8, 2011. Such administration measures prohibit using the internet to leak state secrets or to spread socially destabilizing materials. If any operating license holder violates these measures, the PRC government may revoke its operating license and shut down its websites. Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC on August 29, 2015 and becoming effective on November 1, 2015, any internet services provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, will be subject to criminal liability for (1) any dissemination of illegal information in large scale, (2) any severe effect due to the leakage of the client’s information, (3) any serious loss of evidence of criminal activities or (4) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information, will be subject to criminal liability in severe situations.
The Provisions on Technological Measures for Internet Security Protection, or the Internet Security Protection Measures, promulgated on December 13, 2005 by the Ministry of Public Security require all internet services providers to keep records of certain information about their users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days and submit the above information as required by laws and regulations. Under these measures, value-added telecommunications services license holders must regularly update information security and content control systems for their websites and must also report any public dissemination of prohibited content to local public security authorities. If a value-added telecommunications services license holder violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.
The Communication Network Security Protection Administrative Measures, which were promulgated by the MIIT on January 21, 2010, require that all communication network operators, including telecommunications service providers and Internet domain name service providers, divide their own communication networks into units. These communication network units shall be rated in accordance with degree of damage to national security, economic operation, social order and public interest in the event a unit is damaged. Communication network operators must file the division and ratings of their communication networks with MIIT or its local counterparts. If a communication network operator violates these measures, the MIIT or its local counterparts may order rectification or impose a fine up to RMB30,000 in case a violation is not duly rectified.
On November 7, 2016, the SCNPC promulgated the PRC Cybersecurity Law, which took effect on June 1, 2017. The PRC Cybersecurity Law applies to the construction, operation, maintenance, and use of networks as well as the supervision and administration of internet security in the PRC. The PRC Cybersecurity Law defines “networks” as systems that are composed of computers or other information terminals and relevant facilities used for the purpose of collecting, storing, transmitting, exchanging, and processing information in accordance with certain rules and procedures. “Network operators,” who are broadly defined as owners and administrator of networks and network service providers, shall meet their cybersecurity obligations and shall take technical measures and other necessary measures to protect the safety and stability of their networks. Under the Cybersecurity Law, network operators are subject to various security protection-related obligations, including:

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complying with security protection obligations in accordance with tiered requirements with respect to maintenance of the security of internet systems, which include formulating internal security management rules and developing manuals, appointing personnel who will be responsible for internet security, adopting technical measures to prevent computer viruses and activities that threaten internet security, adopting technical measures to monitor and record status of network operations, holding internet security training events, retaining user logs for at least six months, and adopting measures such as data classification, key data backup, and encryption for the purpose of securing networks from interference, vandalism, or unauthorized visits, and preventing network data from leakage, theft, or tampering;

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verifying users’ identities before signing agreements or providing services such as network access, domain name registration, landline telephone or mobile phone access, information publishing, or real-time communication services;

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clearly indicating the purposes, methods and scope of the information collection, the use of information collection, and obtain the consent of those from whom the information is collected when collecting or using personal information;

•	strictly preserving the privacy of user information they collect, and establish and maintain systems to protect user privacy; and

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strengthening management of information published by users. When the network operators discover information prohibited by laws and regulations from publication or dissemination, they shall immediately stop dissemination of that information, including taking measures such as deleting the information, preventing the information from spreading, saving relevant records, and reporting to the relevant governmental agencies.

On April 13, 2020, the CAOC, together with 11 other government agencies, jointly issued the Cybersecurity Review Measures, or the Review Measures. The Review Measures, under which the scope of application, reporting procedures, evaluation factors and legal responsibilities are stipulated, was implemented on June 1, 2020 to replace the Measures for Security Review of Cyber Products and Services (for Trial Implementation) issued by the CAOC on May 2, 2017. According to the Review Measures, any operator of critical information infrastructure, which, according to the Reply to Questions on the Review Measures published by the CAOC, includes critical network and information system operators in the telecommunications industry, purchases any network product or service that may pose potential risks to or otherwise affect national security, they must apply for a cybersecurity review to be conducted by Cybersecurity Review Office.
The CAOC is responsible for organizing and implementing cybersecurity reviews, while the competent departments in key industries such as finance, telecommunications, energy, and transport are responsible for organizing and implementing security review of cyber products and services in their respective industries and fields.
On November 15, 2018, the Cyberspace Administration issued the Provisions on Security Assessment of the Internet Information Services with Public Opinion Attributes or Social Mobilization Capacity, which came into effect on November 30, 2018. The provisions require internet information providers to conduct security assessments on their internet information services if their services include forums, blogs, microblogs, chat rooms, communication groups, public accounts, short-form videos, online live-streaming, information sharing, mini programs or other functions that provide channels for the public to express opinions or have the capability of mobilizing the public to engage in specific activities. Internet information providers must conduct self-assessment on, among other things, the legality of new technology involved in the services and the effectiveness of security risk prevention measures, and file the assessment report with the local competent cyberspace administration authority and public security authority.
Internet security in China is also regulated and restricted from a national security standpoint. On July 1, 2015, the SCNPC promulgated the new National Security Law, which took effect on the same date and replaced the former National Security Law promulgated in 1993. According to the new National Security Law, the state shall ensure that the information system and data in important areas are secure and controllable. In addition, according to the new National Security Law, the state shall establish national security review and supervision institutions and mechanisms, and conduct national security reviews of key technologies and IT products and services that affect or may affect national security. There are uncertainties on how the new National Security Law will be implemented in practice.
Regulation on Privacy Protection
On December 28, 2012, the SCNPC enacted the Decision to Enhance the Protection of Network Information, or the Information Protection Decision, to enhance the protection of user personal information in electronic form. The Information Protection Decision provides that internet services providers must expressly inform their users of the purpose, manner and scope of the internet services providers’ collection and use of user personal information, publish the internet services providers’ standards for their collection and use of user personal information, and collect and use user personal information only with the consent of the users and only within the scope of such consent. The Information Protection Decision also mandates that internet services providers and their employees must keep strictly confidential user personal information that they collect, and that internet services providers must take such technical and other measures as are necessary to safeguard the information against disclosure.
On July 16, 2013, the MIIT issued the Order for the Protection of Telecommunication and Internet User Personal Information, or the Order. Most of the requirements under the Order that are relevant to internet services providers are consistent with the requirements already established under the MIIT provisions discussed above, except that under the Order the requirements are often more strict and have a wider scope. If an internet services provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Further, it must disclose to its users the purpose, method and scope of any such collection or use, and must obtain consent from the users whose information is being collected or used. Internet services providers are also required to establish and publish their protocols relating to personal information collection or use, keep any collected information strictly confidential, and take technological and other measures to maintain the security of such information. Internet services providers are also required to cease any collection or use of the user personal information, and de-register the relevant user account, when a given user stops using the relevant internet service. Internet services providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such information unlawfully to other parties. The Order states, in broad terms, that violators may face warnings, fines, and disclosure to the public and, in the most severe cases, criminal liability.
On January 5, 2015, the SAIC promulgated the Measures on Punishment for Infringement of Consumer Rights, pursuant to which business operators collecting and using personal information of consumers must comply with the principles of legitimacy, propriety and necessity, specify the purpose, method and scope of collection and use of the information, and obtain the consent of the consumers whose personal information is to be collected. Business operators may not (1) collect or use personal information of consumers without their consent, (2) unlawfully divulge, sell or provide personal information of consumers to others or (3) send commercial information to consumers without their consent or request, or when a consumer has explicitly declined to receive such information.
Regulations Related to Intellectual Property Rights
Trademarks
On August 23, 1982, the SCNPC promulgated the Trademark Law of the PRC, or the Trademark Law, which was amended in 1993, 2001, 2013 and 2019. The Implementation Regulation for the Trademark Law promulgated by the State Council came into effect on September 15, 2002 and was further amended on April 29, 2014.
Under the Trademark Law and the implementing regulation, the Trademark Office of the State Administration for Market Regulation, or the Trademark Office, is responsible for the registration and administration of trademarks. The Trademark Office handles trademark registrations. As with patents, China has adopted a “first-to-file” principle for trademark registration. If two or more applicants apply for registration of identical or similar trademarks for the same or similar commodities, the application that was filed first will receive preliminary approval and will be publicly announced. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within 12 months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years.
In addition to the above, the SAIC has established a Trademark Review and Adjudication Board for resolving trademark disputes. According to the Trademark Law, within three months since the date of the announcement of a preliminarily validated trademark, if a titleholder is of the view that is such trademark in application is identical or similar to its registered trademark for the same type of commodities or similar commodities which violates relevant provisions of the Trademark Law, such titleholder may raise an objection to the Trademark Office within the aforesaid period. In such event, the Trademark Office shall consider the facts and grounds submitted by both the dissenting party and the party being challenged and shall decide on whether the registration is allowed within 12 months upon the expiration of the announcement after investigation and verification, and notify the dissenting party and the person challenged in writing.
Patents
The National People’s Congress adopted the Patent Law of the People’s Republic of China in 1984 and amended it in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.
Copyrights
On September 7, 1990, the SCNPC promulgated the Copyright Law, which took effect on June 1, 1991 and was amended in 2001 and in 2010. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center.
In order to further implement the Computer Software Protection Regulations, promulgated by the State Council on June 4, 1991 and amended on January 30, 2013, the National Copyright Administration, or the NCA, issued the Computer Software Copyright Registration Procedures on April 6, 1992 and amended on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights. The China Copyright Protection Center shall grant registration certificates to the computer software copyrights applicants which meet the requirements of both the software copyright registration procedures and the computer software protection regulations.
Domain Names
The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017 and replaced the Administrative Measures on China Internet Domain Name promulgated by MIIT on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names shall provide the true, accurate and complete information of their identifications to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.
Regulations on Foreign Exchange
Under the Foreign Currency Administration Rules of the PRC promulgated by the State Council on January 29, 1996 and amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange, or the SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currency outside the PRC for of capital account items, such as direct equity investments, loans and repatriation of investment, requires the prior approval from the SAFE or its local office. Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies may not repatriate foreign currency payments received from abroad or retain the same abroad. FIEs may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by the SAFE or its local office. Foreign exchange proceeds under the current accounts may be either retained or sold to a financial institution engaged in settlement and sale of foreign exchange pursuant to relevant SAFE rules and regulations. For foreign exchange proceeds under the capital accounts, approval from the SAFE is generally required for the retention or sale of such proceeds to a financial institution engaged in settlement and sale of foreign exchange.
Pursuant to the Circular of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular 59 promulgated by SAFE on November 19, 2012, which became effective on December 17, 2012 and was further amended on May 4, 2015 and October 10, 2018, approval is not required for opening a foreign exchange account and depositing foreign exchange into the accounts relating to the direct investments. SAFE Circular 59 also simplified foreign exchange-related registration required for the foreign investors to acquire the equity interests of PRC companies and further improve the administration on foreign exchange settlement for FIEs.
The SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, as amended, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, the SAFE promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, or the SAFE Circular 13, effective from June 1, 2015, which cancels the administrative approvals of foreign exchange registration of foreign direct investment and overseas direct investment. In addition, SAFE Circular 13 simplifies the procedure of foreign exchange-related registration, under which investors shall register with banks for foreign direct investment and overseas direct investment.
Regulations on Dividend Distribution
The principal laws and regulations regulating the dividend distribution of dividends by FIEs in the PRC include the Company Law of the PRC, as recently amended in 2018 and Foreign Investment Law promulgated by SCNPC on

March 15, 2019 and recently came into effect on January 1, 2020 and its implementation regulations that took effect the same day.
Under the current regulatory regime in the PRC, FIEs in the PRC may pay dividends only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. A PRC company is required to set aside as statutory reserve funds at least 10% of its after-tax profit, until the cumulative amount of such reserve funds reaches 50% of its registered capital unless laws regarding foreign investment provide otherwise. A PRC company shall not distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates. See the section of this prospectus captioned “Regulation—PRC Regulation—Regulations Related to Mergers and Acquisitions and Overseas Listings.”
Regulations on Taxation
Enterprise Income Tax
On March 16, 2007, the SCNPC promulgated the Law of the PRC on Enterprise Income Tax, which was recently amended on December 29, 2018 and on December 6, 2007, the State Council enacted the Regulations for the Implementation of the Law on Enterprise Income Tax, collectively, the EIT Law, which was recently amended on April 23, 2019. Under the EIT Law, both resident enterprises and non-resident enterprises are subject to tax in the PRC. Resident enterprises are defined as enterprises that are established in China in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but are actually or in effect controlled from within the PRC. Non-resident enterprises are defined as enterprises that are organized under the laws of foreign countries and whose actual management is conducted outside the PRC, but have established institutions or premises in the PRC, or have no such established institutions or premises but have income generated from inside the PRC. Under the EIT Law and relevant implementing regulations, a uniform corporate income tax rate of 25% is applied. However, if non-resident enterprises have not formed permanent establishments or premises in the PRC, or if they have formed permanent establishment or premises in the PRC but there is no actual relationship between the relevant income derived in the PRC and the established institutions or premises set up by them, enterprise income tax is set at the rate of 20% with respect to their income sourced from inside the PRC.
Withholding Tax
The EIT Law provides that since January 1, 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident enterprise investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.
Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Double Tax Avoidance Arrangement, promulgated by the SAT on August 21, 2006, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the SAT Circular 81, issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.
Value-added Tax
The Provisional Regulations of the PRC on Value-added Tax, or the VAT Regulations, were promulgated by the State Council on December 13, 1993 and were most recently amended on November 19, 2017. The Detailed Rules for the Implementation of the Provisional Regulations of the PRC on Value-added Tax (Revised in 2011) were promulgated by the MOF on December 25, 1993 and amended on October 28, 2011, collectively with the VAT Regulations, the VAT Law. According to the VAT Law, all enterprises and individuals engaged in the sale of goods, the provision of processing, repair and replacement services, and the importation of goods within the territory of the PRC must pay value-added tax. For taxpayers providing value-added telecommunication services, a rate of 6% applies, according to the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which was jointly promulgated by the MOF and the SAT on March 23, 2016 and became effective on May 1, 2016.
On April 4, 2018, the MOF and the SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, the taxable goods previously subject to VAT rates of 17% and 11% become subject to lower VAT rates of 16% and 10% starting from May 1, 2018.
Regulations on Employment
Labor Law and Labor Contract Law
The Labor Law, which was promulgated on July 5, 1994 and most recently amended on December 29, 2018 and the Labor Contract Law of the PRC, or the Labor Contract Law, which took effect on January 1, 2008 and was amended on December 28, 2012, are primarily regulating rights and obligations of employer and employee relationships, including the establishment, performance and termination of labor contracts. Pursuant to the Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between employers and the employees. Employers are prohibited from forcing employees to work above certain time limit and employers shall pay employees for overtime work in accordance to national regulations. In addition, employee wages shall be no lower than local standards on minimum wages and shall be paid to employees timely. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.
Regulations on Social Insurance and Housing Fund
Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010, came into force as of July 1, 2011 and recently amended on December 29, 2018 and the Interim Regulations on the Collection and Payment of Social Insurance Premiums that was promulgated by the State Council on January 22, 1999 and was amended recently on March 24, 2019, employers are required to pay basic endowment insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. Where an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.
In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and amended in 2002 and 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.
Regulations on Employee Share Incentive Plans
Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, pursuant to the Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company, or SAFE Circular 7, which was issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management participating in any share incentive plan of an overseas publicly-listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic agency as regulated in SAFE Circular 7.

In addition, the SAT has issued certain circulars concerning employee stock options and restricted shares, including the Circular on Issues Concerning the Individual Income Tax on Share-option Incentives, or the Circular 461, which was promulgated and took effective on August 24, 2009. Under Circular 461 and other relevant laws and regulations, employees working in the PRC who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of an overseas listed company are required to file documents related to employee stock options and restricted shares with relevant tax authorities and to withhold individual income taxes of employees who exercise their stock option or purchase restricted shares. If the employees fail to pay or the PRC subsidiaries fail to withhold income tax in accordance with relevant laws and regulations, the PRC subsidiary may face sanctions imposed by the tax authorities or other PRC governmental authorities.
Regulations Related to Mergers and Acquisitions and Overseas Listings
M&A Rules
On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006 and was revised on June 22, 2009. The M&A Rules, among other things, requires that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.
In our case, the CSRC approval is considered not required in the context of this offering because there is no statutory provision that clearly classifies the contractual arrangement among our WFOE, our VIE and our VIE’s shareholders as transactions regulated by the M&A Rules. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion. See the section of this prospectus captioned “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.”
SAFE Circular 37
Under the Circular of the State Administration of Foreign Exchange on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, issued by the SAFE and effective on July 4, 2014, PRC residents are required to register with the local SAFE branch prior to the establishment or control of an offshore special purpose vehicle, or the SPV, which is defined as offshore enterprises directly established or indirectly controlled by PRC residents for offshore equity financing of the enterprise assets or interests they hold in China. An amendment to registration or subsequent filing with the local SAFE branch by such PRC resident is also required if there is any change in basic information of the offshore company or any material change with respect to the capital of the offshore company. At the same time, the SAFE has issued the Operation Guidance for the Issues Concerning Foreign Exchange Administration over Round-trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which became effective on July 4, 2014 as an attachment of Circular 37.
Under the relevant rules, failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.
U.S. Regulation
We are subject to a number of U.S. federal and state laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, cybersecurity, data protection, intellectual property, competition, consumer protection, export taxation, telecommunications or other subjects. For example, as a provider of products used in communications applications, we may be indirectly or directly subject to existing or potential Federal Communications Commission, or FCC, regulations relating to the Twenty-First Century Communications and Video Accessibility Act, Telecommunications Relay Service fund contributions and other requirements. These laws require providers of certain advanced communications services to make those services accessible to parties with disabilities, including the hardware or software applications they provide, and to keep records of their compliance obligations. These laws may also require service providers to pay certain fees to support FCC accessibility initiatives. If requirements under these laws were imposed on us indirectly by our customers or directly upon us by the FCC, we would be subject to certain product design, recordkeeping or fee contribution obligations. FCC classification of our internet voice communications products as telecommunications services could result in additional federal and state regulatory obligations. If we do not comply with FCC rules and regulations, we could be subject to FCC enforcement actions, fines, and possibly restrictions on our ability to operate or offer certain of our products. Any enforcement action by the FCC, which may be a public process, could hurt our reputation in the industry, possibly impair our ability to sell our products to customers and could adversely affect our business, operating results and financial condition.
Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because these laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of June 15, 2020.

Name	Age	Position
Executive Officers
Bin (Tony) Zhao	49	Chief Executive Officer and Chairman
Siming Tao	39	Senior Vice President of Products
Sheng (Shawn) Zhong	54	Chief Scientist
Regev (Reggie) Yativ	51	Chief Revenue Officer and Chief Operating Officer of Agora Lab
Jingbo Wang	39	Chief Financial Officer
Non-Employee Directors
Qin Liu	47	Director
Tuck Lye Koh	48	Director
Eric He	60	Director nominee
Jenny Hong Wei Lee	48	Director nominee
Executive Officers
Mr. Bin (Tony) Zhao is our founder, Chief Executive Officer and Chairman. Mr. Zhao founded our company in November 2013. From December 2009 to March 2015, Mr. Zhao served as a director of YY, Inc. (recently renamed JOYY Inc.), a video-based social network listed on the Nasdaq Stock Market. Mr. Zhao also served as chief technology officer of YY, Inc. from October 2008 to December 2013. Prior to joining YY, Inc., Mr. Zhao founded NeoTasks, LLC in 2004 and served as its chairman and chief technology officer until 2008. From 1997 to 2004, he served as a senior engineer at WebEx Communications Inc. where he was responsible for developing audio and video calling functions and designing backend architecture. Mr. Zhao received a bachelor’s degree in radio and electronics from Peking University in 1992. We believe Mr. Zhao’s perspective, experience and institutional knowledge as our founder and Chief Executive Officer qualifies him to serve on our board of directors.
Mr. Siming Tao joined our company in May 2014 and has served in various roles, most recently as Senior Vice President of Products. Prior to joining our company, Mr. Tao was the head of platform development at YY, Inc. (recently renamed JOYY Inc.), a video-based social network listed on the Nasdaq Stock Market, from October 2008 to February 2014, during which time he also served as chairman of its technology committee. From October 2006 to October 2008, Mr. Tao served as a core architect at NeoTasks, LLC. Before NeoTasks, he worked as a client-side core development engineer at teltel.com from October 2005 to October 2006. Mr. Tao received a bachelor’s degree in electronic and information engineering from Beijing Institute of Information in 2003 and a master’s degree in communication engineering from Beijing University of Posts and Telecommunications in 2006.
Mr. Sheng (Shawn) Zhong has served as our Chief Scientist since January 2018. Mr. Zhong previously served as the chief executive officer of Hisense Microchip Company, a Hisense Group company, from January 2015 to December 2017, and as its chief technology officer from July 2012 to January 2015. Mr. Zhong was vice president of technology at Huaya Microelectronics (which was acquired by Hisense) from August 2009 to July 2012, and before Huaya, Mr. Zhong held several technical roles at Broadcom Inc. from 1999 to 2009, where he designed algorithms and architectures for many generations of Broadcom chips for advanced video processing. Prior to Broadcom, he was a senior design engineer at LSI Corporation from 1997 to 1999 where he was responsible for developing digital video processing algorithms. Mr. Zhong holds more than 100 technology patents, of which more than 60 technology patents are in the United States. He was a key member of International Organization for Standardization (ISO)’s MPEG/JVT team, INCITS and IEEE, and has published more than 30 papers in the field of video processing and computer vision. Mr. Zhong received a bachelor’s degree in mathematics and PhD in applied mathematics from Peking University and was a post-doctorate research associate at the University of Maryland, College Park from 1996 to 1997.

Mr. Regev (Reggie) Yativ has served as Chief Revenue Officer and Chief Operating Officer of Agora Lab, our subsidiary in the United States, since February 2018. Mr. Yativ previously served as vice president of sales at Redis Labs, Inc., a private NoSQL enterprise database management provider, from December 2014 to January 2018. Prior to that, Mr. Yativ was a senior director of marketing and global services at Johnson & Johnson, a healthcare company, from November 2013 to November 2014. Mr. Yativ served in various roles at Magic Software Enterprises Inc., a global enterprise software company listed on the Nasdaq Global Select Market, including as its U.S. president and chief executive officer from December 2007 to November 2013 and as managing director of its six European companies prior to that. Mr. Yativ graduated from Tel Aviv University with a bachelor’s degree in linguistics.
Mr. Jingbo Wang has served as our Chief Financial Officer since January 2020. Mr. Wang previously served as a director and the chief financial officer of Qutoutiao Inc., an operator of mobile content platforms, from February 2018 to January 2020, and as the chief financial officer of Yintech Investment Holdings Limited, a provider of investment and trading services, from October 2014 to February 2018, both of which are listed on the Nasdaq Stock Market. Prior to that, Mr. Wang worked at Deutsche Bank from 2009 to 2014, with his last position being vice president in the corporate finance division. Mr. Wang graduated from Tsinghua University with a bachelor’s degree in engineering in 2003. Mr. Wang graduated from the University of Hong Kong with a master’s degree in computer science in 2005 and was awarded a PhD degree in management studies from the Saïd Business School, University of Oxford, in 2010.
Non-Employee Directors
Mr. Qin Liu has served as our director since December 2014. Mr. Liu has served as managing director of Morningside Venture Capital Limited (MVCL) since June 2007 and of Evolution Capital Management Limited (ECML) since August 2018. Mr. Liu served in various roles, including as business development director for investment at Morningside IT Management Services (Shanghai) Co., Ltd before June 2007. MVCL and ECML provide advisory service to various funds and Mr. Liu has served as a director in both public and non-public portfolio companies of such funds. Mr. Liu has served as a director of Xiaomi Corporation, an internet company focused on smartphones and smart hardware connected by an IoT platform that is listed on the Main Board of the Hong Kong Stock Exchange, since May 2010. Mr. Liu has also served as a director of YY, Inc. (recently renamed JOYY Inc.), a video-based social network listed on the Nasdaq Stock Market, since June 2008. Mr. Liu previously served as a director of Xunlei Limited, a cloud-based acceleration technology company listed on the Nasdaq Stock Market, from September 2005 to April 2020. Mr. Liu received a bachelor’s degree in industrial electrical automation from the University of Science and Technology Beijing in July 1993, and a master’s degree in business administration from China Europe International Business School in April 2000. We believe Mr. Liu’s experience as a public company director and a prominent venture capitalist in China qualifies him to serve on our board of directors.
Mr. Tuck Lye Koh has served as our director since May 2018. Mr. Koh co-founded Shunwei Capital, a China-based, technology-focused venture capital fund, in 2011 and has served as its chief executive officer since then. Mr. Koh has extensive investment experience, spanning early to growth stage investments in multiple industries, including TMT, manufacturing, retail and consumer and logistics. At Shunwei Capital, Mr. Koh is responsible for overall investment and management, and has led the firm’s investments in a wide variety of technology-based entities. Mr. Koh served as a director of Xiaomi Corporation, an internet company focused on smartphones and smart hardware connected by an IoT platform that listed on the Main Board of the Hong Kong Stock Exchange, from August 2013 to October 2019. Mr. Koh also currently serves, and has served, as a director of multiple privately held technology companies. Before co-founding Shunwei Capital in 2011, Mr. Koh held various management positions in several international institutions including C.V. Starr, GIC, AIG and Deutsche Bank. Mr. Koh received a bachelor’s degree in mechanical engineering from the National University of Singapore in 1996 and a master of science degree in industrial engineering (engineering management) from Stanford University in 1999. Mr. Koh was also accredited as a chartered financial analyst by the Association for Investment Management and Research (now the CFA Institute) in 2000. We believe Mr. Koh’s experience as a public company director and as co-founder and chief executive officer of a technology-focused venture capital firm qualifies him to serve on our board of directors.
Mr. Eric He has served as our director since June 2020. Mr. He has served as an independent director and audit committee chairman of Bilibili Inc., an online entertainment company listed on the Nasdaq Stock Market since March 2018. Mr. He has also served as an independent director of 51job, Inc., a nationwide provider of integrated human resource services in China listed on the Nasdaq Stock Market, since July 2014. Mr. He previously served as the chief financial officer of YY Inc. (recently renamed JOYY Inc.), a video-based social network listed on the Nasdaq Stock Market from August 2011 to April 2017. Prior to that, Mr. He served as chief financial officer of Giant Interactive Group, Inc. from March 2007 to August 2011 and chief strategy officer of Ninetowns Internet Technology Group from 2004 to 2007. From 2002 to 2004, he served as a private equity investment director for AIG Global Investment Corp (Asia) Ltd. Mr. He received a bachelor’s degree in accounting from National Taipei University and a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania. Mr. He is a Certified Public Accountant and Chartered Financial Analyst in the United States. We believe Mr. He’s experience as chief financial officer and director of various public companies qualifies him to serve on our board of directors.
Ms. Jenny Hong Wei Lee has served as our director since June 2020. Ms. Lee has served as the managing partner of GGV Capital since 2005. Prior to that, she held various finance and operations positions at JAFCO Asia from August 2002 to April 2005, Morgan Stanley from July 2001 to July 2002, and Singapore Technologies Aerospace from July 1995 to September 1999. Ms. Lee has served as a director of Niu Technologies, a provider of smart urban mobility solutions listed on the Nasdaq Stock Market, since May 2015; eHang Holdings Limited, an autonomous aerial vehicle technology platform company listed on the Nasdaq Stock Market, since March 2015; LAIX Inc., an artificial intelligence education company listed on the New York Stock Exchange, since June 2014; and SATS Ltd., a provider of gateway services and food solutions listed on the Singapore Exchange, since January 2019. Ms. Lee also currently serves, and has served, as a director of multiple privately held companies. Ms. Lee received a bachelor’s degree in electrical engineering in 1994 and a master’s degree in engineering in 1995, both from Cornell University, as well as a master’s degree in business administration from the Kellogg School of Management at Northwestern University in 2001. We believe Ms. Lee’s experience as a managing partner of a prominent venture capital firm and as a director of various public companies qualifies her to serve on our board of directors.
Board of Directors
Our board of directors consists of five directors. A director is not required to hold any shares in our company by way of qualification. A director may vote with respect to any contract or transaction, or proposed contract or transaction in which he or she is, whether directly or indirectly, materially interested provided (1) such director, if his or her interest in such contract or transaction is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice, and (2) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. Our directors may exercise all the powers of the company to borrow money, mortgage or charge its undertaking, property and assets (present or future) and uncalled capital or any part thereof, and issue debentures, debenture stock, bonds or other securities whether outright or as collateral security for any obligation of the company or of any third party. None of our non-employee directors has a service contract with us that provides for benefits upon termination of service.
Director Independence
Our board of directors has undertaken a review of the independence of the directors and considered whether any director has a relationship with us that could interfere with such director’s ability to exercise independent judgment in carrying out the responsibilities of a director. As a result of this review, our board of directors determined that Messrs. Liu, Koh and He, and Ms. Lee, representing four of our five directors, are “independent directors” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and corporate governance rules of the Nasdaq Stock Market. In making such determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining the director’s independence, including the number of ordinary shares beneficially owned by the director.
Controlled Company Exemption
Upon the completion of this offering and the concurrent private placement, our chief executive officer will continue to control a majority of the voting power represented by our ordinary shares. As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. Any sale, transfer, assignment or disposition of any Class B ordinary shares by their holder or a change of ultimate beneficial ownership of any Class B ordinary shares will generally result in the conversion of such Class

B ordinary shares into Class A ordinary shares, except for transfers to certain permitted transferees, which include Agora Partners L.P., an exempted limited partnership to be established in the Cayman Islands (the limited partners of which shall consist primarily of members of management of our company and its affiliates, and which we refer to as the Management Partnership). If Mr. Zhao transfers Class B ordinary shares to the Management Partnership, we may remain a controlled company even if Mr. Zhao ceases to be our employee, director or shareholder.
We intend to rely on certain of the exemptions provided to controlled companies under the corporate governance rules of the Nasdaq Stock Market. Therefore, immediately following the consummation of this offering, we will not have an entirely independent nominating and corporate governance committee and may not perform annual performance evaluations of the nominating and corporate governance committee until such time as we are required to do so. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. See the section of this prospectus captioned “Risk Factors—Risks Related to the ADSs and this Offering—We will be a “controlled company” as defined under the Nasdaq Stock Market corporate governance rules. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to shareholders of other companies.” Even if we cease to be a controlled company we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters. See the sections of this prospectus captioned “Risk Factors—Risks Related to the ADSs and this Offering—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” and “—As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance standards; these practices may afford less protection to shareholders than they would enjoy if we comply fully with the Nasdaq Stock Market corporate governance standards.”
Board Committees
We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.
Audit Committee
Our audit committee consists of Messrs. He and Liu and Ms. Lee. Mr. He is the chairperson of our audit committee. Our board of directors has determined that each of Messrs. He and Liu and Ms. Lee satisfies the “independence” requirements of the corporate governance rules of the Nasdaq Stock Market and Rule 10A-3 under the Exchange Act, as amended. Our board of directors has also determined that Mr. He qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm;

•	approving engagements of our independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	reviewing the adequacy and effectiveness of our internal controls; and

•
reviewing and discussing the scope and results of the audit with our independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and annual operating results.

Compensation Committee
Our compensation committee consists of Ms. Lee and Messrs. He and Koh. Ms. Lee is the chairperson of our compensation committee. Our board of directors has determined that each of Ms. Lee and Messrs. He and Koh satisfies the “independence” requirements of the corporate governance rules of the Nasdaq Stock Market. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and recommending policies relating to compensation and benefits of our officers and employees;

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluating the performance of our officers in light of established goals and objectives;

•	recommending compensation of our officers based on its evaluations; and

•	administering the issuance of equity awards and other awards under our equity incentive plans.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Zhao, Liu and Koh. Mr. Zhao is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each of Messrs. Liu and Koh satisfies the “independence” requirements of the corporate governance rules of the Nasdaq Stock Market. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;

•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.
Our board of directors may from time to time establish other committees.
Duties of Directors
Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to our company to exercise skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth Courts have moved toward an objective standard with regards to the registered skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.
Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.
Terms of Directors and Officers
For as long as Soundscape Limited, the holding company of our chief executive officer, and its affiliates collectively hold such number of Class B ordinary shares that constitute not less than 5% of our issued and outstanding shares, our chief executive officer shall be entitled, through his holding company, to appoint a majority of our directors and to remove or replace any such directors. Subject to the foregoing, our directors may be appointed by a resolution of our board of directors to fill a casual vacancy on the board of directors or as an addition to the board of directors or by an ordinary resolution of our shareholders.
Unless otherwise determined by our company in general meeting, our company shall have at least five directors and the exact number will be fixed from time to time by resolution of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board. A director’s office will be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his or her creditors, (2) dies or is found by our company to be or becomes of unsound mind, (3) resigned his or her office by notice in writing to the company, or (4) is removed from office pursuant to any other provisions of the company’s post-offering amended and restated memorandum and articles of association.
The chairman of our board of directors shall be our chief executive officer, for as long as he remains a director of our company. If our chief executive officer ceases to be a director of our company, the board of directors shall elect and appoint a chairman of the board by a majority vote of the directors then in office. Subject to the foregoing, our officers are appointed by and serve at the discretion of the board of directors.
Employment Agreements and Indemnification Agreements
We have entered into employment agreements with each of our executive officers. We may terminate their employment for cause, including for certain acts such as conviction of or guilty plea to a felony or the continuous failure to perform the executive officer’s duties. If we were to terminate an executive officer, we would provide severance payments as required under applicable law or pursuant to such executive officer’s employment agreement.
Each executive officer has agreed to hold in strict confidence, both during and after the termination or expiry of the employment agreement, and not to use, except as required in the performance of the executive officer’s duties in or pursuant to applicable law, any of our confidential information or trade secrets, or any confidential information or proprietary information of third parties associated with us. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which the executive officer conceives, develops or reduces to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.
In addition, we have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.
Compensation of Directors and Executive Officers
For the year ended December 31, 2019, we paid an aggregate of approximately US$1.37 million in cash and benefits to our executive officers. We do not pay our non-employee directors. For equity incentive grants to our officers and directors, see “—Equity Incentive Plans.” We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. The full-time employees of our WFOE and our VIE are entitled to welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These entities are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations.
Equity Incentive Plans
Global Equity Incentive Plan
In June 2020, our board of directors adopted and our shareholders approved our Global Equity Incentive Plan, or the Global Plan. The Global Plan became effective one business day prior to the date of this prospectus and no awards under the Global Plan were granted prior to such date. The Global Plan provides for the grant of incentive share options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory share options, share appreciation rights, restricted shares, restricted share units, and performance awards to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.
Authorized Shares
The number of our ordinary shares reserved for issuance pursuant to the Global Plan is equal to (1) 16,000,000 ordinary shares plus (2) a number of ordinary shares equal to (a) the number of shares that were not granted under awards under our 2014 Plan as of the date the Global Plan became effective, (b) the number of shares subject to awards granted under the 2014 Plan that after the date the Global Plan became effective are canceled, expire or otherwise terminate without having been exercised in full or would have otherwise become available again for grant under the 2014 Plan, and (c) the number of shares that, after the date the Global Plan became effective, are forfeited to us, tendered to or withheld by us for payment of an exercise price or for tax withholding, or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the Global Plan pursuant to clause (2) is 400,000,000 shares) plus (3) any ordinary shares added to the Global Plan through the automatic annual increases described below. The shares may be authorized but unissued ordinary shares or ordinary shares issued and then reacquired by us. The maximum number of shares that may be issued upon the exercise of incentive share options will equal 200% of the aggregate share number described in this paragraph plus any shares that become available for issuance under the Global Plan as described below.
The number of ordinary shares available for issuance under the Global Plan will also include an automatic annual increase on the first day of each fiscal year beginning in 2022, equal to the least of:

•	30,000,000 shares;

•	3.5% of the total number of shares of all classes of our ordinary shares outstanding on the last day of our immediately preceding fiscal year; and

•	such other amount as the administrator of the Global Plan may determine.
If an option or share appreciation right expires or becomes unexercisable without having been exercised in full or is surrendered under an exchange program, the unissued shares subject to the option or share appreciation right will become available for future issuance under the Global Plan. Only shares actually issued pursuant to a share appreciation right (that is, the net shares issued) will cease to be available under the Global Plan; all remaining shares originally subject to the share appreciation right will remain available for future issuance under the Global Plan. Shares issued pursuant to awards of restricted shares, restricted share units, or share-settled performance awards that are reacquired by us due to failure to vest or are forfeited to us will become available for future issuance under the Global Plan. Shares used to pay the exercise price of an award or to satisfy tax withholdings related to an award will become available for future issuance under the Global Plan. If any portion of an award under the Global Plan is paid to a participant in cash rather than ordinary shares, that cash payment will not reduce the number of shares available for issuance under the Global Plan.
In the discretion of the Global Plan’s administrator, ADSs in an amount equal to the number of shares which otherwise would be distributed pursuant to an award may be distributed in lieu of ordinary shares in settlement of any award. If the number of ordinary shares represented by an ADS is other than on a one-to-one basis, the limitations described above will be adjusted to reflect the distribution of ADSs in lieu of ordinary shares.
Plan Administration
Our board of directors or one or more committees appointed by our board of directors may administer the Global Plan. Our board of directors has delegated authority to administer the Global Plan to our compensation committee, which has full but non-exclusive authority to administer and interpret the terms of the Global Plan. To the extent permitted by applicable laws, the administrator may delegate to one or more officers the authority to grant awards to our employees or employees of any of our subsidiary companies who are not officers.
Subject to the provisions of the Global Plan, the administrator has the power to make any determinations and perform any actions deemed necessary or advisable to administer the plan, including but not limited to, the power to interpret the terms of the Global Plan and make any decisions necessary to administer the Global Plan; to determine the fair market value of our ordinary shares; to approve forms of award agreement for use under the Global Plan; to select the service providers to whom awards are granted; to interpret, modify or amend each award granted under the Global Plan; to create, amend and revoke rules relating to the Global Plan, including rules relating to sub-plans; and to determine the terms and conditions of each award, including the exercise price, the number of shares subject to such award, when such award will vest and/or be exercisable, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute and determine the terms and conditions of an exchange program by which (1) outstanding awards may be surrendered or canceled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash; (2) participants have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator; and/or (3) the exercise price of an outstanding award is increased or reduced.
Share Options
Share options may be granted under the Global Plan. The per share exercise price of options granted under the Global Plan must at least be equal to the fair market value of an ordinary share on the date of grant. The term of an incentive share option may not exceed 10 years. However, with respect to an incentive share option granted to any participant who owns more than 10% of the voting power of all classes of our outstanding shares, the term must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of an ordinary share on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of a participant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In addition, if exercising an option before its expiration is not permitted because of applicable laws, other than the rules of any stock exchange or quotation system on which our ordinary shares are listed or quoted, the option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions (or such longer period in accordance with applicable laws). However, in no event may an option be exercised after the expiration of its term. Subject to the provisions of the Global Plan, the administrator determines the other terms of options.
Share Appreciation Rights
Share appreciation rights may be granted under the Global Plan. Share appreciation rights allow the recipient to receive the appreciation in the fair market value of the underlying ordinary shares between the exercise date and the date of grant. Subject to the provisions of the Global Plan, the administrator determines the other terms of share appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with our ordinary shares, or a combination thereof, except that the per share exercise price of a share appreciation right granted to a U.S. taxpayer will be no less than 100% of the fair market value per share on the date of grant. After the termination of service of a participant, he or she may exercise his or her share appreciation right for the period of time stated in his or her share appreciation right agreement. In addition, if exercising a share appreciation right before its expiration is not permitted because of applicable laws, other than the rules of any stock exchange or quotation system on which the ordinary shares are listed or quoted, the share appreciation right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions (or such longer period in accordance with applicable law). However, in no event may a share appreciation right be exercised after the expiration of its term.
Restricted Shares
Restricted shares may be granted under the Global Plan. Restricted shares are ordinary shares that vest in accordance with terms and conditions established by the administrator. The administrator determines the number of restricted shares granted to any eligible employee, director or consultant and, subject to the provisions of the Global Plan, determines the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us, provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted share awards generally will not have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Restricted shares that do not vest are subject to our right of repurchase or forfeiture.
Restricted Share Units
Restricted share units may be granted under the Global Plan. Restricted share units are bookkeeping entries that each represent an amount equal to the fair market value of an ordinary share. Subject to the provisions of the Global Plan, the administrator determines the terms and conditions of restricted share units, including the vesting criteria, which may include accomplishing specified performance criteria or continued service to us, and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Awards
Performance awards may be granted under the Global Plan. Performance awards are awards of options, share appreciation rights, restricted shares or restricted share units that will result in a payment to a participant only if the performance goals or other vesting criteria established by the administrator are achieved or the awards otherwise vest. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such options, share appreciation rights, restricted shares or restricted share units. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares or in some combination thereof.
Outside Directors
The Global Plan provides that all non-employee directors are eligible to receive all types of awards, except for incentive share options, under the Global Plan.
Non-Transferability
Unless the administrator provides otherwise, the Global Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Global Plan, the administrator will adjust the number and class of shares that may be delivered under the Global Plan and the number, class, and price of shares covered by each outstanding award, and the numerical share limits in the Global Plan.

Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, the administrator will notify participants at such time before the effective date of such proposed transaction as the administrator determines, and all awards will terminate immediately before the consummation of such proposed transaction.
Merger or Change in Control
The Global Plan provides that, in the event of a “change in control” (as defined in the Global Plan) or a merger, each outstanding award will be treated as the administrator determines. The administrator need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants. The administrator may take different actions with respect to the vested and unvested portions of an award. The administrator will not be required to treat all awards similarly in the change in control or merger.
If a successor corporation does not continue an award (or some portion of such award), then the participant will vest in (and have the right to exercise) shares subject to the award that would have vested by its terms through the date 12 months following the change in control or merger. Any other awards not vested under the previous sentence will terminate upon the change in control or merger if not continued by the successor corporation. If options or share appreciation rights are not continued when a change in control or a merger occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or share appreciation rights will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or share appreciation rights will terminate upon the expiration of such period (whether vested or unvested).
With respect to awards granted to an outside director, in the event of a change in control, such outside director’s options and share appreciation rights, if any, will fully vest and become exercisable, all restrictions on his or her other outstanding awards will lapse, and for his or her awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between us and such outside director that specifically references this default treatment under the Global Plan.
Clawback
All awards granted under the Global Plan will be subject to recoupment under any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate. The administrator may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award. If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under securities laws, any participant who (1) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (2) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse us the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.
Amendment; Termination
The board or compensation committee of the board has the authority to amend, suspend or terminate the Global Plan, except that such action may not materially impair the existing rights of any participant with a signed, written agreement between the participant and us, subject to certain exceptions in the Global Plan. The Global Plan will automatically terminate in 2030, unless we terminate it sooner.

Employee Stock Purchase Plan
In June 2020, our board of directors adopted and our shareholders approved our Employee Stock Purchase Plan, or the ESPP. We believe that allowing our employees to participate in the ESPP will provide them with a further incentive towards promoting our success and accomplishing our corporate goals.
Authorized Shares
A total of 3,000,000 of our ordinary shares are available for sale under the ESPP. The number of our ordinary shares that will be available for sale under the ESPP also includes an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year, equal to the least of:

•	6,000,000 shares;

•	0.5% of our outstanding ordinary shares as of the last day of the immediately preceding fiscal year; and

•	such other amount as the administrator may determine.
In the discretion of the administrator, ADSs in an amount equal to the number of ordinary shares which otherwise would be distributed pursuant to the ESPP may be distributed in lieu of ordinary shares in settlement of any exercise of an option under the ESPP. If the number of ordinary shares represented by an ADS is other than on a one-to-one basis, the limitations described above will be adjusted to reflect the distribution of ADSs in lieu of ordinary shares. If ADSs are distributed in lieu of ordinary shares, all references to ordinary shares under the ESPP will also apply to ADSs.
Administration
Our board of directors or one or more committees appointed by our board of directors may administer the ESPP. Our board of directors has delegated authority to administer the ESPP to our compensation committee, which has full but non-exclusive authority to administer and interpret the terms of the ESPP. The administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary for the administration of the ESPP, including, but not limited to, adopting such procedures and sub-plans as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.
Eligibility
Generally, all of our employees are eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (1) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (2) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (3) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (4) is a highly compensated employee within the meaning of Section 414(q) of the Code or (5) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.
However, an employee may not be granted rights to purchase ordinary shares under the ESPP if such employee:

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immediately after the grant would own capital shares and/or hold outstanding options to purchase such shares possessing 5% or more of the total combined voting power or value of all classes of capital shares of ours or of any parent or subsidiary of ours; or

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holds rights to purchase ordinary shares under all employee share purchase plans of ours or any parent or subsidiary of ours that accrue at a rate that exceeds US$25,000 worth of ordinary shares for each calendar year in which such rights are outstanding at any time.

Offering Periods
The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. The ESPP provides for consecutive 6‑month offering periods that will be determined by the administrator on a uniform and nondiscriminatory basis before the first day of an offering period for all options to be granted in such offering period.
Contributions
The ESPP permits participants to purchase our ordinary shares through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% (or such other limit established by the administrator on a uniform and nondiscretionary basis for all options to be granted in an offering period) of their eligible compensation, which means a participant’s base straight time gross earnings but exclusive of payments for incentive compensation, bonuses, commissions, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase ordinary shares at the end of each offering period. Unless otherwise determined by the administrator, a participant may purchase a maximum of 10,000 ordinary shares during an offering period. The purchase price of the shares will be determined by the administrator on a uniform and nondiscriminatory basis for all options to be granted in an offering period and will not be less than 85% of the lower of the fair market value of an ordinary share on the first trading day of the offering period or the fair market value of an ordinary share on the exercise date. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase ordinary shares. Participation ends automatically upon termination of employment with us.
Non-Transferability
A participant may not transfer contributions credited to his or her account nor any rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the ESPP, the administrator will adjust the number and class of shares that may be delivered under the ESPP and the number and price of shares covered by each outstanding option under the ESPP, and the numerical share limits in the ESPP.
Dissolution or Liquidation
In the event of our proposed liquidation or dissolution, any offering period then in progress will be shortened by setting a new exercise date and will terminate immediately before the consummation of such proposed dissolution or liquidation, unless provided otherwise by the administrator. The administrator will notify each participant in writing or electronically, before the new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option will be exercised automatically on the new exercise date, unless before such date the participant has withdrawn from the offering period.

Merger or Change in Control
The ESPP provides that, in the event of a “change in control” (as defined in the ESPP) or a merger, a successor corporation (or a parent or subsidiary of the successor corporation) will assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period with respect to which the purchase right relates will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP will automatically terminate in 2040, unless we terminate it sooner.
2014 Equity Incentive Plan
The 2014 Plan was originally adopted in August 2014 to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business. The 2014 Plan was most recently amended in February 2020. The maximum aggregate number of our ordinary shares reserved for issuance pursuant to the 2014 Plan is equal to 41,541,963, subject to certain adjustments as provided for in the 2014 Plan. As of May 31, 2020, 40,825,928 options have been granted and are outstanding under the 2014 Plan.
The following paragraphs describe the principal terms of the 2014 Plan.
Types of Awards
The 2014 Plan allows us to grant incentive share options, nonstatutory share options, share appreciation rights, restricted share awards and restricted share units
Administration
The 2014 Plan is administered by a committee of our board of directors. Different committees may administer the 2014 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2014 Plan and to control its operation, including the authority to construe and interpret the terms of the 2014 Plan and the awards granted under the 2014 Plan.
Eligibility
We may grant awards to employees, consultants and directors of ours and any parent or subsidiary of ours.
Vesting Schedule
Subject to modification by the plan administrator, an option granted under the 2014 Plan has a contractual term of ten years from the grant date, and will vest over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months determines the vesting schedule, which is specified in the relevant award agreement.
Transfer Restrictions
Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (1) by will, (2) by the laws of descent and distribution, (3) to an entity or individual acceptable to the Administrator and such transfer will not have adverse accounting consequences, or (4) as permitted by Rule 701 of the Securities Act.

Amendment; Termination
Our board of directors may, at any time, terminate or amend the 2014 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2014 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain shareholder approval of any amendment to the 2014 Plan. No amendment or alteration of the 2014 Plan may impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing.
The following table summarizes, as of the date of this prospectus, the outstanding awards granted under the 2014 Plan to our directors and executive officers, excluding awards that were exercised, forfeited or canceled after the relevant grant dates.

Name	Number of Ordinary Shares Underlying Options	Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Sheng (Shawn) Zhong	*	US$0.10	March 30, 2018	February 29, 2028
Regev (Reggie) Yativ	*	US$0.10	March 30, 2018	February 29, 2028
Jingbo Wang	*	US$0.10	February 12, 2020	February 11, 2030
________________

*	Represents less than 1% of our total outstanding shares.
2018 Equity Incentive Plan
In January 2020, as part of the Corporate Reorganization, we assumed all awards granted by Agora IO pursuant to the 2018 Plan first adopted by Agora IO in January 2019. As a result of the assumption, all shares subject to options granted thereunder become an equal number of shares of Agora instead of shares of Agora IO, but the assumption did not otherwise affect the number of options granted, the shares subject to the options, the exercise price of each award, the vesting commencement date or schedule, or the other terms and conditions in the respective award agreements. In connection with the assumption, the 2018 Plan was terminated, and accordingly no further options will be available for issuance under the 2018 Plan. The 2018 Plan will continue to govern outstanding awards granted thereunder. As of the date of this prospectus, 2,868,917 options have been granted and are outstanding under the 2018 Plan.
The following paragraphs describe the principal terms of the 2018 Plan.
Types of Awards
The 2018 Plan allows us to grant incentive share options, nonstatutory share options, share appreciation rights, restricted share awards and restricted share units
Administration
The 2018 Plan is administered by our board of directors or one or more committees appointed by our board of directors. Different committees may administer the 2018 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2018 Plan and to control its operation, including the authority to construe and interpret the terms of the 2018 Plan and the awards granted under the 2018 Plan.
Eligibility
We may grant awards to employees, consultants and directors of ours and any parent or subsidiary of ours.
Vesting Schedule
Subject to modification by the plan administrator, an option granted under the 2018 Plan has a contractual term of ten years from the grant date, and will vest over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months determines the vesting schedule, which is specified in the relevant award agreement.
Transfer Restrictions
Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. If the administrator makes an award transferable, such award may only be transferred (1) by will, (2) by the laws of descent and distribution or (3) as permitted by Rule 701 of the Securities Act.
Amendment; Termination
As noted above, the 2018 Plan was terminated in connection with our assumption of the awards granted thereunder as part of the Corporate Reorganization. Our board of directors may, at any time, amend the 2018 Plan in any respect. To the extent necessary and desirable to comply with applicable laws, we will obtain shareholder approval of any amendment to the 2018 Plan. No amendment or alteration of the 2018 Plan may impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing.
No awards have been granted to our directors and executive officers under the 2018 Plan.

PRINCIPAL SHAREHOLDERS
Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares on an as-converted basis.
The calculations in the table below are based on 304,897,929 ordinary shares on an as-converted basis outstanding as of May 31, 2020, and 320,717,991 Class A ordinary shares and 76,179,938 Class B ordinary shares issued and outstanding immediately after the completion of this offering and the concurrent private placement, assuming the underwriters do not exercise their over-allotment option.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. The table does not give effect to any ADSs that may be acquired by our directors pursuant to the directed ADS program.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Agora, Inc., Floor 8, Building 12, Phase III of ChuangZhiTianDi, 333 Songhu Road, Yangpu District, Shanghai, People’s Republic of China.

	Ordinary Shares Beneficially Owned Prior to this Offering and the Concurrent Private Placement		Ordinary Shares Beneficially Owned After this Offering and the Concurrent Private Placement
			Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Beneficial Ownership	Percentage of Aggregate Voting Power**
	Number	Percent
Directors and Executive Officers
Bin (Tony) Zhao(1)	83,402,160	27.4	7,222,222	76,179,938	21.0%	83.0%
Siming Tao(2)	14,900,000	4.9	14,900,000	—	3.8	*
Sheng (Shawn) Zhong	*	*	*	*	*	*
Regev (Reggie) Yativ	*	*	*	*	*	*
Jingbo Wang	—	—	—	—	—	—
Qin Liu	—	—	—	—	—	—
Tuck Lye Koh(3)	31,065,548	10.2	31,065,548	—	7.8	1.7
Eric He	—	—	—	—	—	—
Jenny Hong Wei Lee(4)	7,016,595	2.3	7,016,595	—	1.8	*
All directors and executive officers as a group	139,895,667	45.4	63,370,274	76,179,938	34.9	85.9
Principal Shareholders
Soundscape Limited(1)	76,179,938	25.0	—	76,179,938	19.2	82.6
Entities affiliated with Morningside(5)	47,976,514	15.7	47,976,514	—	12.1	2.6
Entities affiliated with SIG(6)	39,074,811	12.8	39,074,811	—	9.8	2.1
Shunwei Technology II Limited(3)	31,065,548	10.2	31,065,548	—	7.8	1.7
Entities affiliated with Coatue Management, L.L.C.(7)	27,500,540	9.0	37,500,540	—	9.4	2.0
Easy Dynamic International Limited(8)	22,489,831	7.4	22,489,831	—	5.7	1.2

________________

*	Represents beneficial ownership of voting power of less than 1%.

**
For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our outstanding Class A ordinary shares and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of Class B ordinary shares is entitled to 20 votes per share, and while on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders. Our Class B ordinary shares are convertible at any time by the holders thereof into Class A ordinary shares on a one-for-one basis.

(1)
Represents (a) 76,179,938 ordinary shares held by Soundscape Limited, a British Virgin Islands company; and (b) 7,222,222 Series A preferred shares held by YY TZ Limited, a British Virgin Islands company. Soundscape Limited is wholly owned by Mr. Zhao, and Mr. Zhao is the sole director of YY TZ Limited and, as such, has discretionary authority to vote and dispose of the shares held by YY TZ Limited in our company. The registered address of Soundscape Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands, and the registered address of YY TZ Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. All of the ordinary shares held by Soundscape Limited will be re-designated and re-classified as Class B ordinary shares immediately prior to the completion of this offering and all of the Series A preferred shares held by YY TZ Limited will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(2)
Represents 14,900,000 ordinary shares held by Golden Dynamic International Limited, a British Virgin Islands company. Golden Dynamic International Limited is owned by a trust established under the laws of the British Virgin Islands for the benefit of Mr. Tao and his family members. Mr. Tao is the sole director of Golden Dynamic International Limited and, as such, has discretionary authority to vote and dispose of the shares held by Golden Dynamic International Limited in our company. The registered address of Golden Dynamic International Limited is Trident Chambers, PO Box 146, Road Town, Tortola, British Virgin Islands. All of the ordinary shares held by Golden Dynamic International Limited will be re-designated and re-classified as Class A ordinary shares immediately prior to the completion of this offering.

(3)
Represents 20,000,000 Series A preferred shares, 5,078,370 Series B preferred shares, 2,507,837 Series B+ preferred shares and 3,479,341 Series C preferred shares held by Shunwei Technology II Limited. Shunwei China Internet Fund, L.P. is the sole shareholder of Shunwei Technology II Limited. Shunwei Capital Partners GP, L.P. is the general partner of Shunwei China Internet Fund, L.P. Shunwei Capital Partners GP Limited is the general partner of Shunwei Capital Partners GP, L.P. The shareholders of Shunwei Capital Partners GP Limited are Silver Unicorn Ventures Limited, a British Virgin Islands company wholly owned by Mr. Koh, and Grand Energy Ventures Limited, a British Virgin Islands company wholly owned by Mr. Lei Jun. The business address of Shunwei Technology II Limited is Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG 1110, British Virgin Islands. All of the preferred shares held by Shunwei Technology II Limited will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(4)
Represents 1,474,976 ordinary shares, 1,958,473 Series A preferred shares, 2,946,919 Series B preferred shares and 490,539 Series B+ preferred shares held by GGV Capital IV L.P., and 31, 275 ordinary shares, 41,527 Series A preferred shares, 62,485 Series B preferred shares and 10,401 Series B+ preferred shares held by GGV Capital IV Entrepreneurs Fund L.P. GGV Capital IV LLC is the general partner of GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P. Ms. Lee and Messrs. Jixun Foo, Glenn Solomon, Jeffrey Gordon Richards and Hans Tung are managing directors of GGV Capital IV LLC with shared voting and dispositive power over the shares held by GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P. The business address of GGV IV L.P. and GGV IV Entrepreneurs Fund L.P. is 3000 Sand Hill Road, Building 4, Suite 230, Menlo Park, California 94025. All of the preferred shares held by GGV Capital IV L.P. and GGV Capital IV Entrepreneurs Fund L.P. will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(5)
Represents (a) 2,000,000 Series A preferred shares held by Morningside China TMT Fund II, L.P.; (b) 23,260,188 Series B preferred shares held by Morningside China TMT Top Up Fund, L.P.; (c) 7,814,192 Series B+ preferred shares and 4,744,556 Series C preferred shares held by Morningside China TMT Special Opportunity Fund II, L.P.; (d) 781,419 Series B+ preferred shares and 474,456 Series C preferred shares held by Morningside China TMT Fund IV Co-Investment, L.P.; (e) 6,163,632 Series A preferred shares and 1,576,979 Series C+ preferred shares held by Evolution Special Opportunity Fund I, L.P.; and (f) 924,545 Series A preferred shares and 236,547 Series C+ preferred shares held by Evolution Fund I Co-investment, L.P. The foregoing entities are collectively referred to in this prospectus as the Morningside entities. Morningside China TMT Fund II, L.P. and Morningside China TMT Top Up Fund, L.P. are controlled by Morningside China TMT GP II, L.P., their general partner. Morningside China TMT Special Opportunity Fund II, L.P. and Morningside China TMT Fund IV Co-Investment, L.P. are controlled by Morningside China TMT GP IV, L.P., their general partner. Morningside China TMT GP II, L.P. and Morningside China TMT GP IV, L.P. are controlled by TMT General Partner Ltd., their general partner. Each of Mr. Liu, Mr. Jianming Shi and Morningside Venture (VII) Investments Limited is entitled to exercise or control the exercise of one-third of the voting power at general meetings of TMT General Partner Ltd. Morningside Venture (VII) Investments Limited is wholly and indirectly owned by Landmark Trust Switzerland SA as trustee of a family trust for the benefit of certain members of Mdm. Chan Tan Ching Fen’s family and other charitable objects. Evolution Special Opportunity Fund I, L.P. and Evolution Fund I Co-investment, L.P. are controlled by MSVC GP Limited, their general partner. Each of Mr. Liu and Mr. Shi is entitled to exercise or control the exercise of one-half of the voting power at general meetings of MSVC GP Limited. The registered address of the Morningside entities is 75 Fort Street, PO Box 1350, Grand Cayman KY1-1108, Cayman Islands. All of the preferred shares held by the Morningside entities will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(6)
Represents (a) 18,808,777 Series B preferred shares and 15,047,022 Series B+ preferred shares held by SIG China Investments Master Fund III, LLLP; and (b) 5,219,012 Series C preferred shares held by SIG Global China Fund I, LLLP. The foregoing entities are collectively referred to in this prospectus as the SIG entities. SIG Asia Investment, LLLP, a Delaware limited liability limited partnership, is the investment manager for each of the SIG entities pursuant to an investment management agreement and, as such, has discretionary authority to vote and dispose of the shares held by each of the SIG entities. In addition, Heights Capital Management, Inc., a Delaware corporation, is the investment manager for SIG Asia Investment, LLLP pursuant to an investment management agreement and, as such, also has discretionary authority to vote and dispose of the shares held by each of the SIG entities. Mr. Arthur Dantchik, in his capacity as president of SIG Asia Investment, LLLP, and vice president of Heights Capital Management, Inc. may also be deemed to have investment discretion over the shares held by each of the SIG entities. Mr. Dantchik disclaims any such investment discretion or beneficial ownership with respect to the shares held by the SIG entities. The business address of Mr. Dantchik and the SIG entities is 401 City Avenue, Suite 220, Bala Cynwyd, PA 19004. All of the preferred shares held by the SIG entities will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(7)
Represents 20,876,048 Series C preferred shares and 6,624,492 Series C+ preferred shares held by Coatue PE Asia XVI L.L.C. The number of Class A ordinary shares beneficially owned immediately after this offering also includes 10,000,000 shares that Coatue CPP 10 LLC has agreed to purchase in the concurrent private placement. Coatue PE Asia XVI and Coatue CPP 10 LLC are managed by Coatue Management, L.L.C. as the investment manager. The sole owner of Coatue Management, L.L.C. is Coatue Management Partners L.P., for which Coatue Management Partners GP L.L.C. serves as general partner. Mr. Philippe Laffont serves as managing member of Coatue Management Partners GP L.L.C. The business address of Mr. Laffont and each of the entities identified in this footnote is 9 West 57th Street, 25th Floor, New York, NY 10019. All of the preferred shares held by Coatue PE Asia XVI LLC will be automatically converted into Class A ordinary shares immediately prior to the completion of this offering.

(8)
Represents 22,489,831 ordinary shares held by Easy Dynamic International Limited, a British Virgin Islands company. Easy Dynamic International Limited is owned by a trust established under the laws of the British Virgin Islands for the benefit of Ms. Xiaojing Li and her family members. Ms. Li is the sole director of Easy Dynamic International Limited and, as such, has discretionary authority to vote and dispose of the shares held by Easy Dynamic International Limited in our company. The business address of Ms. Li and Easy Dynamic International Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. All of the ordinary shares held by Easy Dynamic International Limited will be re-designated and re-classified as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, 72,712,654 of our outstanding preferred shares are held by six record holders in the United States, representing 23.8% of the outstanding ordinary shares as of May 31, 2020 on an as-converted basis. None of our ordinary shares are held by record holders in the United States. We are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS
Contractual Arrangements with our VIE and its Shareholders
See the section of this prospectus captioned “Corporate History and Structure—Contractual Arrangements among our WFOE, our VIE and our VIE’s Shareholders.”
Private Placements
See the sections of this prospectus captioned “Description of Share Capital—History of Securities Issuances” and “Concurrent Private Placement.”
Shareholders Agreement
See the section of this prospectus captioned “Description of Share Capital—Shareholders Agreement.”
Employment Agreements and Indemnification Agreements
See the section of this prospectus captioned “Management—Employment Agreements and Indemnification Agreements.”
Equity Incentive Plans
See the section of this prospectus captioned “Management—Equity Incentive Plans.”
Lease Agreement
We are party to a renewable lease agreement under which we rent office space from an entity that is under common control of Mr. Zhao, our chief executive officer and chairman. During 2018 and 2019 and the first three months ended March 31, 2020 we paid rent to this entity of US$153,920,US$168,349 and US$49,922, respectively.
Short-Term Loan
In February 2020 we provided a short-term loan in the amount of US$146,000 to Mr. Wang to cover individual income taxes for granted options. The loan was repaid in May 2020.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands, as amended, or the Companies Law, and Cayman Islands common law.
As of the date of this prospectus, our authorized share capital is US$100,000 consisting of 1,000,000,000 shares, of which: (1) 817,082,009 shares are designated ordinary shares, par value US$0.0001 per shares, or the ordinary shares; (2) 55,626,960 shares are designated Series A preferred shares, par value US$0.0001 per share, or the Series A preferred shares; (3) 50,783,698 shares are designated Series B preferred shares, par value US$0.0001 per share, or the Series B preferred shares; (4) 26,651,410 shares are designated Series B+ preferred shares, par value US$0.0001 per share, or the Series B+ preferred shares; (5) 34,793,413 shares are designated Series C preferred shares, par value US$0.0001 per share, or the Series C preferred shares; and 15,062,510 shares are designated Series C+ preferred shares, par value US$0.0001 per share, or the Series C+ preferred shares and, together with the Series A preferred shares, the Series B preferred shares, the Series B+ preferred shares and the Series C preferred shares, the preferred shares.
As of March 31, 2020, 121,979,938 ordinary shares, 55,626,960 Series A preferred shares, 50,783,698 Series B preferred shares, 26,651,410 Series B+ Preferred Shares, 34,793,413 Series C preferred shares and 15,062,510 Series C+ preferred shares were issued and outstanding. All of our issued and outstanding ordinary and preferred shares are fully paid.
Immediately prior to the completion of this offering, our authorized share capital will be changed into US $100,000 divided into 1,000,000,000 shares comprising (1) 800,000,000 Class A ordinary shares, par value US$0.0001 per share, (2) 76,179,938 Class B ordinary shares, par value US$0.0001 per share, and (3) 123,820,062 shares, par value US$0.0001 per share, of such class or classes (however designated) as our board of directors may determine in accordance with our post-offering amended and restated memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding ordinary shares and preferred shares will be converted into, or re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, except that an aggregate 76,179,938 ordinary shares beneficially owned by our chief executive officer will be re-designated as Class B ordinary shares. Following such conversion, re-designation and re-classification, we will have 228,717,991 Class A ordinary shares and 76,179,938 Class B ordinary shares issued and outstanding immediately prior to the completion of this offering. We will issue 70,000,000 Class A ordinary shares represented by ADSs in this offering and 22,000,000 Class A ordinary shares in the concurrent private placement, assuming the underwriters do not exercise their over-allotment option. All of our shares issued and outstanding prior to the completion of this offering and the concurrent private placement will be fully paid, and all of our shares to be issued in this offering and the concurrent private placement will be issued as fully paid.
Our Post-Offering Amended and Restated Memorandum and Articles of Association
Our shareholders have adopted our fifth amended and restated memorandum and articles of association, or the Articles, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The remainder of this section summarizes material provisions of the Articles and the Companies Law, insofar as they relate to the material terms of our share capital.
Objects of Our Company
Under the Articles, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by Cayman Islands law.
Ordinary Shares
Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are not Cayman Islands residents may freely hold and vote their shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each

Class A ordinary share entitles the holder thereof to one vote on all matters subject to a vote at our general meetings, and each Class B ordinary share entitles the holder thereof to 20 votes on all matters subject to a vote at our general meetings.
Voting Rights
Holders of our Class A ordinary shares and our Class B ordinary shares will vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 20 votes on all matters subject to a vote at general meetings of our company. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the issued and ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for certain significant matters such as changing the name of our company or amending the Articles. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.
Conversion Rights
Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares in any event. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by their holder or a change of ultimate beneficial ownership of any Class B ordinary share to any person who is neither Agora Partners L.P., an exempted limited partnership to be established in the Cayman Islands (the limited partners of which shall include members of management of our company and or its affiliates), nor an affiliate controlled by our chief executive officer, Mr. Zhao, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.
Dividend Rights
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our post-offering amended memorandum and restated articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
General Meetings of Shareholders
As a Cayman Islands exempted company, the Companies Law does not require us to call shareholders’ annual general meetings. The Articles provide that we may (but are not obligated to) hold a general meeting as our annual general meeting, in which case we shall specify the meeting as such in the meeting notice, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our board or a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.
The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares
Subject to the restrictions set forth below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•
the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required by the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year.
Liquidation Rights
On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares
Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of such shares, on such terms and in such manner as may be determined by our board of directors. Our Company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of the company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
If at any time, our share capital is divided into different classes or series of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of 50% of the issued shares of that class with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
Issuance of Additional Shares
The Articles authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares. The Articles also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of such series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights and voting rights; and

•	the redemption rights and terms and liquidation preferences.
Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records
Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the Articles and our register of mortgages and charges) or a list of our shareholders. However, we will provide our shareholders with annual audited financial statements. See the section of this prospectus captioned “Where You Can Find Additional Information.”
Anti-Takeover Provisions
Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•
authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.
However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company
We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.
“Limited Liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law
The Companies Law is modeled after the older Companies Acts of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to corporations incorporated in the State of Delaware and their stockholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to corporations incorporated in the State of Delaware.

	Cayman Islands	Delaware
Title of Organizational Documents	Memorandum and Articles of Association	Certificate of Incorporation and Bylaws

Duties of Directors
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended.
A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of the company and its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

Limitations on Personal Liability of Directors
The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or wilful default.

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director for money damages to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock repurchase or redemption. In addition, an exculpatory provision with terms described in the previous sentence cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

	Cayman Islands	Delaware
Indemnification of Directors, Officers, Agents and Others
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands Court to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud, dishonesty or wilful default.

Our Articles provide that we will indemnify each director and officer against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, wilful default or fraud. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Interested Directors
Under the Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his or her interest, provided that in exercising any such vote, such director’s duties remain as described above.

Under Delaware law, a transaction in which a director has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee of the board, or the stockholders. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

	Cayman Islands	Delaware
Voting Requirements
As a matter of Cayman Islands law, certain matters must be approved by special resolution of the shareholders, including amending or adopting memorandum or articles of association of a Cayman Islands company, reduction of share capital, change of name, authorization of a plan of merger, voluntary winding up of the company or the recalling of the voluntary liquidation of the company.

The Companies Law requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. The Articles do not provide for a higher threshold.

The Companies Law defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. The Articles provide that an ordinary resolution is a resolution (1) passed by a simple majority of such shareholders as, being entitled to do so, vote in person (or, where proxies are allowed, by proxy) at a general meeting and regard shall be had in computing a majority to the number of votes to which each shareholder is entitled or (2) approved in writing by all of the shareholders entitled to vote at a general meeting in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument (or the last of such instruments, if more than one) is executed.

Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date, unless otherwise provided in a corporation’s certificate of incorporation. Except as otherwise provided under the Delaware General Corporation Law or by the corporation’s certificate of incorporation or bylaws, under Delaware law, all matters brought before a meeting of stockholders at which a quorum is present (other than the election of directors) require the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at that meeting. Certain matters for stockholder approval, including the approval of certain merger agreements, certain amendments to the certificate of incorporation, and the sale, lease, or exchange of all or substantially all of the corporation’s assets will require approval of the holders of a majority of the outstanding capital stock. The certificate of incorporation may also include a provision requiring supermajority approval by the directors or stockholders for any corporate action.
In addition, under Delaware law, certain business combinations involving interested stockholders of publicly traded corporations may require approval by a supermajority of the non-interested stockholders.

Voting for Directors
The Articles provide that, for as long as Soundscape Limited, the holding company of our chief executive officer, and its affiliates collectively hold such number of Class B ordinary shares that constitute not less than 5% of the issued and outstanding shares of our Company, our chief executive officer shall be entitled, through its holding company, appoint a majority of our directors and to remove or replace any such directors. Subject to the foregoing, our directors may be appointed by a resolution of our board of directors to fill a casual vacancy on the board of directors or as an addition to the board of directors or by an ordinary resolution of our shareholders.

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Cayman Islands	Delaware
Cumulative Voting	There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands. The Articles do not provide for cumulative voting on the election of the directors as described above.	No cumulative voting for the election of directors unless provided for in the certificate of incorporation.

Directors’ Powers Regarding Bylaws	The Articles may only be amended by a special resolution of the shareholders of the company.	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.

Nomination and Removal of Directors and Filling Vacancies on Board
Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. The Articles provide that subject to certain restrictions as contained therein (including that our chief executive officer, through his holding company, shall be entitled to remove or replace any directors appointed by his holding company), directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision.

In addition, a director’s office shall be vacated if the director (1) becomes bankrupt or makes any arrangement or composition with his creditors; (2) is found to be or becomes of unsound mind or dies; (3) resigns his office by notice in writing to the company; or (4) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Stockholders may generally nominate directors if they comply with any applicable advance notice provisions and other procedural requirements in company bylaws.
Holders of a majority of the shares then entitled to vote at an election of directors may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation or bylaws, directorship vacancies may be filled by a majority of the directors elected or then in office, or by the stockholders.

	Cayman Islands	Delaware
Mergers and Similar Arrangements
The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:
•    the merger agreement does not amend in any respect its certificate of incorporation;

•    each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

•    either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

Cayman Islands	Delaware

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:
•    the merger agreement does not amend in any respect its certificate of incorporation;
•    each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and
•    either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

Cayman Islands	Delaware

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•    the statutory provisions as to the required majority vote have been met;

•    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•    the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•    the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

Cayman Islands	Delaware

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

	Cayman Islands	Delaware
Shareholder Suits
The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands Court. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:
•    an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

•    an act which constitutes a fraud against the minority where the wrongdoer are themselves in control of the company; and

•    an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

Inspection of Corporate Records
Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of the register of members or other corporate records (other than the memorandum and articles of association and the register of mortgages and charges) of the company. However, these rights may be provided in the company’s articles of association.

Under Delaware law, stockholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of lists of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation. A complete list of the stockholders entitled to vote at a stockholders’ meeting generally must be available for stockholder inspection at least ten days before the meeting.

	Cayman Islands	Delaware
Shareholder Proposals and Calling of Special Shareholder Meetings
The Companies Law provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which stockholders may bring business before a meeting.
Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders.

Approval of Corporate Matters by Written Consent
The Companies Law provide that shareholders may approve corporate matters by way of unanimous written resolutions signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held (if authorized by the articles of association).

Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Dissolution; Winding Up
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under Delaware law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. A Delaware corporation may also be dissolved by decree or judgment of a Delaware court in certain circumstances.

Variation of Rights of Shares
Under Cayman Islands law and our Articles, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class with the written consent of the holders of 50% of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate general meeting of the holders of the shares of that class.

Under Delaware law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

	Cayman Islands	Delaware
Dividends and Stock Repurchases
The Delaware General Corporation Law provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year, and Delaware common law also imposes a solvency requirement with respect to the payment of dividends. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, applicable Delaware statutory and common law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation and only if the corporation is solvent at the time of the redemption or repurchase, and the redemption or repurchase would not render the corporation insolvent.

History of Securities Issuances
The following summary of our securities issuances in the past three years.
Preferred Shares
On May 18, 2017, Agora IO issued an aggregate of 26,651,410 Series B+ preferred shares, of which 15,047,022 shares were sold to SIG China Investments Master Fund III, LLLP, 2,507,837 shares were sold to Shunwei Technology II Limited, 781,419 shares were sold to Morningside China TMT Fund IV Co-Investment, L.P., 7,814,192 shares were sold to Morningside China TMT Special Opportunity Fund II, L.P., 490,539 shares were sold to GGV Capital IV L.P. and 10,401 shares were sold to GGV Capital IV Entrepreneurs Fund L.P., for an aggregate consideration of
US$31,881,749. On May 18, 2017, Agora IO also repurchased and retired an aggregate of 4,370,818 of the then-outstanding Series A preferred shares from certain Series A preferred shareholders and reissued 2,777,778 Series A preferred shares to Yan Capital L.P. for an aggregate consideration of US$278.
On October 1, 2018, Agora IO issued an aggregate of 26,095,060 Series C preferred shares, of which 20,876,048 shares were sold to Coatue PE Asia XVI LLC and 5,219,012 shares were sold to SIG Global China Fund I, LLLP, for an aggregate consideration of US$50,000,000.
On October 23, 2018, Agora IO issued an aggregate of 8,698,353 Series C preferred shares, of which 3,479,341 shares were sold to Shunwei Technology II Limited, 4,744,556 shares were sold to Morningside China TMT Special Opportunity Fund II, L.P. and 474,456 shares were sold to Morningside China TMT Fund IV Co-Investment, L.P., for an aggregate consideration of US$16,666,667.
On January 19, 2020, as part of the Corporate Reorganization and in exchange for an equivalent number of ordinary and preferred shares of Agora IO, Agora issued an aggregate of (1) 121,979,938 ordinary shares, of which 76,179,938 shares were issued to Soundscape Limited and 45,800,000 shares were issued to VoiceCrew Limited; (2) 55,626,960

Series A preferred shares, of which 7,222,222 shares were issued to YY TZ Limited; 20,000,000 shares were issued to Shunwei Technology II Limited; 18,626,960 shares were issued to Duowan Entertainment Corp.; 2,000,000 shares were issued to Morningside China TMT Fund II, L.P.; 41,527 shares were issued to GGV Capital IV Entrepreneurs Fund L.P.; 1,958,473 shares were issued to GGV Capital IV L.P.; 3,000,000 shares were issued to CRCM Opportunity Fund, L.P.; and 2,777,778 shares were issued to Yan Capital L.P.; (3) 50,783,698 Series B preferred shares, of which 18,808,777 shares were issued to SIG China Investments Master Fund III, LLLP; 23,260,188 shares were issued to Morningside China TMT Top Up Fund, L.P.; 5,078,370 shares were issued to Shunwei Technology II Limited; 2,946,919 shares were issued to GGV Capital IV L.P.; 62,485 shares were issued to GGV Capital IV Entrepreneurs Fund L.P.; and 626,959 shares were issued to IDG Technology Venture Investment V, L.P.; (4) 26,651,410 Series B+ preferred shares, of which 15,047,022 shares were issued to SIG China Investments Master Fund III, LLLP; 2,507,837 shares were issued to Shunwei Technology II Limited; 490,539 shares were issued to GGV Capital IV L.P.; 10,401 shares were issued to GGV Capital IV Entrepreneurs Fund L.P.; 781,419 shares were issued to Morningside China TMT Fund IV Co-Investment, L.P.; and 7,814,192 shares were issued to Morningside China TMT Special Opportunity Fund II, L.P.; and (5) 34,793,413 Series C preferred shares, of which 20,876,048 shares were issued to Coatue PE Asia XVI LLC; 5,219,012 shares were issued to SIG Global China Fund I, LLLP; 3,479,341 shares were issued to Shunwei Technology II Limited; 4,744,556 shares were issued to Morningside China TMT Special Opportunity Fund II, L.P.; and 474,456 shares were issued to Morningside China TMT Fund IV Co-Investment, L.P. No additional consideration was paid or received in connection with these issuances. See the section of this prospectus captioned “Corporate History and Structure.”
On February 12, 2020, Agora issued an aggregate of 15,062,510 Series C+ preferred shares, of which 6,624,492 shares were sold to Coatue PE Asia XVI LLC, 6,624,492 shares were sold to Internet Fund VI Pte. Ltd., 1,576,979 shares were sold to Evolution Special Opportunity Fund I, L.P. and 236,547 shares were sold to Evolution Fund I Co-investment, L.P., for an aggregate consideration of US$50,000,002.
Ordinary Shares
On January 19, 2020, as part of the Corporate Reorganization, Agora issued 109,825,419 ordinary shares to Agora IO in exchange for all of Agora IO’s shares of Agora HK.
Options
We have granted options to certain management members. See the section of this prospectus captioned “Management—Equity Incentive Plans.”
Shareholders Agreement
Agora IO entered into the second amended and restated shareholders agreement on October 1, 2018 with certain of its shareholders. In connection with the Corporate Reorganization, the second amended and restated shareholders agreement was terminated and the parties thereto entered into a new shareholders agreement with Agora on January 19, 2020. In connection with the issuance of the Series C+ preferred shares, the parties to the new shareholders agreement and the new shareholders of Series C+ preferred shares entered into an amended and restated shareholders agreement, or the shareholders agreement. In addition to Mr. Zhao, every entity that received shares of Agora in exchange for shares of Agora IO pursuant to the share swap agreement that was entered into in connection with the Corporate Reorganization, as well as the holders of Series C+ preferred shares, each of which is identified in the section of this prospectus captioned “Description of Share Capital—History of Securities Issuances—Preferred Shares,” is party to the shareholders agreement. In addition, the concurrent private placement purchasers will become parties to the shareholders agreement upon closing of the concurrent private placement. Messrs. Koh and Liu were appointed to our board of directors pursuant to the terms of the shareholders agreement. Except for the registration rights described below, all the preferential rights, including director appointment rights, and super voting rights of certain directors provided for in the shareholders agreement will terminate or be waived upon the completion of this offering.
Registration Rights
Set forth below is a description of the registration rights granted to certain shareholders under the shareholders agreement.

Demand Registration Rights
At any time after the earlier of (1) the fourth anniversary of October 1, 2018 or (2) the completion of a qualified initial public offering, holders of at least 20% of the registrable securities then outstanding have the right to demand that we file a registration statement covering all registrable securities that the holders request to be registered and included in such registration by written notice. Other than as required by the underwriters in connection with our initial public offering, at least 25% of the registrable securities requested by the holders to be included in such underwriting and registration shall be so included. We have the right to defer filing a registration statement for a period of not more than 90 days after the receipt of the request of the initiating holders if the board of directors determines in its good faith judgment that it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. We are obligated to effect no more than two demand registration, other than demand registrations to be effected pursuant to registration statements on Form F-3 or Form S-3, for which an unlimited number of demand registrations shall be permitted.
Registration on Form F-3 or Form S-3
Any holder is entitled to request us to file a registration statement on Form F-3 or Form S-3 if we qualify for registration on Form F-3 or Form S-3. The holders are entitled to an unlimited number of registrations on Form F-3 or Form S-3. We shall effect the registration of the securities on Form F-3 as soon as practicable, except in certain circumstances.
Piggyback Registration Rights
If we propose to file a registration statement for a public offering of our securities, we must offer holders of registrable securities an opportunity to include in the registration all or any part of their registrable securities. If the managing underwriters of any underwritten offering determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriters may decide to exclude shares from the registration and the underwriting and to allocate the number of securities first to us and second to each of the holders requesting the inclusion of their registrable securities on a pro rata basis based on the total number of registrable securities held by each such holder and third, to holders of other securities of our company, provided that (1) in no event may any registrable securities be excluded from such offering unless all other securities are first excluded and (2) in no event may the amount of securities of selling holders of registrable securities be reduced below 25% of the aggregate number of registrable securities requested to be included in such offering.
Expenses of Registration
We will bear all registration expenses, other than underwriting discounts and selling commissions.
Termination of Registration Rights
Our shareholders’ registration rights will terminate upon the earlier of (1) the fifth anniversary of a qualified initial public offering and (2) as to any shareholder, when the shares subject to registration rights held by such shareholder can be sold without registration in any 90-day period pursuant to Rule 144 promulgated under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS represents four Class A ordinary shares (or a right to receive four Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by having uncertificated ADSs registered in your name, or (2) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided in the section of this prospectus captioned “Where You Can Find Additional Information.”
Dividends and Other Distributions
How Will You Receive Dividends and Other Distributions on the Shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.
Cash
The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See the section of this prospectus captioned “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares
The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to Purchase Additional Shares
If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions
The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How Are ADSs Issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How Can ADS Holders Withdraw the Deposited Securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.
How Do ADS Holders Interchange Between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How Do You Vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our amended and restated memorandum and articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders or as described in the following sentence. If we asked the depositary to solicit your instructions at least 45 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:

•	we wish to receive a proxy to vote uninstructed shares;

•	we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and

•	the proxy item(s) is not materially adverse to the interests of shareholders, then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s). If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares or ADS Holders Must Pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How May the Deposit Agreement Be Amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange in the United States on which they were listed and, 30 days after that delisting, do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.
If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell the deposited securities as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would materially interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
are not liable for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit and the depositary has no duty to make any determination or provide any information as to our tax status.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.
The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•
when temporary delays arise because (1) the depositary has closed its transfer books or we have closed our transfer books, (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (3) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.
This right of withdrawal may not be limited by any other provision of the deposit agreement.
Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS and Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS and Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADSs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary related to our shares, the ADSs or the deposit agreement. If we or the depositary were to oppose a jury trial demand based on the waiver, the court would determine whether the waiver is enforceable based on the facts and circumstances of that case in accordance with applicable law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.
Arbitration Provision
The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the American Arbitration Association, including any U.S. federal securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

SHARES ELIGIBLE FOR FUTURE SALE
Before this offering, there has not been a public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the Nasdaq Global Select Market, we cannot assure you that a significant public market for the ADSs will develop or be sustained after this offering. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs. Future sales of substantial amounts of our ordinary shares or ADSs in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time.
As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of ordinary shares or the ADSs in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of the ADSs and our ability to raise equity capital in the future.
Upon completion of this offering and the concurrent private placement, we will have 17,500,000 ADSs outstanding, representing approximately 21.8% of our Class A ordinary shares (or 20,125,000 ADSs representing approximately 24.3% of our Class A ordinary shares if the underwriters exercise their over-allotment option in full). All of the ADSs sold in this offering and the Class A ordinary shares they represent will be freely transferable in the United States without restriction or further registration under the Securities Act. Class A ordinary shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, and ADSs purchased in this offering by participants in the directed ADS program who are subject to lock-up restrictions or who are restricted from selling by Rule 144, may not be resold except pursuant to an effective registration statement or an exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act described below.
Lock-up Agreements
For a period of 180 days after the date of this prospectus, we have agreed, subject to certain exceptions, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, except in this offering, any of our ordinary shares or ADSs or securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus), without the prior written consent of the representative of the underwriters.
Furthermore, each of our directors and executive officers, and all of our existing shareholders and the concurrent private placement purchasers have also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs. These parties collectively own substantially all of our outstanding ordinary shares, without giving effect to this offering. In addition, we will not authorize or permit The Bank of New York Mellon, as depositary, to accept any deposit of any Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we expressly consent to such deposit or issuance and we have agreed not to provide such consent without the prior written consent of the representatives on behalf of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying Class A ordinary shares.
Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of the ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for the ADSs or ordinary shares may dispose of significant numbers of the ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of the ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of the ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.

Rule 144
All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•
1% of the then outstanding Class A ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering and the concurrent private placement will equal 3,207,179 Class A ordinary shares, assuming the underwriters do not exercise their over-allotment option; or

•
the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Stock Options
As of May 31, 2020, options to purchase an aggregate of 43,694,845 of our ordinary shares were outstanding. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all of ordinary shares subject to outstanding stock options and all shares issued or issuable under our equity incentive plans. We expect to file the registration statement covering these shares after the date of this prospectus, which will permit the resale of such shares by persons who are non-affiliates of ours in the public market without restriction under the Securities Act, subject, with respect to certain of the shares, to the provisions of the lock-up agreements described above.
Registration Rights
Upon completion of this offering and the concurrent private placement, the holders of 204,917,991 Class A ordinary shares and 76,179,938 Class B ordinary shares will be eligible to exercise certain rights to cause us to register their shares for resale under the Securities Act, subject to various conditions and limitations. These registration rights are described in the section of this prospectus captioned “Description of Share Capital—Shareholders Agreement—Registration Rights.” Upon the effectiveness of a registration statement covering such shares, the shares would become freely tradable and a large number of shares may be sold into the public market, which may adversely affect the market price of our ADSs.

TAXATION
The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of King & Wood Mallesons, our PRC counsel.
Cayman Islands Taxation
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares or ADSs be subject to Cayman Islands income or corporation tax.
People’s Republic of China Taxation
Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. In April 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (4) at least 50% of voting board members or senior executives habitually reside in the PRC.
We believe that Agora, Inc. is not a PRC resident enterprise for PRC tax purposes. Agora, Inc. is not controlled by a PRC enterprise or PRC enterprise group, and we do not believe that Agora, Inc. meets all of the conditions above. Agora, Inc. is a company incorporated outside of the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with us.
If the PRC tax authorities determine that Agora, Inc. is a PRC resident enterprise for enterprise income tax purposes or if dividends we pay to our shareholders are otherwise treated as sourced from within the PRC, we may be required to withhold a 10% withholding tax from such dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders (including the ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including the ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders if we are determined to be a PRC resident enterprise or if such dividends or gains are otherwise treated as sourced from within the PRC. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Agora, Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC if Agora, Inc. is treated as a PRC resident enterprise.
Furthermore, under Bulletin 7 and SAT Circular 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Bulletin 7 and SAT Circular 37, and we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37, or to establish that we should not be taxed under Bulletin 7 and SAT Circular 37.
U.S. Federal Income Tax Considerations
The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires the ADSs in this offering and holds the ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, and alternative minimum tax considerations, the Medicare tax on net investment income, or any state, local and non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	persons liable for alternative minimum tax;

•	holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•	persons that actually or constructively own 10% or more of our stock (by vote or value);

•
persons required to accelerate the recognition of any item of gross income with respect to their ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement; or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or ordinary shares through such entities;
all of whom may be subject to tax rules that differ significantly from those discussed below.
Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of the ADSs or our ordinary shares.
General
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnerships holding the ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in the ADSs or ordinary shares.
For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of the ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.
Passive Foreign Investment Company Considerations
A non-U.S. corporation, such as our company, will be a PFIC, for U.S. federal income tax purposes for any fiscal year, if either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.
Although the law in this regard is not entirely clear, we treat our VIE as being owned by us for U.S. federal income tax purposes because we control its management decisions and are entitled to substantially all of the economic benefits associated with it. As a result, we consolidate its results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we are not deemed the owner of our VIE for U.S. federal income tax purposes, we would likely be treated as a PFIC for the current fiscal year and any subsequent fiscal year.
For purposes of the PFIC asset test, the value of our assets will generally be determined by reference to our market capitalization. However, if we are considered to be a CFC that is not “publicly traded” for purposes of the PFIC rules during the tested period, the value of our assets will generally be determined by reference to our adjusted bases in our assets. We do not believe that we are or will be a CFC following the offering. Therefore, assuming that we are deemed the owner of our VIE for U.S. federal income tax purposes and based on our current and projected income and assets, including the proceeds from this offering and the concurrent private placement, we do not expect to be a PFIC for the current fiscal year. However, the rules to determine CFC status are complex, and a tax authority may disagree with our determination. If we are considered to be a CFC following the offering, we expect to be a PFIC for the current fiscal year. In addition, we expect to be “publicly traded” for future fiscal years (as long as our ADSs are traded on the Nasdaq Stock Market). Accordingly, assuming that we are deemed the owner of our VIE for U.S. federal income tax purposes, and based upon our current and projected income and assets, including the proceeds from this offering and the concurrent private placement, and projections as to the value of our assets, we do not expect to be a PFIC for the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or will become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Fluctuations in the market price of the ADSs may cause us to be a PFIC for the current or future fiscal years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of the ADSs from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become a PFIC for the current fiscal year or future fiscal years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering and the concurrent private placement. Under circumstances where our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming a PFIC may substantially increase.
If we are a PFIC for any year during which a U.S. Holder holds the ADSs or ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such fiscal year, and will apply in future years even if we cease to be a PFIC. However, if we cease to be a PFIC, a U.S. Holder can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if the U.S Holder’s ADSs or ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.
The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”
Dividends
Any cash distributions paid on the ADSs or ordinary shares (including the amount of any PRC tax withheld) out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.
Individuals and other non-corporate U.S. Holders will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the ADSs or ordinary shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States, or, if we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, or the Treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the fiscal year in which the dividend is paid or the preceding fiscal year and (3) certain holding period requirements are met. The ADSs will be listed on the Nasdaq Global Select Market. We believe that the ADSs will be readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the ADSs. There can be no assurance that the ADSs will continue to be considered readily tradable on an established securities market in later years. Because the ordinary shares will not be listed on a U.S. exchange, dividends received with respect to ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares.
If we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see the section of this prospectus captioned “Taxation—People’s Republic of China Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, and regardless of whether the ADSs are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation described in the preceding paragraph.
For U.S. foreign tax credit purposes, dividends paid on the ADSs or ordinary shares generally will be treated as income from foreign sources and generally will constitute passive category income. If PRC withholding taxes apply to dividends paid to a U.S. Holder with respect to the ADSs or ordinary shares, such U.S. Holder may be able to obtain a reduced rate of PRC withholding taxes under the Treaty if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Treaty may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Sale or Other Disposition
A U.S. Holder will generally recognize gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. The gain or loss will generally be capital gain or loss. Individuals and other non-corporate U.S. Holders who have held the ADSs or ordinary shares for more than one year will generally be eligible for reduced tax rates. The deductibility of a capital loss may be subject to limitations. Any such gain or loss that the U.S. Holder recognizes will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat such gain as foreign source income. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to make the election to treat any gain as foreign source, then such U.S. holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). U.S. Holders are urged to consult their tax advisors regarding the creditability of any PRC tax.
Passive Foreign Investment Company Rules
If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a fiscal year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding fiscal years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares) and (2) any gain realized on the sale or other disposition of ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•
the amount allocated to the current fiscal year and any fiscal years in the U.S. Holder’s holding period prior to the first fiscal year in which we are a PFIC, each a pre-PFIC year, will be taxable as ordinary income; and

•
the amount allocated to each prior fiscal year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such fiscal year.

If we are a PFIC for any fiscal year during which a U.S. Holder holds the ADSs or ordinary shares and any of our subsidiaries, our VIE or any of the subsidiaries of our VIE is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries, our VIE or any of the subsidiaries of our VIE.
As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the ADSs, the holder will generally (1) include as ordinary income for each fiscal year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the fiscal year over the adjusted tax basis of such ADSs and (2) deduct as an ordinary loss in each such fiscal year the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the fiscal year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.
The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter, or regularly traded, on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs, but not our ordinary shares, will be treated as traded on a qualified exchange because the ADSs will be listed on the Nasdaq Global Select Market. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
We have not determined whether we will provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.
If a U.S. Holder owns the ADSs or ordinary shares during any fiscal year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax considerations of owning and disposing of the ADSs or ordinary shares if we are or become a PFIC, including the availability and possibility of making a mark-to-market election, qualified electing fund election or the special election described above under “—Passive Foreign Investment Company Considerations.”

Information Reporting and Backup Withholding
U.S. Holders may be subject to information reporting to the IRS and U.S. backup withholding with respect to dividends on and proceeds from the sale or other disposition of the ADSs or ordinary shares. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information with Respect to Foreign Financial Assets
Certain U.S. Holders may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE ADSs AND ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC	9,695,000
BofA Securities, Inc.	7,525,000
Needham & Company, LLC	280,000
Total	17,500,000
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.
The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,625,000 additional ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.
The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,625,000 ADSs.

			Total
	Per ADS		No Exercise		Full Exercise
Public offering price	US$	20.00	US$	350,000,000	US$	402,500,000
Underwriting discounts and commissions to be paid by us	1.40		24,500,000		28,175,000
Proceeds, before expenses, to us	18.60		325,500,000		374,325,000
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$2.7 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to US$25,000. The underwriters have agreed to reimburse us for approximately US$2.0 million of our expenses.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.
The ADSs have been approved for listing on the Nasdaq Global Select Market under the symbol “API.”

In connection with this offering, we, our directors and executive officers, and all of our existing shareholders and the concurrent private placement purchasers have agreed that, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus, or the restricted period:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	file any registration statement with the SEC relating to the offering of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs, or such other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares, ADSs, or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs. Further, we will not authorize or permit The Bank of New York Mellon, as depositary, to accept any deposit of any Class A ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we expressly consent to such deposit or issuance and we have agreed not to provide such consent without the prior written consent of the representatives on behalf of the underwriters.
The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of the ADSs and the underlying shares to the underwriters pursuant to the underwriting agreement;

•	the issuance and sale of the Class A ordinary shares to the concurrent private placement purchasers as described in this prospectus;

•
the issuance by us of ordinary shares or ADSs pursuant to equity incentive plans existing on, or upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding as of, the date of the underwriting agreement and in each case described in this prospectus;

•
the conversion or reclassification of the outstanding preferred shares or other classes of our ordinary shares into Class A ordinary shares or Class B ordinary shares in connection with the consummation of this offering and in accordance with our amended and restated memorandum and articles of association that will become effective upon the completion of this offering, provided that any such Class A ordinary shares or Class B ordinary shares received upon such conversion or reclassification shall remain subject to the restrictions described above;

•
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that (1) such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares or ADSs may be made under such plan during the restricted period;

•	the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to our equity incentive plans that are described in this prospectus;

•
the issuance by us of any class of ordinary shares or any securities convertible into or exercisable or exchangeable for any class of ordinary shares issued under a registration statement or pursuant to an exemption from registration in connection with one or more acquisitions by us or any of our subsidiaries of a company or a business, securities, property or assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, or a joint venture, commercial relationship or strategic alliance (or the entering into of an agreement or agreements with respect thereto), provided that the aggregate number of ordinary shares that we may sell or issue or agree to sell or issue pursuant to this exception shall not exceed 5% of the total number of ordinary shares outstanding immediately following the completion of this offering and each recipient of such securities shall have, on or prior to the issuance of such securities, executed and delivered a lock-up agreement;

•
securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of ordinary shares or other securities acquired in such open market transactions;

•
transfers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares (1) as a bona fide gift or charitable contribution; (2) to an immediate family member or a trust for the direct or indirect benefit of the security holder or one or more immediate family members of the security holder; (3) by will or intestacy; (4) pursuant to a domestic relations order, divorce decree or court order; (5) to limited partners, general partners, members, stockholders or holders of similar equity interests, or other business entity that controls, is controlled by or managed by or is under common control with the undersigned; or (6) if the security holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

•
transfers of ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares to us pursuant to agreements under which we have the option to repurchase the security holder’s securities or a right of first refusal with respect to transfers of the security holder’s securities;

•
the exercise of a stock option granted under a stock incentive plan or stock purchase plan described in this prospectus, and the receipt by the security holder of ordinary shares upon such exercise, insofar as such option is outstanding as of the date of this prospectus and the exercise period for such option expires during the restricted period, provided that the underlying ordinary shares shall continue to be subject to the restrictions on transfer set forth in the lock-up agreement; or

•
through the disposition or forfeiture of the security holder’s securities to us to satisfy any income, employment or tax withholding and remittance obligations of the security holder or us in connection with the vesting of restricted stock, restricted stock units or other incentive awards settled in ordinary shares held by the security holder, provided that such restricted stock, restricted stock units or other incentive awards were granted under a stock incentive plan, stock purchase plan or pursuant to a contractual employment arrangement described in this prospectus and were outstanding as of the date of this prospectus, provided that in the case of transfers described in the ninth bullet in this paragraph, it shall be a condition to such transfer that each transferee, donee or distributee sign and deliver a lock-up letter agreement in substantially the same form as the transferring security holder’s lock-up agreement, and in the case of transfers described in the ninth through the twelfth bullets in this paragraph, it shall be a condition to such transfer that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of ordinary shares, shall be required or shall be voluntarily made during the restricted period.
The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time. Subject to compliance with the notification requirements under FINRA Rule 5131 applicable to lock-up agreements with our directors or officers, if the representatives , in their sole discretion, agree to release or waive the restrictions set forth in a lock-up agreement for an officer or director of us and provides us with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, we agree to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver. Currently, there are no agreements, understandings or intentions, tacit or explicit, to release any of the securities from the lock-up agreements prior to the expiration of the corresponding period.
In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over- allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.
The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, New York 10036, United States. The address of BofA Securities, Inc. is One Bryant Park, New York, NY 10036, United States. The address of Needham & Company, LLC is 250 Park Avenue, New York, NY 10177, United States.
Pricing of the Offering
Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed ADS Program
At our request, the underwriters have reserved up to 5% of the ADSs offered by this prospectus, for sale at the initial public offering price to our directors, non-executive employees and customers, to the extent permitted by local securities laws and regulations. If purchased by these persons, these ADSs will not be subject to a lock-up restriction except in the case of ADSs purchased by any director, which will be subject to a 180-day lock-up restriction. The directed ADS program will be administered by Morgan Stanley & Co. LLC. We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus. We have agreed to indemnify Morgan Stanley & Co. LLC and its affiliates against certain liabilities, including liabilities under the Securities Act, in connection with sales of the reserved ADSs. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to the ADSs sold pursuant to the directed ADS program.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Australia
This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•
does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.
As any offer of ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Canada
The ADSs may be sold only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing

Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Cayman Islands
This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. ADSs or ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.
Dubai International Financial Centre, or DIFC
This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that it may make an offer to the public in that Relevant State of any ADSs at any time under the following exemptions under the Prospectus Regulation:

•	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities described in this prospectus shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression “an offer of the ADSs to the public” in relation to any ADS in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Hong Kong
The ADSs may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.
Indonesia
The offer contained herein does not constitute a public offering in Indonesia under Law No. 8 of 1995 on Capital Market. This prospectus may not be distributed in Indonesia and the ADSs may not be offered to more than 100 Indonesian parties or sold to more than 50 Indonesian parties or to Indonesian citizen wherever they are domiciled, or to Indonesian residents, in a manner which constitutes a public offering under the laws and regulations of Indonesia.
Japan
The ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Kuwait
Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.
Malaysia
No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or the Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (1) a closed end fund approved by the Commission, (2) a holder of a Capital Markets Services License, (3) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction, (4) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual, (5) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months, (6) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months, (7) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts, (8) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies), (9) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010, (10) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010 and (11) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (1) to (11), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.
People’s Republic of China
This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Qatar
In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.
Saudi Arabia
This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.
Singapore
This prospectus or any other offering material relating to our ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (1) our ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such ADSs in Singapore and (2) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor as specified in Section 274 of the SFA, (b) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
South Korea
The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the South Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of South Korea for public offering in South Korea.
Furthermore, the ADSs may not be resold to South Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the ADSs described herein. The ADSs may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the ADSs to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ADSs constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the ADSs may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.
Thailand
This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.
United Arab Emirates
The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.
United Kingdom
This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATED TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates. The underwriters have agreed to reimburse us for approximately US$2.0 million of these expenses.

SEC registration fee	US$	47,021
Nasdaq Global Select Market listing fee		150,000
Financial Industry Regulatory Authority filing fee		54,838
Printing and engraving expenses		160,000
Legal fees and expenses		1,720,913
Accounting fees and expenses		451,652
Miscellaneous		102,261
Total	US$	2,686,685

CONCURRENT PRIVATE PLACEMENT
Immediately following the closing of this offering, Coatue CPP 10 LLC, which is an affiliate of one of our existing shareholders, Neumann Capital and an entity affiliated with Vitruvian Partners have agreed to purchase US$50.0 million, US$30.0 million and US$30.0 million of our Class A ordinary shares, respectively, from us in a private placement at a price per share equal to the initial public offering price adjusted for the ADS-to-Class A ordinary share ratio. Based on the initial public offering price of US$20.00 per ADS, Coatue CPP 10 LLC, Neumann Capital and an entity affiliated with Vitruvian Partners will purchase 10,000,000, 6,000,000 and 6,000,000 of our Class A ordinary shares, respectively, or 22,000,000 Class A ordinary shares in the aggregate. We will receive the full proceeds and will not pay any underwriting discounts or commissions with respect to the Class A ordinary shares that we sell in the concurrent private placement. The sale of the Class A ordinary shares in the concurrent private placement is contingent upon the completion of this offering but will not be registered in this offering. The Class A ordinary shares we sell in the concurrent private placement will be subject to lock-up agreements with the underwriters for a period of 180 days after the date of this prospectus.

LEGAL MATTERS
We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to certain legal matters as to U.S. federal securities and New York State law. The underwriters are being represented by Simpson Thacher & Bartlett LLP with respect to certain legal matters as to U.S. federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons and for the underwriters by Fangda Partners. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and King & Wood Mallesons with respect to matters governed by PRC law. Simpson Thacher & Bartlett LLP may rely upon Fangda Partners with respect to matters governed by PRC law.
EXPERTS
The consolidated financial statements as of December 31, 2018 and 2019 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11/F, PricewaterhouseCoopers Center, Link Square 2, 202 Hu Bin Road, Huangpu District, Shanghai 200021, the People’s Republic of China.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits for further information with respect to us and the ADSs.
We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. Information regarding issuers that file electronically with the SEC, including reports, proxy and information statements and other information, can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Agora, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Agora, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income (loss), of changes in shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, the People’s Republic of China
March 9, 2020
We have served as the Company’s auditor since 2017.

AGORA, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 and 2019
(All amounts in US$, except share data, unless otherwise stated)

	As of December 31,
	2018	2019
Assets
Current assets:
Cash and cash equivalents	$108,518,039	$105,603,153
Short-term investments	1,457,046	—
Accounts receivable, net	11,659,275	16,247,565
Prepayments and other current assets	1,608,018	1,381,037
Total current assets	123,242,378	123,231,755
Non-current assets:
Property and equipment, net	3,124,571	6,281,990
Deferred tax assets	512,093	836,514
Other non-current assets	429,089	808,862
Total non-current assets	4,065,753	7,927,366
Total assets	$127,308,131	$131,159,121
Liabilities, mezzanine equity and shareholders’ equity (deficit)
Current liabilities:
Accounts payable (including accounts payable of the variable interest entity (“VIE”) without recourse to the Company of US$1,964,857 and US$2,992,628 as of December 31, 2018 and 2019, respectively)	2,765,825	4,088,283
Advances from customers (including advances from customers of the VIE without recourse to the Company of US$473,327 and US$733,518 as of December 31, 2018 and 2019, respectively)	628,954	920,925
Taxes payable (including taxes payable of the VIE without recourse to the Company of US$371,749 and US$756,020 as of December 31, 2018 and 2019, respectively)	1,313,002	2,493,137
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the VIE without recourse to the Company of US$2,195,527 and US$3,440,748 as of December 31, 2018 and 2019, respectively)	6,586,884	10,978,932
Total current liabilities	11,294,665	18,481,277
Total liabilities	$11,294,665	$18,481,277
Commitments and contingencies (Note 15)

The accompanying notes are an integral part of these consolidated financial statements.

AGORA, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 and 2019
(All amounts in US$, except share data, unless otherwise stated)

	As of December 31,
	2018	2019
Mezzanine equity
Series A convertible redeemable preferred shares ($0.0001 par value, 55,626,960 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	45,578,868	90,049,774
Series B convertible redeemable preferred shares ($0.0001 par value, 50,783,698 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	29,955,293	30,045,929
Series B+ convertible redeemable preferred shares ($0.0001 par value, 26,651,410 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	45,876,440	46,274,560
Series C convertible redeemable preferred shares ($0.0001 par value, 36,533,085 shares authorized, 34,793,413 issued and outstanding as of December 31, 2018 and 2019)	67,844,843	73,600,134
Total Mezzanine equity	$189,255,444	$239,970,397
Shareholders’ equity (deficit)
Ordinary shares ($0.0001 par value; 330,404,847 shares authorized as of December 31, 2018 and 2019; 112,441,049 and 119,074,382 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	11,244	11,907
Additional paid-in-capital	—	—
Accumulated other comprehensive loss	(630,334)	(988,417)
Accumulated deficit	(72,622,888)	(126,316,043)
Total shareholders’ equity (deficit)	$(73,241,978)	$(127,292,553)
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$127,308,131	$131,159,121

The accompanying notes are an integral part of these consolidated financial statements.

AGORA, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2018 and 2019
(All amounts in US$, except share data, unless otherwise stated)

	Year Ended December 31,
	2018	2019
	(US$)

Real-time engagement service revenues	$43,199,085	$63,925,303
Other revenues	457,869	503,387
Total revenues	43,656,954	64,428,690
Cost of revenues	(12,634,565)	(20,417,464)
Gross profit	31,022,389	44,011,226
Operating expenses:
Research and development expenses	(14,425,536)	(23,622,830)
Sales and marketing expenses	(11,986,444)	(19,408,377)
General and administrative expenses	(5,372,990)	(7,176,816)
Total operating expenses	(31,784,970)	(50,208,023)
Other operating income	1,025,148	107,852
Income (loss) from operations	262,567	(6,088,945)
Exchange gain (loss)	(20,549)	86,874
Interest income	239,176	625,970
Income (loss) before income taxes	481,194	(5,376,101)
Income taxes	(105,078)	(801,337)
Net income (loss)	376,116	(6,177,438)
Less: cumulative undeclared dividends on convertible redeemable preferred shares	(9,961,473)	(9,961,473)
Less: accretion on convertible redeemable preferred shares to redemption value	(33,234,811)	(50,714,953)
Net loss attributable to Agora, Inc.’s ordinary shareholders	$(42,820,168)	$(66,853,864)
Other comprehensive loss:
Foreign currency translation adjustments	(749,030)	(358,083)
Total comprehensive loss attributable to Agora, Inc.’s ordinary shareholders	$(43,569,198)	$(67,211,947)

Net loss per share attributable to Agora, Inc.’s ordinary shareholders—basic and diluted	(0.39)	(0.58)
Weighted average number of ordinary shares—basic and diluted	109,141,311	115,716,392

Share-based compensation expenses included in:
Cost of revenues	49,893	79,552
Research and development expenses	919,773	1,472,528
Sales and marketing expenses	975,297	1,653,717
General and administrative expenses	905,389	1,046,372

The accompanying notes are an integral part of these consolidated financial statements.

AGORA, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2018 and 2019
(All amounts in US$, except share data, unless otherwise stated)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ deficit
	Number of Shares	Amount
Balance as of January 1, 2018	106,527,778	$10,653	$—	$118,696	$(41,397,864)	$(41,268,515)
Repurchase of ordinary shares (Note 10)	(820,062)	(82)	—	—	(784,717)	(784,799)
Vesting of restricted shares (Note 11)	6,733,333	673	165,038	—	—	165,711
Share-based compensation expense (Note 11)	—	—	2,253,350	—	—	2,253,350
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	—	—	(2,418,388)	—	(30,816,423)	(33,234,811)
Net loss	—	—	—	—	376,116	376,116
Foreign currency translation adjustments	—	—	—	(749,030)	—	(749,030)
Balance as of December 31, 2018	112,441,049	11,244	—	(630,334)	(72,622,888)	(73,241,978)
Vesting of restricted shares (Note 11)	6,733,333	673	76,768	—	—	77,441
Share-based compensation expense (Note 11)	—	—	3,158,886	—	—	3,158,886
Repurchase of restricted shares (Note 11)	(100,000)	(10)	(84,430)	—	—	(84,440)
Reclassification of liability-classified awards to equity-classified awards (Note 11)	—	—	48,012	—	—	48,012
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	—	—	(3,199,236)	—	(47,515,717)	(50,714,953)
Net loss	—	—	—	—	(6,177,438)	(6,177,438)
Foreign currency translation adjustments	—	—	—	(358,083)	—	(358,083)
Balance as of December 31, 2019	119,074,382	$11,907	$—	$(988,417)	$(126,316,043)	$(127,292,553)

The accompanying notes are an integral part of these consolidated financial statements.

AGORA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018 and 2019
(All amounts in US$, except share data, unless otherwise stated)

	Year Ended December 31,
	2018	2019
	(US$)
Cash flows from operating activities:
Net loss	$376,116	$(6,177,438)
Share-based compensation expense	2,850,352	3,405,084
Depreciation of property and equipment	922,351	1,867,734
Changes in assets and liabilities:
Accounts receivable	(5,614,028)	(4,807,207)
Prepayments and other current assets	47,809	206,559
Deferred tax assets	(358,071)	(336,463)
Other non-current assets	(338,478)	(135,120)
Accounts payable	806,508	1,121,563
Advances from customers	292,655	302,655
Taxes payable	(1,134,236)	1,214,926
Accrued expenses and other current liabilities	2,685,123	4,044,130
Net cash generated from operating activities	536,101	706,423
Cash flows from investing activities:
Purchase of short-term investments	(1,511,800)	(97,558,282)
Proceeds from sale and maturity of short-term investments	—	99,007,872
Purchase of property and equipment	(2,260,791)	(4,802,253)
Net cash used in investing activities	(3,772,591)	(3,352,663)
Cash flows from financing activities:
Repurchase of ordinary shares	(784,799)	—
Proceeds from issuance of Series C convertible redeemable preferred shares, net of the issuance costs of $110,059	66,556,608	—
Net cash provided by financing activities	65,771,809	—
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(555,985)	(268,646)
Net increase (decrease) in cash, cash equivalents and restricted cash	61,979,334	(2,914,886)
Cash, cash equivalents and restricted cash at beginning of year	46,618,705	108,598,039
Cash, cash equivalents and restricted cash at end of year	$108,598,039	$105,683,153
Supplemental disclosure of cash flow information:
Income taxes paid	421,560	411,068
Non-cash financing and investing activities:
Accretion to redemption value of convertible redeemable preferred shares	33,234,811	50,714,953
Payables for property and equipment	366,503	613,463

The accompanying notes are an integral part of these consolidated financial statements.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

1. Organization and Nature of Operations
(a)Principal Activities
Agora, Inc. (the “Company”), an exempted company with limited liability, was incorporated in Cayman Islands on November 29, 2013. The Company, through its consolidated subsidiaries and variable interest entity (“VIE”) (collectively referred to as the “Group”) engages primarily in providing Real-Time Engagement Platform-as-a-Service (“RTE-PaaS”), which offers developers software tools to embed real-time video, voice and messaging capabilities into their applications without the need to create and maintain the underlying infrastructure themselves. The Group’s real-time engagement products are delivered through its Software-Defined Real-Time Network (“SD-RTN”), which is a virtual network overlay on top of the public internet.  The Group’s principal operation and geographic market is in the People’s Republic of China (“PRC”) and the United States.
(b)Reorganization
The Group commenced its operations in 2014 through Agora Lab, Inc. and Shanghai Zhaoyan Network Technology Co., Ltd. (the “VIE”), both of which were established and controlled by Bin (Tony) Zhao (the “Founder”). In December 2014, Agora IO, Inc was formed as part of a reorganization through which the Company, Agora IO, Inc and their respective shareholders entered into a share swap arrangement resulting in the Company along with its subsidiary, Agora Lab, Inc., becoming Agora IO, Inc’s subsidiaries. Further, Agora IO Hongkong Limited and Dayin Network Technology Co., Ltd. (the “WFOE”) were established. The Group then entered into a series of contractual arrangements among the WFOE, the VIE and the VIE’s shareholders in June 2015, and thereafter the VIE became the variable interest entity of the Group (collectively referred to as the “Historical Reorganization”).
In January 2020, the Group underwent another reorganization (the “Corporate Reorganization”) which ultimately resulted in Agora, Inc. becoming the parent company of the Group and the issuer in connection with its planned initial public offering in the following steps:
First, Agora IO, Inc contributed 100% of the shares of Agora IO Hongkong Limited into Agora, Inc., after which Agora, Inc. held 100% of the equity securities of Agora IO Hongkong, Limited. Second, the Company obtained shares of Agora IO, Inc by having the shareholders swap their current Agora IO, Inc shares for the same number of shares in Agora, Inc., which mirrored the restrictions, rights, preferences and privileges as stipulated in the current shareholder agreements governing Agora IO, Inc. Agora IO, Inc became a wholly owned subsidiary of Agora, Inc., and in return, the shareholders of Agora IO, Inc became shareholders of Agora, Inc. As a result of the Corporate Reorganization, Agora, Inc. became wholly owned by the former shareholders of Agora IO, Inc while Agora IO, Inc became wholly owned by Agora, Inc.
The Corporate Reorganization was completed on January 19, 2020. Through the Historical Reorganization and the Corporate Reorganization, the Group’s business continued to be carried out by Agora Lab, Inc. and the VIE without a change in control. The Historical Reorganization and the Corporate Reorganization were accounted for as transactions under common control and therefore, the carryover basis was used to record assets and liabilities of Agora Lab, Inc. and the VIE using historical costs for all periods presented as if the current corporate structure after the Corporate Reorganization had existed as of the beginning of the earliest period presented in the consolidated financial statements to reflect the final shares issued in the Corporate Reorganization.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

After the completion of the Corporate Reorganization, the Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and the consolidated VIE. The Company’s subsidiaries and VIE are as follows:

	Date of Incorporation	Place of Incorporation	Percentage of Direct or Indirect Ownership	Principal Activities
Subsidiaries:
Agora Lab, Inc.	January 13, 2014	California, United States	100%	Provision of services
Agora IO, Inc	December 2, 2014	Cayman Islands	100%	Investment holding
Agora IO Hongkong Limited	December 12, 2014	Hong Kong	100%	Investment holding
Dayin Network Technology Co., Ltd. (“WFOE”)	April 30, 2015	PRC	100%	Provision of services
Agora.IO Ltd	July 25, 2019	United Kingdom	100%	Startup

VIE:
Shanghai Zhaoyan Network Technology Co., Ltd. (“VIE”)	March 28, 2014	PRC	100%	Provision of services

(c)	Consolidated Variable Interest Entities
In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in the internet sector, the Group operates its businesses in the PRC through the VIE, whose equity interests are controlled by the Founder of the Group. The Company obtained control over the VIE by entering into a series of contractual arrangements with the legal shareholders who are also referred to as nominee shareholders. These nominee shareholders are the legal owners of the VIE. However, the rights of those nominee shareholders have been transferred to the Company through a series of contractual arrangements.
The principal terms of the contractual arrangements entered into by and among the WFOE, the VIE and the nominee shareholders of the VIE are described below:
Exclusive Technology Consulting and Services Agreement
Under the Exclusive Technology Consulting and Services Agreement between the WFOE and the VIE, dated June 18, 2015, the WFOE has the exclusive right to provide the VIE consulting services related to, among other things, information consulting, assisting in information collection and market research, and providing training to personnel. The WFOE has the exclusive ownership of intellectual property rights created as a result of the performance of this agreement. The VIE shall pay to the WFOE an annual service fee, which may only be adjusted with the approval of the WFOE and Agora IO Hongkong Limited. Unless otherwise agreed pursuant to the agreement, this agreement will remain effective until the earlier of: (1) the end of a ten-year term, which will automatically extend annually unless the WFOE provides 30 days’ prior written notice to the VIE; (2) the WFOE terminates the agreement because of the VIE’s breach of the agreement; and (3) termination of the term of operation of the VIE. For the years ended December 31, 2018 and 2019, the service fee is US$20,034,954 and US$32,889,678, respectively.
Voting Rights Proxy Agreement and Irrevocable Powers of Attorney
Under the Voting Rights Proxy Agreement dated as of June 18, 2015, by and among the VIE, the WFOE and each of the shareholders of the VIE, and the related irrevocable powers of attorney executed by the VIE’s shareholders on the same date pursuant to the Voting Rights Proxy Agreement, each of the shareholders of the VIE irrevocably granted the WFOE’s designated representative full power of attorney to exercise his or her rights as a shareholder of the VIE including rights to convene and attend shareholders’ meeting, nominate and elect directors, and appoint and dismiss the senior management of the VIE. Unless otherwise agreed pursuant to the Voting Rights Proxy Agreement, it will remain effective until the earlier of: (1) the end of a ten-year term, which will automatically extend annually unless the

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

WFOE provides 30 days’ prior written notice to the VIE and the VIE’s shareholders; and (2) the termination of the term of operation of the VIE. The related irrevocable powers of attorney will remain effective until the expiration or early termination of the Voting Rights Proxy Agreement.
Share Pledge Agreement
Pursuant to the Share Pledge Agreement dated June 18, 2015, among the WFOE, the VIE and the VIE’s shareholders, the shareholders of the VIE pledged all of their equity interests in the VIE to the WFOE to guarantee their and the VIE’s performance of their obligations under the contractual arrangements. In the event of a breach by the VIE or the VIE’s shareholders of contractual obligations under these agreements, the WFOE, as pledgee, will be entitled the right to dispose of the pledged equity interests in the VIE. The shareholders of the VIE also undertake that, during the term of the share pledge agreement, without the prior written consent to the WFOE, they shall not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests or increase the registered capital of the VIE. If there is any increased registered capital pursuant to the terms of this agreement, such increased registered capital would also be deemed as pledged equity interest. Following the terms of the Share Pledge Agreement, the shareholders of the VIE have registered the pledge at the State Administration for Market Regulation (“SAMR”) on July 29, 2015. The pledge will remain binding until the VIE and their shareholders discharge all their obligations under the contractual arrangements and the de-registration at SAMR is completed.
Exclusive Option Agreement
Pursuant to the Exclusive Option Agreement dated June 18, 2015, among the WFOE, the VIE and the VIE’s shareholders, each of the shareholders of the VIE irrevocably granted the WFOE an exclusive option to purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of their equity interests in the VIE, and the purchase price shall be the registered capital of the VIE pro rata to the VIE’s shareholders’ shareholdings or the lowest price permitted by applicable PRC law. The shareholders of the VIE undertakes that, without the prior written consent of the WFOE, they shall not, among other things, increase or decrease the registered capital of the VIE, dispose of its assets, incur any debts or guarantee liabilities, terminate any material agreements or enter into any agreements that are in conflict with any of the existing material agreements, distribute or vote to distribute any profits, interests or dividends, amend its articles of association or provide any loans to third parties. Unless otherwise agreed pursuant to the agreement, the Exclusive Option Agreement will remain effective until the earliest of: (1) the end of a ten-year term that is automatically extended annually unless the WFOE gives the VIE a termination notice 30 days before the term ends; (2) all equity interests in the VIE held by the VIE’s shareholders are transferred or assigned to the WFOE or its designated representatives; and (3) the termination of the term of operation of the VIE.
The contractual arrangements cannot be unilaterally terminated. Management concluded that the Company, through the WFOE and the contractual arrangements, has the power and control to direct the activities that most significantly impact the VIE’s economic performance, bears the risks and enjoys the rewards normally associated with ownership of the VIE, receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from the VIE as if it was their sole shareholder and therefore the Company is the ultimate primary beneficiary of the VIE. As such, the Group consolidates the financial results of the VIE which are prepared in accordance with the basis of presentation as stated in Note 2 below.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The following financial information of the Group’s VIE as of and for the years ended December 31, 2018 and 2019 set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIE taken as a whole, which was included in the accompanying consolidated financial statements of the Group with intercompany transactions eliminated as follows:

	As of December 31,
	2018	2019
	(US$)
Assets
Current assets:
Cash and cash equivalents	$8,917,074	$17,308,887
Short-term investments	1,457,046	—
Accounts receivable, net	10,143,800	14,827,841
Amounts due from related parties	1,891,165	2,445,447
Prepayments and other current assets	1,189,673	886,022
Total current assets	23,598,758	35,468,197
Non-current assets:
Property and equipment, net	1,506,939	3,292,978
Deferred tax assets	277,533	387,950
Other non-current assets	50,882	69,968
Total non-current assets	1,835,354	3,750,896
Total assets	$25,434,112	$39,219,093
Liabilities
Current liabilities:
Accounts payable	1,964,857	2,992,628
Amounts due to related parties	18,188,331	27,780,440
Advances from customers	473,327	733,518
Taxes payable	371,749	756,020
Accrued expenses and other current liabilities	2,195,527	3,440,748
Total current liabilities	23,193,791	35,703,354
Total liabilities	$23,193,791	$35,703,354

	Year Ended December 31,
	2018	2019
	(US$)
Total revenues	37,172,123	57,444,924
Net income (loss)	(146,806)	224,905

	Year Ended December 31,
	2018	2019
	(US$)
Net cash and cash equivalents generated from operating activities	2,774,063	9,389,954
Net cash and cash equivalents used in investing activities	(2,251,153)	(998,141)
Net cash and cash equivalents used in financing activities	—	—

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

In accordance with the aforementioned agreements, the Company has power to direct activities of the VIE, and can have assets transferred out of the VIE. Therefore the Company considers that there is no asset in the VIE that can be used only to settle obligations of the VIE, except for registered capital, as of December 31, 2018 and 2019. As the VIE was formed as a limited liability company under the PRC Company Law, the creditors do not have recourse to the general credit of the Company for all the liabilities of the VIE.
There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIE. As the Group is conducting certain businesses in the PRC through the VIE, the Group may provide additional financial support on a discretionary basis in the future, which could expose the Group to a loss.
There is no variable interest entity where the Company has variable interest but is not the primary beneficiary.
The Group believes that the contractual arrangements among the VIE shareholders, the VIE and the WFOE comply with PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company’s ability to enforce these contractual arrangements and if the shareholders of the VIE were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.
The Company’s ability to control the VIE also depends on the voting rights proxy and the effect of the share pledge under the Share Pledge Agreement and the WFOE has to vote on all matters requiring shareholders’ approval in the VIE. As noted above, the Company believes this voting right proxy is legally enforceable but may not be as effective as direct equity ownership.
2. Principal Accounting Policies

(a)	Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The Corporate Reorganization was a recapitalization with no substantial changes in the shareholding of the Company. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods.
Principal accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

(b)	Basis of Consolidation
The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries, and the VIE have been eliminated upon consolidation.
A subsidiary is an entity in which the Company, directly or indirectly: (1) controls more than one half of the voting power; (2) has the power to appoint or remove the majority of the members of the board of directors; (3) casts a majority of votes at the meeting of the board of directors; or (4) governs the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
The Company applies the guidance codified in Accounting Standard Codification (“ASC”) 810, Consolidations, which contains guidance of accounting for VIEs. The guidance requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(c)	Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets, long-lived assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the consolidated financial statements and accompanying notes. The Company believes that the valuation of the Company’s preferred shares and share-based awards reflect more significant judgments and estimates used in the preparation of its consolidated financial statements. Estimates are based on historical experiences and on various assumptions that the Company believes are reasonable under current circumstances. However, changes in circumstances, facts and experience may cause the Company to revise its estimates; therefore, actual results could differ materially from those estimates.

(d)	Functional Currencies and Foreign Currency Translation
The Group uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities in the Group is Renminbi (“RMB”) as determined based on the criteria of ASC 830, Foreign Currency Matters.
Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are recorded in the consolidated statements of comprehensive income (loss) as foreign exchange related gain or loss.
The financial statements of the Group’s entities using functional currency other than US$ are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the Group’s subsidiaries incorporated in PRC are translated into US$ at balance sheet date exchange rates, while income and expense items are translated at average exchange rates prevailing during the fiscal year, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income (loss) on the consolidated financial statement.

(e)	Concentration of Credit Risk
Financial instruments that potentially subject the Group to concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable.
The Group deposits its cash and cash equivalents and short-term investments with major financial institutions which the Group believes that no significant credit risk with high credit quality. For the years ended December 31, 2018 and 2019, the amount of cash and cash equivalents held in banks in the PRC, as well as cash and cash equivalents denominated in RMB, were both $10.1 million and $19.0 million, respectively.
The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group assesses the creditworthiness of each customer when providing services, and may require the customers to make advance payments or a deposit before the services are rendered. The Group offers payment terms in the range of 30 to 45 days to its customers. The Group also periodically determines an allowance for doubtful accounts based on the accounting policy indicated in Note 2(j) - Accounts Receivable.
The following table summarizes customers with greater than 10% of the accounts receivables:

	2018	2019
Customer A — Social media platform	30%	*
Customer B — Social media platform	*	24%
________________

*	Less than 10%.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

For the year ended December 31, 2018, Customer A contributed 16% of total revenue of the Group.

	2018	2019
Customer A — Social media platform	16%	*
________________

*	Less than 10%.

(f)	Fair Value Measurements
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value include:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.

•	Level 3: Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The Company’s financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable, certain accrued expenses and other current liabilities. The carrying amounts of short-term financial instruments, approximate their fair values due to the short-term maturity of these instruments.
The following table sets forth the Group’s assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy:

	As of December 31, 2018
	Level 1	Level 2	Level 3	Balance at Fair value
Short-term investments — Structured deposits	—	1,457,046	—	1,457,046
The Group did not hold short-term investments as of December 31, 2019.

(g)	Cash and Cash Equivalents
Cash and cash equivalents include cash in bank and time deposits placed with banks or other financial institutions which have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash. As of December 31, 2018 and 2019, the amount of cash equivalents was nil in the consolidated balance sheets.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(h)	Restricted Cash
The Group’s restricted cash mainly represents secured deposits held in designated bank accounts to secure a letter of credit, and is included within prepayments and other current assets. See Note 4—Prepayments and Other Current Assets.

(i)	Short-term Investment
Short-term investments are comprised of structured deposits issued by certain banks whose interest is indexed to the fluctuation of gold price, with original maturities between three months and one year with banks in the PRC. The Company measures the short-term investments at fair value using the quoted subscription or redemption prices published by these banks.
The change in fair value is recorded as interest income in the consolidated statements of comprehensive income (loss) for the years ended December 31, 2018 and 2019, respectively.

(j)	Accounts Receivable
Accounts receivable are presented net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for doubtful accounts by taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the customers as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible.

(k)	Property and Equipment, Net
Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives, taking into account any estimated residual value. Expenditures for maintenance and repairs are expensed as incurred.
The estimated useful lives of property and equipment are as follows:

Estimated Useful Lives
Electronic equipment	3 years
Furniture, computers and office equipment	3 years
Network equipment	3 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

(l)	Impairment of Long-lived Assets
Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable or that the useful life is shorter than the Group had originally estimated. When these events occur, the Group evaluates the impairment for the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Group recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charges were recognized for the years ended December 31, 2018 and 2019.

(m)	Advances from Customers
Certain customers pay in advance prior to the service usage. Payments received from customers are initially recorded as advances from customers and are recognized as revenues when revenue recognition criteria are met. See Note 2(q)—Revenue Recognition.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(n)	Mezzanine Equity
Mezzanine equity represents the Series A, Series B, Series B+ and Series C convertible redeemable preferred shares (collectively, the “Preferred Shares”) issued by the Company. Preferred Shares are redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation events outside of the Company’s control. Therefore, the Group classifies the Preferred Shares as mezzanine equity. See Note 9—Convertible Redeemable Preferred Shares.

(o)	Deferred Equity Offering Costs
The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded in shareholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Or in the case that the equity financing is related to mezzanine equity, these costs are recorded as a reduction of mezzanine equity. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of comprehensive (loss).
The Company did not record any deferred offering costs as of December 31, 2018. As of December 31, 2019, deferred offering costs of US$287,331 were recorded in the consolidated balance sheet. See Note 6—Other Non-current Assets.

(p)	Value Added Taxes
The Group’s WFOE and VIE in the PRC are subject to value-added taxes (“VAT”) at a rate of 6% on their services, less any deductible VAT the Group has already paid or borne. They are also subject to surcharges on VAT payments in accordance with PRC law. VAT is not included in the revenue recognized for the Group.
The WFOE qualified for and obtained its software enterprise certificate in 2018, which allows for an additional reduction in the VAT rate. As a result of the qualification in 2018, the Company received a reimbursement from the Chinese tax bureau for the VAT taxes previously paid at the higher rate. For the years ended December 31, 2018 and 2019, the Company recorded the VAT refund received of US$1,001,045 and nil in other operating income, respectively.

(q)	Revenue Recognition
The Group early adopted ASC Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. According to ASC 606, revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. The Group determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.
The Group’s revenue is primarily derived from real-time engagement services, which are usage-based fees earned from customers accessing the Group’s enterprise cloud computing platform. The performance obligation associated with the platform access is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.
The Group’s other revenues are comprised primarily of project revenues, which are arrangements with specific customers where the Company will customize a software development kit to be integrated with the customer’s system based on the customer’s specific requirements. The progress of the project is defined by the readiness of the system integration as specified in the contract. To date, the Group’s projects are considered a single performance obligation, as the individual components of the project are not sold on a standalone basis and does not provide benefit to the customer on its own. Revenue is recognized over time as the Group’s performance enhances an asset controlled by the customer. Revenue recognition is based on the measurement of progress toward complete satisfaction of the performance obligation, for which the Group utilizes the output method.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Timing of revenue recognition may differ from the timing of invoicing to customers. The Group records a contract asset when the Group has a right to consideration in exchange for goods or services that it has transferred to a customer and when that right is conditioned on something other than the passage of time (for example, the entity’s future performance). Accounts receivables represent amounts invoiced and revenue recognized prior to invoicing, when the Group has satisfied its performance obligations and has the unconditional right to payment. As of December 31, 2018 and 2019, contract assets recorded in the Group’s consolidated balance sheets was immaterial.
If a customer pays consideration, or the Group has a right to an amount of consideration that is unconditional (that is, a receivable), before the Group transfers a good or service to the customer, the Group shall present the contract as a contract liability when the payment is made or the payment is due (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which it has received consideration (or an amount of consideration is due) from the customer. Due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. As of December 31, 2018 and 2019, contract liabilities recorded as advances from customers are US$628,954 and US$920,925 as of December 31, 2018 and 2019, respectively, in the Group’s consolidated balance sheets. Revenue recognized for the years ended December 31, 2018 and 2019 that was included in the contract liabilities balance at the beginning of the period was US$358,213 and US$628,954, respectively.
Practical Expedients and Exemptions
Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the years ended December 31, 2018 and 2019, no incremental contract obtaining cost was capitalized as assets due to short term of the amortization period.

(r)	Cost of Revenues
Cost of revenue consists primarily of costs of bandwidth purchased from network service providers and costs of hosting services purchased from data center operators, and personnel costs for the customer care and support services employees. These costs are charged to the consolidated statements of comprehensive income (loss) as incurred.

(s)	Research and Development Expenses
Research and development expenses consist primarily of employee wages and benefits for research and development personnel, cloud infrastructure fees for staging and development, third party software testing services, and an allocation of general overhead expenses. Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development.

(t)	Software Development Costs
The Group accounts for costs to develop or obtain internal use software in accordance with ASC 350-40, Internal-Use Software. For internal use software, the Group expenses costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with repair or maintenance of the existing applications. Costs incurred in the application development stage are capitalized and amortized on a straight-line basis over the estimated useful life. Development costs related to internal use software qualifying for capitalization have been immaterial, and as a result have been expensed as incurred.

(u)	Sales and Marketing Expenses
Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and payroll expenses to the Group’s sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing. For the years ended December 31, 2018 and 2019, advertising and marketing costs totaled US$580,342 and US$1,198,905 respectively.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(v)	General and Administrative Expenses
General and administrative expenses consist of employee wages and benefits for corporate employees, rental expenses, audit and legal fees, depreciation of property and equipment, and other corporate overhead costs.

(w)	Operating Leases
Each lease is classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the leaser at the inception date. The Group had no capital leases for the years ended December 31, 2018 and 2019. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease.

(x)	Income Tax
Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income (loss) in the period of the enactment of the change.
The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (1) future reversals of existing taxable temporary differences, (2) future taxable income exclusive of reversing temporary differences and carry-forwards, (3) future taxable income arising from implementing tax planning strategies, and (4) specific known trend of profits expected to be reflected in the Company’s operations.
The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. For the years ended December 31, 2018 and 2019, there were no uncertain tax position liabilities or deferred tax recognized.

(y)	Share-based Compensation
All share-based awards are measured at fair value on the grant date. The share-based compensation expenses have been categorized as either cost of revenues, research and development expenses, sales and marketing expenses or general and administrative expenses, depending on the job functions of the grantees.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Share Options Granted
For the service condition only options granted to employees without a repurchase feature, the compensation expense is recognized using the straight-line method over the requisite service period. The Group early adopted Accounting Standards Update (“ASU”) 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting from the earliest period presented to recognize the effect of forfeiture in compensation cost when they occur. In determining the fair value of the Company’s share options, the binomial option pricing model has been applied.
Liability Classified Awards
For the service condition only awards that are liability classified due to the repurchase feature, the compensation cost is recognized using straight-line method over the requisite service period, using the grant date fair value of the award and begin to recognize compensation expense. The fair value of the award will be remeasured each reporting period until the award is settled, and the Group will true-up the compensation cost each reporting period for changes in fair value prorated for the portion of the requisite service period rendered. Once vested (that is, the requisite-service period is complete), the Group will immediately recognize compensation cost for any changes in fair value until settlement.
Restricted Shares
For the restricted shares granted with service conditions, the awards are measured at fair value on the grant date. Share-based compensation expense is recognized using the straight-line method over the requisite service period. The fair value of the restricted shares was assessed using the income approaches, with a discount for lack of marketability given that the shares underlying the awards were not publicly traded at the time of grant. This assessment required complex and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks, the liquidity of its ordinary shares and its operating history and prospects at the time the grants were made. Similar to options above, the Group recognizes the effect of forfeitures in compensation costs when they occur. For the restricted shares that the Company is obligated to repurchase at grantee’s election, they are classified as liability awards and are applied the accounting policy of liability classified awards as mentioned above. For the restricted shares granted by the Founder to the Company’s employees, the compensation expense of these awards is pushed down to the Company and recorded by the Company based on grant-date fair value with total compensation expense recognized over the grantee’s own requisite service period. See Note 11—Share-based Compensation.
Cancellation of an award accompanied by the grant of a replacement award is accounted for as a modification of the terms of the canceled award (“modification awards’’). The compensation costs associated with the modification awards are recognized if either the original vesting condition or the new vesting condition has been achieved. If the awards are expected to vest under the original vesting condition, the compensation cost would be recognized regardless of whether the employee satisfies the modified condition. Such compensation costs cannot be less than the grant-date fair value of the original award. The incremental compensation cost is measured as the excess of the fair value of the replacement award over the fair value of the canceled award at the cancellation date. Therefore, in relation to the modification awards, the Group recognizes share-based compensation over the vesting periods of the new awards, which comprises (1) the amortization of the incremental portion of share-based compensation over the remaining vesting term and (2) any unrecognized compensation cost of original award, using either the original term or the new term, whichever is higher for each reporting period.

(z)	Related Parties
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(aa)    Dividends
Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2018 and 2019, respectively. The Group does not have any present plan to pay any dividends on ordinary shares in the foreseeable future. The Group currently intends to retain the available funds and any future earnings to operate and expand its business.
(bb)    Earnings (Losses) Per Share
Basic earnings (losses) per share is computed by dividing net income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year using the two class method. The net loss will be adjusted by deducting (1) dividends declared in the period on preferred shares (if any), (2) cumulative dividends on preferred shares (whether or not declared) and (3) deemed dividends as required by U.S. GAAP. Using the two class method, net income (loss) is allocated between ordinary shares and other participating securities (that is, the Preferred Shares) based on their participating rights.
Diluted earnings (losses) per share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalents shares outstanding during the year. Dilutive equivalent shares are excluded from the computation of diluted loss per share if their effects would be anti-dilutive. Ordinary share equivalents consist of the ordinary shares issuable in connection with the Group’s convertible redeemable preferred shares using the if-converted method, and ordinary shares issuable upon the conversion of the stock options and restricted shares, using the treasury stock method.
(cc)    Comprehensive Income (Loss)
Comprehensive income (loss) is defined to include all changes in equity (deficit) of the Group during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Other comprehensive income (loss), as presented in the consolidated balance sheets, consists of accumulated foreign currency translation adjustments.
(dd)    Segment Reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Group does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Group has only one operating segment and one reportable segment.
The following table presents the Group’s revenues disaggregated by primary geographical markets:

	Year Ended December 31,
	2018	2019
	(US$)
Primary geographical markets based on customers’ location
PRC	$33,311,919	$50,583,684
United States	4,582,105	5,296,269
Others	5,762,930	8,548,737
Total revenues	$43,656,954	$64,428,690

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The majority of the Group’s long-lived assets are located and maintained within the PRC.
(ee)    Recently Issued Accounting Pronouncements
The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.
New and Amended Standards Adopted by the Group
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers. This update contains new accounting literature relating to how and when a company recognizes revenue. Under ASU 2014-09, a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for a public company’s annual reporting periods beginning after December 15, 2017 including interim periods therein, which reflects a one year deferral approved by the FASB in July 2015, with early application permitted provided that the effective date is not earlier than the original effective date (which would be a calendar year-end public company’s annual reporting periods beginning after January 1, 2017). In March 2016, the FASB issued an amendment (ASU 2016-08) to the new revenue recognition guidance clarifying how to determine if an entity is a principal or agent in a transaction. In April (ASU 2016-10), May (ASU 2016-12), and December (ASU 2016-20) of 2016, the FASB further amended the guidance to include performance obligation identification, licensing implementation, collectability assessment and other presentation and transition clarifications. The effective date and transition requirements for the amendments in this ASU are the same as the effective date and transition requirements for ASC 606 (and any other Topic amended by ASU 2014-09). The Company has early adopted the standard using the full retrospective transition method.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The standard should be applied to each period presented using a retrospective transition method. The Group has early adopted the standard for all periods presented.
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to nonemployees with the guidance applicable to grants to employees and remove requirement to reassess classification of nonemployee awards under other literature upon vesting. ASU 2018-07 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted but no earlier than the entity’s adoption of ASC 606. The Company elected to early adopt ASU 2018-07 on January 1, 2017, consistent with its ASC 606 adoption date, and has presented retrospectively for all periods to reflect the accounting treatment under the new guidance. Based on ASU 2018-07, entities will generally apply the same guidance to both employee and nonemployee share-based awards, which nonemployee share-based payment equity awards are measured at the grant-date fair value of the equity instruments, similar to employee share-based payment equity awards. All awards to nonemployee and employee fall under the scope of ASC 718 since January 1, 2017 are measured under the same method and the awards granted to consultants whom are not employees under common law definition fell under the scope of ASC 505 until January 1, 2017 with transition impact to opening retained earnings on the adoption date. The impact of the adoption is not material.
New and Amended Standards not yet Adopted by the Group
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. The standard is effective for the Company beginning January 1, 2021 and interim periods within the following fiscal year, with early adoption permitted. The Company is currently evaluating the impact ASU 2016-02 will have on its consolidated financial statements and associated disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses. ASU 2016-13 also changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years and interim periods within those years beginning after December 15, 2023 for the Company, with early adoption permitted. The Company is currently evaluating the impact ASU 2016-13 will have on its consolidated financial statements and associated disclosures.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. Under the guidance, public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, but entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Company is currently in the process of evaluating the impact of the adoption of this guidance on its consolidated financial statements and associated disclosure.
3. Accounts Receivable, Net

	As of December 31,
	2018	2019
	(US$)
Accounts receivable	$12,026,319	$17,283,107
Less: allowance for doubtful accounts	(367,044)	(1,035,542)
Accounts receivable, net	$11,659,275	$16,247,565
Movement of allowance of doubtful accounts was as follows:

	Year-Ended December 31,
	2018	2019
	(US$)
At beginning of the period	$(119,336)	$(367,044)
Addition	(314,019)	(779,671)
Write-off	52,259	100,276
Foreign currency translation impact	14,052	10,897
At end of the period	$(367,044)	$(1,035,542)

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

4. Prepayments and Other Current Assets
The prepayments and other current assets consisted of the following:

	As of December 31,
	2018	2019
	(US$)
VAT recoverable(1)	$1,109,048	$776,141
Prepayments(2)	267,715	419,376
Restricted cash	80,000	80,000
Others	151,255	105,520
	$1,608,018	$1,381,037
________________

(1)	VAT recoverable represented the balances that the Group can utilize to deduct its VAT liabilities within the next 12 months.

(2)	Prepayments are primarily related to a prepayment for company events, prepaid rental expenses and other deposits.
5. Property and Equipment, Net
Property and equipment, net consisted of the following:

	As of December 31,
	2018	2019
	(US$)
Cost:
Network equipment	$2,574,060	$6,976,107
Leasehold improvements	1,077,271	1,089,970
Electronic equipment	709,854	1,170,866
Furniture, computers and office equipment	329,198	443,453
Total cost	4,690,383	9,680,396
Less: accumulated depreciation	(1,565,812)	(3,398,406)
Property and equipment, net	$3,124,571	$6,281,990
Depreciation expense recognized for the years ended December 31, 2018 and 2019 were US$922,351 and US $1,867,734, respectively.
6. Other Non-current Assets
Other non-current assets consisted of the following:

	As of December 31,
	2018	2019
	(US$)
Long-term deposits	$359,492	$470,086
Deferral of initial public offering costs	—	287,331
Others	69,597	51,445
	$429,089	$808,862

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

7. Taxes Payable
Taxes payable consisted of the following:

	As of December 31,
	2018	2019
	(US$)
VAT payable	$647,072	$868,270
Corporate income taxes payable	454,373	1,165,660
Other taxes payable	211,557	459,207
	$1,313,002	$2,493,137
8. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2018	2019
	(US$)
Accrued salary and social welfare costs	$4,802,987	$8,388,819
Liability classified awards for share-based compensation (Note 11)	667,188	—
Accrued professional service fees	158,432	788,313
Accrued staff reimbursements	187,208	332,578
Stock option deposit held on behalf of employees	177,015	400,680
Accrued rental fee	113,122	204,669
Others	480,932	863,873
	$6,586,884	$10,978,932
9. Convertible Redeemable Preferred Shares
On December 16, 2013, Agora, Inc. issued 57,200,000 Series A Convertible Redeemable Preferred Shares (“Former Series A Preferred Shares”) for a total cash consideration of US$5,720,000. As part of the Historical Reorganization in December 2014, the Former Series A Preferred Shares were exchanged for Series A Convertible Redeemable Preferred Shares of Agora IO, Inc. (“Series A Preferred Shares”).
On December 20, 2014, Agora IO, Inc. issued 50,783,698 Series B Convertible Redeemable Preferred Shares (“Series B Preferred Shares”) for cash consideration of US$20,250,000.
On May 18, 2017, Agora IO, Inc. issued 26,651,410 Series B+ Convertible Redeemable Preferred Shares (“Series B+ Preferred Shares”) for a total cash consideration of US$31,881,749.
On May 18, 2017, 1,573,040 Series A Preferred Shares were repurchased and retired by Agora IO, Inc. for a total cash consideration of US$1,599,487. On the same date, Agora IO, Inc. repurchased 2,777,778 Series A Preferred Shares for a total cash consideration of US$278 from the Founder and reissued the shares to a third party entity at the same nominal cash consideration. As the third party entity assisted the Group in finding a new investor to participate in the Series B+ Preferred Shares financing, the 2,777,778 Series A Preferred Shares were considered a commission to the third party entity, and were considered a Series B+ issuance cost that was net off the proceeds received during that round of financing.
On October 1, 2018 and October 23, 2018, Agora IO, Inc. issued an aggregate of 34,793,413 Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”) for a total cash consideration of US$66,666,667.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The above mentioned Series A, Series B, Series B+ and Series C Preferred Shares are collectively referred as the “Preferred Shares.”
As disclosed in Note 1(b), the Group had undergone two reorganizations and each reorganization changed the issuer of the Preferred Shares to be the reporting entity through share swaps. The major terms and number of shares of the Preferred Shares have remained the same. Thus, there is no accounting impact on the Preferred Shares as a result of the Historical Reorganization or the Corporate Reorganization at the consolidated level. As further discussed in Note 1(b), the Historical Reorganization and the Corporate Reorganization were transactions by Group entities under common control. The equity section of the Company after the Corporate Reorganization is assumed to have existed from the earliest period presented in the consolidated financial statements.
The key terms of the Preferred Shares issued by the Company are as follows:
Conversion Rights
Optional Conversion
Each Series A, B, B+ or C Preferred Share shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of Ordinary Shares as is determined by the quotient of the applicable issue price divided by the then effective applicable conversion price with respect to such particular series of Preferred Shares, which shall initially be the applicable issue price for the Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares or Series C Preferred Shares, as the case may be, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuances, share dividends, distributions, subdivisions, redemptions, combinations, or reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.
Automatic Conversion
Upon the closing of a Qualified IPO (as defined in the Company’s memorandum and articles of association), all outstanding Preferred Shares shall automatically be converted into Ordinary Shares, at the then effective conversion price.
The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the Ordinary Shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the Ordinary Shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.
Voting Rights
Each holder of Series A, Series B, Series B+ and Series C Preferred Shares is entitled to cast the number of votes equal to the number of Ordinary Shares such Preferred Shares would be entitled to convert into at the then effective conversion price. There was a modification to the voting rights of the shares controlled by the Founder when the Series B and Series B+ Preferred Shares were issued as follows:

•	the voting rights of shares controlled by the Founder was modified to carry 2 votes in connection with the Series B Preferred Shares financing; and

•	the voting rights of shares controlled by the Founder was modified to carry 3 votes in connection with the Series B+ Preferred Shares financing.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Dividend Rights
First, each holder of Series C Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series C issue price, payable if and when declared by the board of directors.
Second, after full payment of dividends to the holders of the Series C Preferred Shares, each holder of the Series B+ Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series B+ issue price, payable if and when declared by the board of directors.
Third, after full payment of dividends to the holders of the Series B+ Preferred Shares, each holder of the Series B Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series B issue price, payable if and when declared by the board of directors.
Fourth, after full payment of dividends to the holders of the Series B Preferred Shares, each holder of the Series A Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series A issue price, payable if and when declared by the board of directors.
Lastly, if after the preferential dividends relating to the Preferred Shares as described above have been paid in full or declared and set apart for payment in any fiscal year of the Company, the board of directors shall decide to declare a dividend or similar distribution to the holders of Ordinary Shares, then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in the event of a Trade Sale (as defined in the Company’s memorandum and articles of association to include, among other things, a merger, share exchange, amalgamation or consolidation of any Group company resulting in a change of control of such Group company), collectively defined as “Deemed Liquidation Events”, the consideration payable to shareholders in such liquidation shall be distributed among the holders of the outstanding shares in the following order and manner:
First, the holders of Series C Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series C issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series C Preferred Share, out of funds legally available of the Company (the “Series C Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series C Preferred Shares the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C Preferred Shares.
Second, the holders of Series B+ Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series B+ issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series B+ Preferred Shares, out of funds legally available of the Company (the “Series B+ Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series B+ Preferred Shares the full Series B+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B+ Preferred Shares.
Third, the holders of Series B Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series B issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series B Preferred Shares, out of funds legally available of the Company (the “Series B Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series B Preferred Shares the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred Shares.
Fourth, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series A issue price, plus all accrued or declared but unpaid dividends (if applicable) on such

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Series A Preferred Shares, out of funds legally available of the Company (the “Series A Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series A Preferred Shares the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Shares.
Lastly, if there are any assets or funds remaining after the aggregate of the Series C Preference Amount, Series B+ Preference Amount, Series B Preference Amount and Series A Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, Series B+ Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, respectively, the remaining assets and funds of the Company available for distribution to the members shall be distributed pro rata among all members based on the number of Ordinary Shares held by such member (including Preferred Shares on as-converted basis).
Redemption Right
The Series C, Series B+, and Series B Preferred Shares can be redeemed (1) at any time and from time to time commencing on the fifth anniversary of the Series C Preferred Shares financing closing date (the “Maturity Date”) or on such earlier date as another series of Preferred Shares is redeemable, or (2) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Series C Convertible Redeemable Share Purchase Agreement (the “Series C Share Purchase Agreement”) or certain other agreements entered into in connection with the Series C Preferred Shares financing, or where the Company fails to deliver the annual financial statements as set forth in the Shareholders Agreement entered into in connection with the Series C Preferred Shares financing, or where any arrangement contemplated under certain other agreements identified in the Series C Share Purchase Agreement become void as a result of material adverse change of applicable laws or regulations. Upon the occurrence of an event described in (1) or (2) above, each holder of the then outstanding Series C, Series B+, and Series B Preferred Shares is entitled to, by written request to the Company, request the Company to redeem all or part of the Series C, Series B+, and Series B Preferred Shares then outstanding held by such holder. The redemption request shall be given by hand or by mail to the registered office of the Company at least 60 days prior to the date set forth therein on which the Series C, Series B+, or Series B Preferred Shares are to be redeemed.
The Series A Preferred Shares can be redeemed (1) at any time and from time to time commencing on the Maturity Date, if there has not occurred any Qualified IPO, or (2) on such earlier date as another series of Preferred Shares is redeemable. Upon the occurrence of an event described in (1) or (2) above, each holder of the then outstanding Series A Preferred Shares is entitled to, by written request to the Company, request the Company to redeem all or part of the Series A Preferred Shares then outstanding held by such holder. The redemption request shall be given by hand or by mail to the registered office of the Company at least 60 days prior to the date set forth therein on which the Series A Preferred Shares are to be redeemed.
The Maturity Date definition has been modified upon the issuance of Series C Preferred Shares. Previously, the applicable Maturity Date for Series B+, Series B and Series A Preferred Shares was the fifth anniversary of their respective issuance dates.
The redemption price for each Series C Preferred Share that is redeemed (the “Series C Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series C issue price plus all accrued or declared but unpaid dividends on such Series C Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series C issue price plus all accrued or declared but unpaid dividend on such Series C Preferred Share, and (b) the fair market value of the Series C Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series C requesting holder.
The redemption price for each Series B+ Preferred Share that is redeemed (the “Series B+ Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series B+ issue price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series B+ issue

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, and (b) the fair market value of the Series B+ Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series B+ requesting holder.
The redemption price for each Series B Preferred Share that is redeemed (the “Series B Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series B issue price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series B issue price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, and (b) the fair market value of the Series B Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series B requesting holder.
The redemption price for each Series A Preferred Share redeemed (the “Series A Redemption Price”) shall be the greater of:

(a)
an amount equal to the Series A issue price, plus all accrued or declared but unpaid dividends on such Series A Preferred Share (for a partial year, the dividends shall be calculated proportionally), plus an amount that would accrue on the Series A issue price at a rate of 15% per annum, compounding annually, during the period commencing from December 16, 2013 and ending on the date of the Series A redemption notice, and

(b)
the fair market value of the Series A Preferred Share determined by an independent third party appraising firm selected jointly by the board of directors and the requesting holder, provided however, that any redemption of all or any part of Series A Preferred Shares held by a holder of Series A Preferred Shares at a price determined by an independent third party appraising firm shall not cause any material adverse effect to the Group companies taken as a whole.

Accounting for Preferred Shares
The Company classifies the Preferred Shares as mezzanine equity in the consolidated balance sheets because they are redeemable at the holders’ option any time after a certain date or are contingently redeemable upon the occurrence of certain Deemed Liquidation Events outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs. For the years ended December 31, 2018 and 2019, the issuance costs incurred were US$110,059 and nil, respectively. The aggregate amount of cumulative undeclared dividends in arrears on convertible redeemable preferred shares was US$21,280,013 and US$31,241,486 as of December 31, 2018 and 2019, respectively. The cumulative undeclared dividends are not recorded in the consolidated balance sheet as the Company does not have the obligation to pay the cumulative dividend before it is declared by the board of directors.
For each reporting period, the Company recorded accretions on the Series C, B+ and B Preferred Shares to the respective redemption value by using the effective interest rate method from the issuance dates to the earliest redemption dates as set forth in the original issuance. For the Series A Preferred Shares, the redemption price is recorded at higher of (1) issuance price with 15% compounding annually and (2) fair value of Series A Preferred Shares on each reporting date.
The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The accretion of the Preferred Shares was US$33,234,811 and US$50,714,953 for the years ended December 31, 2018 and 2019.
Modification of Preferred Shares
The Company assesses whether an amendment to the terms of its Preferred Shares is an extinguishment or a modification based on a qualitative and quantitative evaluation of the amendment. The Company also assesses if the change in the terms results in value transfer between the Preferred Shareholders or between Preferred Shareholders and the Ordinary Shareholders.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

There were modifications of voting rights to shares held by Founder as mentioned in the Voting Rights section above. In addition, the redemption periods have been extended for Series B+, Series B and Series A Preferred Shares as mentioned in the Redemption Rights section above. The modifications were driven by the objective to obtain new round of financing or ensuring the control of the Company by the Founder.
From both quantitative and qualitative perspectives, the Company assessed the impact of the above modifications and concluded that these amendments represent modifications rather than extinguishment of the Preferred Shares. The Company also evaluated and concluded the impact of above modifications had an overall immaterial impact for the years ended December 31, 2018 and 2019.
The Company’s Preferred Shares activities for the years ended December 31, 2018 and 2019 are summarized in the following table:

	Series A Preferred Shares		Series B Preferred Shares		Series B+ Preferred Shares		Series C Preferred Shares		Total
	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Number of shares	Amount (US$)	Amount (US$)
Balances as of January 1, 2018	55,626,960	$25,409,604	50,783,698	$27,493,192	26,651,410	$36,561,229	—	$—	$89,464,025
Issuance of convertible redeemable preferred shares, net of issuance costs of US$110,059	—	—	—	—	—	—	34,793,413	66,556,608	66,556,608
Accretion on convertible redeemable preferred shares to redemption value	—	20,169,264	—	2,462,101	—	9,315,211	—	1,288,235	33,234,811
Balances as of December 31, 2018	55,626,960	$45,578,868	50,783,698	$29,955,293	26,651,410	$45,876,440	34,793,413	$67,844,843	$189,255,444
Accretion on convertible redeemable preferred shares to redemption value	—	44,470,906	—	90,636	—	398,120	—	5,755,291	50,714,953
Balances as of December 31, 2019	55,626,960	$90,049,774	50,783,698	$30,045,929	26,651,410	$46,274,560	34,793,413	$73,600,134	$239,970,397
10. Ordinary Shares
As of January 1, 2018, the Company had ordinary shares 106,527,778 shares issued and outstanding, at a par value of $0.0001.
On February 5, 2018, the Company repurchased 820,062 ordinary shares with a total cash consideration of US $784,799 from a shareholder at fair value. On April 10, 2019, the Company repurchased 100,000 shares of liability-classified restricted shares that were already vested. During 2018 and 2019, there were also 6,733,333 restricted shares that vested each year pursuant to the amended restricted share agreement and became issued and outstanding. See Note 11—Share-based Compensation.
As of December 31, 2018 and 2019 the Company had in aggregate of 112,441,049 and 119,074,382 ordinary shares issued and outstanding, respectively.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

11. Share-based Compensation
Compensation expenses recognized for share-based awards of the Company were as follows:

	Year Ended December 31,
	2018	2019
	(US$)
Cost of revenues	$49,893	$79,552
Research and development expenses	919,773	1,472,528
Sales and marketing expenses	975,297	1,653,717
General and administrative expenses	905,389	1,046,372
	$2,850,352	$4,252,169
Compensation expenses recognized for different awards were summarized as below:

	Year Ended December 31,
	2018	2019
	(US$)
Equity award – share options	$1,250,676	$2,177,975
Equity award – restricted shares(1)	1,002,674	980,911
Liability award – share options	428,855	960,177
Liability award – restricted shares	168,147	133,106
	$2,850,352	$4,252,169
________________

(1)	Including restricted shares granted by the Founder for equity classified award of US$843,139 and US$790,643 for the years ended December 31, 2018 and 2019, respectively.
The income tax benefit recognized in the consolidated statements of comprehensive income (loss) for share-based compensation expenses is immaterial and the Company did not capitalize any of the share-based compensation expenses as part of the cost of any assets for the years ended December 31, 2018 and 2019, respectively.
Equity Incentive Plans
On August 8, 2014, the board of directors of the Company adopted the Company’s 2014 Equity Incentive Plan (“2014 Plan”) and reserved 20,000,000 ordinary shares for issuance under share options to be granted to employees, directors and consultants of the Group in its U.S. and PRC operations.
Before the Corporate Reorganization plan was formed and implemented, the Group intended to use Agora IO, Inc. as the issuer in connection with the Group’s initial public offering. As such, in January 2019, the board of directors of Agora IO, Inc. approved and adopted the 2018 Equity Incentive Plan (“2018 Plan”) to provide incentives to employees, directors and consultants of the Group and reserved 25,740,835 ordinary shares for issuance under share options to be granted under the 2018 Plan. The terms of the 2018 Plan adopted by Agora IO, Inc. are substantively the same as the terms of the 2014 Plan adopted by the Company and the 2014 Plan was not terminated. However, in December 2019, management decided to instead use the Company as the issuer in connection with the Group’s initial public offering and in January 2020, as part of the Corporate Reorganization, the Company assumed from Agora IO, Inc., each option granted under the 2018 Plan. As a result, the options to purchase shares of Agora IO, Inc. granted under the 2018 Plan became options to purchase shares of the Company, and the Company otherwise assumed the same obligations and duties in respect of such options while maintaining their respective terms and vesting schedules. This replacement of awards did not have any accounting consequence. The Company’s board of directors also resolved to amend the 2014 Plan to provide that the maximum number of shares of the Company which may be subject to awards granted under the 2014 Plan would be 34,613,165 ordinary shares minus the aggregate of (x) any shares issued pursuant to awards

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

granted under the 2018 Plan prior to shareholder approval of the amendment and (y) any shares subject to share options or similar awards granted under the 2018 Plan outstanding as of the date of shareholder approval of the amendment.
An option granted under the 2014 Plan and 2018 Plan has a contractual term of ten years from the grant date, and will generally vest over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months.
Besides the continuous service condition, some options granted to the employees, directors and consultants in the Group’s PRC operations are not exercisable until (1) the earliest to occur of (a) the first sale of shares to the general public upon the closing of an underwritten public offering (x) pursuant to an effective registration statement filed under the Securities Act or (y) pursuant to a valid qualification or filing under the applicable laws of another jurisdiction under which such securities will be listed on an internationally recognized stock exchange (an “IPO”), (b) a change in control in which the successor entity has equity securities publicly traded on an internationally-recognized stock exchange, and (c) upon such date that the option may be legally exercised pursuant to applicable laws, as evidenced by a legal opinion provided to and approved by the board (each of (a), (b) and (c), a “Trigger Event”), and (2) following a Trigger Event, the completion by the Company of all relevant registrations, if any, required under PRC law with respect to the exercise of the option, including, without limitation, those required with the PRC State Administration of Foreign Exchange as determined to be necessary or desirable by the Company’s board of directors in its discretion (such date, the “Trigger Date”). The clause provides the PRC grantees a choice but not a hurdle to exercise the options in compliance with PRC laws and the exercise of the stock options is not contingent on the performance or achievement by the grantees but only based on the service condition, hence these conditions do not meet the definition of a performance condition as the vesting condition.
As at the end of December 31, 2018 and 2019, the Company’s total outstanding granted options to the employees, directors and consultants are to purchase 34,811,741 and 38,011,964 of ordinary shares, respectively. Among all the options granted, a portion of the awards to three key employees (a defined percentage of their respective grants) were with repurchase obligation by the Company that these holders can request the Company to purchase back their share options upon unsuccessful IPO or acquisition by another company by December 31, 2018 at the fair market value on the request date. This repurchase clause is provided only within the option grant agreements to these three employees with specified amounts to incentivize them with special contributions to the business. Therefore, the portion of the awards subject to the repurchase obligation are liability-classified awards.
In April 2019, the Company repurchased a portion of share options subject to repurchase obligation from the three key employees with a total consideration of US$1,576,168. The repurchase right was also waived and terminated by the grantees for the remaining portion, if any, of the awards originally subject to repurchase. Accordingly, the classification of the liability-classified awards for the unexercised portion changed back to be equity-classified, and the related share-based award liability was reclassified to additional paid-in capital on the modification date. There was no other accounting impact as a result of the repurchase and termination of repurchase right on remaining portion. The Company recognized an additional compensation expense of US$788,236 for the excess amount of repurchase price over fair value of liability-classified awards on the repurchase date for the year ended December 31, 2019.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The following table summarizes activities of the Company’s share options activity under the 2014 Plan and the 2018 Plan for the years ended December 31, 2018 and 2019:
Equity Classified Share Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		(US$)	In Years	(US$)	(US$)
Outstanding at January 1, 2018	20,412,350	$0.10	7.84	$5,087,933	$0.12
Granted	14,689,473	0.12			0.37
Forfeited	(1,440,866)	0.10
Outstanding at December 31, 2018	33,660,957	0.11	7.91	19,994,575	0.23
Granted	5,087,648	0.24			0.86
Forfeited	(787,425)	0.13
Reclassified from liability award	50,784	0.10
Outstanding at December 31, 2019	38,011,964	0.12	7.22	51,303,638	0.31
Vested and expected to vest at December 31, 2019	20,719,325	0.11	6.29	28,263,729	0.18
Exercisable at December 31, 2019	20,719,325	0.11	6.29	28,263,729	0.18
Liability Classified Share Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		(US$)	In Years	(US$)	(US$)
Outstanding at January 1, 2018	1,150,784	$0.10	6.97	$286,842	$0.07
Granted	—	—	—	—	—
Forfeited	—	—	—	—	—
Outstanding at December 31, 2018	1,150,784	0.10	5.97	689,258	0.07
Granted	—	—
Repurchased	(1,100,000)	0.10	5.67	818,845	0.07
Forfeited	—	—
Reclassified to equity classified award	(50,784)	0.10	6.81	37,804	0.10
Outstanding at December 31, 2019	—	—
The aggregate intrinsic value is calculated as the difference between the exercise price of the options and the estimated fair value of the underlying shares of US$20,683,833 and US$51,303,638 at December 31, 2018 and 2019, respectively.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The total fair value of share options vested during the years ended December 31, 2018 and 2019 was US$607,735 and US$2,275,531, respectively.
The shared-based compensation expenses in relation to the share option recognized for the years ended December 31, 2018 and 2019 were US$1,679,531 and US$3,138,152, respectively.
As of December 31, 2018 and 2019, there were US$5,067,210 and US$7,157,467 of unrecognized share-based compensation expenses related to share options granted by the Company, which were expected to be recognized over a weighted-average vesting period of 1.8 and 1.4 years, respectively.
The fair value of options granted under the Company’s Plans for the years ended December 31, 2018 and 2019 used the binomial option pricing model, with the assumptions (or ranges thereof) in the following table:

	Year Ended December 31,
	2018	2019
Exercise price	US$0.10- US$1.00	US$0.10-US$0.50
Fair value of the ordinary shares on the date of option grant	US$0.3493-US $0.6989	US$0.6989-US $1.4751
Risk-free interest rate(1)	2.54%-3.18%	1.80%-2.83%
Expected term (in years)	10	10
Expected dividend yield(2)	0%	0%
Expected volatility(3)	49.18%-50.36%	47.54%-50.01%
Expected forfeiture rate (post-vesting)	3%	3%
________________

(1)
The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of the U.S. treasury bonds with a maturity life equal to the expected life to expiration.

(2)	The Company has no history or expectation of paying dividends on its ordinary shares.

(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.
Restricted Shares
Granted by the Company
On December 16, 2013, the Company’s board of directors issued 30,800,000, 15,000,000 and 77,000,000 ordinary shares subject to certain restrictions to VoiceCrew Holdings Limited, management personnel and Sounds of Nature Limited, respectively. The 15,000,000 ordinary shares were held by VoiceCrew Holdings Limited on behalf of the management personnel. VoiceCrew Holdings Limited and Sounds of Nature Limited are both entities controlled by the Founder.
The restricted shares to the Founder-controlled entities and 5,000,000 of the restricted shares to the management personnel were released in accordance with the following schedule: (1) 25% of such restricted shares to the Founder shall be released from the restriction on the first anniversary of December 16, 2013; and (2) the remaining restricted shares shall be released in 36 equal monthly instalments commencing from the first anniversary of the December 16, 2013, provided that in each case that the holder remains as an employee on a continuing full time basis of any Group entity as of the date of such respective release.
Ten million of the restricted shares to the management personnel shall be released in accordance with the following schedule: (1) 25% of such restricted shares shall be released from the restriction on the first anniversary from November 7, 2014; and (2) the remaining restricted shares shall be released in 36 equal monthly installments commencing on November 7, 2015, as long as each holder remained a continuing full-time employee of any Group entity as of the date of such respective release.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

On May 18, 2017, the Company entered into an amended restricted shares agreement with VoiceCrew Limited, Soundscape Limited and the management personnel to extend the releasing period for unvested shares to be released monthly over another three years from May 18, 2017, provided that in each case the holder remains as an employee on a continuing full time basis of any Group entity as of the date of such respective release.
In connection with the Historical Reorganization and the Corporate Reorganization, the above mentioned restricted shares were swapped to Agora IO, Inc. in December 2014, and swapped back to the Company in January 2020. There were no changes to the terms and conditions of the restricted shares arrangement and hence there was no accounting impact.
Among all the shares granted to the management personnel, a portion of the awards totaling 500,000 shares contained repurchase obligations by the Company such that a holder could request the Company to repurchase their share options upon an unsuccessful IPO or acquisition by another company by December 31, 2018 at the fair market value on the request date. This repurchase clause was provided within the restricted shares agreement to this group of management personnel to incentivize special contributions to the business and therefore the portion of the awards subject to the repurchase obligation were liability-classified awards.
In April 2019, the Company repurchased 100,000 restricted shares subject to repurchase obligation but already vested by then from the management personnel for a total consideration of US$143,288. The repurchase right was also waived and terminated by the grantee for the remaining 400,000 shares originally subject to repurchase. Accordingly, the classification of the liability-classified awards for the un-repurchased portion changed back to be equity-classified, and the share-based award liability related to unvested restricted shares were reclassified to additional paid-in capital on the modification date. There was no other accounting impact as a result of the repurchase and termination of repurchase right on remaining portion. The Company recognized an additional compensation expense of US$58,849 for the excess amount of repurchase price over fair value of liability-classified awards on the repurchase date for the year ended December 31, 2019.
The following table summarizes the restricted shares activities:
Equity Classified Restricted Shares

	Numbers of Shares	Weighted-average Grant Date Fair Value
		(US$)
Outstanding at January 1, 2018	16,121,181	$0.02
Granted	—	—
Vested	(6,670,833)	0.02
Outstanding at December 31, 2018	9,450,348	0.02
Granted	—	—
Reclassified from liability classified restricted shares	26,042	0.02
Vested	(6,670,833)	0.02
Outstanding at December 31, 2019	2,805,557	0.02

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Liability Classified Restricted Shares

	Numbers of Shares	Weighted-average Grant Date Fair Value
		(US$)
Outstanding at January 1, 2018	151,042	$0.02
Granted	—	—
Vested	(62,500)	0.02
Outstanding at December 31, 2018	88,542	0.02
Granted	—	—
Vested	(62,500)	0.02
Reclassified to equity classified restricted shares	(26,042)	0.02
Outstanding at December 31, 2019	—	0.02
The shared-based compensation expenses in relation to the restricted shares granted by the Company recognized for the years ended December 31, 2018 and 2019 were US$327,682 and US$323,374, respectively.
As of December 31, 2018 and 2019, there were US$267,142 and US$76,874 of unrecognized shared-based compensation expenses related to restricted shares, which is expected to be recognized over a weighted-average period of 1.4 and 0.4 years, respectively.
Granted by the Founder
From the years of 2015 to 2019, the Founder further granted his restricted shares that were vested from VoiceCrew Limited to select management employees of the Group. Restricted shares agreements were signed with the management employees in consideration of their continuing employment with the Group.
The restricted shares to the management employees will be further released over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months.
The shared-based compensation expenses in relation to the restricted shares granted by the Founder recognized for the years ended December 31, 2018 and 2019 were US$843,139 and US$790,643, respectively.
12. Employee Benefits
The full-time employees of the Company’s subsidiaries and the VIE that are incorporated in the PRC are entitled to staff welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These companies are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the consolidated statements of comprehensive income (loss). The total amounts charged to the consolidated statements of comprehensive income (loss) for such employee benefits amounted to US$3,003,978 and US$4,603,077 for the years ended December 31, 2018 and 2019, respectively. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.
13. Income Taxes
Cayman Islands
Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Hong Kong
The Company’s subsidiary in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in the statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.
PRC
On March 16, 2007, the National People’s Congress of PRC enacted the Enterprise Income Tax Law (the “EIT Law”), under which foreign invested enterprises (“FIEs”) and domestic companies would be subject to enterprise income tax (“EIT ”) at a uniform rate of 25%.
The EIT Law also provides that an enterprise established under the laws of a foreign country or region but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purposes and consequently be subject to the PRC income tax at the rate of 25% for its global income. The implementing rules of the EIT Law merely define the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.”
The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a FIE to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The Cayman Islands, where the Company is incorporated, does not have such a tax treaty with China. According to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income in August 2006, dividends paid by a FIE in China to its immediate holding company in Hong Kong will be subject to withholding tax at a rate of no more than 5% if the immediate holding company in Hong Kong owns directly at least 25% of the shares of the FIE and could be recognized as a beneficial owner of the dividend from a PRC tax perspective.
The WFOE obtained a software company certificate in 2018. Pursuant to such certificate, the WFOE qualifies for a tax holiday during which it is entitled to an exemption from EIT for two years commencing from its first profit-making year of operation and a 50% reduction of EIT for the following three years. The WFOE qualifies for an exemption from EIT in 2018 and a 50% EIT reduction in 2019.
United States
The Company’s subsidiary in California, United States is subject to U.S. federal corporate tax and California corporate franchise tax on its taxable income as reported in its statutory financial statements adjusted in accordance with relevant U.S. tax laws. The applicable U.S. federal corporate tax rate is 21% and the California corporate franchise tax rate is 8.84% in 2018 and 2019.
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (3) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries; (4) requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations; (5) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; (6) creating the base erosion anti-abuse tax (“BEAT”), a new minimum tax; (7) creating a new limitation on deductible interest expense; and (8) changing rules related to uses and limitations of net operating loss carry-forwards created in tax years beginning after December 31, 2017. See the tax loss carry-forwards disclosure below for the impact of the Tax Act on the Group. In addition, the California corporate franchise tax remained the same after the enactment of the Tax Act.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

As the Group incurred income tax expense mainly from PRC tax jurisdictions, the following information is based mainly on PRC income taxes.
Pre-tax Income (Loss)
The following table presents the composition of pre-tax income (loss) for the years ended December 31, 2018 and 2019:

	Year Ended December 31,
	2018	2019
	(US$)
Pre-tax income from PRC entities	$4,813,122	$6,790,182
Pre-tax loss from non-PRC entities	(4,331,928)	(12,166,283)
Total pre-tax loss	$481,194	$(5,376,101)
Reconciliation of the Differences between Statutory Tax Rate and the Effective Tax Rate
The following table sets forth a reconciliation between the statutory PRC EIT rate of 25% and the effective tax rate:

	Year Ended December 31,
	2018	2019
	(US$)
Statutory income tax rate	25.00%	25.00%
Permanent differences(1)	(105.06)%	9.07%
Tax rate difference from statutory rate in other jurisdictions(2)	(51.95)%	12.70%
Change in valuation allowance(3)	236.64%	(64.00)%
Effect of tax holiday(4)	(82.96)%	2.34%
Others	0.17%	(0.01)%
Effective tax rate	21.84%	(14.90)%
________________

(1)	The permanent differences are primarily related to additional tax deductions for qualified research and development expenses offset by non-deductible share-based compensation expenses.

(2)	The tax rate difference is attributed to varying rates in other jurisdictions where the Group is established or operates, such as the Cayman Islands or the United States.

(3)	The change in valuation allowance is primarily attributed to fully provisioning for net operating loss carry-forwards of Agora Lab, Inc.

(4)	The WFOE obtained its software enterprise certificate in 2018 and is entitled to a tax exemption from EIT for the year of 2018 and a 50% EIT rate reduction for the year of 2019.
For the years ended December 31, 2018 and 2019, substantially all the amounts of current and deferred income tax expense are attributable to PRC entities.

	Year Ended December 31,
	2018	2019
	(US$)
Current income tax expense	463,149	1,137,800
Deferred income tax benefit	(358,071)	(336,463)
Income tax expense (benefit)	$105,078	$801,337

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The aggregate amount and per share effect of reduction of EIT for WFOE as a result of tax holidays are as follows:

	Year Ended December 31,
	2018	2019
	(US$)
The aggregate amount of effect	399,208	125,630
The tax holiday effect disclosed above did not have a material impact to the Company’s net loss per share for the years ended December 31, 2018 and 2019.
Deferred Tax Assets
The principle components of the deferred tax assets were as follows:

	As of December 31,
	2018	2019
	(US$)
Deferred tax assets:
Tax loss carry-forwards	$4,238,069	$7,614,276
Payroll liabilities	402,783	627,010
Allowance for doubtful accounts	93,281	269,560
Other deductible temporary difference	64,455	52,955
Deferred tax assets	4,798,588	8,563,801
Deferred tax liabilities	—	—
Less valuation allowance	(4,286,495)	(7,727,287)
Deferred tax assets, net	$512,093	$836,514
As of December 31, 2018 and 2019, Agora Lab, Inc., a California corporation, had U.S. federal tax loss carry-forwards of approximately US$14,202,645 and US$25,517,011, respectively, and had U.S. state tax loss carry-forwards of approximately US$14,103,023 and US$25,417,389, respectively. Under the U.S. tax law, federal tax loss carry-forwards arising in tax years beginning after December 31, 2017 can be carried forward indefinitely but the maximum deduction is reduced to 80% of Agora Lab, Inc.’s taxable income, while loss carry-forwards arising in 2017 or prior can be carried back two tax years and carried forward up to 20 years. California state tax loss carry-forwards may be carried forward for up to 20 years. Agora Lab, Inc.’s federal tax loss carry-forwards arisen in 2017 or prior will begin to expire in varying amounts between 2035 and 2038 and the state tax loss carry-forwards will begin to expire in varying amounts between 2035 and 2040.
Movement of Valuation Allowance

	Year Ended December 31,
	2018	2019
	(US$)
Balance at beginning of the year	$(3,147,795)	$(4,286,495)
Addition in current year	(1,138,700)	(3,440,792)
Reversals in current year	—	—
Balance at the end of the year	$(4,286,495)	$(7,727,287)

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

14. Basic and Diluted Net Loss per Share
Basic and diluted net loss per share have been calculated in accordance with ASC 260, Earnings Per Share. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding during the period. The computation of earnings per share for the years ended December 31, 2018 and 2019 is as follows:

	Year Ended December 31,
	2018	2019
	(US$)
Numerator:
Net income (loss)	$376,116	$(6,177,438)
Cumulative undeclared dividends on convertible redeemable preferred shares	(9,961,473)	(9,961,473)
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	(33,234,811)	(50,714,953)
Net loss attributable to Agora, Inc.’s ordinary shareholders - basic and diluted	$(42,820,168)	$(66,853,864)
Denominator:
Denominator for basic and diluted loss per share weighted-average ordinary shares outstanding	109,141,311	115,716,392
Basic and diluted loss per share	$(0.39)	$(0.58)
The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2018	2019
	(US$)
Preferred shares - weighted average	141,543,341	167,855,481
Share options - weighted average	17,280,175	26,923,735
Restricted share - weighted average	11,358,874	5,154,272

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

15. Commitments and Contingencies
Operating Lease Commitments
The Group has entered into non-cancellable agreements with initial or remaining terms in excess of one year for the rental and property management fee of office premises and for the lease of office equipment. As of December 31, 2019, future minimum payments under non-cancellable operating leases for office rental, office equipment and property management fee of office premises consist of the following:

Operating Leases
Years Ending December 31,
2020	$2,564,472
2021	1,281,341
2022	522,434
2023	208,030
2024	106,163
$4,682,441
Rental expenses for the years ended December 31, 2018 and 2019 were $1,211,936 and $1,424,998, respectively.
Contractual Purchase Obligations
The Group has entered into non-cancellable agreements related to the purchase of servers from third party vendors. As of December 31, 2019, contractual purchase obligations with respect to these servers consist of the following:

Contractual Purchase Obligations
2020	$2,600,251
16. Related Party Transactions
For the years ended December 31, 2018 and 2019, the significant related party transactions were as follows:

	Year Ended December 31,
	2018	2019
	(US$)
Rental fee charged by a related party	153,920	168,349
The rental fee charged by a related party represented the costs charged from a company under common control of the Founder for a renewable one-year operating lease for an office facility used by the Company.
17. Unaudited Pro Forma Earnings Per Share for Conversion of Convertible Redeemable Preferred Shares
Immediately prior to the completion of a Qualified IPO, the Preferred Shares of the Company will be automatically converted into ordinary shares on a one-for-one basis.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The unaudited pro-forma basic and diluted earnings per share were computed to give effect to the automatic conversion of the Preferred Shares using the “if converted” method as if the conversion had occurred as of the beginning of the year.

Year Ended December 31, 2019
(Unaudited)
(US$)
Numerator:
Net loss attributable to Agora, Inc.’s ordinary shareholders	$(66,853,864)
Pro forma adjustment of conversion of Preferred Shares	60,676,426
Numerator for pro forma basic and diluted earnings per share	$(6,177,438)
Denominator:
Weighted-average number of ordinary shares outstanding	115,716,392
Pro forma effect of conversion of Preferred Shares	167,855,481
Denominator for pro forma basic earnings per ordinary share	283,571,873
Pro forma basic and diluted earnings per ordinary share:	$(0.02)
The effects of all outstanding share options and restricted shares have been excluded from the computation of pro forma diluted net loss per share for year ended December 31, 2019 as their effects would be anti-dilutive.
18. Subsequent Events
On February 12, 2020, the Company issued an aggregate of 15,062,510 Series C+ Convertible Redeemable Preferred Shares (“Series C+ Preferred Shares”) for a total cash consideration of US$50,000,002. The key terms of the Series C+ Preferred Shares issued by the Company are as follows:
Conversion Rights
Optional Conversion
Each Series C+ Preferred Share shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of Ordinary Shares as is determined by the quotient of the applicable issue price divided by the then effective applicable conversion price with respect to such particular series of Preferred Shares, which shall initially be the applicable issue price for the Series C+ Preferred Shares, as the case may be, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuances, share dividends, distributions, subdivisions, redemptions, combinations, or reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.
Automatic Conversion
Upon the closing of a Qualified IPO (as defined in the Company’s memorandum and articles of association), all outstanding Preferred Shares shall automatically be converted into Ordinary Shares, at the then effective conversion price.
Voting Rights
Each holder of Series C+ Preferred Shares is entitled to cast the number of votes equal to the number of Ordinary Shares such Preferred Shares would be entitled to convert into at the then effective conversion price.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Dividend Rights
Each holder of Series C+ Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series C+ issue price, payable if and when declared by the board of directors, prior to any other shareholders receiving a dividend.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in the event of a Trade Sale (as defined in the Company’s memorandum and articles of association to include, among other things, a merger, share exchange, amalgamation or consolidation of any Group company resulting in a change of control of such Group company), collectively defined as “Deemed Liquidation Events”, the consideration payable to shareholders in such liquidation shall be distributed among the holders of the outstanding shares in the following order and manner:
Prior to any other shareholders, the holders of Series C+ Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series C+ issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series C+ Preferred Share, out of funds legally available of the Company (the “Series C+ Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series C+ Preferred Shares the full Series C+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C+ Preferred Shares.
Redemption Right
The Series C+ Preferred Shares can be redeemed (1) at any time and from time to time commencing on the fifth anniversary of October 1, 2018 (the “Maturity Date”) or on such earlier date as another series of Preferred Shares is redeemable, or (2) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Series C+ Convertible Redeemable Share Purchase Agreement (the “Series C+ Share Purchase Agreement”) or certain other agreements entered into in connection with the Series C+ Preferred Shares financing, or where the Company fails to deliver the annual financial statements as set forth in the Shareholders Agreement entered into in connection with the Series C+ Preferred Shares financing, or where any arrangement contemplated under certain other agreements identified in the Series C+ Share Purchase Agreement become void as a result of material adverse change of applicable laws or regulations. Upon the occurrence of an event described in (1) or (2) above, each holder of the then outstanding Series C+ Preferred Shares is entitled to, by written request to the Company, request the Company to redeem all or part of the Series C+ Preferred Shares then outstanding held by such holder. The redemption request shall be given by hand or by mail to the registered office of the Company at least 60 days prior to the date set forth therein on which the Series C+ Preferred Shares are to be redeemed.
The redemption price for each Series C+ Preferred Share that is redeemed (the “Series C+ Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series C+ issue price plus all accrued or declared but unpaid dividends on such Series C+ Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series C+ issue price plus all accrued or declared but unpaid dividend on such Series C+ Preferred Share, and (b) the fair market value of the Series C+ Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series C+ requesting holder.
The Group has performed an evaluation of subsequent events through March 9, 2020 which is the date the consolidated financial statements were available to be issued, with no other material events or transactions identified that should have been recorded or disclosed in the consolidated financial statements.
19. Subsequent Events (Unaudited)
(a) On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”) was enacted in the United States to provide certain tax incentives with the aim of mitigating the related economic harm caused to businesses. The Company is currently evaluating the benefit these tax incentives might have on its consolidated financial statements.

AGORA, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(b) As of June 19, 2020, the board of directors adopted and the shareholders approved (i) that immediately prior to the completion of the Company’s offering, the Company’s share capital structure will be changed to reflect the designation of the Class A and Class B ordinary shares. Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes and is convertible into one Class A ordinary share; (ii) the Global Equity Incentive Plan (the “Global Plan”), which will become effective one business day prior to the Company’s F-1 registration statement becoming effective. Under the Global Plan, the maximum aggregate number of Class A ordinary shares available for issuance shall initially be 16,000,000; and (iii) the Employee Stock Purchase Plan (the “ESPP”). A total of 3,000,000 Class A ordinary shares will be available for sale under the ESPP.
20. Restricted Net Assets
Relevant PRC laws and regulations permit payments of dividends by the Group’s subsidiary and the VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s subsidiary and the VIE in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group’s subsidiary and the VIE subsidiary incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances.
There are no significant differences between U.S. GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiary in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiary and the VIE to satisfy any obligations of the Company.
As of December 31, 2018 and 2019, the total restricted net assets of the Company’s subsidiary and the VIE incorporated in PRC and subjected to restriction amounted to approximately US$14,834,635 and US$22,691,472, respectively.

ADDITIONAL INFORMATION: CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY
Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.
The following condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Parent Company used the equity method to account for its investment in its subsidiaries and the VIE. Such investment is presented on the separate condensed balance sheets of the Parent Company as “Investments in subsidiaries and VIE”. The Parent Company, its subsidiaries and the VIE were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Parent Company’s share of income from its subsidiaries and the VIE is reported as equity in income of subsidiaries and the VIE in the condensed financial statements.
The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

Condensed Financial Information of the Parent Company
Balance Sheets

	As of December 31,
	2018	2019
	(US$)
Assets
Current assets:
Cash and cash equivalents	$30,503,879	$85,858,429
Total current assets	30,503,879	85,858,429
Investments in subsidiaries and the VIE	95,926,958	92,591,336
Amounts due from related parties	9,782,695	28,282,695
Total assets	136,213,532	206,732,460
Liabilities, Mezzanine equity and Shareholders’ deficit
Current liabilities:
Amounts due to related parties	20,200,066	94,054,616
Total liabilities	20,200,066	94,054,616
Mezzanine equity:
Series A convertible redeemable preferred shares ($0.0001 par value, 55,626,960 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	45,578,868	90,049,774
Series B convertible redeemable preferred shares ($0.0001 par value, 50,783,698 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	29,955,293	30,045,929
Series B+ convertible redeemable preferred shares ($0.0001 par value, 26,651,410 shares authorized, issued and outstanding as of December 31, 2018 and 2019)	45,876,440	46,274,560
Series C convertible redeemable preferred shares ($0.0001 par value, 36,533,085 shares authorized, 34,793,413 issued and outstanding as of December 31, 2018 and 2019)	67,844,843	73,600,134
Total of mezzanine equity	189,255,444	239,970,397
Shareholders’ deficit:
Ordinary shares ($0.0001 par value; 330,404,847 shares authorized as of December 31, 2018 and 2019; 112,441,049 and 119,074,382 shares issued and outstanding as of December 31, 2018 and 2019, respectively)	11,244	11,907
Additional paid-in-capital	—	—
Accumulated other comprehensive loss	(630,334)	(988,417)
Accumulated deficit	(72,622,888)	(126,316,043)
Total shareholders’ deficit	(73,241,978)	(127,292,553)
Total liabilities, mezzanine equity and shareholders’ deficit	$136,213,532	$206,732,460

Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2018	2019
	(US$)
Interest income	$152,273	$—
Income from operations	152,273	—
Equity in income of subsidiaries and the VIE	223,843	(6,177,438)
Income (loss) before income taxes	376,116	(6,177,438)
Income taxes	—	—
Net income (loss)	376,116	(6,177,438)
Less: cumulative undeclared dividends on Preferred Shares	(9,961,473)	(9,961,473)
Less: accretion on convertible redeemable preferred shares to redemption value	(33,234,811)	(50,714,953)
Net loss attributable to ordinary shareholders	$(42,820,168)	$(66,853,864)
Other comprehensive loss:
Foreign currency translation adjustment, net of nil tax	(749,030)	(358,083)
Total comprehensive loss attributable to Agora, Inc.’s ordinary shareholders	$(43,569,198)	$(67,211,947)
Statements of Cash Flows

	Year Ended December 31,
	2018	2019
	(US$)
Net cash provided by operating activities	$152,273	$—
Net cash (used in) provided by investing activities	(5,899,959)	55,354,550
Net cash provided by financing activities	—	—
Net (decrease) increase in cash and cash equivalents	(5,747,686)	55,354,550
Cash, cash equivalents and restricted cash, beginning of year	36,251,565	30,503,879
Cash, cash equivalents and restricted cash, end of year	$30,503,879	$85,858,429

INDEX TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AGORA, INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND MARCH 31, 2020
(All amounts in US$, except share data, unless otherwise stated)

	As of December 31,	As of March 31,	Pro forma
			As of March 31,
	2019	2020	2020
			Note 17
	(US$)
Assets
Current assets:
Cash and cash equivalents	$105,603,153	$151,652,655	$151,652,655
Accounts receivable, net	16,247,565	31,239,641	31,239,641
Prepayments and other current assets	1,381,037	3,501,117	3,501,117
Total current assets	123,231,755	186,393,413	186,393,413
Non-current assets:
Property and equipment, net	6,281,990	8,282,042	8,282,042
Deferred tax assets	836,514	823,656	823,656
Other non-current assets	808,862	1,654,975	1,654,975
Total non-current assets	7,927,366	10,760,673	10,760,673
Total assets	$131,159,121	$197,154,086	$197,154,086
Liabilities, mezzanine equity and shareholders’ equity (deficit)
Current liabilities:
Accounts payable (including accounts payable of the variable interest entity (“VIE”) without recourse to the Company of US$2,992,628 and US$ 7,156,391 as of December 31, 2019 and March 31, 2020, respectively)	4,088,283	9,087,247	9,087,247
Advances from customers (including advances from customers of the VIE without recourse to the Company of US$733,518 and US$699,464 as of December 31, 2019 and March 31, 2020, respectively)	920,925	771,941	771,941
Taxes payable (including taxes payable of the VIE without recourse to the Company of US$756,020 and US$701,612 as of December 31, 2019 and March 31, 2020, respectively)	2,493,137	2,689,344	2,689,344
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the VIE without recourse to the Company of US$3,440,748 and US$5,273,857 as of December 31, 2019 and March 31, 2020, respectively)	10,978,932	17,994,294	17,994,294
Total current liabilities	18,481,277	30,542,826	30,542,826
Total liabilities	$18,481,277	$30,542,826	$30,542,826
Commitments and contingencies (Note 15)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

AGORA, INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND MARCH 31, 2020
(All amounts in US$, except share data, unless otherwise stated)

	As of December 31,	As of March 31,	Pro forma
			As of March 31,
	2019	2020	2020
			Note 17
	(US$)
Mezzanine equity
Series A convertible redeemable preferred shares ($0.0001 par value, 55,626,960 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020; and none outstanding on a pro-forma basis as of March 31, 2020)	90,049,774	123,628,884	—
Series B convertible redeemable preferred shares ($0.0001 par value, 50,783,698 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020; and none outstanding on a pro-forma basis as of March 31, 2020)	30,045,929	30,068,632	—
Series B+ convertible redeemable preferred shares ($0.0001 par value, 26,651,410 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020; and none outstanding on a pro-forma basis as of March 31, 2020)	46,274,560	46,374,628	—
Series C convertible redeemable preferred shares ($0.0001 par value, 36,533,085 shares authorized, 34,793,413 issued and outstanding as of December 31, 2019 and March 31, 2020; and none outstanding on a pro-forma basis as of March 31, 2020)	73,600,134	75,113,680	—
Series C+ convertible redeemable preferred shares ($0.0001 par value, nil and 15,062,510 shares authorized, issued and outstanding as of December 31, 2019 and March 31, 2020; and none outstanding on a pro-forma basis as of March 31, 2020)	—	50,748,154	—
Total Mezzanine equity	$239,970,397	$325,933,978	$—
Shareholders’ equity (deficit)
Ordinary shares ($0.0001 par value; 330,404,847 shares authorized as of December 31, 2019 and March 31, 2020; 119,074,382 and 120,757,715 shares issued and outstanding as of December 31, 2019 and March 31, 2020, respectively; 303,675,706 shares issued and outstanding on a pro-forma basis as of March 31, 2020)	11,907	12,075	30,367
Additional paid-in-capital	—	—	325,915,686
Accumulated other comprehensive loss	(988,417)	(1,489,615)	(1,489,615)
Accumulated deficit	(126,316,043)	(157,845,178)	(157,845,178)
Total shareholders’ equity (deficit)	$(127,292,553)	$(159,322,718)	$166,611,260
Total liabilities, mezzanine equity and shareholders’ equity (deficit)	$131,159,121	$197,154,086	$197,154,086

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

AGORA, INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2020
(All amounts in US$, except share data, unless otherwise stated)

	Three Months Ended March 31,
	2019	2020
	(US$)
Real-time engagement service revenues	$13,287,047	$35,446,490
Other revenues	75,446	113,945
Total revenues	13,362,493	35,560,435
Cost of revenues	(4,151,502)	(11,082,363)
Gross profit	9,210,991	24,478,072
Operating expenses:
Research and development expenses	(4,199,568)	(11,688,168)
Sales and marketing expenses	(4,006,086)	(6,002,444)
General and administrative expenses	(1,562,462)	(3,544,940)
Total operating expenses	(9,768,116)	(21,235,552)
Other operating income	4,930	23,259
Income (loss) from operations	(552,195)	3,265,779
Exchange loss	(18,248)	(7,033)
Interest income	42,840	97,235
Income (loss) before income taxes	(527,603)	3,355,981
Income taxes	(190,375)	(368,791)
Net income (loss)	(717,978)	2,987,190
Less: cumulative undeclared dividends on convertible redeemable preferred shares	(2,490,368)	(3,399,132)
Less: accretion on convertible redeemable preferred shares to redemption value	(10,178,895)	(35,963,579)
Net loss attributable to Agora, Inc.’s ordinary shareholders	$(13,387,241)	$(36,375,521)
Other comprehensive income (loss):
Foreign currency translation adjustments	321,374	(501,198)
Total comprehensive loss attributable to Agora, Inc.’s ordinary shareholders	$(13,065,867)	$(36,876,719)

Net loss per share attributable to Agora, Inc.’s ordinary shareholders—basic and diluted	(0.12)	(0.30)
Weighted average number of ordinary shares-basic and diluted	113,245,308	119,882,136

Share-based compensation expenses included in:
Cost of revenues	18,752	31,009
Research and development expenses	327,112	292,393
Sales and marketing expenses	362,732	485,229
General and administrative expenses	221,234	638,791

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

AGORA, INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2020
(All amounts in US$, except share data, unless otherwise stated)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders’ deficit

	Number of Shares	Amount
Balance as of January 1, 2019	112,441,049	$11,244	$—	$(630,334)	$(72,622,888)	$(73,241,978)
Vesting of restricted shares (Note 11)	1,683,333	168	72,876	—	—	73,044
Share-based compensation expense (Note 11)	—	—	686,113	—	—	686,113
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	—	—	(758,989)	—	(9,419,906)	(10,178,895)
Net loss	—	—	—	—	(717,978)	(717,978)
Foreign currency translation adjustments	—	—	—	321,374	—	321,374
Balance as of March 31, 2019	114,124,382	11,412	—	(308,960)	(82,760,772)	(83,058,320)
Balance as of January 1, 2020	119,074,382	11,907	—	(988,417)	(126,316,043)	(127,292,553)
Vesting of restricted shares (Note 11)	1,683,333	168	(168)	—	—	—
Share-based compensation expense (Note 11)	—	—	1,447,422	—	—	1,447,422
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	—	—	(1,447,254)	—	(34,516,325)	(35,963,579)
Net income	—	—	—	—	2,987,190	2,987,190
Foreign currency translation adjustments	—	—	—	(501,198)	—	(501,198)
Balance as of March 31, 2020	120,757,715	$12,075	$—	$(1,489,615)	$(157,845,178)	$(159,322,718)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

AGORA, INC.
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2020
(All amounts in US$, except share data, unless otherwise stated)

	Three Months Ended March 31,
	2019	2020
	(US$)
Cash flows from operating activities:
Net income (loss)	$(717,978)	$2,987,190
Share-based compensation expense	929,830	1,447,422
Depreciation of property and equipment	342,304	744,654
Changes in assets and liabilities:
Accounts receivable	1,135,417	(15,446,318)
Prepayments and other current assets	374,698	(2,165,912)
Other non-current assets	(15,312)	18,747
Accounts payable	1,230,482	4,787,923
Advances from customers	(134,251)	(138,056)
Taxes payable	(17,193)	232,461
Accrued expenses and other current liabilities	490,565	6,612,474
Net cash generated from (used in) operating activities	3,618,562	(919,415)
Cash flows from investing activities:
Purchase of short-term investments	(6,669,829)	—
Proceeds from sale and maturity of short-term investments	1,482,184	—
Purchase of property and equipment	(763,642)	(2,496,289)
Net cash used in investing activities	(5,951,287)	(2,496,289)
Cash flows from financing activities:
Proceeds from issuance of Series C+ convertible redeemable preferred shares, net of the issuance costs of nil	—	50,000,002
Payment of deferred initial public offering cost	—	(231,312)
Net cash provided by financing activities	—	49,768,690
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	194,052	(303,484)
Net increase (decrease) in cash, cash equivalents and restricted cash	(2,138,673)	46,049,502
Cash, cash equivalents and restricted cash at beginning of period	108,598,039	105,683,153
Cash, cash equivalents and restricted cash at end of period	$106,459,366	$151,732,655
Supplemental disclosure of cash flow information:
Income taxes paid	—	—
Non-cash financing and investing activities:
Accretion to redemption value of convertible redeemable preferred shares	10,178,895	35,963,579
Payables for property and equipment	479,249	936,482
Payables for deferred initial public offering cost	—	948,523

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

1. Organization and Nature of Operations
(a)Principal Activities
Agora, Inc. (the “Company”), an exempted company with limited liability, was incorporated in Cayman Islands on November 29, 2013. The Company, through its consolidated subsidiaries and variable interest entity (“VIE”) (collectively referred to as the “Group”) engages primarily in providing Real-Time Engagement Platform-as-a-Service (“RTE-PaaS”), which offers developers software tools to embed real-time video, voice and messaging capabilities into their applications without the need to create and maintain the underlying infrastructure themselves. The Group’s real-time engagement products are delivered through its Software-Defined Real-Time Network (“SD-RTN”), which is a virtual network overlay on top of the public internet. The Group’s principal operation and geographic market is in the People’s Republic of China (“PRC”) and the United States.
(b)Reorganization
The Group commenced its operations in 2014 through Agora Lab, Inc. and Shanghai Zhaoyan Network Technology Co., Ltd. (the “VIE”), both of which were established and controlled by Bin (Tony) Zhao (the “Founder”). In December 2014, Agora IO, Inc was formed as part of a reorganization through which the Company, Agora IO, Inc and their respective shareholders entered into a share swap arrangement resulting in the Company along with its subsidiary, Agora Lab, Inc., becoming Agora IO, Inc’s subsidiaries. Further, Agora IO Hongkong Limited and Dayin Network Technology Co., Ltd. (the “WFOE”) were established. The Group then entered into a series of contractual arrangements among the WFOE, the VIE and the VIE’s shareholders in June 2015, and thereafter the VIE became the variable interest entity of the Group (collectively referred to as the “Historical Reorganization”).
In January 2020, the Group underwent another reorganization (the “Corporate Reorganization”) which ultimately resulted in Agora, Inc. becoming the parent company of the Group and the issuer in connection with its planned initial public offering in the following steps:
First, Agora IO, Inc contributed 100% of the shares of Agora IO Hongkong Limited into Agora, Inc., after which Agora, Inc. held 100% of the equity securities of Agora IO Hongkong, Limited. Second, the Company obtained shares of Agora IO, Inc by having the shareholders swap their current Agora IO, Inc shares for the same number of shares in Agora, Inc., which mirrored the restrictions, rights, preferences and privileges as stipulated in the current shareholder agreements governing Agora IO, Inc. Agora IO, Inc became a wholly owned subsidiary of Agora, Inc., and in return, the shareholders of Agora IO, Inc became shareholders of Agora, Inc. As a result of the Corporate Reorganization, Agora, Inc. became wholly owned by the former shareholders of Agora IO, Inc while Agora IO, Inc became wholly owned by Agora, Inc.
The Corporate Reorganization was completed on January 19, 2020. Through the Historical Reorganization and the Corporate Reorganization, the Group’s business continued to be carried out by Agora Lab, Inc. and the VIE without a change in control. The Historical Reorganization and the Corporate Reorganization were accounted for as transactions under common control and therefore, the carryover basis was used to record assets and liabilities of Agora Lab, Inc. and the VIE using historical costs for all periods presented as if the current corporate structure after the Corporate Reorganization had existed as of the beginning of the earliest period presented in the consolidated financial statements to reflect the final shares issued in the Corporate Reorganization.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

After the completion of the Corporate Reorganization, the Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and the consolidated VIE. The Company’s subsidiaries and VIE are as follows:

	Date of Incorporation	Place of Incorporation	Percentage of Direct or Indirect Ownership	Principal Activities
Subsidiaries:
Agora Lab, Inc.	January 13, 2014	California, United States	100%	Provision of services
Agora IO, Inc	December 2, 2014	Cayman Islands	100%	Investment holding
Agora IO Hongkong Limited	December 12, 2014	Hong Kong	100%	Investment holding
Dayin Network Technology Co., Ltd. (“WFOE”)	April 30, 2015	PRC	100%	Provision of services
Agora IO, Ltd.	July 25, 2019	United Kingdom	100%	Startup

VIE:
Shanghai Zhaoyan Network Technology Co., Ltd. (“VIE”)	March 28, 2014	PRC	100%	Provision of services

(c)	Consolidated Variable Interest Entities
In order to comply with the PRC laws and regulations which prohibit or restrict foreign control of companies involved in the internet sector, the Group operates its businesses in the PRC through the VIE, whose equity interests are controlled by the Founder of the Group. The Company obtained control over the VIE by entering into a series of contractual arrangements, including the Exclusive Technology Consulting and Services Agreement, Voting Rights Proxy Agreement and Irrevocable Powers of Attorney, Share Pledge Agreement, and Exclusive Option Agreement, with the legal shareholders who are also referred to as nominee shareholders. These nominee shareholders are the legal owners of the VIE. However, the rights of those nominee shareholders have been transferred to the Company through a series of contractual arrangement as described in Note 1(c) of the audited consolidated financial statements as of and for the year ended December 31, 2019.
Management concluded that the Company, through the WFOE and the contractual arrangements, has the power and control to direct the activities that most significantly impact the VIE’s economic performance, bears the risks and enjoys the rewards normally associated with ownership of the VIE, receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from the VIE as if it was their sole shareholder and therefore the Company is the ultimate primary beneficiary of the VIE. As such, the Group consolidates the financial results of the VIE which are prepared in accordance with the basis of presentation as stated in Note 2 below.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The following financial information of the Group’s VIE as of December 31, 2019 and March 31, 2020 and for the three months ended March 31, 2019 and 2020 set forth the assets, liabilities, results of operations and changes in cash and cash equivalents of the consolidated VIE taken as a whole, which was included in the accompanying unaudited interim condensed consolidated financial statements of the Group with intercompany transactions eliminated as follows:

	As of December 31, 2019	As of March 31, 2020
	(US$)
Assets
Current assets:
Cash and cash equivalents	$17,308,887	$16,770,070
Accounts receivable, net	14,827,841	29,487,637
Amounts due from related parties	2,445,447	2,557,014
Prepayments and other current assets	886,022	1,742,389
Total current assets	35,468,197	50,557,110
Non-current assets:
Property and equipment, net	3,292,978	4,785,792
Deferred tax assets	387,950	381,987
Other non-current assets	69,968	69,316
Total non-current assets	3,750,896	5,237,095
Total assets	$39,219,093	$55,794,205
Liabilities
Current liabilities:
Accounts payable	2,992,628	7,156,391
Amounts due to related parties	27,780,440	38,524,641
Advances from customers	733,518	699,464
Taxes payable	756,020	701,612
Accrued expenses and other current liabilities	3,440,748	5,273,857
Total current liabilities	35,703,354	52,355,965
Total liabilities	$35,703,354	$52,355,965

	Three Months Ended March 31,
	2019	2020
	(US$)
Total revenues	11,391,849	33,776,066
Net income (loss)	243,648	(410,284)

	Three Months Ended March 31,
	2019	2020
	(US$)
Net cash and cash equivalents generated from operating activities	6,416,507	1,383,106
Net cash and cash equivalents used in investing activities	(5,435,194)	(1,921,923)
Net cash and cash equivalents used in financing activities	—	—

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

2. Principal Accounting Policies

(a)	Basis of Presentation
The accompanying unaudited interim condensed consolidated financial statements (the “consolidated financial statements”) of the Group have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes normally included in the annual financial statements prepared in accordance with U.S. GAAP. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the Group’s unaudited interim condensed consolidated financial statements and accompanying notes include all adjustments (consisting of normal recurring adjustments) considered necessary for the fair statement of the Group’s financial position as of March 31, 2020, and results of operations and cash flows for the three months ended March 31, 2019 and 2020. Interim results of operations are not necessarily indicative of the results for the full year or for any future period. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2019, and related notes included in the Group’s audited consolidated financial statements. The financial information as of December 31, 2019 presented in the unaudited interim condensed consolidated financial statements is derived from the audited consolidated financial statements as of December 31, 2019. Significant accounting policies followed by the Group in the preparation of the accompanying unaudited interim condensed consolidated financial statements are summarized below.

(b)	Basis of Consolidation
The Group’s unaudited interim condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE for which the Company is the primary beneficiary. All transactions and balances among the Company, its subsidiaries, and the VIE have been eliminated upon consolidation.
A subsidiary is an entity in which the Company, directly or indirectly: (1) controls more than one half of the voting power; (2) has the power to appoint or remove the majority of the members of the board of directors; (3) casts a majority of votes at the meeting of the board of directors; or (4) governs the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.
The Company applies the guidance codified in Accounting Standard Codification (“ASC”) 810, Consolidations, which contains guidance of accounting for VIEs. The guidance requires certain variable interest entities to be consolidated by the primary beneficiary of the entity in which it has a controlling financial interest. A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with, ownership of the entity, and therefore the Company or its subsidiary is the primary beneficiary of the entity.

(c)	Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets, long-lived assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reporting periods in the consolidated financial statements and accompanying notes. The Company believes that the valuation of the Company’s preferred shares and share-based awards reflect more significant judgments and estimates used in the preparation of its consolidated financial statements. Estimates are based on historical experiences and on various assumptions that the Company believes are reasonable under current circumstances. However, changes in circumstances, facts and experience may cause the Company to revise its estimates; therefore, actual results could differ materially from those estimates.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(d)	Functional Currencies and Foreign Currency Translation
The Group uses U.S. dollars (“US$”) as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of PRC is US$, while the functional currency of the PRC entities in the Group is Renminbi (“RMB”) as determined based on the criteria of ASC 830, Foreign Currency Matters.
Transactions denominated in other than the functional currencies are re-measured into the functional currency of the entity at the exchange rates prevailing on the transaction dates. Financial assets and liabilities denominated in other than the functional currency are re-measured at the balance sheet date exchange rate. The resulting exchange differences are recorded in the consolidated statements of comprehensive income (loss) as foreign exchange related gain or loss.
The financial statements of the Group’s entities using functional currency other than US$ are translated from the functional currency to the reporting currency, US$. Assets and liabilities of the Group’s subsidiaries incorporated in PRC are translated into US$ at balance sheet date exchange rates, while income and expense items are translated at average exchange rates prevailing during the fiscal year, representing the index rates stipulated by the People’s Bank of China. Translation adjustments arising from these are reported as foreign currency translation adjustments and are shown as accumulated other comprehensive income (loss) on the consolidated financial statement.

(e)	Concentration of Credit Risk
Financial instruments that potentially subject the Group to concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable.
The Group deposits its cash and cash equivalents and short-term investments with major financial institutions which the Group believes that no significant credit risk with high credit quality.
The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group assesses the creditworthiness of each customer when providing services, and may require the customers to make advance payments or a deposit before the services are rendered.
The following table summarizes customers with greater than 10% of the accounts receivables:

	As of December 31, 2019	As of March 31, 2020
Customer A - Social media platform	24%	15%
Customer B - Educational institution application	*	15%
________________

*	Less than 10%.
The following table summarizes customers with greater than 10% of the total revenues:

	For the three months ended
	2019	2020
Customer A - Social media platform	*	10%
Customer B - Educational institution application	*	14%
________________

*	Less than 10%.

(f)	Mezzanine Equity
Mezzanine equity represents the Series A, Series B, Series B+, Series C and Series C+ convertible redeemable preferred shares (collectively, the “Preferred Shares”) issued by the Company. Preferred Shares are redeemable at the holders’ option any time after a certain date and were contingently redeemable upon the occurrence of certain liquidation

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

events outside of the Company’s control. Therefore, the Group classifies the Preferred Shares as mezzanine equity. See Note 9—Convertible Redeemable Preferred Shares.

(g)	Deferred Equity Offering Costs
The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded in shareholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Or in the case that the equity financing is related to mezzanine equity, these costs are recorded as a reduction of mezzanine equity. Should the in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of comprehensive (loss).
As of December 31, 2019 and March 31, 2020, deferred offering costs of US$287,331 and US$1,179,835 were recorded in the consolidated balance sheet. See Note 6—Other Non-current Assets.

(h)	Revenue Recognition
The Group early adopted ASC Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. According to ASC 606, revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services. The Group determines revenue recognition through the following steps: (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation.
The Group’s revenue is primarily derived from real-time engagement services, which are usage-based fees earned from customers accessing the Group’s enterprise cloud computing platform. The performance obligation associated with the platform access is a series of distinct services that have the same pattern of transfer, and the usage-based fees are recognized as revenue in the period in which the usage occurs.
The Group’s other revenues are comprised primarily of project revenues, which are arrangements with specific customers where the Company will customize a software development kit to be integrated with the customer’s system based on the customer’s specific requirements. The progress of the project is defined by the readiness of the system integration as specified in the contract. To date, the Group’s projects are considered a single performance obligation, as the individual components of the project are not sold on a standalone basis and does not provide benefit to the customer on its own. Revenue is recognized over time as the Group’s performance enhances an asset controlled by the customer. Revenue recognition is based on the measurement of progress toward complete satisfaction of the performance obligation, for which the Group utilizes the output method.
Timing of revenue recognition may differ from the timing of invoicing to customers. The Group records a contract asset when the Group has a right to consideration in exchange for goods or services that it has transferred to a customer and when that right is conditioned on something other than the passage of time (for example, the entity’s future performance). Accounts receivables represent amounts invoiced and revenue recognized prior to invoicing, when the Group has satisfied its performance obligations and has the unconditional right to payment. As of December 31, 2019 and March 31, 2020, contract assets recorded in the Group’s consolidated balance sheets was immaterial.
If a customer pays consideration, or the Group has a right to an amount of consideration that is unconditional (that is, a receivable), before the Group transfers a good or service to the customer, the Group shall present the contract as a contract liability when the payment is made or the payment is due (whichever is earlier). A contract liability is the Group’s obligation to transfer goods or services to a customer for which it has received consideration (or an amount of consideration is due) from the customer. Due to the generally short-term duration of the contracts, the majority of the performance obligations are satisfied in the following reporting period. As of December 31, 2019 and March 31, 2020, contract liabilities recorded as advances from customers are US$920,925 and US$771,941 as of December 31, 2019 and March 31, 2020, respectively, in the Group’s consolidated balance sheets. Revenue recognized for the three

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

months ended March 31, 2019 and 2020 that was included in the contract liabilities balance at the beginning of the period was US$261,285 and US$379,864 respectively.
Practical Expedients and Exemptions
Upon the election of the practical expedient under ASC 340-40-25-4, the incremental costs of obtaining a contract are expensed when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. For the three months ended March 31, 2019 and 2020, no incremental contract obtaining cost was capitalized as assets due to short term of the amortization period.

(i)	Cost of Revenues
Cost of revenue consists primarily of costs of bandwidth purchased from network service providers and costs of hosting services purchased from data center operators, and personnel costs for the customer care and support services employees. These costs are charged to the consolidated statements of comprehensive income (loss) as incurred.

(j)	Research and Development Expenses
Research and development expenses consist primarily of employee wages and benefits for research and development personnel, cloud infrastructure fees for staging and development, third party software testing services, and an allocation of general overhead expenses. Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development.

(k)	Software Development Costs
The Group accounts for costs to develop or obtain internal use software in accordance with ASC 350-40, Internal-Use Software. For internal use software, the Group expenses costs incurred for the preliminary project stage and post implementation-operation stage of development, and costs associated with repair or maintenance of the existing applications. Costs incurred in the application development stage are capitalized and amortized on a straight-line basis over the estimated useful life. Development costs related to internal use software qualifying for capitalization have been immaterial, and as a result have been expensed as incurred.

(l)	Sales and Marketing Expenses
Sales and marketing expenses consist primarily of marketing and promotional expenses, salaries and payroll expenses to the Group's sales and marketing personnel. Advertising expenses consist primarily of costs for the promotion of corporate image and product marketing. The Group expenses all advertising costs as incurred and classifies these costs under sales and marketing. For the three months ended March 31, 2019 and 2020, advertising and marketing costs totaled US$288,103 and US$195,783 respectively.

(m)	General and Administrative Expenses
General and administrative expenses consist of employee wages and benefits for corporate employees, rental expenses, audit and legal fees, depreciation of property and equipment, and other corporate overhead costs.

(n)	Operating Leases
Each lease is classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the leaser at the inception date. The Group had no capital leases for the three months ended March 31, 2019 and 2020. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(o)	Income Tax
Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Group accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of comprehensive income (loss) in the period of the enactment of the change.
The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (1) future reversals of existing taxable temporary differences, (2) future taxable income exclusive of reversing temporary differences and carry-forwards, (3) future taxable income arising from implementing tax planning strategies, and (4) specific known trend of profits expected to be reflected in the Company’s operations.
The Company recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax benefit as the largest amount that the Company judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Company’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Company’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Company classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. As of December 31, 2019 and March 31, 2020, there were no uncertain tax position liabilities or deferred tax recognized.

(p)	Segment Reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results including revenue, gross profit and operating profit at a consolidated level only. The Group does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Group has only one operating segment and one reportable segment.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The following table presents the Group’s revenues disaggregated by primary geographical markets:

	Three months Ended March 31,
	2019	2020
	(US$)
Primary geographical markets based on customers’ location
PRC	$9,767,402	$31,933,887
United States	1,669,754	1,332,261
Others	1,925,337	2,294,287
Total revenues	$13,362,493	$35,560,435
The majority of the Group’s long-lived assets are located and maintained within the PRC.

(q)	Recently Issued Accounting Pronouncements
The Group qualifies as an “emerging growth company”, or EGC, pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an EGC, the Group does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. The Group adopts the following standards based on extended transition period provided to private companies or early adopts as necessary as permitted by the respective standards.
New and Amended Standards Adopted by the Group
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. Under the guidance, public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The guidance is effective for all entities for fiscal years beginning after December 15, 2019 and for interim periods within those fiscal years, but entities are permitted to early adopt either the entire standard or only the provisions that eliminate or modify the requirements. The Group adopted the standard on January 1, 2020 and the impact of the adoption was not material.
New and Amended Standards not yet Adopted by the Group
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 initially required adoption using a modified retrospective approach, under which all years presented in the financial statements would be prepared under the revised guidance. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. The standard is effective for the Company beginning January 1, 2021 and interim periods within the following fiscal year, with early adoption permitted. The Company is currently evaluating the impact ASC 842 will have on its consolidated financial statements and associated disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses. ASU 2016-13 also changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The FASB further issued Accounting Standards Update No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” or ASU 2018-19, Accounting Standards Update No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” or ASU 2019-04, Accounting Standards Update No. 2019-05, “Financial

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Instruments-Credit Losses (Topic 326): Targeted Transition Relief,” or ASU 2019-05, Accounting Standards Update No. 2019-10, “Financial Instruments-Credit Losses (Topic 326): Effective Dates,” or ASU 2019-10 and Accounting Standards Update No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” or ASU 2019-11. The amendments in these ASUs provide clarifications to ASU 2016-13. The standard is effective for fiscal years and interim periods within those years beginning after December 15, 2023 for the Company, with early adoption permitted. The Company is currently evaluating the impact ASC 326 will have on its consolidated financial statements and associated disclosures.
In December 2019, the FASB issued ASU 2019-12-Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for the Company beginning on January 1, 2022. Early adoption of the amendments is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements.
3. Accounts Receivable, Net

	As of December 31, 2019	As of March 31, 2020
	(US$)
Accounts receivable	$17,283,107	$32,410,013
Less: allowance for doubtful accounts	(1,035,542)	(1,170,372)
Accounts receivable, net	$16,247,565	$31,239,641
Movement of allowance of doubtful accounts was as follows:

	Three months Ended March 31,
	2019	2020
	(US$)
At beginning of the period	$(367,044)	$(1,035,542)
Addition	(181,196)	(147,878)
Foreign currency translation impact	(6,716)	13,048
At end of the period	$(554,956)	$(1,170,372)
4. Prepayments and Other Current Assets
The prepayments and other current assets consisted of the following:

	As of December 31, 2019	As of March 31, 2020
	(US$)
Loans and advance to employees(3)	$—	$2,059,749
VAT recoverable(1)	776,141	607,986
Prepayments(2)	419,376	556,727
Restricted cash	80,000	80,000
Others	105,520	196,655
	$1,381,037	$3,501,117
________________

(1)	VAT recoverable represented the balances that the Group can utilize to deduct its VAT liabilities within the next 12 months.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

(2)	Prepayments are primarily related to a prepayment for company events, prepaid rental expenses and other deposits.

(3)
Loans and advance to employees as of March 31, 2020 primarily consist of loans to the employees for the payment of individual income taxes for granted options. The interest associated with these loans are based on the one year risk-free interest rate stipulated by the People’s Bank of China, and the loan plus interest will be repaid by the employee within one year. As of March 31, 2020, the loan balance due from a related party was US$146,000, which was repaid on May 14, 2020.

5. Property and Equipment, Net
Property and equipment, net consisted of the following:

	As of December 31, 2019	As of March 31, 2020
	(US$)
Cost:
Network equipment	$6,976,107	$9,468,745
Leasehold improvements	1,089,970	1,084,092
Electronic equipment	1,170,866	1,281,616
Furniture, computers and office equipment	443,453	438,361
Total cost	9,680,396	12,272,814
Less: accumulated depreciation	(3,398,406)	(4,095,590)
Construction-in-process	—	104,818
Property and equipment, net	$6,281,990	$8,282,042
Depreciation expense recognized for the three months ended March 31, 2019 and 2020 were US$342,304 and US$744,654, respectively.
6. Other Non-current Assets
Other non-current assets consisted of the following:

	As of December 31, 2019	As of March 31, 2020
	(US$)
Long-term deposits	$470,086	$463,899
Deferral of initial public offering costs	287,331	1,179,835
Others	51,445	11,241
	$808,862	$1,654,975
7. Taxes Payable
Taxes payable consisted of the following:

	As of December 31, 2019	As of March 31, 2020
	(US$)
VAT payable	$868,270	$916,039
Corporate income taxes payable	1,165,660	1,517,348
Other taxes payable	459,207	255,957
	$2,493,137	$2,689,344

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

8. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	As of December 31,2019	As of March 31, 2020
	(US$)
Accrued salary and social welfare costs	$8,388,819	$15,134,411
Accrued professional service fees	788,313	1,495,516
Accrued staff reimbursements	332,578	138,789
Stock option deposit held on behalf of employees	400,680	411,783
Accrued rental fee	204,669	157,511
Others	863,873	656,284
	$10,978,932	$17,994,294
9. Convertible Redeemable Preferred Shares
On December 16, 2013, Agora, Inc. issued 57,200,000 Series A Convertible Redeemable Preferred Shares (“Former Series A Preferred Shares”) for a total cash consideration of US$5,720,000. As part of the Historical Reorganization in December 2014, the Former Series A Preferred Shares were exchanged for Series A Convertible Redeemable Preferred Shares of Agora IO, Inc. (“Series A Preferred Shares”).
On December 20, 2014, Agora IO, Inc. issued 50,783,698 Series B Convertible Redeemable Preferred Shares (“Series B Preferred Shares”) for cash consideration of US$20,250,000.
On May 18, 2017, Agora IO, Inc. issued 26,651,410 Series B+ Convertible Redeemable Preferred Shares (“Series B+ Preferred Shares”) for a total cash consideration of US$31,881,749.
On May 18, 2017, 1,573,040 Series A Preferred Shares were repurchased and retired by Agora IO, Inc. for a total cash consideration of US$1,599,487. On the same date, Agora IO, Inc. repurchased 2,777,778 Series A Preferred Shares for a total cash consideration of US$278 from the Founder and reissued the shares to a third party entity at the same nominal cash consideration. As the third party entity assisted the Group in finding a new investor to participate in the Series B+ Preferred Shares financing, the 2,777,778 Series A Preferred Shares were considered a commission to the third party entity, and were considered a Series B+ issuance cost that was net off the proceeds received during that round of financing.
On October 1, 2018 and October 23, 2018, Agora IO, Inc. issued an aggregate of 34,793,413 Series C Convertible Redeemable Preferred Shares (“Series C Preferred Shares”) for a total cash consideration of US$66,666,667.
On February 12, 2020, Agora, Inc. issued an aggregate of 15,062,510 Series C+ Convertible Redeemable Preferred Shares (“Series C+ Preferred Shares”) for a total cash consideration of US$50,000,002.
The above mentioned Series A, Series B, Series B+, Series C and Series C+ Preferred Shares are collectively referred as the “Preferred Shares.”
As disclosed in Note 1(b), the Group had undergone two reorganizations and each reorganization changed the issuer of the Preferred Shares to be the reporting entity through share swaps. The major terms and number of shares of the Preferred Shares have remained the same. Thus, there is no accounting impact on the Preferred Shares as a result of the Historical Reorganization or the Corporate Reorganization at the consolidated level. As further discussed in Note 1(b), the Historical Reorganization and the Corporate Reorganization were transactions by Group entities under common control. The equity section of the Company after the Corporate Reorganization is assumed to have existed from the earliest period presented in the consolidated financial statements.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The key terms of the Preferred Shares issued by the Company are as follows:
Conversion Rights
Optional Conversion
Each Series A, B, B+, C or C+ Preferred Share shall be convertible, at the option of the holder thereof, at any time and without the payment of additional consideration by the holder thereof, into such number of Ordinary Shares as is determined by the quotient of the applicable issue price divided by the then effective applicable conversion price with respect to such particular series of Preferred Shares, which shall initially be the applicable issue price for the Series A Preferred Shares, Series B Preferred Shares, Series B+ Preferred Shares, Series C Preferred Shares or Series C+ Preferred Shares as the case may be, resulting in an initial conversion ratio for the Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time, including but not limited to additional equity securities issuances, share dividends, distributions, subdivisions, redemptions, combinations, or reorganizations, mergers, consolidations, reclassifications, exchanges or substitutions.
Automatic Conversion
Upon the closing of a Qualified IPO (as defined in the Company’s memorandum and articles of association), all outstanding Preferred Shares shall automatically be converted into Ordinary Shares, at the then effective conversion price.
The Company determined that there were no beneficial conversion features identified for any of the Preferred Shares during any of the periods. In making this determination, the Company compared the fair value of the Ordinary Shares into which the Preferred Shares are convertible with the respective effective conversion price at the issuance date. In all instances, the effective conversion price was greater than the fair value of the Ordinary Shares. To the extent a conversion price adjustment occurs, as described above, the Company will re-evaluate whether or not a beneficial conversion feature should be recognized.
Voting Rights
Each holder of Series A, Series B, Series B+, Series C and Series C+ Preferred Shares is entitled to cast the number of votes equal to the number of Ordinary Shares such Preferred Shares would be entitled to convert into at the then effective conversion price. There was a modification to the voting rights of the shares controlled by the Founder when the Series B and Series B+ Preferred Shares were issued as follows:

•	the voting rights of shares controlled by the Founder was modified to carry 2 votes in connection with the Series B Preferred Shares financing; and

•	the voting rights of shares controlled by the Founder was modified to carry 3 votes in connection with the Series B+ Preferred Shares financing.
Dividend Rights
First, each holder of Series C+ Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series C+ issue price, payable if and when declared by the board of directors.
Second, after full payment of dividends to the holders of the Series C+ Preferred Shares, each holder of Series C Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series C issue price, payable if and when declared by the board of directors.
Third, after full payment of dividends to the holders of the Series C Preferred Shares, each holder of the Series B+ Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series B+ issue price, payable if and when declared by the board of directors.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

Fourth, after full payment of dividends to the holders of the Series B+ Preferred Shares, each holder of the Series B Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series B issue price, payable if and when declared by the board of directors.
Fifth, after full payment of dividends to the holders of the Series B Preferred Shares, each holder of the Series A Preferred Shares is entitled to receive cumulative dividends out of any funds legally available of the Company, at the simple rate per annum of 8% of the Series A issue price, payable if and when declared by the board of directors.
Lastly, if after the preferential dividends relating to the Preferred Shares as described above have been paid in full or declared and set apart for payment in any fiscal year of the Company, the board of directors shall decide to declare a dividend or similar distribution to the holders of Ordinary Shares, then, in each such case, the holders of Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Preferred Shares were holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or in the event of a Trade Sale (as defined in the Company’s memorandum and articles of association to include, among other things, a merger, share exchange, amalgamation or consolidation of any Group company resulting in a change of control of such Group company), collectively defined as “Deemed Liquidation Events”, the consideration payable to shareholders in such liquidation shall be distributed among the holders of the outstanding shares in the following order and manner:
First, the holders of Series C+ Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series C+ issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series C+ Preferred Share, out of funds legally available of the Company (the “Series C+ Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series C+ Preferred Shares the full Series C+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C+ Preferred Shares.
Second, the holders of Series C Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series C issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series C Preferred Share, out of funds legally available of the Company (the “Series C Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series C Preferred Shares the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series C Preferred Shares.
Third, the holders of Series B+ Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series B+ issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series B+ Preferred Shares, out of funds legally available of the Company (the “Series B+ Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series B+ Preferred Shares the full Series B+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B+ Preferred Shares.
Fourth, the holders of Series B Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series B issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series B Preferred Shares, out of funds legally available of the Company (the “Series B Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series B Preferred Shares the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred Shares.
Fifth, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid an amount per share equal to 150% of the Series A issue price, plus all accrued or declared but unpaid dividends (if applicable) on such Series A Preferred Shares, out of funds legally available of the Company (the “Series A Preference Amount”). If the legally available funds are insufficient to permit the payment to all holders of Series A Preferred Shares the full Series

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Shares.
Lastly, if there are any assets or funds remaining after the aggregate of the Series C+ Preference Amount, Series C Preference Amount, Series B+ Preference Amount, Series B Preference Amount and Series A Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, Series B+ Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, respectively, the remaining assets and funds of the Company available for distribution to the members shall be distributed pro rata among all members based on the number of Ordinary Shares held by such member (including Preferred Shares on as-converted basis).
Redemption Right
The Series C+, Series C, Series B+, and Series B Preferred Shares can be redeemed (1) at any time and from time to time commencing on the fifth anniversary of October 1, 2018 (the “Maturity Date”) or on such earlier date as another series of Preferred Shares is redeemable, or (2) upon the occurrence of a material breach of any of the warranties, undertakings or covenants specified under the Series C+ Convertible Redeemable Share Purchase Agreement (the “Series C+ Share Purchase Agreement”) or certain other agreements entered into in connection with the Series C+ Preferred Shares financing, or where the Company fails to deliver the annual financial statements as set forth in the Shareholders Agreement entered into in connection with the Series C+ Preferred Shares financing, or where any arrangement contemplated under certain other agreements identified in the Series C+ Share Purchase Agreement become void as a result of material adverse change of applicable laws or regulations. Upon the occurrence of an event described in (1) or (2) above, each holder of the then outstanding Series C+, Series C, Series B+, and Series B Preferred Shares is entitled to, by written request to the Company, request the Company to redeem all or part of the Series C+, Series C, Series B+, and Series B Preferred Shares then outstanding held by such holder. The redemption request shall be given by hand or by mail to the registered office of the Company at least 60 days prior to the date set forth therein on which the Series C+, Series C, Series B+, or Series B Preferred Shares are to be redeemed.
The Series A Preferred Shares can be redeemed (1) at any time and from time to time commencing on the Maturity Date, if there has not occurred any Qualified IPO, or (2) on such earlier date as another series of Preferred Shares is redeemable. Upon the occurrence of an event described in (1) or (2) above, each holder of the then outstanding Series A Preferred Shares is entitled to, by written request to the Company, request the Company to redeem all or part of the Series A Preferred Shares then outstanding held by such holder. The redemption request shall be given by hand or by mail to the registered office of the Company at least 60 days prior to the date set forth therein on which the Series A Preferred Shares are to be redeemed.
The Maturity Date definition has been modified upon the issuance of Series C Preferred Shares. Previously, the applicable Maturity Date for Series B+, Series B and Series A Preferred Shares was the fifth anniversary of their respective issuance dates.
The redemption price for each Series C+ Preferred Share that is redeemed (the “Series C+ Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series C+ issue price plus all accrued or declared but unpaid dividends on such Series C+ Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series C+ issue price plus all accrued or declared but unpaid dividend on such Series C+ Preferred Share, and (b) the fair market value of the Series C+ Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series C+ requesting holder.
The redemption price for each Series C Preferred Share that is redeemed (the “Series C Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series C issue price plus all accrued or declared but unpaid dividends on such Series C Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series C issue price plus all accrued or declared but unpaid dividend on such Series C Preferred Share, and (b) the fair market value

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

of the Series C Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series C requesting holder.
The redemption price for each Series B+ Preferred Share that is redeemed (the “Series B+ Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series B+ issue price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series B+ issue price plus all accrued or declared but unpaid dividends on such Series B+ Preferred Share, and (b) the fair market value of the Series B+ Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series B+ requesting holder.
The redemption price for each Series B Preferred Share that is redeemed (the “Series B Redemption Price”) shall be (1) in the event of a redemption requested at any time and from time to time commencing on the Maturity Date or on such earlier date as another series of shares is redeemable, an amount equal to 150% of the Series B issue price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, and (2) in the event of a redemption requested upon the occurrence of a material breach, the greater of (a) an amount equal to 160% of the Series B issue price plus all accrued or declared but unpaid dividends on such Series B Preferred Share, and (b) the fair market value of the Series B Preferred Share determined by an independent third party appraising firm jointly selected by the board of directors and the Series B requesting holder.
The redemption price for each Series A Preferred Share redeemed (the “Series A Redemption Price”) shall be the greater of:

(a)
an amount equal to the Series A issue price, plus all accrued or declared but unpaid dividends on such Series A Preferred Share (for a partial year, the dividends shall be calculated proportionally), plus an amount that would accrue on the Series A issue price at a rate of 15% per annum, compounding annually, during the period commencing from December 16, 2013 and ending on the date of the Series A redemption notice, and

(b)
the fair market value of the Series A Preferred Share determined by an independent third party appraising firm selected jointly by the board of directors and the requesting holder, provided however, that any redemption of all or any part of Series A Preferred Shares held by a holder of Series A Preferred Shares at a price determined by an independent third party appraising firm shall not cause any material adverse effect to the Group companies taken as a whole.

Accounting for Preferred Shares
The Company classifies the Preferred Shares as mezzanine equity in the consolidated balance sheets because they are redeemable at the holders’ option any time after a certain date or are contingently redeemable upon the occurrence of certain Deemed Liquidation Events outside of the Company’s control. The Preferred Shares are recorded initially at fair value, net of issuance costs. For the three months ended March 31, 2019 and 2020, the issuance costs incurred were nil. The aggregate amount of cumulative undeclared dividends in arrears on convertible redeemable preferred shares was US$31,241,486 and US$34,640,619 as of December 31, 2019 and March 31, 2020, respectively. The cumulative undeclared dividends are not recorded in the consolidated balance sheet as the Company does not have the obligation to pay the cumulative dividend before it is declared by the board of directors.
For each reporting period, the Company recorded accretions on the Series C+, Series C, Series B+ and Series B Preferred Shares to the respective redemption value by using the effective interest rate method from the issuance dates to the earliest redemption dates as set forth in the original issuance. For the Series A Preferred Shares, the redemption price is recorded at higher of (1) issuance price with 15% compounding annually and (2) fair value of Series A Preferred Shares on each reporting date.
The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit. The accretion of the Preferred Shares was US$10,178,895 and US$35,963,579 for the three months ended March 31, 2019 and 2020.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The Company’s Preferred Shares activities for the three months ended March 31, 2019 and 2020 are summarized in the following table:

	Series A Preferred Shares		Series B Preferred Shares		Series B+ Preferred Shares		Series C Preferred Shares		Series C+ Preferred Shares		Total
	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Number of	Amount	Amount
	shares	(US$)	Shares	(US$)	shares	(US$)	shares	(US$)	Shares	(US$)	(US$)
Balances as of January 1, 2019	55,626,960	$45,578,868	50,783,698	$29,955,293	26,651,410	$45,876,440	34,793,413	$67,844,843	—	$—	$189,255,444
Accretion on convertible redeemable preferred shares to redemption value	—	8,661,860	—	22,634	—	99,208	—	1,395,193	—	—	10,178,895
Balances as of March 31, 2019	55,626,960	54,240,728	50,783,698	29,977,927	26,651,410	45,975,648	34,793,413	69,240,036	—	—	199,434,339
Balances as of January 1, 2020	55,626,960	90,049,774	50,783,698	30,045,929	26,651,410	46,274,560	34,793,413	73,600,134	—	—	239,970,397
Issuance of convertible redeemable preferred shares, net of issuance costs of nil	—	—	—	—	—	—	—	—	15,062,510	50,000,002	50,000,002
Accretion on convertible redeemable preferred shares to redemption value	—	33,579,110	—	22,703	—	100,068	—	1,513,546	—	748,152	35,963,579
Balances as of March 31, 2020	55,626,960	$123,628,884	50,783,698	$30,068,632	26,651,410	$46,374,628	34,793,413	$75,113,680	15,062,510	$50,748,154	$325,933,978

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

10. Ordinary Shares
As of December 31, 2019 and March 31, 2020 the Company had in aggregate of 119,074,382 and 120,757,715 ordinary shares issued and outstanding, at a par value of $0.0001, respectively.
11. Share-based Compensation
Compensation expenses recognized for share-based awards of the Company were as follows:

	Three months Ended March 31,
	2019	2020
	(US$)
Cost of revenues	$18,752	$31,009
Research and development expenses	327,112	292,393
Sales and marketing expenses	362,732	485,229
General and administrative expenses	221,234	638,791
	$929,830	$1,447,422
Compensation expenses recognized for different awards were summarized as below:

	Three months Ended March 31,
	2019	2020
	(US$)
Equity award - share options	$486,863	$1,185,341
Equity award - restricted shares(1)	199,250	262,081
Liability award - share options	170,618	—
Liability award - restricted shares	73,099	—
	$929,830	$1,447,422
________________

(1)	Including restricted shares granted by the Founder for equity classified award of US$159,913 and US$211,753 for the three months ended March 31, 2019 and 2020, respectively.
The income tax benefit recognized in the consolidated statements of comprehensive income (loss) for share-based compensation expenses is immaterial and the Company did not capitalize any of the share-based compensation expenses as part of the cost of any assets for the three months ended March 31, 2019 and 2020, respectively.
Equity Incentive Plans
On August 8, 2014, the board of directors of the Company adopted the Company’s 2014 Equity Incentive Plan (“2014 Plan”) and reserved 20,000,000 ordinary shares for issuance under share options to be granted to employees, directors and consultants of the Group in its U.S. and PRC operations. In January 2019, the board of directors of Agora IO, Inc. approved and adopted the 2018 Equity Incentive Plan (“2018 Plan”) to provide incentives to employees, directors and consultants of the Group and reserved 25,740,835 ordinary shares for issuance under share options to be granted under the 2018 Plan. The terms of the 2018 Plan adopted by Agora IO, Inc. are substantively the same as the terms of the 2014 Plan adopted by the Company and the 2014 Plan was not terminated. However, in December 2019, management decided to instead use the Company as the issuer in connection with the Group’s initial public offering and in January 2020, as part of the Corporate Reorganization, the Company assumed from Agora IO, Inc., each option granted under the 2018 Plan. As a result, the options to purchase shares of Agora IO, Inc. granted under the 2018 Plan became options to purchase shares of the Company, and the Company otherwise assumed the same obligations and duties in respect of such options while maintaining their respective terms and vesting schedules. This replacement of

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

awards did not have any accounting consequence. On February 12, 2020, an additional 6,928,798 ordinary shares were reserved and added to the maximum aggregate number of shares that may be subject to awards and issued under the 2014 Plan. As of March 31, 2020, the total number of ordinary shares revered for issuance under the 2014 Plan are 41,541,963.
An option granted under the 2014 Plan and 2018 Plan has a contractual term of ten years from the grant date, and will generally vest over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months.
Besides the continuous service condition, some options granted to the employees, directors and consultants in the Group’s PRC operations are not exercisable until (1) the earliest to occur of (a) the first sale of shares to the general public upon the closing of an underwritten public offering (x) pursuant to an effective registration statement filed under the Securities Act or (y) pursuant to a valid qualification or filing under the applicable laws of another jurisdiction under which such securities will be listed on an internationally recognized stock exchange (an “IPO”), (b) a change in control in which the successor entity has equity securities publicly traded on an internationally-recognized stock exchange, and (c) upon such date that the option may be legally exercised pursuant to applicable laws, as evidenced by a legal opinion provided to and approved by the board (each of (a), (b) and (c), a “Trigger Event”), and (2) following a Trigger Event, the completion by the Company of all relevant registrations, if any, required under PRC law with respect to the exercise of the option, including, without limitation, those required with the PRC State Administration of Foreign Exchange as determined to be necessary or desirable by the Company’s board of directors in its discretion (such date, the “Trigger Date”). The clause provides the PRC grantees a choice but not a hurdle to exercise the options in compliance with PRC laws and the exercise of the stock options is not contingent on the performance or achievement by the grantees but only based on the service condition, hence these conditions do not meet the definition of a performance condition as the vesting condition.
As at the end of December 31, 2019 and March 31, 2020, the Company’s total outstanding granted options to the employees, directors and consultants are to purchase 38,011,964 and 43,499,845 of ordinary shares, respectively. Among all the options granted, a portion of the awards to three key employees (a defined percentage of their respective grants) were with repurchase obligation by the Company that these holders can request the Company to purchase back their share options upon unsuccessful IPO or acquisition by another company by December 31, 2018 at the fair market value on the request date. This repurchase clause is provided only within the option grant agreements to these three employees with specified amounts to incentivize them with special contributions to the business. Therefore, the portion of the awards subject to the repurchase obligation are liability-classified awards.
In April 2019, the Company repurchased a portion of share options subject to repurchase obligation from the three key employees with a total consideration of US$1,576,168. The repurchase right was also waived and terminated by the grantees for the remaining portion, if any, of the awards originally subject to repurchase. Accordingly, the classification of the liability-classified awards for the unexercised portion changed back to be equity-classified, and the related share-based award liability was reclassified to additional paid-in capital on the modification date. There was no other accounting impact as a result of the repurchase and termination of repurchase right on remaining portion.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

The following table summarizes activities of the Company’s share options activity under the 2014 Plan and the 2018 Plan for the three months ended March 31, 2019 and 2020:
Equity Classified Share Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		(US$)	In Years	(US$)	(US$)
Outstanding at January 1, 2019	33,660,957	$0.11	7.91	$19,994,575	$0.23
Granted	1,567,500	0.29			0.62
Forfeited	(49,846)	0.10
Outstanding at March 31, 2019	35,178,611	0.12	7.76	25,641,578	0.24
Outstanding at January 1, 2020	38,011,964	0.12	7.22	51,303,638	0.31
Granted	5,835,100	0.22			1.58
Forfeited	(347,219)	0.21
Outstanding at March 31, 2020	43,499,845	0.14	7.34	83,669,193	0.48
Vested and expected to vest at March 31, 2020	21,573,459
Exercisable at March 31, 2020	21,573,459
Liability Classified Share Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value
		(US$)	In Years	(US$)	(US$)
Outstanding at January 1, 2019	1,150,784	0.10	5.97	689,258	0.07
Granted	—
Forfeited	—
Outstanding at March 31, 2019	1,150,784	0.10	5.72	856,649	0.07
The aggregate intrinsic value is calculated as the difference between the exercise price of the options and the estimated fair value of the underlying shares of US$26,498,227 and US$83,669,193 as of December 31, 2019 and March 31, 2020, respectively.
The total fair value of share options vested during the three months ended March 31, 2019 and 2020 was US$624,170 and US$687,239, respectively.
The shared-based compensation expenses in relation to the share option recognized for the three months ended March 31, 2019 and 2020 were US$657,481 and US$1,185,341, respectively.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

As of December 31, 2019 and March 31, 2020, there were US$7,157,467 and US$14,971,690 of unrecognized share-based compensation expenses related to share options granted by the Company, which were expected to be recognized over a weighted-average vesting period of 1.4 and 1.5 years, respectively.
The fair value of options granted under the Company’s Plans for the three months ended March 31, 2019 and 2020 used the binomial option pricing model, with the assumptions (or ranges thereof) in the following table:

	Three Months Ended March 31,
	2019	2020
Exercise price	US$0.1-US$0.37	US$0.1-US$1.74
Fair value of the ordinary shares on the date of option grant	US$0.6989-US$0.8444	US$1.7358
Risk-free interest rate(1)	2.62%-2.83%	1.76%
Expected term (in years)	10	10
Expected dividend yield(2)	0%	0%
Expected volatility(3)	49.31%-50.01%	47.29%
Expected forfeiture rate (post-vesting)	3%	0%-3%
________________

(1)
The risk-free interest rate of periods within the contractual life of the share option is based on the market yield of the U.S. treasury bonds with a maturity life equal to the expected life to expiration.

(2)	The Company has no history or expectation of paying dividends on its ordinary shares.

(3)	Expected volatility is estimated based on the average of historical volatilities of the comparable companies in the same industry as at the valuation dates.
Restricted Shares
Granted by the Company
On December 16, 2013, the Company’s board of directors issued 30,800,000, 15,000,000 and 77,000,000 ordinary shares subject to certain restrictions to VoiceCrew Holdings Limited, management personnel and Sounds of Nature Limited, respectively. The 15,000,000 ordinary shares were held by VoiceCrew Holdings Limited on behalf of the management personnel. VoiceCrew Holdings Limited and Sounds of Nature Limited are both entities controlled by the Founder.
The restricted shares to the Founder-controlled entities and 5,000,000 of the restricted shares to the management personnel were released in accordance with the following schedule: (1) 25% of such restricted shares to the Founder shall be released from the restriction on the first anniversary of December 16, 2013; and (2) the remaining restricted shares shall be released in 36 equal monthly instalments commencing from the first anniversary of the December 16, 2013, provided that in each case that the holder remains as an employee on a continuing full time basis of any Group entity as of the date of such respective release.
Ten million of the restricted shares to the management personnel shall be released in accordance with the following schedule: (1) 25% of such restricted shares shall be released from the restriction on the first anniversary from November 7, 2014; and (2) the remaining restricted shares shall be released in 36 equal monthly installments commencing on November 7, 2015, as long as each holder remained a continuing full-time employee of any Group entity as of the date of such respective release.
On May 18, 2017, the Company entered into an amended restricted shares agreement with VoiceCrew Limited, Soundscape Limited and the management personnel to extend the releasing period for unvested shares to be released monthly over another three years from May 18, 2017, provided that in each case the holder remains as an employee on a continuing full time basis of any Group entity as of the date of such respective release.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

In connection with the Historical Reorganization and the Corporate Reorganization, the above mentioned restricted shares were swapped to Agora IO, Inc. in December 2014, and swapped back to the Company in January 2020. There were no changes to the terms and conditions of the restricted shares arrangement and hence there was no accounting impact.
Among all the shares granted to the management personnel, a portion of the awards totaling 500,000 shares contained repurchase obligations by the Company such that a holder could request the Company to repurchase their share options upon an unsuccessful IPO or acquisition by another company by December 31, 2018 at the fair market value on the request date. This repurchase clause was provided within the restricted shares agreement to this group of management personnel to incentivize special contributions to the business and therefore the portion of the awards subject to the repurchase obligation were liability-classified awards.
In April 2019, the Company repurchased 100,000 restricted shares subject to repurchase obligation but already vested by then from the management personnel for a total consideration of US$143,288. The repurchase right was also waived and terminated by the grantee for the remaining 400,000 shares originally subject to repurchase. Accordingly, the classification of the liability-classified awards for the un-repurchased portion changed back to be equity-classified, and the share-based award liability related to unvested restricted shares were reclassified to additional paid-in capital on the modification date. There was no other accounting impact as a result of the repurchase and termination of repurchase right on remaining portion.
The following table summarizes the restricted shares activities:
Equity Classified Restricted Shares

	Numbers of Shares	Weighted-average Grant Date Fair Value
		(US$)
Outstanding at January 1, 2019	9,450,348	$0.02
Granted	—	—
Vested	(1,667,708)	0.02
Outstanding at March 31, 2019	7,782,640	0.02
Outstanding at January 1, 2020	2,805,557	0.02
Granted	—	—
Vested	(1,683,333)	0.02
Outstanding at March 31, 2020	1,122,224	0.02
Liability Classified Restricted Shares

	Numbers of Shares	Weighted-average Grant Date Fair Value
		(US$)
Outstanding at January 1, 2019	88,542	0.02
Granted	—	—
Vested	(15,625)	0.02
Outstanding at March 31, 2019	72,917	0.02
The shared-based compensation expenses in relation to the restricted shares granted by the Company recognized for the three months ended March 31, 2019 and 2020 were US$112,436 and US$50,328, respectively.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

As of December 31, 2019 and March 31, 2020, there were US$227,806 and US$26,547 of unrecognized shared-based compensation expenses related to restricted shares, which is expected to be recognized over a weighted-average period of 0.4 and 0.1 years, respectively.
Granted by the Founder
From the years of 2015 to 2019, the Founder further granted his restricted shares that were vested from VoiceCrew Limited to select management employees of the Group. Restricted shares agreements were signed with the management employees in consideration of their continuing employment with the Group.
The restricted shares to the management employees will be further released over a period of four years of continuous service, 25% of which vest upon the first anniversary of the stated vesting commencement date and the remaining vest ratably over the following 36 months.
The shared-based compensation expenses in relation to the restricted shares granted by the Founder recognized for the three months ended March 31, 2019 and 2020 were US$159,913 and US$211,753, respectively.
12. Employee Benefits
The full-time employees of the Company’s subsidiaries and the VIE that are incorporated in the PRC are entitled to staff welfare benefits including medical insurance, basic pensions, unemployment insurance, work injury insurance, maternity insurance and housing funds. These companies are required to contribute to these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations and charge the amount contributed to these benefits to the consolidated statements of comprehensive income (loss). The total amounts charged to the consolidated statements of comprehensive income (loss) for such employee benefits amounted to US$1,001,668 and US$1,270,082 for the three months ended March 31, 2019 and 2020, respectively. The PRC government is responsible for the welfare and medical benefits and ultimate pension liability to these employees.
13. Income Taxes
The following table summarizes the Company’s income tax expenses and effective tax rates for the three months ended March 31, 2019 and 2020:

	Three Months Ended March 31,
	2019	2020
	(US$)
Profit (loss) before income tax	(527,603)	3,355,981
Income tax expense	190,375	368,791
Effective tax rate	(36.08)%	10.99%
The change in effective tax rate primarily resulted from an overall increase in the profit from operations as well as a change in mix of profit before income tax in different entities.
As of December 31, 2019 and March 31, 2020, deferred tax assets were US$836,514 and US$823,656.

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

14. Basic and Diluted Net Loss per Share
Basic and diluted net loss per share have been calculated in accordance with ASC 260, Earnings Per Share. Basic net loss per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding during the period. The computation of earnings per share for the three months ended March 31, 2019 and 2020 is as follows:

	Three Months Ended March 31,
	2019	2020
	(US$)
Numerator:
Net income (loss)	$(717,978)	$2,987,190
Cumulative undeclared dividends on convertible redeemable preferred shares	(2,490,368)	(3,399,132)
Accretion on convertible redeemable preferred shares to redemption value (Note 9)	(10,178,895)	(35,963,579)
Net loss attributable to Agora, Inc.’s ordinary shareholders - basic and diluted	$(13,387,241)	$(36,375,521)
Denominator:
Denominator for basic and diluted loss per share weighted-average ordinary shares outstanding	113,245,308	119,882,136
Basic and diluted loss per share	$(0.12)	$(0.30)
The following ordinary shares equivalent were excluded from the computation of diluted net loss per ordinary share for the periods presented because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2019	2020
Preferred shares - weighted average	167,855,481	175,966,063
Share options - weighted average	24,352,696	33,982,260
Restricted share - weighted average	8,094,228	1,654,095

AGORA, INC.
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in US$, except share data, unless otherwise stated)

15. Commitments and Contingencies
Operating Lease Commitments
The Group has entered into non-cancellable agreements with initial or remaining terms in excess of one year for the rental and property management fee of office premises and for the lease of office equipment. As of March 31, 2020, future minimum payments under non-cancellable operating leases for office rental, office equipment and property management fee of office premises consist of the following:

Operating Leases
(US$)
Years Ending December 31,
Remainder of 2020	$1,745,783
2021	1,261,815
2022	519,702
2023	208,303
2024	98,388
$3,833,991
Rental expenses for the three months ended March 31, 2019 and 2020 were $308,278 and $446,547, respectively.
Contractual Purchase Obligations
The Group has entered into non-cancellable agreements related to the purchase of servers from third party vendors. As of March 31, 2020, contractual purchase obligations with respect to these servers consist of the following:

Contractual Purchase Obligations
(US$)
Remainder of 2020	$4,238,710
16. Related Party Transactions
For the three months ended March 31, 2019 and 2020, the significant related party transactions not disclosed elsewhere in these unaudited interim condensed financial statements were as follows:

	Three Months Ended March 31,
	2019	2020
	(US$)
Rental fee charged by a related party	17,213	49,922
The rental fee charged by a related party represented the costs charged from a company under common control of the Founder for a renewable one-year operating lease for an office facility used by the Company.
17. Unaudited Pro Forma Balance Sheet and Earnings Per Share for Conversion of Convertible Redeemable Preferred Shares
Immediately prior to the completion of a Qualified IPO, the Preferred Shares of the Company will be automatically converted into ordinary shares on a one-for-one basis. The unaudited pro-forma balance sheet as of March 31, 2020 assumes a Qualified IPO has occurred and presents an adjusted financial position as if the Preferred Shares had been converted into ordinary shares on March 31, 2020 at the conversion ratio of one for one.
The unaudited pro-forma basic and diluted earnings per share were computed to give effect to the automatic conversion of the Preferred Shares using the “if converted” method as if the conversion had occurred as of the beginning of the year.

Three Months Ended March 31, 2020
(Unaudited)
(US$)
Numerator:
Net loss attributable to Agora, Inc.’s ordinary shareholders	$(36,375,521)
Pro forma adjustment of conversion of Preferred Shares	39,362,711
Numerator for pro forma basic and diluted earnings per share	$2,987,190
Denominator:
Weighted-average number of ordinary shares outstanding	119,882,136
Pro forma effect of conversion of Preferred Shares	175,966,063
Denominator for pro forma basic earnings per ordinary share	295,848,199
Dilutive impact of share options	33,982,260
Dilutive impact of restricted shares	1,654,095
Denominator for pro forma diluted net earnings per ordinary share	331,484,554
Pro forma basic earnings per ordinary share:	$0.01
Pro forma diluted earnings per ordinary share:	$0.01
Share options and unvested shares granted by the Company are treated as potential ordinary shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options and unvested restricted stock. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options and the amount of compensation cost for future service that has not yet recognized are collectively assumed to be used to repurchase shares.
18. Subsequent Events
The Company has evaluated the subsequent events through June 19, 2020, the date the unaudited interim condensed consolidated financial statements were issued, with no significant subsequent events identified except for the following:
As of June 19, 2020, the board of directors adopted and the shareholders approved (i) that immediately prior to the completion of the Company’s offering, the Company’s share capital structure will be changed to reflect the designation of the Class A and Class B ordinary shares. Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes and is convertible into one Class A ordinary share; (ii) the Global Equity Incentive Plan (the “Global Plan”), which will become effective one business day prior to the Company’s F-1 registration statement becoming effective. Under the Global Plan, the maximum aggregate number of Class A ordinary shares available for issuance shall initially be 16,000,000; and (iii) the Employee Stock Purchase Plan (the “ESPP”). A total of 3,000,000 Class A ordinary shares will be available for sale under the ESPP.